As filed with the Securities and Exchange Commission on March 10, 2023.

Registration No. 333-269391

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________

T1V, INC.
(Exact name of Registrant as specified in its charter)

______________

Delaware	7370	46-2949524
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5025 West WT Harris Boulevard, Suite A
Charlotte, NC 28269
(704) 594-1610
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

______________

Michael Feldman
President and Chief Executive Officer
T1V, Inc.
5025 West W.T. Harris Blvd, Suite A
Charlotte, NC 28269
(704) 594-1610
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________

Copies to:

Richard I. Anslow, Esq. Scott M. Miller, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300	Ross Carmel, Esq. Philip Magri, Esq. Carmel, Milazzo & Feil LP 55 West 39th Street, 4th Floor New York, New York 10018 (212) 658-0458

______________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion Dated March 10, 2023

T1V, INC.

3,020,000 Shares of Class A Common Stock

_______________________

This is a firm commitment underwritten initial public offering (the “Offering”) by T1V, Inc., a Delaware corporation (“T1V,” the “Company,” “we,” “us” or “our”) of 3,020,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”). Prior to this Offering, there has been no public market for our Class A Common Stock.

We currently expect the initial public offering price to be between $4.00 and $6.00 per share (with our shares of Class A Common Stock being reflected on a post-forward split basis as discussed below). The final offering price of the shares will be determined by us and EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in connection with this Offering (the “Representative”), taking into consideration several factors as described between the underwriters and us at the time of pricing, including our historical performance and capital structure, prevailing market conditions, and overall assessment of our business. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the actual public offering price for the Class A Common Stock. See “Underwriting.”

Following this Offering, we will have two classes of authorized common stock, the Class A Common Stock and Class B common stock, par value $0.001 per share (the “Class B Common Stock”). The rights of the holders of Class A Common Stock and the Class B Common Stock are identical, except with respect to voting and conversion rights. Each share of Class A Common Stock is entitled to one vote per share. Each share of Class B Common Stock is entitled to 10 votes per share and is convertible into one share of Class A Common Stock. The outstanding shares of Class B Common Stock will represent approximately 75% of the voting power of our outstanding capital stock immediately following this Offering.

Our founder, President and Chief Executive Officer, including his affiliates, immediately following this Offering, will hold approximately 32% of the voting power of our capital stock entitled to vote. As a result, investors in this Offering may be unable to materially influence our management or affairs.

The underwriters have an option for a period of 45 days from the date of this prospectus to purchase up to a maximum of 453,000 additional shares of Class A Common Stock (equal to 15% of the shares of Class A Common Stock sold in the Offering (the “Over-Allotment Option”). The underwriters have indicated that, in the event they exercise the Over-Allotment Option, they will not purchase any of the over-allotment shares from the Company, but will purchase all of the over-allotment shares from (i) WH&W Private Market Investment Fund I, LLC (WH&W”), from shares of Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) owned by WH&W and converted into shares of Class A Common Stock prior to the closing of this Offering with respect to 50% of such shares, (ii) McKee Group Capital, LLC, (“McKee Group Capital”) from shares of Series B Preferred Stock owned by McKee Group Capital and converted into shares of Class A Common Stock prior to the closing of this Offering with respect to 14% of such shares and (iii) T1 Investment, LLC, (“T1 Investment” and collectively with McKee Group Capital and WH&W sometimes referred to hereafter as the “Selling Stockholders”) from shares of Series B Preferred Stock owned by T1 Investment and converted into shares of Class A Common Stock prior to the closing of this Offering with respect to 36% of such shares. John Stein, one of our directors, who will be resigning as a director of the Company, upon the closing of this Offering, is a co-founder of Fidelis Capital, LLC, which is the sub-advisor to WH&W. Christopher McKee, also one of our directors, who will be resigning as a director of the Company, upon the closing of this Offering, is a principal of McKee Group Capital and the manager of T1 Investment. The Selling Stockholders will receive the net proceeds from all sales of their shares of Class A Common Stock, in connection with the Over-Allotment Option, and the Company will not receive any of such net proceeds. Our allocation of all of the over-allotment shares to the sale of the Selling Stockholders’ shares of Class A Common Stock is as a result of the Selling Stockholders’ indication to us of their need for liquidity. We have obtained the approval of this allocation by the three directors of the Company, who do not have any interest in the allocation of the sale of over-allotment shares to the Selling Stockholders, thereby representing the approval of a majority of the disinterested directors in connection therewith. Please see “Selling Stockholders” on page 116 for further information on the Selling Stockholders.

Unless otherwise noted, the share and per share information in this prospectus reflects a forward stock split of the outstanding common stock of the Company, effective prior to the completion of this Offering, at a ratio of 25-for-1 which was authorized and approved by our board of directors and was approved by our stockholders on February 28, 2023, and which forward stock split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part (the “Split”).

Prior to this Offering, there has been no public market for our Class A Common Stock. We have applied to list our Class A Common Stock on the Nasdaq Capital Market (“Nasdaq”), under the symbol “THNK.” No assurance can be given that our application will be approved. If our Class A Common Stock is not approved for listing on Nasdaq, we will not consummate this Offering.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as such, have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Summary — Implications of Being an Emerging Growth Company” and “Summary — Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk.    Before making any investment decision, you should carefully review and consider all the information in this prospectus including the risks and uncertainties described under “Risk Factors” beginning on page 17.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

____________

(1)        We have also agreed to reimburse the underwriters for certain of their expenses and to issue to the representative of the underwriters warrants to purchase 120,800 shares of Class A Common Stock (representing 4% of the number of shares of Class A Common Stock sold in this Offering, excluding any shares of Class A Common Stock sold pursuant to the exercise of the Over-Allotment Option) (the “Representative’s Warrants”). See “Underwriting” beginning on page 133 of this prospectus for more information about these arrangements.

As disclosed above, we and the Selling Stockholders have granted to the representative of the underwriters an option to purchase up to a maximum of 453,000 additional shares of Class A Common Stock (equal to 15% of the shares of Class A Common Stock sold in the Offering) from the Selling Stockholders at the public offering price, less the underwriting discounts and commissions payable by the Selling Stockholders to cover over-allotments, if any, for 45 days after the date of this prospectus. We will not receive any proceeds from shares of Class A Common Stock purchased by the underwriters from the Selling Stockholders in exercising their Over-Allotment Option.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares is expected to be made on or about            , 2023.

Sole Book Running Manager

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is             , 2023

Prospectus

Neither we, nor any of the underwriters, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, nor any of the underwriters, take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and future growth prospects may have changed since that date.

Through and including            , 2023, all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside the United States:    Neither we, nor any of the underwriters, have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A Common Stock and the distribution of this prospectus outside of the United States.

i

PATENTS, TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including, ThinkHub®, our corporate names, including T1V®, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and services. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “our Company” and “T1V” refer to T1V, Inc., a Delaware corporation. Unless otherwise indicated, references to our “common stock” include our Class A Common Stock and Class B Common Stock.

Unless otherwise indicated, the information in this prospectus assumes or reflects the occurrence or non-occurrence (as applicable) of each of the following events:

•        the filing of our amended and restated certificate of incorporation, among other things, reclassifying the common stock into Class A Common Stock and Class B Common Stock, reducing from $50,000,000 to $10,000,000 the amount of gross proceeds that must be received by us in any initial public offering, including this Offering, in order to require the mandatory conversion of our preferred stock into shares of Class A Common Stock and Class B Common Stock, as applicable, and adding the right for the holders of the Series B Preferred Stock to the payment of the Series B Dividend (defined below), which has been authorized and approved by our board of directors, was approved by our stockholders on February 28, 2023, and which was filed with the Secretary of State of Delaware on February 28, 2023;

•        the filing of an amendment to our amended and restated certificate of incorporation with respect to the Split and increasing the number of shares of common stock that we are authorized to issue to 150,000,000 shares of Class A Common Stock and, 10,000,000 shares of Class B Common Stock, prior to the issuance of any of the shares of Class B Common Stock, as discussed below, which has been authorized and approved by our board of directors, was approved by our stockholders on February 28, 2023, and which will be filled with the Secretary of State of Delaware prior to the effectiveness of the registration statement of which this prospectus forms a part;

•        the filing of a second amended and restated certificate of incorporation, immediately prior to closing of this Offering, (i) removing the designation of our Series A Preferred Stock (as defined below), after the conversion of all of the shares of Series A Preferred Stock into shares of Class B Common Stock, (ii) removing the designation of our Series B Preferred Stock, after the conversion of all of the shares of Series B Preferred Stock into shares of Class B Common Stock, (iii) increasing the number of shares of authorized preferred stock to 10,000,000 shares of blank check preferred stock, and (iv) such other terms as shall be applicable after the completion of this Offering, as discussed below), which has been authorized and approved by our board of directors, was approved by our stockholders on February 28, 2023, and which will be filed immediately prior to the completion of this Offering;

•        the effectiveness of our amended and restated bylaws, which has been authorized and approved by our board of directors, was approved by our stockholders on February 28, 2023, and will occur immediately prior to the completion of this Offering;

•        with respect to share and per share information, the occurrence of the Split of the Company’s common stock at a ratio of 25-for-1, as authorized and approved by our board of directors, and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part;

•        an assumed initial public offering price of $5.00 per share in this Offering (the midpoint of the price range set forth on the cover page of this prospectus);

•        the reclassification of our common stock into dual class common stock consisting of Class A Common Stock, each share having one vote per share and Class B Common Stock, each share having 10 votes per share, which occurred on February 28, 2023;

•        the reclassification, on February 28, 2023, of all outstanding shares of our common stock into shares of Class A Common Stock;

•        the payment, upon the completion of this Offering, of the Series B Dividend;

•        the conversion, immediately prior to the completion of this Offering, of all outstanding shares of the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock, (collectively, the “Series A Preferred Stock”) into 1,612,250 shares of Class B Common Stock;

•        the conversion, immediately prior to the completion of this Offering, of all outstanding shares of the Company’s Series B Preferred Stock into 1,617,650 shares of Class A Common Stock;

•        the conversion, upon the completion of this Offering, of an aggregate of $3,357,730 in principal amount of certain convertible notes, plus $517,408 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 1,024,340 shares of Class A Common Stock, plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $833.00 per day;

•        the conversion, upon the completion of this Offering, of an aggregate of $600,000 in principal amount of certain convertible notes held by T1 Investment, plus $662,597 of accrued and unpaid interest thereon (accrued interest through February 28, 2023, into 193,115 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 429,836 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted) plus such additional shares of Class A Common Stock and Class B Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $197.00 per day (31% of which will be converted into Class A Common Stock and 69% of which will be converted into Class B Common Stock);

•        the conversion, upon the completion of this Offering, of an aggregate of $800,000 in original principal amount of certain convertible notes held by WH&W, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) into 188,449 shares of Class A Common Stock (31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted).

•        the conversion, upon the completion of this Offering, of an aggregate of $1,700,000 in original principal amount and accrued interest under by Decathlon Alpha II, L.P. (“Decathlon”) pursuant to a promissory note (the “Decathlon Note”), which was not previously convertible, into 340,000 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

•        the conversion, upon the completion of this Offering, of an aggregate of $564,000 in original principal amount and accrued interest under a side letter entered into by the Selling Stockholders with the Company, at the same time as the Decathlon Note (the “Side Letter”), pursuant to which the Selling Stockholders agreed to provide the Company with an advance of $300,000 under the same terms and conditions contained in the Decathlon Note, which amount was not previously convertible, into 112,800 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

•        the conversion, upon the completion of this Offering, of an aggregate of $499,118 in original principal amount of notes payable to Michael Feldman, the Company’s Chief Executive Officer, plus $374,848 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 174,793 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

•        the conversion, upon the completion of this Offering, of an aggregate of $200,000 in original principal amount of certain promissory notes held by Ross Annable, an affiliate of the Company, which promissory notes were not previously convertible plus $15,781 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 43,156 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price is lower than $5.00 per share.

•        the conversion, upon the completion of this Offering, of an aggregate of $57,638 in original principal amount of certain promissory notes held by Elizabeth Goode, certain other noteholders, and James Morris (a “Co-Founder”), which promissory notes were not previously convertible, plus $55,340 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 22,596 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

•        the exercise, upon the completion of this Offering, of warrants for an aggregate of 137,400 shares of Class A Common Stock, at an exercise price of $0.004 per share, by Christopher McKee, WH&W and Decathlon.

•        the conversion, upon the completion of this Offering, of an aggregate of $1,041,666.67 in original principal amount of a certain convertible promissory note held by KARL STORZ Endoscopy, Inc. (“KARL STORZ”) and $1,998 in accrued interest and unpaid thereof (accrued interest through February 28, 2023) into 208,733 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $285.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

•        the conversion, upon the completion of this Offering, of $80,236 of accrued and unpaid interest (accrued interest through February 28, 2023) relating to a certain promissory note in the original principal amount of $75,000, issued to IMAF Charlotte, LLC (“IMAF”), which promissory note was not previously convertible, into 16,047 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock, based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $25 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

Our Company

T1V is a visual collaboration company specializing in hybrid collaboration software for enterprise, education, commercial and healthcare markets. Visual collaboration means a system including a computer, a touch screen, and software that enables the user to access a virtual canvas that is not limited by the size of the touch screen. It allows for multiple pieces of content to be placed on the canvas and viewed at the same time by multiple users. It enables multiple users to be able to simultaneously add content to and edit the canvas from multiple locations. The canvas can then be saved and resumed at a future time.

We were founded in December 2007 as a North Carolina limited liability company. Our original concept was to create software allowing group collaborations using large format touch screens in public venues where people could share data on personal computing devices and view and interact with data, images and files. In May 2013, we were converted from a North Carolina limited liability company to a Delaware corporation. From 2008 to 2013, we operated a restaurant to test our software by providing use to our restaurant customers, and also to demo our products to potential customers. By 2012, we had developed earlier versions of our ThinkHub® product and had limited sales of our then-existing products at tradeshows, restaurants and retail locations. In 2016 and 2017, we started greatly expanding sales of our collaboration products, focusing on our current three vertical markets of enterprise, education and hospitals so that by the end of 2018, we were primarily selling products similar to our current product line.

Our Mission

Our mission at T1V is to empower teams to collaborate anytime, anywhere. This includes collaboration for people within a large meeting room — or across distributed rooms — when some participants are remote and some are in-room.

Our Opportunity

An article titled “Visual Collaboration Platform Market with 17.79% CAGR: Share 2022 Key Growth Drivers, Industry Revenue and Sales Channel, Growing Opportunity and Challenges Forecast by 2027” in the Digital Journal published by TheExpressWire on September 30, 2022, provides that the global visual collaboration market was estimated to be greater than $500 million in 2021 and is expected to grow to more than $1.3 billion by 2027. T1V is listed in this report as one of the 17 prominent visual collaboration companies. During the period from 2021 through 2027, the article projects the visual collaboration market will grow at a combined annual growth rate of 17.79%.

The COVID-19 pandemic (the “COVID 19 Pandemic”) caused changes in behaviors in how people work, learn and collaborate. We believe one of these changes was an acceleration in the shift toward hybrid working environments. For example in a March 15, 2022 article published by Gallup Workplace titled “The Future of Hybrid Work: 5 Key Questions Answered With Data”, in a survey of remote-capable employees, 53% of such employees anticipated that they will work in a hybrid work environment, in the future. Remote capable employees describes those employees whose current jobs can be done remotely at least part of the time and represents about ½ of the US full time workforce. Hybrid work describes a work environment where more than 10% and less than 100% of an employee’s working time is provided remotely. In a June 23, 2022 article published by McKinsey & Company titled “Americans are embracing flexible work — and they want more of it”, 58% of all US respondents reported that they have the option to work from home. McKinsey’s article refers to a number of other studies indicating that flexible work has grown by anywhere from a third to 10-fold since before the pandemic, such as “How the coronavirus outbreak has—and hasn’t—changed the way Americans work,” Pew Research Center, December 9, 2020; as well as “Telework during the COVID-19 pandemic: Estimates using the 2021 Business Response Survey,” US Bureau of Labor Statistics, Monthly Labor Review, March 2022.

T1V’s ecosystem is designed to accommodate hybrid work environments which can support fully in-person meetings, fully remote meetings and hybrid meetings in which some persons attend in person and other remotely. During the period from January 1, 2020 through December 31, 2022, 89% of our sales were derived from orders for our ThinkHub Room products, of which over 54% were for configurations used in hybrid work environments. The remaining ThinkHub Room products ordered were for configurations used primarily for in-person meetings.

During the year ended December 31, 2022, our revenues have increased more than 68% compared to our revenues during the same period in 2021. This increase was driven primarily by ThinkHub Room sales for use in hybrid work environments.

Nevertheless, our sales to date represent only a small fraction of the total available market for visual collaboration for hybrid use. Of the greater than $500 million market for visual collaboration referenced above, we believe, based on the research and articles referenced above, that a large percentage of this market is for hybrid environments. Therefore, we currently have only penetrated a small percentage of the total available market for visual collaboration products for hybrid usage.

Going forward, we anticipate that our new ThinkHub Cloud product offering (allowing users to access ThinkHub Canvases without purchasing a ThinkHub Room device) will further drive demand for our ThinkHub Platform in hybrid working environments. During the year ended December 31, 2022, we invested $427,000 in research and development for our ThinkHub Cloud product. Furthermore, we are planning to use $2 million of the funds raised in this Offering to invest in R&D for ThinkHub Cloud. Further, we plan to use an additional $2 million of the funds raised in this Offering to invest in Sales and Marketing activities for ThinkHub Cloud.

In 2023 and beyond, we believe, based on the research and articles referenced above, that there is and will continue to be a need for hybrid working solutions. We believe that the largest growth in the visual collaboration market over the next few years will be for products that support such hybrid work environments and we have positioned the company to take advantage of this growth through our ThinkHub platform including our ThinkHub Room and ThinkHub Cloud products.

Our Products and Services

T1V has patented proprietary software for visual collaboration. The ability of our products to deliver room-based visual collaboration allows for multiple rooms to be linked together as well as hybrid meetings allowing participants that are both in the room and remote to interact in the same canvas.

ThinkHub®

ThinkHub® is our visual collaboration solution for global teams. The software is available as a room-based product (ThinkHub Room) or cloud-based product (ThinkHub Cloud).

ThinkHub Room is T1V’s room-based collaboration software product, typically used in a dedicated system by our customers including a computer, software and a large touch screen mounted to a wall. The T1V app is the companion application that users download to their device (laptops, desktop computers, and mobile devices), and is used to connect and share content with a ThinkHub Canvas™. ThinkHub Cloud™ takes the collaborative experience of ThinkHub Room™ and brings it to the user on an individual laptop device. Users can access ThinkHub Cloud™ through the T1V app, where they can create canvases and invite collaborators to join them.

For our target customers, conventional video conferencing and in-room face-to-face meetings are inadequate. For these customers, a higher level of collaboration is needed — visual collaboration. Our products allow for this higher level of engagement and collaboration. While other competitive products allow for in-room visual collaboration, our goal at T1V is to make T1V hybrid and remote meetings close to the level of in-person visual collaboration meetings.

Our collaboration platform includes ThinkHub® collaboration software for global teams and the T1V app — all working cohesively to bring teams together for seamless, intuitive working sessions.

T1V Story

T1V Story™ enables organizations to visually tell their story. This is a software solution that takes a brand’s assets (logos, color palette, content like images, videos, and PDFs) and reconfigures them into an interactive, touch-based experience. Popular applications within T1V Story™ include an interactive map, timeline, image, and product lines. Each of these applications provides a means for the brand to visually represent their identity and educate its audience on its organization’s history, geographic reach, or lineup of products.

Our Customers

Enterprise.    Enterprise businesses are large regional, national, or global private organizations. Many enterprise businesses have collaboration needs that are special to such businesses within a multivendor environment. We offer service and support packages, and sell these products primarily through professional audio visual dealers (“Professional AV dealers”) and distributors and often in partnership with third-party technology vendors. T1V’s enterprise business is comprised primarily of Fortune 500 companies and includes manufacturing firms; construction and engineering businesses; architecture and design firms; energy companies; defense contractors and technology companies.

Small to Medium Sized Businesses.    Our small-to-medium sized business (“SMB”) customers represent a market that is small, but is a growing subset of the enterprise market. These represent organizations with less than 1,000 employees and typically have regional offices. We have developed our ThinkHub Cloud™ and ThinkHub Huddle™ for sales to the SMB market.

Higher Education.    We target higher education institutions who are looking to outfit their active learning and hybrid classroom environments. Higher education is undergoing enormous changes as it tries to support teaching faculty and staff, and improve the student experience which has been negatively impacted by the COVID-19 Pandemic. The ThinkHub® classroom supports in-room and remote instructors to co-teach curriculum, while also supporting both in-room and remote student participation. We are also able to connect campuses in larger university systems, to ultimately increase access to courses and improve efficiencies across teaching staff. In the classroom, our collaboration solutions enable teachers and students to have more collaborative class sessions. It enables active learning and group-based collaboration amongst students, and is a flexible tool for teachers to use no matter their teaching style. Teachers can prepare canvases and content before class and then share and distribute during and after class.

Healthcare.    The healthcare market consists primarily of operating rooms and meeting rooms in large hospitals. For this market, we sell products primarily through a partnership we have with a major medical equipment manufacturer (OEM). We sell customized versions of our products to the OEM that are white labeled for sale to the hospitals.

Our Sales and Distribution

We sell our products through distributors we refer to as channel partners (“Channel Partners”). The T1V sales team works directly with these regional Channel Partners to identify prospects in order to set up demonstrations. The sales process typically includes a virtual or in-person demonstration from our showroom, called the “T1V Experience Center” and the customer gains a complete understanding of the value and functionality our solutions provide.

Our Revenue Model

Our revenue model includes two revenue streams: non-recurring and recurring revenue. Each sale at T1V includes a combination of non-recurring and recurring revenue.

Non-recurring revenue includes hardware and services (including installation, commission, customization and configuration) and the upfront portion of software licenses.

Recurring revenue consists of revenue from our sales of licensing and support agreements. Our licensing and support agreements include software licenses, customer support and ongoing customer success services. Within our recurring revenue, we have two license types: room-based and user-based licenses. Room based licenses are tied to the physical T1V devices (ThinkHub Room™, ThinkHub Huddle™ or T1V Story™). They allow unlimited users to connect and collaborate with the room device. User-based licenses apply to our software applications T1V app and ThinkHub Cloud™. Our T1V app is free to all users; ThinkHub Cloud™ offers three subscription tiers: Free, Pro, and Enterprise.

Our Competitors

Our products compete in the communications and collaboration technologies markets with products offered by Cisco Webex, Zoom, LogMeIn, GoToMeeting, as well as bundled productivity solutions providers who offer limited content sharing capabilities such as Microsoft Teams, and Google Workspace. In the rapidly evolving “ideation” market, certain elements of our application compete with Microsoft, Google, Oblong, Multitaction, Bluescape, Mersive, Barco, Nureva and Prysm. Portions of our ThinkHub Cloud™ also compete with products offered by Miro, Mural, Figma and Lucid Software.

Our Intellectual Property

T1V’s core intellectual property is its visual collaboration software platform that allows for multiple users and multiple devices. T1V began developing this software in 2008. T1V was the first company to develop many of the features used in this platform and has obtained several patents and has several patents pending relating to these features.

In addition to the core visual collaboration software platform, T1V also has developed a separate platform that is used for the T1V app. This program allows users to connect to T1V room devices and to ThinkHub Cloud™. It also allows users to view content on a canvas and to share their screen or other documents to a canvas.

T1V is one of only a small number of companies that initially developed visual collaboration in the early 2010’s. Furthermore, T1V was one of the first companies to develop an app to allow remote participants to present and view content — both static and live — on a canvas displayed on an in-room device. We were also one of the first companies to incorporate multi-streaming into a visual collaboration platform.

T1V currently holds 18 patents issued in the US, with 14 additional applications pending. These patents cover various aspects of the features of T1V’s products including ThinkHub Room™, ThinkHub Cloud™, T1V Story™, and the T1V app. These patents also cover specialized versions of ThinkHub® that are used by universities in classrooms.

Some of our patents and patent applications also cover methods that are essential in order for our systems to function with high levels of performance and helpful at reducing network bandwidth requirements.

“T1V®” and “ThinkHub®” are trademarks registered by us with the United States Patent and Trademark Office (“USPTO”). We currently intend to register certain of our other trademarks with the USPTO, such as ThinkHub Room™, ThinkHub Cloud™, and T1V Story™, after the completion of this Offering. We may also register additional trademarks with the USPTO, in the future, as we create new products and services.

Summary Risk Factors

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, among others:

Risks Related to our Business and our Industry

•        Although we were formed in 2007, we have a limited operating history with respect to sales of our current collaboration products, which makes it difficult to evaluate our prospects and future results of operations.

•        We have a history of net losses, and we expect to increase our expenses in the future, which could prevent us from achieving or maintaining profitability.

•        We may need additional capital, and we cannot be certain that additional financing will be available on favorable terms, or at all.

•        We have assumed a significant amount of debt. To the extent we are unable to refinance, repay, extend or convert such indebtedness, our operations may not be able to generate sufficient cash flows to meet our debt obligations, which could reduce our financial flexibility and adversely impact our operations.

•        Revenue growth and increase in the market share of our products depend on successful adoption of our ThinkHub® product offerings, which requires sufficient sales, marketing, and product development funding.

•        We depend upon the development of new products and services, and enhancements to existing products and services, and if we fail to predict and respond to emerging technological trends and customer’s changing needs, our operating result may suffer.

•        We utilize our network of Channel Partners to sell our products and services, and our failure to effectively develop, manage and maintain our indirect sales channels would harm our business.

•        We operate in a highly competitive market and many of our competitors have greater financial resources and established relationships with major corporate customers.

•        There is limited market awareness of our services.

•        We may in the future rely on third-party software that may be difficult to replace or may not perform adequately.

•        Our network depends upon telecommunications carriers who could limit or deny us access to their network or fail to perform, which would have a material adverse effect on our business.

•        Our security measures may, in the future, be compromised. Consequently, our products and services may be perceived as not being secure. This perception may result in customers and host curtailing or ceasing use of our products, our incurring significant liabilities and our business being harmed.

•        The loss of our executive officers, especially our Chief Executive Officer, or our inability to attract and retain qualified personnel may adversely affect our business, financial condition and result of operations.

•        The coronavirus (COVID-19) Pandemic is a continuing serious threat to health and economic well-being affecting our employees, investors, customers, and other business partners.

•        We may not successfully manage our growth or plan for future growth.

•        We depend upon one manufacturer and supplier of computer equipment for our ThinkHub Room™ products.

Risks Related to Our Intellectual Property

•        We may not be able to protect the rights to our intellectual property.

•        Our failure to obtain or maintain the right to use certain intellectual property may negatively affect our business.

•        Our use of third-party open-source software could negatively affect our ability to offer and sell subscriptions to our platform and subject us to possible litigation.

Risks Related to Ownership of Our Class A Common Stock and this Offering

•        The dual class structure of our common stock as created in our amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our stock prior to this Offering, including our executive officers, employees and directors and their affiliates, limiting your ability to influence corporate matters.

•        The trading price of our securities may be volatile, and you could lose all or part of your investment.

•        Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Common Stock.

•        If you purchase shares in this Offering, you will incur immediate and substantial dilution in the book value of your investment.

•        Conversion of our convertible debt securities will dilute the ownership interest of our existing and prospective stockholders if such conversion will be at a price lower than the price of our shares sold in this Offering, or may otherwise depress the price of our Class A Common Stock.

•        Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

•        We will have broad discretion in the use of net proceeds from this Offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

•        Substantial future sales of shares of our Class A Common Stock and Class B Common Stock could cause the market price of our Class A Common Stock to decline.

•        If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

Corporate Information

We were formed as a limited liability company under the laws of the State of North Carolina in December 2007, under the name T1 Visions, LLC. In May 2013, we were converted to a corporation incorporated under the laws of the State of Delaware, under the name T1Visions, Inc. In May 2015, we changed our name to T1V, Inc. Our principal executive offices are located at 5025 West W.T. Harris Boulevard, Suite A, Charlotte, NC 28269. Our telephone number is (704) 594-1610. Our website address is www.t1v.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

“T1V” and our other registered and common law trademarks, service marks or trade names appearing in this prospectus are the property of T1V, Inc. Other tradenames, trademarks and services marks use in this prospectus are the property of their respective owners. See “Patents, Trademarks and Copyrights.”

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (JOBS Act) enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        not being required to comply for a certain period of time with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a stockholder advisory vote on executive compensation and any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Class A Common Stock in this Offering. However, if certain events occur prior to the end of such five-year period, including if (i) we become a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (ii) our annual gross revenue exceeds $1.235 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Listing on the Nasdaq Capital Market

In connection with this Offering, we have applied to list our Class A Common Stock on the Nasdaq Capital Market under the symbol “THNK.” The listing requirements for the Nasdaq Capital Market include, among other things, a stock price threshold. As a result, prior to the effectiveness of our registration statement of which this prospectus is a part, we will need to take the necessary steps to meet Nasdaq’s listing requirements, including, but not limited to effectuating the Split. If Nasdaq does not approve the listing of our Class A Common Stock, we will not proceed with this Offering. There can be no assurance that our Class A Common Stock will be listed on Nasdaq.

Forward Stock Split

We intend to effect the Split prior to the issuance of any shares of Class B Common Stock and prior to the effectiveness of the registration statement of which this prospectus forms a part and prior to the completion of this Offering, at a ratio of 25-for-1, as authorized and approved by our board of directors, and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part and prior to the completion of this Offering. The conversion or exercise prices of our issued and outstanding convertible securities, stock options and warrants will be adjusted accordingly. All share and per share information in this prospectus other than in our financial statements and the notes thereto assumes the consummation of the Split, including all references to the outstanding shares of Class A Common Stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth in this prospectus have been adjusted to give effect to such assumed Split.

Series B Dividend

Our board of directors has authorized and approved, and subject to the approval of our stockholders, we will amend our certificate of incorporation, in the form of an amended and restated certificate of incorporation, which will provide for the declaration and payment of a special dividend to the holders of Series B Preferred Stock, by issuing to them an aggregate of 336,545 shares of Class A Common Stock, which is equal to an aggregate dividend amount of $1,682,727, as of February 28, 2023, and, in addition, the issuance of additional shares of Class A Common Stock, based on an additional dividend accrual of $536.00 per day through the closing of this Offering, divided by $5.00 (the value of each share of Class A Common Stock assuming an initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus) (the “Series B Dividend”). The Series B Dividend will be paid to the holders of our Series B Preferred Stock at the time of their conversion to shares of Class A Common Stock. All of the members of our board of directors will be entitled to receive a portion of the Series B Dividend, since they all own shares of our Series B Preferred Stock. See Certain Relationships and Related Party Transactions beginning on page 109.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

SUMMARY OF THE OFFERING

Shares offered

$15,100,000 of shares of Class A Common Stock, which is 3,020,000 shares of Class A Common Stock, assuming an initial public offering price of $5.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

Offering price	Assumed offering price of $5.00 per share, the midpoint of a price range of $4.00 and $6.00 per share.
Class A Common Stock offered by us	3,020,000 shares of Class A Common Stock, assuming an initial public offering price of $5.00 per share.
Over-allotment option

The Selling Stockholders have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to a maximum of 453,000 additional shares of Class A Common Stock (equal to 15% of the shares of Class A Common Stock sold in the Offering) from the Selling Stockholders, each of which is an affiliate of the Company at the initial public offering price, less underwriting discounts and commissions to cover any over-allotments which will be payable by the Selling Stockholders (the “Over-Allotment Option”). The exercise of the Over-Allotment Option will be allocated to the purchase of shares of Class A Common Stock from the Selling Stockholders as set forth elsewhere in this prospectus. We will not receive any proceeds from shares of Class A Common Stock purchased by the underwriters from the Selling Stockholders in exercising their Over-Allotment Option.

Class A Common Stock to be outstanding after this Offering(1)	8,283,274 shares, regardless as to whether any over-allotment shares are exercised by the underwriters.
Class B Common Stock outstanding before and after this Offering	0 shares, immediately before, and 2,461,537 shares after the Offering.
Forward stock split

The Company intends to effect the Split at a ratio of 25-for-1 prior to the issuance of any shares of Class B Common Stock and prior to the completion of this Offering, and after which all then outstanding shares of common stock will be re-classified as shares of Class A Common Stock. Shares of Class B Common Stock also will be issued upon the exercise of all outstanding shares of Series A Preferred Stock and the conversion of promissory notes held by certain of the Selling Stockholders after giving effect to the Split.

Use of proceeds

We estimate that we will receive net proceeds from the sale of our Class A Common Stock in this Offering of approximately $13,170,337, assuming an initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions, and estimated offering expenses payable by us.

We currently intend to use the net proceeds of this Offering as follows: (i) $2 million for sales and marketing of ThinkHub Cloud™ product offerings; (ii) $2 million for research and development for our ThinkHub Cloud™ product offerings; (iii) approximately $2 million for the repayment of outstanding indebtedness to certain existing creditors (including indebtedness to affiliates, including certain of the Selling Stockholders), including accrued and unpaid interest thereon as well as fees related to the conversion of indebtedness into shares of Class A Common Stock upon the completion of this Offering, and (iv) any remaining amount for working capital and general working capital purposes.

In addition, we currently have approximately $408,000 in Covid-related Payroll Tax Liability, related to the Employer Social Security Tax Covid Relief Act, and Employee Retention Credits taken before such credits were terminated retroactively by Legislation in November 2021. We have been making regular payments while applying for an installment payment agreement with the IRS. In the event that an installment agreement is not granted, we would repay the approximately $408,000 from the convertible debt financing received from KARL STORZ in February 2023, but, if there are not sufficient funds to cover the full amount of such liability, we may be required to use a portion of the proceeds from this Offering to make such payment.

We will not receive any of the net proceeds from shares of Class A Common Stock purchased by the underwriters from the Selling Stockholders in exercising their Over-Allotment Option. See “Use of Proceeds” on page 49.

Representative’s Warrants

We will issue the Representative the Representative Warrants to purchase up to 120,800 shares of our Class A Common Stock (4% of the shares of Class A Common Stock sold in this Offering, excluding the shares underlying the Over-Allotment Option), less discounts and commissions, as a portion of the underwriting compensation payable to the underwriters in connection with this Offering. These warrants will be exercisable for a four-and-a-half-year period commencing 180 days from the commencement of sales of the shares of Class A Common Stock issued in this Offering at an exercise price equal to 110% of the public offering price per share in this Offering. We have agreed to register the shares of Class A Common Stock underlying the Representative’s Warrants in this Offering. See “Underwriting — Representative’s Warrants” on page 134 for a description of the Representative’s Warrants.

Proposed Nasdaq Capital Market symbol

We have applied to list our Class A Common Stock on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria under the symbol “THNK”. No assurance can be given that our application will be approved. We will not proceed with this Offering if our Class A Common Stock is not approved for listing on Nasdaq.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any non-compulsory cash dividends on our preferred stock or common stock in the foreseeable future, if at all. Our board of directors has authorized and approved, and our stockholders approved on February 28, 2023, an amendment to our certificate of incorporation to provide for the declaration and payment of the Series B Dividend in shares of our Class A Common Stock upon the conversion of our shares of Series B Preferred Stock in connection with this Offering. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Lock-up Agreements

We have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any shares of our Class A Common Stock or securities convertible into shares of our Class A Common Stock (a “Lock-Up”) or to file a registration statement relating to the registration of any shares of Class A Common Stock for a period of 365 days following the completion of this Offering, without consent of the representative of the underwriters. In addition, our officers, directors and stockholders beneficially owning 5% or more of our Class A Common Stock have also agreed to a Lock-Up with respect to their shares of Class A Common Stock (excluding the shares of Class A Common Stock that may be sold by the Selling Stockholders to the underwriters pursuant to the underwriters’ exercise of their over-allotment option for shares of Class A Common Stock) for a period of 180 days following the completion of this Offering, without consent of the representative of the underwriters. See “Underwriting” on page 133.

Transfer agent	Vstock Transfer, LLC
Risk factors	See “Risk Factors” on page 17 for a discussion of certain factors to consider carefully before deciding to purchase any shares of our Class A Common Stock.

__________

(1)      The number of shares of our Class A Common Stock and Class B Common Stock that will be outstanding after this Offering is based on 845,175 shares of our Class A Common Stock outstanding on February 28, 2023, and assumes: (i) the conversion, immediately prior to the completion of this Offering, of all outstanding shares of the Company’s Series A Preferred Stock into 1,612,250 shares of Class B Common Stock; (ii) the conversion, immediately prior to the completion of this Offering, of all outstanding shares of the Company’s Series B Preferred Stock into 1,617,650 shares of Class A Common Stock; (iii) the payment of the Series B Dividend, pursuant to the issuance to the holders of Series B Preferred Stock of an aggregate of 336,545 shares of Class A Common Stock, which is equal to an aggregate dividend amount of $1,682,727, as of February 28,

2023, and, in addition, the issuance of additional shares of Class A Common Stock, based on an additional dividend accrual of $536.00 per day through the closing of this Offering, divided by $5.00 (the value of each share of Class A Common Stock assuming an initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus); (iv) the conversion, upon the completion of this Offering, of an aggregate of $3,357,730 in principal amount of certain convertible notes, plus $517,408 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 1,024,340 shares of Class A Common Stock, plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $833.00 per day; (v) the conversion, upon the completion of this Offering, of an aggregate of $600,000 in principal amount of certain convertible notes held by T1 Investment, plus $662,597 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 193,115 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 429,836 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted) plus such additional shares of Class A Common Stock and Class B Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $197.00 per day (31% of which will be converted into Class A Common Stock and 69% of which will be converted into Class B Common Stock); (vi) the conversion, upon the completion of this Offering, of an aggregate of $800,000 in original principal amount of certain convertible notes held by WH&W, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) into 188,449 shares of Class A Common Stock (31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted); (vii) the conversion, upon the completion of this Offering, of an aggregate of $1,700,000 in original principal amount and accrued interest under the Decathlon Note, which was not previously convertible into 340,000 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (viii) the conversion, upon the completion of this Offering, of an aggregate of $564,000 in original principal amount and accrued interest under the Side Letter, which was not previously convertible, into 112,800 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (ix) the conversion, upon the completion of this Offering, of an aggregate of $499,118 in original principal amount of notes payable to Michael Feldman, the Company’s Chief Executive Officer, plus $374,848 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 174,793 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (x) the conversion, upon the completion of this Offering, of an aggregate of $200,000 in original principal amount of certain promissory notes held by Ross Annable, an affiliate of the Company, which promissory notes were not previously convertible plus $15,781 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 43,156 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price is lower than $5.00 per share; (xi) the conversion, upon the completion of this Offering, of an aggregate of $57,638 in original principal amount of certain promissory notes held by Elizabeth Goode, certain other noteholders, and James Morris (a “Co-Founder”), which promissory notes were not previously convertible, plus $55,340 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 22,596 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xii) the exercise, upon the completion of this Offering, of warrants for an aggregate of 137,400 shares of Class A Common Stock, at an exercise price of $0.004 per share, by Christopher McKee, WH&W and Decathlon; (xiii) the conversion, upon the completion of this Offering, of an aggregate of $1,041,666.67 in original principal amount of a certain convertible promissory note held by KARL STORZ and $1,998 in accrued interest and unpaid thereof (accrued interest through February 28, 2023) into 208,733 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $285.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xiv) the conversion, upon the completion of this Offering, of $80,236 of accrued and unpaid interest (accrued interest through February 28, 2023) relating to a certain promissory note in the original principal amount of $75,000, issued to IMAF, which promissory note was not previously convertible, into 16,047 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock, based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $25 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xv) 2,475 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.0004 per share, which are automatically exercisable upon the closing of this Offering; and (xvi) the occurrence of the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part; and excludes:

•        2,461,537 shares of Class A Common Stock into which shares of Class B Common Stock are convertible, at any time, at a conversion rate of one share of Class A Common Stock for each share of Class B Common Stock converted;

•        49,596 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $5.00 per share (assuming an initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus) and giving effect to the termination of warrants which would have been exercisable for 458,850 shares of Class A Common Stock, with a weighted average exercise price of $5.00, if such warrants had not been cancelled prior to the consummation of this Offering;

•        733,875 shares of our Class A Common Stock issuable upon the exercise of options to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.96 per share;

•        800,000 shares of our Class A Common Stock reserved for future issuance under our 2023 Equity Incentive Plan (“2023 Plan”), which will become effective in connection with this Offering; and

•        120,800 shares of our Class A Common Stock issuable upon the exercise of the Representative’s Warrants to be issued upon consummation of this Offering which are exercisable for up to 4% of the aggregate number of shares of Class A Common Stock sold in this Offering, excluding any Representative’s Warrants sold pursuant to the exercise of the Over-Allotment Option.

Except as otherwise indicated, all information in this prospectus assumes that:

•        the public offering price per share is $5.00, which is the midpoint of the price range set forth on the cover page of this prospectus;

•        no shares of common stock have been issued pursuant to any outstanding shares of preferred stock, warrants or options;

•        no shares of common stock have been issued pursuant to the Over-Allotment Option;

•        no shares of common stock have been issued pursuant to the Representative’s Warrants; and

•        no awards have been granted under the 2023 Plan; and

•        the occurrence of the Split at a ratio of 25-for-1.

SUMMARY FINANCIAL DATA

The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. The summary statements of operations data for the years ended December 31, 2022 and 2021 and the summary balance sheet data as of December 31, 2022 and 2021 have been derived from our audited financial statements and related notes thereto included elsewhere in this prospectus.

The following summary financial information should also be read in connection with, and is qualified by reference to, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

Statements of Operations Data	For the year ended December 31, 2022	For the year ended December 31, 2021
Revenue	$15,415,587	$9,159,815
Loss from operations	$(2,523,258)	$(2,971,637)
Other (income) expense	$1,901,724	$735,196
Net (loss) income	$(4,424,982)	$(3,706,833)
Balance Sheet Data	As of December 31, 2022	As of December 31, 2021
Cash	$73,301	$713,462
Total assets	$5,687,977	$4,684,826
Total liabilities	$27,729,581	$22,450,066
Total stockholders’ (deficit)	$(32,395,801)	$(27,514,260)

RISK FACTORS

Investing in the Class A Common Stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before making a decision to invest in the Class A Common Stock. Our business, results of operations, financial condition and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition and prospects could be materially and adversely affected. Unless otherwise indicated, references to our business being harmed in these risk factors will include harm to our business, platform, reputation, brand, financial condition, results of operations and future prospects. In such event, the market price of our Class A Common Stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Our Industry

Although we were formed in 2007, we have a limited operating history with respect to sales of our current collaboration products, which makes it difficult to evaluate our prospects and future results of operations.

We were formed as a limited liability company in December 2007 and converted into a corporation in May 2013. From our formation until 2013, we had very limited sales of our current collaboration products. From 2008 to 2013, we operated a restaurant to test our software by providing use to our restaurant customers, and also to demo our products to potential customers. From 2010 to 2015, we were developing products, filing patents, and testing the products with end-users in a variety of markets, in order to determine the products and markets in which to focus. In 2016 and 2017, we started greatly expanding sales of our collaboration products, focusing on our current three vertical markets of enterprise, education and hospitals so that by the end of 2018, we were primarily selling products similar to our current product line. As a result of our limited operating history relating to our current business, our ability to forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our historical revenue growth should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including any reduction in demand for our platform, increased competition, contraction of our overall market, our inability to accurately forecast demand for our platform and plan for capacity constraints or our failure, for any reason, to capitalize on growth opportunities. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change, or if we do not address these risks successfully, our business would be harmed.

We have a history of net losses, and we expect to increase our expenses in the future, which could prevent us from achieving or maintaining profitability.

We have incurred net losses in the past, including a net loss of approximately $4.42 million for the year ended December 31, 2022 and $3.71 million for the fiscal year ended December 31, 2021. We intend to continue to expend significant funds to expand our direct sales force and marketing efforts to attract new customers and hosts, to develop and enhance our products and for general corporate purposes, including operations, hiring additional personnel, upgrading our infrastructure and expanding into new geographical markets. To the extent we are successful in increasing our user base, we may also incur increased losses because, other than sales commissions, the costs associated with acquiring customers and hosts are generally incurred up front, while the subscription revenue is generally recognized ratably over the subscription term, which can be monthly, annually or on a multi-year basis. Our efforts to grow our business may be costlier than we expect, and we may not be able to increase our revenue enough to offset our higher operating expenses. We may incur significant losses in the future for a number of reasons, including as a result of the other risks described herein, and unforeseen expenses, difficulties, complications, delays and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and Class A Common Stock may significantly decrease. Furthermore, it is difficult to predict the size and growth rate of our market, customer demand for our platform, user adoption and renewal of our platform, the entry of competitive products and services, or the success of existing competitive products and services. As a result, we may not achieve or maintain profitability in future periods. If we fail to grow our revenue sufficiently to keep pace with our investments and other expenses, our business would be harmed.

We may need additional capital, and we cannot be certain that additional financing will be available on favorable terms, or at all.

Historically, we have funded our operations and capital expenditures primarily through equity issuances and cash generated from our operations. Although we currently anticipate that after raising capital in this Offering our existing cash and cash equivalents and cash flow from operations will be sufficient to meet our cash needs for a period of at least 12 months, given the fact that we will not receive any proceeds from the over-allotment shares sold on behalf of the Selling Stockholders, and as a result of other requirements for cash that we may not currently anticipate, we may require additional financing. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. To access capital to fund operations or provide growth capital, we may need to raise capital in one or more debt and/or equity offerings. There can be no assurance, especially given the current volatility and weakness of the U.S. public markets, that we will be successful in raising necessary capital or that any such offering will be on terms acceptable to the Company, if at all. We may be required to issue securities that may have rights, preferences or privileges senior to the rights of our Class A Common Stock, and our stockholders may experience dilution. If we are unable to raise additional capital that may be needed on terms acceptable to us, it could have a material adverse effect on the Company.

We have assumed a significant amount of debt. To the extent we are unable to refinance, repay, extend or convert such indebtedness, our operations may not be able to generate sufficient cash flows to meet our debt obligations, which could reduce our financial flexibility and adversely impact our operations.

Currently we have considerable obligations under revenue loans and convertible debt securities outstanding with various lenders, including related parties. We currently intend to (i) repay approximately $2.0 million of such debt from the proceeds of this Offering, and (ii) convert approximately $9.7 million in principal amount of debt securities (including accrued interest) into shares of our Class A Common Stock and Class B Common Stock upon completion of this Offering, as applicable.

Our ability to continue as a going concern is highly contingent on the ability to either extend the maturity of our existing debt, refinance our existing debt, convert the debt to equity, or raise additional capital, such as through this Offering. Further, our ability to make payments on such indebtedness depends on our ability to generate cash flow. To the extent we are unable to refinance, repay, extend or convert such indebtedness, we may not generate sufficient cash flow from operations to enable us to repay this indebtedness and to fund other liquidity needs, including capital expenditure requirements. Such indebtedness could affect our operations in several ways, including the following:

•        a significant portion of our cash flows could be required to be used to service such indebtedness;

•        a high level of debt could increase our vulnerability to general adverse economic and industry conditions;

•        covenants contained in the agreements governing such outstanding indebtedness could limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

•        a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, our competitors may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

•        debt covenants to which we may agree may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

A high level of indebtedness increases the risk that we may default on our debt obligations. If we cannot service, extend, refinance or convert our indebtedness, and we are unable to generate sufficient cash flows to pay the principal or interest on our debt. we may have to take actions such as selling significant assets, seeking additional equity financing (which will result in additional dilution to stockholders) or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations and financial condition. If we do not have sufficient funds and are otherwise unable to arrange financing, our assets may be foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

Revenue growth and increase in the market share of our products depend on successful consumer adoption of our ThinkHub® product offerings, which requires sufficient sales, marketing, and product development funding.

Our goal is to grow revenue from an increase in adoption of our ThinkHub® product offerings, including ThinkHub Room™ and ThinkHub Cloud™. If we cannot successfully gain consumer adoption of our ThinkHub® product offerings, we may not be able to grow revenue or increase our products’ market share without initiating additional sales or increasing our sales and marketing campaigns and product development. We cannot assure you that we will have sufficient funds available to invest in sales and marketing and continued product development in order to achieve our revenue growth targets.

We depend upon the development of new products and services, and enhancements to existing products and services, and if we fail to predict and respond to emerging technological trends and customer’s changing needs, our operating result may suffer.

The markets for our products and services are characterized by rapidly changing technology, evolving industry standards, and new product and service introductions. Our operating results depend on our ability to develop and introduce new products and services into existing and emerging markets and to reduce the production costs of existing products. If customers do not purchase and/or renew our offerings our business could be harmed. The process of developing new technology related to market transitions — such as collaboration, digital transformation and the cloud — is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends, our business could be harmed. We must commit significant resources, including the investments we have been making in our strategic priorities to developing new products and services before knowing whether our investments will result in products and services the market will accept. In particular, if our modeled evolution from in-room products to hybrid as well as the addition of SaaS consumption of our ThinkHub Cloud™ product does not emerge as we believe it will, or if the industry does not evolve as we believe it will, or if our strategy for addressing this evolution is not successful, many of our strategic initiatives and investments may be of no or limited value. Similarly, our business could be harmed if we fail to develop, or fail to develop in a timely fashion, offerings to address other market transitions, or if the offerings addressing these other transitions that ultimately succeed are based on technology, or an approach to technology, different from ours. In addition, our business could be adversely affected in periods surrounding our new product introductions if customers delay purchasing decisions to qualify or otherwise evaluate new product offerings.

We have also been transforming our business to move from selling primarily room-based products and services to selling products and services that include both room-based products and cloud offerings integrated to work together to meet customer needs, and we are seeking to meet the evolving needs of customers which include offering our products and solutions in the manner in which customers wish to consume them. As a part of this transformation, we continue to make changes to how we are organized and how we build and deliver our technology, including changes in our business models with customers. If our strategy for addressing our customer needs, or the architectures and solutions we develop do not meet those needs, or the changes we are making in how we are organized and how we build and deliver our technology is incorrect or ineffective, we may not be able to achieve our customer adoption and revenue goals, in connection with which our operating results and financial condition may be negatively affected.

Furthermore, we may not execute successfully on our vision or strategy because of challenges with regard to product planning and timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors, some of which may also be our partners, providing those solutions before we do and loss of market share, revenue, and earnings. In addition, the growth in demand for technology delivered as a service enables new competitors to enter the market. The success of new products and services depends on several factors, including proper new product and service definition, component costs, timely completion and introduction of these products and services, differentiation of new products and services from those of our competitors, and market acceptance of these products and services. There can be no assurance that we will successfully identify new product and services opportunities, develop and bring new products and services to market in a timely manner, or achieve market acceptance of our products and services or that products, services and technologies developed by others will not render our products, services or technologies obsolete or noncompetitive.

We generate revenue from sales of products for and subscriptions to our platform, and any decline in demand for our platform or for collaboration technologies in general would harm our business.

We generate, and expect to continue to generate, revenue from the sale of products for and of subscriptions to our platform. As a result, widespread acceptance and use of collaboration technologies in general, and our platform and visual collaboration in particular, is critical to our future growth and success. If the collaboration technology market fails to grow or grows more slowly than we currently anticipate, demand for our platform could be negatively affected.

Changes in user preferences for collaboration technologies may have a disproportionately greater impact on us than if we offered multiple platforms or disparate products. Demand for collaboration technologies in general, and our platform in particular, is affected by a number of factors, many of which are beyond our control. Some of these potential factors include:

•        awareness of the visual collaboration technology category generally;

•        availability of products and services that compete with ours;

•        new modes of collaboration that may be developed in the future;

•        ease of adoption and use;

•        features and platform experience;

•        reliability of our platform, including frequency of outages;

•        performance;

•        brand;

•        security and privacy;

•        user support; and

•        pricing.

The collaboration technology market is subject to rapidly changing user demand and trends in preferences. If we fail to successfully predict and address these changes and trends, meet user demands or achieve more widespread market acceptance of our platform, our business would be harmed.

We recognize revenue from subscriptions to our platform over the terms of these subscriptions. Consequently, increases or decreases in new sales may not be immediately reflected in our results of operations and may be difficult to discern.

We recognize revenue from subscriptions to our platform over the terms of these subscriptions. As a result, a portion of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter may have a small impact on the revenue that we recognize for that quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and potential changes in our pricing policies or rate of customer expansion or retention may not be fully reflected in our results of operations until future periods. In addition, a significant portion of our costs are expensed as incurred, while revenue is recognized over the term of the subscription. As a result, growth in the number of new customers and hosts could continue to result in our recognition of higher costs and lower revenue in the earlier periods of our subscriptions. Finally, our subscription-based revenue model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers or from existing customers that increase their use of our platform or upgrade must be recognized over the applicable subscription term.

The experience of our users depends upon the interoperability of our platform across devices, operating systems and third-party applications that we do not control, and if we are not able to maintain and expand our relationships with third parties to integrate our platform with their solutions, our business may be harmed.

One of the most important features of our platform is its broad interoperability with a range of diverse devices, operating systems and third-party applications. Our platform is accessible from devices running Windows, Mac OS, iOS, Android and Linux. We also have integrations with Zoom, and Microsoft for video conferencing. We are dependent on the accessibility of our platform across these and other third-party operating systems and applications that we do not control. Several of our competitors own, develop, operate, or distribute operating systems, app stores, co-located data center services and other software, and also have material business relationships with companies that own, develop, operate or distribute operating systems, applications markets, co-located data center services and other software that our platform requires in order to operate. Moreover, some of these competitors have inherent advantages developing products and services that more tightly integrate with their software and hardware platforms or those of their business partners.

Third-party services and products are constantly evolving, and we may not be able to modify our platform to assure its compatibility with that of other third parties following development changes. In addition, some of our competitors may be able to disrupt the operations or compatibility of our platform with their products or services, or exert strong business influence on our ability to, and terms on which we, operate and distribute our platform. For example, we currently offer products that may compete with several large technology companies that we rely on to ensure the interoperability of our platform with their products or services. As our respective products evolve, we expect this level of competition to increase. Should any of our competitors modify their products or standards in a manner that degrades the functionality of our platform or gives preferential treatment to competitive products or services, whether to enhance their competitive position or for any other reason, the interoperability of our platform with these products could decrease and our business could be harmed.

Our current products, as well as products, features and functionality that we may introduce in the future, may not be widely accepted by consumers or may receive negative attention or may require us to compensate or reimburse third parties, any of which may lower our margins and harm our business.

Our ability to engage, retain and increase our base of customers and to increase our revenue will depend on our ability to successfully create new products, features and functionality, both independently and together with third parties. We may introduce significant changes to our existing products or develop and introduce new and unproven products, including technologies with which we have little or no prior development or operating experience. These new products and updates may fail to engage, retain and increase our base of customers or may create lag in adoption of such new products. New products may initially suffer from performance and quality issues that may negatively impact our ability to market and sell such products to new and existing customers. The short- and long-term impact of any major change to our products, or the introduction of new products, is particularly difficult to predict. If new or enhanced products fail to engage, retain and increase our base of customers, we may fail to generate sufficient revenue, operating margin or other value to justify our investments in such products, any of which may harm our business in the short term, long term, or both.

In addition, our current products, as well as products, features and functionality that we may introduce in the future, may require us to compensate or reimburse third parties.

Our failure to properly manage the distribution of our products and services could result in a loss of revenues.

We currently sell our products and services both directly to customers and through our Channel Partners. Successfully managing the interaction of our direct and indirect sales channels to reach various potential customers for our services is a complex process. Each sales channel has distinct risks and costs, and therefore, our failure to implement the most advantageous balance in the sales model for our services could adversely affect our revenue and profitability.

We utilize our network of Channel Partners to sell our products and services, and our failure to effectively develop, manage and maintain our indirect sales channels would harm our business.

Our future success depends on our continued ability to establish and maintain a network of channel relationships, and we expect that we will need to maintain and expand our network as we grow. A large portion of our revenue is derived from our network of dealers and distributors, which we refer to collectively as Channel Partners, many of which sell or may in the future decide to sell their own products and services or services from other providers. Loss of or reduction in sales through these third parties could reduce our revenue. Our competitors may in some cases be effective in causing our Channel Partners to favor their products and services or prevent or reduce sales of our products and services. Recruiting and retaining qualified Channel Partners in our network and training them in our technology and product offerings requires significant time and resources. We must continue to scale and improve our processes and procedures to support these channels, including investment in systems and training. Many Channel Partners may not be willing to invest the time and resources required to train their staff to effectively sell our platform. If we fail to maintain relationships with our Channel Partners, fail to develop relationships with new Channel Partners in new markets or expand the number of Channel Partners in existing markets or fail to manage, train, or provide appropriate incentives to our existing Channel Partners, our ability to increase the number of new customers and increase sales to existing customers could be adversely impacted, which would harm our business.

We rely on our Channel Partners for a large portion of our revenues, two of which account for a significant percentage of these revenues, and the loss of these Channel Partners could result in a significant loss of revenues.

We have two methods of selling our products: (1) sales by our Channel Partners, who buy our products and resell them to our customers (or End Users), and (2) sales directly to End Users, which are customers that purchase our products directly for their own use. In consideration for their marketing and selling our products, we provide Channel Partners with discounts on our products. Sales made by our more than 120 Channel Partners accounted for approximately 95% and 92% of our sales, for the years ended December 31, 2022 and December 31, 2021, respectively. Two of our Channel Partners accounted for an aggregate of approximately 31% and 8% of revenue for the year ended December 31, 2022 and 17% and 9.2% for the year ended December 31, 2021.

We believe that most of our Channel Partners could be replaced without having a material adverse impact on our revenues, but if we were to lose the services of either of Channel Partners accounting for the largest number of our sales, it may be difficult to replace either of them and such loss could have a material adverse impact on our revenues. The composition of our Channel Partners will vary from period to period but we expect that a significant portion of our revenue will continue, for the foreseeable future, to come from a relatively small number of Channel Partners. Consequently, our financial results may fluctuate significantly from period-to-period based on the actions of one or more significant Channel Partners. A channel partner may take actions that affect the Company for reasons that we cannot anticipate or control, such as reasons related to the channel partner’s financial condition, changes in the channel partner’s business strategy or operations, changes in technology and the introduction of alternative competing products, or as the result of the perceived quality or cost-effectiveness of our products. Our agreements with our two largest Channel Partners may be cancelled if we materially breach the agreement or for other reasons outside of our control such as insolvency or financial hardship that may result in a Channel Partner filing for bankruptcy court protection against unsecured creditors. In addition, these Channel Partners may seek to renegotiate the terms of current agreements or renewals. The loss of or a reduction in sales or anticipated sales to our most significant or several of our Channel Partners could have a material adverse effect on our business, financial condition and results of operations.

Our ability to sell products for and subscriptions to our platform could be harmed by real or perceived material defects or errors in our platform.

The software technology underlying our platform is inherently complex and may contain material defects or errors, particularly when new products are first introduced or when new features or capabilities are released. We have from time to time found defects or errors in our platform, and new defects or errors in our existing platform or new products may be detected in the future by us or our users. There can be no assurance that our existing platform and new products will not contain defects. Any real or perceived errors, failures, vulnerabilities, or bugs in our platform could result in negative publicity or lead to data security, access, retention or other performance issues, all of which could harm our business. The costs incurred in correcting such defects or errors may be substantial and could harm our business. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and would harm our business.

We also utilize hardware purchased or leased and software and services licensed from third parties to offer our platform. Any defects in, or unavailability of, our or third-party hardware, software or services that cause interruptions to the availability of our services, loss of data or performance issues could, among other things:

•        cause a reduction in revenue or delay in market acceptance of our platform;

•        require us to issue refunds to our customers or expose us to claims for damages;

•        cause us to lose existing hosts and make it more difficult to attract new customers and hosts;

•        divert our development resources or require us to make extensive changes to our platform, which would increase our expenses;

•        increase our technical support costs; and

•        harm our reputation and brand.

We operate in a highly competitive market and many of our competitors have greater financial resources and established relationships with major corporate customers.

The market for communications and collaboration technologies is highly competitive, rapidly changing and includes large, well-financed participants such as Zoom Video Communications, Inc., Cisco Systems, Inc., and Microsoft Corporation. These companies have substantially greater brand recognition, financial and other resources than us, furnish some of the same services provided by us, and have established relationships with major corporate customers that have policies of purchasing directly from them. We also currently compete with other visual collaboration companies that have room-based products, including Prysm, Bluscape, Oblong and Mulit-taction. Our competitors offer services similar both on a bundled and un-bundled basis, creating a highly competitive environment with pressure on pricing of such services. We believe that as the demand for collaboration technologies continues to increase, additional competitors, many of which may have greater resources than us, will continue to enter this market. Additionally, with the introduction of new technologies and new market entrants, we expect competition to intensify in the future.

Our products and services must continue to compete effectively in the market.

Demand for our services is also price sensitive. Many factors, including marketing, user acquisition and technology costs, and our current and future competitors’ pricing and marketing strategies can significantly affect our pricing strategies. Certain of our competitors offer, or may, in the future, offer, lower-priced or free products or services that compete with our services or may bundle and offer a broader range of products and services. Similarly, certain competitors may use marketing strategies that enable them to acquire customers at a lower cost than us. Further, our competitors could develop products similar to our products that rely on open-source software. Even if such products do not include all the features and functionality that our products provide, we could face pricing pressure to the extent that users find these products to be sufficient for their needs. There can be no assurance that we will not be required to reduce our prices, provide discounts, or increase our marketing and other expenses to attract and retain customers in response to competitive pressures, any of which could have an adverse impact on our business.

There is limited market awareness of our services.

Our future success will be dependent in significant part on our ability to generate demand for our collaboration technologies and services. To this end, our direct marketing and indirect sales operations must increase market awareness of our service offerings to generate increased revenue. We have limited sales and marketing resources, with 19 employees and two international contractors in sales and marketing as of December 31, 2022, and we have had limited resources and/or cash flow in the last several years for spending on advertising, marketing and additional personnel. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. If we were to hire new employees in sales and marketing, those employees will require training and take time to achieve full productivity. We cannot be certain that our new hires will become as productive as necessary or that we will be able to hire enough qualified individuals or retain existing employees in the future. We cannot be certain that we will be successful in our efforts to market and sell our products and services, and, if we are not successful in building market awareness and generating increased sales, future results of operations will be adversely affected.

Our success depends on our ability to recruit and retain adequate engineering talent.

The market for our products and services are characterized by rapidly changing technology. The pressure to innovate and stay ahead of our competitors requires an investment in talent. Specifically, competing successfully in this market depends on our ability to recruit and retain adequate engineering talent. Because of the competitive nature of this industry, this can prove a challenge. Failure to recruit and retain adequate talent could negatively impact our ability to keep up with the rapidly changing technology.

Any failure to offer high-quality support for our customers and hosts may harm our relationships with our customers and hosts and, consequently, our business.

We have designed our platform to be easy to adopt and use with minimal support necessary. However, if we experience increased user demand for support, we may face increased costs that may harm our results of operations. In addition, as we continue to grow our operations and support our global user base, we need to be able to continue to provide efficient support that meets our customers’ needs globally at scale. As the number of our customers grow this will put additional pressure on our support organization. If we are unable to provide efficient user support globally at scale or if we need to hire additional support personnel, our business may be harmed. Our new customer acquisitions are highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality support, or a market perception that we do not maintain high-quality support for our customers, would harm our business.

We may be unable to adequately respond to rapid changes in technology.

The market for our collaboration technologies and services is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. The introduction of products and services embodying new technology and the emergence of new industry standards may render our existing product and service offerings obsolete and unmarketable if we are unable to adapt to change. A significant factor in our ability to grow and to remain competitive is our ability to successfully introduce new products and services that embody new technology, anticipate and incorporate evolving industry standards and achieve levels of functionality and price acceptable to the market. If our offerings are unable to meet expectations or unable to keep pace with technological changes in the collaboration industry, our offerings could eventually become obsolete. We may be unable to allocate the funds necessary to upgrade our offerings as improvements in collaboration technologies are introduced. In the event that other companies develop more advanced service offerings, our competitive position relative to such companies would be harmed.

Any system failures or interruptions may cause loss of customers.

Our success depends, in part, on the seamless, uninterrupted operation of our managed service offerings. As complexity and volume continue to increase, we will face increasing demands and challenges in managing them. Any prolonged failure of these services or other systems or hardware that cause significant interruptions to our operations could seriously damage our reputation and result in customer attrition and financial loss.

We may in the future rely on third-party software that may be difficult to replace or may not perform adequately.

We may in the future integrate third-party licensed software components into our technology infrastructure in order to provide our services. This software may not continue to be available on commercially reasonable terms or pricing or may fail to continue to be updated to remain competitive. The loss of the right to use this third-party software may increase our expenses or impact the provisioning of our services. The failure of this third-party software could materially impact the performance of our services and may cause material harm to our business or results of operations.

We depend upon our network providers’ and facilities’ infrastructure.

Our success depends upon our ability to implement, expand and adapt our network infrastructure and support services to accommodate an increasing amount of video traffic and evolving customer requirements at an acceptable cost. This has required and will continue to require that we enter into agreements with providers of infrastructure capacity, equipment, facilities and support services on an ongoing basis. We cannot ensure that any of these agreements can be obtained on satisfactory terms and conditions. We also anticipate that future expansions and adaptations of our network infrastructure facilities may be necessary in order to respond to growth in the number of customers served.

Our network could fail, which could negatively impact our revenues.

Our success depends upon our ability to deliver reliable, high-speed access to our channels’ and customers’ data centers and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network and facilities, and other networks and facilities providing services to us, are vulnerable to damage, unauthorized access or cessation of operations from human error and tampering, breaches of security, fires, earthquakes, severe storms, power losses, telecommunications failures, software defects, intentional acts of vandalism including computer viruses, and similar events. The occurrence of a natural disaster or other unanticipated problems at the network operations center, key sites at which we locate routers, switches and other computer equipment that make up the backbone of our service offering and hosted infrastructure, or at one or more of our partners’ data centers, could substantially and adversely impact our business. We cannot ensure that we will not experience failures or shutdowns relating to individual facilities or even catastrophic failure of the entire network or hosted infrastructure. Any damage to, or failure of, our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business and results of operations.

Our network depends upon telecommunications carriers who could limit or deny us access to their network or fail to perform, which would have a material adverse effect on our business.

We rely upon the ability and willingness of certain telecommunications carriers and other corporations to provide us with reliable high-speed telecommunications service through their networks. If these telecommunications carriers and other corporations decide not to continue to provide service to us through their networks on substantially the same terms and conditions (including, without limitation, price, early termination liability, and installation interval), if at all, it would have a material adverse effect on our business, financial condition and results of operations. Additionally, many of our service level objectives are dependent upon satisfactory performance by our telecommunications carriers. If they fail to so perform, it may have a material adverse effect on our business.

Our security measures may in the future be compromised. Consequently, our products and services may be perceived as not being secure. This perception may result in customers and hosts curtailing or ceasing their use of our products, our incurring significant liabilities and our business being harmed.

Our operations involve the storage and transmission of customer data or information, and security incidents may occur in the future, resulting in unauthorized access to, loss of or unauthorized disclosure of this information, regulatory enforcement actions, litigation, indemnity obligations and other possible liabilities, as well as negative publicity, which could damage our reputation, impair our sales and harm our business. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of products and services have been and are expected to continue to be targeted. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), employee theft or misuse and denial-of-service attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). Despite significant efforts to create security barriers to such threats, it is virtually impossible for us to entirely mitigate these risks. If our security measures are compromised as a result of third-party action, employee, customer, host or user error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our reputation would be damaged, our data, information or intellectual property, or those of our customers, may be destroyed, stolen or otherwise compromised, our business may be harmed and we could incur significant liability. We may be unable in the future to anticipate or prevent techniques used to obtain unauthorized access or to compromise our systems because they change frequently and are generally not detected until after an incident has occurred. Additionally, we cannot be certain that we will be able to address any vulnerabilities in our software that we may become aware of in the future. We expect similar issues to arise in the future as we continue to expand the features and functionality of existing products and introduce new products, and we expect to expend significant resources in an effort to protect against security incidents. Concerns regarding privacy, data protection and information security may cause some of our customers and hosts to stop using our solutions and fail to renew their subscriptions. This discontinuance in use or failure to renew could substantially harm our business. Further, as we rely on third-party and public-cloud infrastructure, we depend in part on third-party security measures to protect against unauthorized access, cyberattacks and the mishandling of data and information. In addition, failures to meet customers’ and hosts’ expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain customers and hosts, attract new customers and hosts and grow our business. In addition, a cybersecurity event could result in significant increases in costs, including costs for remediating the effects of such an event, lost revenue due to network downtime, and a decrease in customer, host and user trust, increases in insurance premiums due to cybersecurity incidents, increased costs to address cybersecurity issues and attempts to prevent future incidents, and harm to our business and our reputation because of any such incident.

Many governments have enacted laws requiring companies to provide notice of data security incidents involving certain types of personal data. In addition, some of our customers require us to notify them of data security breaches. Security compromises experienced by our competitors, by our customers or by us may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode confidence in the effectiveness of our security measures, negatively affect our ability to attract new customers and hosts, cause existing customers to elect not to renew their subscriptions or subject us to third-party lawsuits, regulatory fines or other action or liability, which could harm our business.

There can be no assurance that any limitations of liability provisions in our agreements would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, would harm our business.

The failure to attract and retain additional qualified personnel could harm our business and culture and prevent us from executing our business strategy.

To execute our business strategy, we must attract and retain highly qualified personnel. Competition for executives, software developers, sales personnel and other key employees in our industry is intense. In particular, we compete with many other companies for software developers with high levels of experience in designing, developing and managing software for communication and collaboration technologies, as well as for skilled sales and operations professionals. At times, we have experienced, and we may continue to experience, difficulty in hiring and retaining employees with appropriate qualifications, and we may not be able to fill positions. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business could be harmed.

Many of the companies with which we compete for experienced personnel have greater resources than we have, and some of these companies may offer greater compensation packages. We may be required to offer substantial equity awards to compete with compensation packages offered by other companies. If the perceived value of our equity awards declines, or if the mix of equity and cash compensation that we offer is unattractive, it may adversely affect our ability to recruit and retain highly skilled employees. Job candidates may also be threatened with legal action under agreements with their existing employers if we attempt to hire them, which could impact hiring and result in a diversion of our time and resources. Additionally, laws and regulations, such as restrictive immigration laws, may limit our ability to recruit internationally. We must also continue to retain and motivate existing employees through our compensation practices, company culture and career development opportunities. If we fail to attract new personnel or to retain our current personnel, our business would be harmed.

The loss of our executive officers, especially our Chief Executive Officer, or our inability to attract and retain qualified personnel may adversely affect our business, financial condition and results of operations.

Our business and operations depend to a significant degree on the skills, efforts and continued services of our executive officers (including Michael Feldman, our President and Chief Executive Officer), who have critical industry experience and relationships. Although we currently intend to enter into employment agreements with Mr. Feldman and two of our other executive officers prior to the consummation of this Offering, and we currently intend for such agreements to provide that we may terminate their employment with us at any time, with or without cause, as well as that they may terminate their employment with us at any time, with cause or for good reason. Accordingly, these executive officers may not remain associated with us. The efforts of these persons will be critical to us as we continue to develop our products and business. We do not carry key person life insurance on any of our management other than our Chief Executive Officer in a face amount of $3,000,000, which would leave our Company uncompensated for the loss of any of our executive officers other than our Chief Executive Officer.

The coronavirus (COVID-19) pandemic is a continuing serious threat to health and economic well-being affecting our employees, investors, customers, and other business partners.

On March 11, 2020, the World Health Organization announced that infections of COVID-19 had become pandemic, and on March 13, 2020, the U.S. President announced a National Emergency relating to the disease. Throughout 2020, widespread infection in the United States and abroad prompted national, state, and local authorities to require or recommend social distancing and impose quarantine and isolation measures on large portions of the population, including mandatory business closures. These measures, while intended to protect human life, had serious adverse impacts on domestic and foreign economies. Although many of these measures have not been in place in the

United States and most other countries for some time now, a significant increase in the spread of new variants or subvariants could result in the reinstatement of some or many of these measures. The sweeping nature of the COVID-19 Pandemic, to date, makes it difficult to predict how the Company’s business and operations could be affected in the future, if a new variant should emerge. Moreover, the COVID-19 outbreak has had indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other virus epidemic harms the global economy generally and/or the markets in which we operate specifically.

Further, our current and potential customers may be required to allocate resources and adjust budgets to accommodate potential contingencies related to the effects of the coronavirus and measures required to be put in place to prevent and contain contamination of the virus. Uncertainties resulting from COVID-19 may result in customers delaying budget expenditures or re-allocating resources, which would result in a decrease in orders from these customers. Any such decrease in orders from these customers could cause a material adverse effect on our operations and financial results and our ability to generate positive cash flows.

In 2020 the Company’s revenues decreased by 25% compared to the prior year. This was the first year our year-over-year revenues decreased since inception, and was due nearly entirely to the COVID-19 Pandemic. Most of our enterprise customers required all or nearly all of their employees to work remotely for most of 2020, most of our education customers switched to remote learning and in many states elective surgeries were prohibited for much of the year. All of these factors impacted our revenue in 2020. In 2021, as workers and students began to return, with a demand for a hybrid work environment, our revenues increased throughout the year, until the fourth quarter of 2021 when our revenues returned to our pre-COVID-19 Pandemic levels. Moving forward, while our products benefit from the current hybrid work environment, a scenario where universities were to switch to all-remote classes, companies returned to all-remote work and elective surgeries were widely cancelled in hospitals could adversely affect our revenues.

In addition to the above, over the last twelve months, supply chain shortages have impacted our ability to ship our products within our normal delivery time on several occasions, resulting in lower revenues for specific periods than we projected. If supply chain disruptions become more severe in the future this could adversely affect our revenues for specific periods.

Any of the foregoing factors, or other cascading effects of the COVID-19 Pandemic that are not currently foreseeable, could materially increase our costs, negatively impact our sales and damage the Company’s results of operations and its liquidity position, possibly to a significant degree. The duration of any such impacts cannot be predicted.

Also, to the extent the COVID-19 Pandemic or a similar public health threat has an impact on our business, it is likely to also have the effect of heightening many of the other risks described in this “Risk Factors” section.

We may be adversely affected by the effects of inflation.

Consumer inflation, as measured by the Consumer Price Index for All Urban Consumers has increased 6.5% for the 12 months ending December 31, 2022. Although inflation has resulted in an increase in costs we pay relating to our products, to date, we have been able to increase the prices we charge our customers and, therefore, such price increases we have incurred have not adversely affected our business, results of operations, financial position and liquidity, although we may not be able to continue raising the prices we charge customers if inflation continues to increase in the future. The existence of inflation in the economy also has the potential to result in higher interest rates and capital costs, supply shortages, increased costs of labor and other similar effects. In particular, the greatest effect of inflation has been the need for us to substantially increase salaries and other compensation we pay to our employees in order to keep wages competitive and continuing increases in wages may make it more difficult for us maintain general operating expenses at desired levels. Although we may take measures to mitigate the impact of this inflation through pricing actions and efficiency gains, if these measures are not effective our business, results of operations, financial position and liquidity could be materially adversely affected. Even if such measures are effective, there could be a difference between the timing of when these beneficial actions impact our results of operations and when the cost inflation is incurred. Additionally, the pricing actions we may take could negatively impact our customer engagement, and decrease our market share, and certain of our competitors — particularly our larger, more established competitors — may manage inflationary pressures better than we are able to.

Geopolitical conditions, including acts of war or terrorism could adversely affect our business.

Our operations could be disrupted by geopolitical conditions, trade disputes, international boycotts and sanctions, political and social instability, acts of war, terrorist activity or other similar events. From time to time, we could have a large revenue stream associated with a particular customer or a large number of customers located in a particular geographic region. Decreased demand from a discrete event impacting a specific customer, industry, or region in which we have a concentrated exposure could negatively impact our results of operations.

Recently, Russia initiated significant military action against Ukraine. In response, the U.S. and certain other countries imposed significant sanctions and export controls against Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations, and the U.S. and certain other countries could impose further sanctions, trade restrictions, and other retaliatory actions should the conflict continue or worsen. It is not possible to predict the broader consequences of the conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof as well as any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports, is likely to cause regional instability, geopolitical shifts, and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. The situation remains uncertain, and while it is difficult to predict the impact of any of the foregoing, the conflict and actions taken in response to the conflict could increase our costs, reduce our sales and earnings, impair our ability to raise additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition, and results of operations.

With regard to our sole manufacturer and supplier of computer equipment for our ThinkHub Room™ products, any potential disruption in and other risks relating to its supply chain could limit the availability or increase the costs of its computer equipment and consequently our ThinkHub Room™ products, potentially causing consumers to seek readily available or inexpensive alternative products from competing businesses, which may ultimately affect the total number of users using our platform and harm our business, financial condition and results of operations.

Our sole manufacturer and supplier of computer equipment for our ThinkHub Room™ products obtains products and raw materials from manufacturers and distributors located around the world, and may have entered into long-term contracts or exclusive agreements that would ensure its ability to acquire the types and quantities of products or raw materials it desires at acceptable prices and in a timely manner. Any potential disruption in and other risks relating to our sole manufacturer and supplier’s supply chain as a result of the COVID-19 Pandemic or Russia’s invasion of Ukraine, could limit the availability or increase the costs of its computer equipment and consequently our ThinkHub Room™ products, potentially causing consumers to seek readily available or inexpensive alternative products from competing businesses, which may ultimately affect the total number of users using our platform and harm our business, financial condition and results of operations.

We may not successfully manage our growth or plan for future growth.

Recently, we have experienced rapid growth. For example, our headcount has grown to 76 full-time employees as of February 28, 2023 from 50 full time employees at January 1, 2021. The growth and expansion of our business places a continuous, significant strain on our management, operational and financial resources. Further growth of our operations to support our user base, our expanding third-party relationships, our information technology systems and our internal controls and procedures may not be adequate to support our operations. In addition, as we continue to grow, we face challenges of integrating, developing and motivating a rapidly growing employee base. Certain members of our management have not previously worked together for an extended period of time, and some do not have experience managing a public company, which may affect how they manage our growth. Managing our growth will also require significant expenditures and allocation of valuable management resources.

In addition, our rapid growth may make it difficult to evaluate our future prospects. Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. We have encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If we fail to achieve the necessary level of efficiency in our organization as it grows, or if we are not able to accurately forecast future growth, our business would be harmed.

We may acquire other businesses or receive offers to be acquired, which could require significant management attention, disrupt our business or dilute stockholder value.

We may in the future make acquisitions of other companies, products and technologies. We have limited experience in acquisitions. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by users, developers or investors. In addition, we may not be able to integrate acquired businesses successfully or effectively manage the combined company following an acquisition. If we fail to successfully integrate our acquisitions, or the people or technologies associated with those acquisitions, into our Company, the results of operations of the combined company could be adversely affected. Any integration process will require significant time and resources, require significant attention from management and disrupt the ordinary functioning of our business, and we may not be able to manage the process successfully, which could harm our business. In addition, we may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges.

We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock. The sale of equity to finance any such acquisitions could result in dilution to our stockholders. If we incur more debt, it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to flexibly operate our business.

If our actual liability for sales and use taxes and federal regulatory fees is different from our accrued liability, it could have a material impact on our financial condition.

Each state has different rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. We review these rules and regulations periodically and, when we believe our services are subject to sales and use taxes in a particular state, we voluntarily engage state tax authorities in order to determine how to comply with their rules and regulations. Vendors of services, like us, are typically held responsible by taxing authorities for the collection and payment of any applicable sales taxes and federal fees. If one or more taxing authorities determines that taxes should have, but have not, been paid with respect to our services, we may be liable for past taxes in addition to taxes going forward. Liability for past taxes may also include very substantial interest and penalty charges. Our customer contracts provide that our customers must pay all applicable sales taxes and fees. Nevertheless, customers may be reluctant to pay back taxes and may refuse responsibility for interest or penalties associated with those taxes. If we are required to collect and pay back taxes and the associated interest and penalties, and if our customers fail or refuse to reimburse us for all or a portion of these amounts, we will have incurred unplanned expenses that may be substantial. Moreover, imposition of such taxes on our services going forward will effectively increase the cost of such services to our customers and may adversely affect our ability to retain existing customers or to gain new customers in the areas in which such taxes are imposed. We may also become subject to tax audits or similar procedures in states where we already pay sales and use taxes. The assessment of taxes, interest, and penalties as a result of audits, litigation, or otherwise could be materially adverse to our current and future results of operations and financial condition.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Not every organization covered by our market opportunity estimates will necessarily buy video communications platforms at all, and some or many of those organizations may choose to continue using legacy communication methods or point solutions offered by our competitors. It is impossible to build every product feature that every customer or host wants, and our competitors may develop and offer features that our platform does not provide. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of the organizations covered by our market opportunity estimates will purchase our solutions at all or generate any particular level of revenue for us. Even if the market in which we compete meets the size estimates and growth forecasts in this prospectus, our business could fail to grow for a variety of reasons outside of our control, including competition in our industry. If any of these risks materialize, it could harm our business and prospects. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this prospectus, see the section titled “Market and Industry Data.”

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2022, we had $13.9 million of federal and $14.6 million of state net operating loss carryforwards available to reduce future taxable income, which will begin to expire in 2034 for federal and 2028 for state tax purposes. It is more likely than not that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. As a result, a full valuation allowance was recorded as of December 31, 2022 and December 31, 2021. Under federal income tax law, federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited. In addition, the federal and state net operating loss carryforwards may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended (the “Code”), and similar provisions under state law. The Tax Reform Act of 1986 contains provisions that limit the federal net operating loss carryforwards that may be used in any given year in the event of special occurrences, including significant ownership changes. If these specified events occur or have occurred, we may lose some or all of the tax benefits of these carryforwards. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If an ownership change occurs and our ability to use our net operating loss carryforwards is materially limited, it would harm our business by effectively increasing our future tax obligations.

Our reported results of operations may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the Securities and Exchange Commission (SEC) and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, we adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective as of January 1, 2018 utilizing the full retrospective method of adoption. The adoption of ASC 606 impacted the timing and manner in which we report our revenue and expenses, especially with respect to our sales commissions. See Note 14 to our financial statements included elsewhere in this prospectus for more information. It is also difficult to predict the impact of future changes to accounting principles or our accounting policies, which may modify how we account for certain items currently.

We depend upon one manufacturer and supplier of computer equipment for our ThinkHub Room™ products.

To date, our ThinkHub Room™ products have been sold for use exclusively with Apple Mac Minis and Mac Pros. Apple Mac Minis and Mac Pros are manufactured and sold exclusively by Apple, Inc. (“Apple”). If Apple were to discontinue manufacture and sales of Mac Minis or Mac Pros, or we would otherwise be unable to obtain a sufficient supply of Mac Minis and Mac Pros for use with our ThinkHub Room™ products this could have a material adverse impact on our operations. Our core ThinkHub Room™ software was originally developed in a code base that is specific to Apple computers. However, the T1V app and ThinkHub Cloud™ both run in a software based cross-platform code base. We are in the process of migrating our core ThinkHub Room™ software to the cross-platform code base and expect this to be complete for the majority of our products by the first quarter of 2023. There is no assurance that we will be able to successfully migrate our core ThinkHub Room™ software to the cross-platform code base prior to any substantial loss of supply of these Apple products.

Risks Related to Our Intellectual Property

We may not be able to protect the rights to our intellectual property.

Failure to protect our existing intellectual property rights may result in the loss of our exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation and/or be enjoined from using such intellectual property. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. Some of our intellectual property is not covered by any patent. As we further develop our services and related intellectual property, we expect to seek additional patent protection. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent.

Accordingly, we cannot assure that any of the patents owned by us or other patents that other parties license to us in the future will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others; any of our pending or future patent applications will be issued with the breadth of claim coverage sought by it, if issued at all; or any patents owned by or licensed to us, although valid, will not be dominated by a patent or patents to others having broader claims. Additionally, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

We also seek to protect our intellectual property, including proprietary information that may not be patented or patentable, in part by confidentiality agreements. We enter into such confidentiality agreements with all of our employees and independent contractors. We cannot ensure that these agreements will not be breached, that we will have adequate remedies for any breach, or that such persons will not assert rights to intellectual property arising out of these relationships.

Our failure to obtain or maintain the right to use certain intellectual property may negatively affect our business.

Our future success and competitive position depend in part upon our ability to obtain and maintain certain intellectual property to be used in connection with our services. While we are not currently engaged in any intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or we could commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense, adversely affecting the development of sales of the challenged product and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor.

In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to pay substantial damages; cease the development, use or sale of services or products that infringe upon other patented intellectual property; expend significant resources to develop or acquire non-infringing intellectual property; discontinue the use or application of infringing technology; or obtain licenses to the infringing intellectual property. We cannot ensure that we would be successful in such development or acquisition or that such licenses would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a negative effect on our business and financial results.

An adverse outcome as plaintiff in any such litigation, in addition to the costs involved, may, among other things, result in the loss of the intellectual property (such as a patent) that was the subject of the lawsuit by a determination of invalidity or unenforceability, significantly increase competition as a result of such determination, and require the payment of penalties resulting from counterclaims by the defendant.

We may in the future be a party to intellectual property rights claims and other litigation matters, which, if resolved adversely, could harm our business.

We protect our intellectual property through patents, copyrights, trademarks, domain names and trade secrets and, from time to time, are subject to litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights. As we face increasing competition and gain an increasingly high profile, the possibility of intellectual property rights claims, commercial claims and other assertions against us grows. We may from time to time in the future become, a party to litigation and disputes related to our intellectual property, our business practices and our proprietary technology, products and services. The costs of supporting litigation and dispute resolution proceedings may be considerable, and there can be no assurances that a favorable outcome would be obtained. We may need to settle litigation and disputes on terms that are unfavorable to us, or we may be subject to an unfavorable judgment that may not be reversible upon appeal. The terms of any settlement or judgment could require us to cease some or all of our operations or pay substantial amounts to the other party. Even if we were to prevail in such a litigation or dispute, it could be costly and time consuming and divert the attention of our management and key personnel from our business operations. During the course of any potential litigation or dispute, we could make announcements regarding the results of hearings and motions and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of our Class A Common Stock may decline. With respect to any intellectual property rights claim, we may have to seek a license to continue practices found to be in violation of third-party rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such practices may not be available to us at all, and we may be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative, non-infringing technology or practices could require significant effort and expense. Our business could be harmed as a result.

Our use of third-party open-source software could negatively affect our ability to offer and sell subscriptions to our platform and subject us to possible litigation.

A portion of the technologies we use incorporates third-party open-source software, and we may incorporate third-party open-source software in the future. Open-source software is generally licensed by its authors or other third parties under open-source licenses. From time to time, companies that use third-party open-source software have faced claims challenging the use of such open-source software and requesting compliance with the open-source software license terms. Accordingly, we may be subject to suits by parties claiming ownership of what we believe to be open-source software or claiming non-compliance with the applicable open-source licensing terms. Some open-source software licenses require end-users who use, distribute or make available across a network software and services that include open-source software to offer aspects of the technology that incorporates the open-source software for no cost. We may also be required to make publicly available source code (which in some circumstances could include valuable proprietary code) for modifications or derivative works we create based upon, incorporating or using the open-source software and/or to license such modifications or derivative works under the terms of the particular open-source license. Additionally, if a third-party software provider has incorporated open-source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification of our licensed software. While we employ practices designed to monitor our compliance with the licenses of third-party open-source software and protect our valuable proprietary source code, we may inadvertently use third-party open-source software in a manner that exposes us to claims of non-compliance with the terms of their licenses, including claims of intellectual property rights infringement or for breach of contract. Furthermore, there exists today an increasing number of types of open-source software licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. If we were to receive a claim of non-compliance with the terms of any of these open-source licenses, we may be required to publicly release certain portions of our proprietary source code. We could also be required to expend substantial time and resources to re-engineer some of our software. Any of the foregoing could disrupt and harm our business.

Risks Related to Regulations

Our actual or perceived failure to comply with privacy, data protection and information security laws, regulations, and obligations could harm our business.

We receive, store, process and use personal information and other user content. There are numerous federal, state, local and international laws and regulations regarding privacy, data protection, information security and the storing, sharing, use, processing, transfer, disclosure and protection of personal information and other content, the scope of which is changing, subject to differing interpretations and may be inconsistent among countries, or conflict with other rules. We are also subject to the terms of our privacy policies and obligations to third parties related to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection and information security to the extent possible. However, the regulatory framework for privacy and data protection worldwide is, and is likely to remain, uncertain for the foreseeable future, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.

We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection and information security proposed and enacted in various jurisdictions. For example, in May 2018, the General Data Protection Regulation (GDPR) went into effect in the European Union (EU). The GDPR imposed more stringent data protection requirements and provides greater penalties for noncompliance than previous data protection laws, including potential penalties of up to €20 million or 4% of annual global revenues. Further, following a referendum in June 2016 in which voters in the United Kingdom approved an exit from the EU, the United Kingdom government has initiated a process to leave the EU, known as Brexit. Brexit has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, although the United Kingdom enacted a Data Protection Act in May 2018 that is designed to be consistent with the GDPR, uncertainty remains regarding how data transfers to and from the United Kingdom will be regulated. California enacted the California Consumer Privacy Act of 2018 (CCPA), which became effective January 1, 2020, that affords consumers expanded privacy protections. The CCPA was recently amended, and it is possible that it will be amended in the future. The CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation.

With laws and regulations such as the GDPR in the EU and the CCPA in the United States imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so. Any failure or perceived failure by us to comply with our privacy policies, our privacy-, data protection- or information security-related obligations to users or other third parties or any of our other legal obligations relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others, and could result in significant liability or cause our users to lose trust in us, which could have an adverse effect on our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform.

Additionally, if third parties we work with, such as vendors or developers, violate applicable laws or regulations or our policies, such violations may also put our users’ content at risk and could in turn have an adverse effect on our business. Any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of our users’ content, or regarding the manner in which the express or implied consent of users for the collection, use, retention or disclosure of such content is obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process user data or develop new services and features.

We are subject to governmental export and import controls that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in compliance with applicable laws.

Our platform and associated products are subject to various restrictions under U.S. export control and sanctions laws and regulations, including the U.S. Department of Commerce’s Export Administration Regulations (EAR) and various economic and trade sanctions regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. The U.S. export control laws and U.S. economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products and services to U.S. embargoed or sanctioned countries, governments, persons and entities, and also require authorization for the export of certain encryption items. In addition, various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements and have enacted or could enact laws that could limit our ability to distribute our platform or could limit our hosts’ ability to implement our platform in those countries.

To the best of our knowledge, we have not made our software products available to customers, including users in embargoed or sanctioned countries, in apparent violation of the EAR; provided, however, that we do have one customer located in Russia. If we are found to be in violation of U.S. economic sanctions or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. We may also be adversely affected through other penalties, reputational harm, loss of access to certain markets or otherwise.

Changes in our platform, or changes in export, sanctions and import laws, may delay the introduction and sale of subscriptions to our platform in international markets, prevent our customers with international operations from using our platform or, in some cases, prevent the access or use of our platform to and from certain countries, governments, persons or entities altogether. Further, any change in export or import regulations, economic sanctions or related laws, shift in the enforcement or scope of existing regulations or change in the countries, governments, persons or technologies targeted by such regulations could result in decreased use of our platform or in our decreased ability to export or sell our platform to existing or potential customers with international operations. Any decreased use of our platform or limitation on our ability to export or sell our platform would likely harm our business.

We may be subject to, or assist law enforcement with enforcement of, a variety of U.S. and international laws that could result in claims, increase the cost of operations or otherwise harm our business due to changes in the laws, changes in the interpretations of the laws, greater enforcement of the laws or investigations into compliance with the laws.

We may be subject to, or assist law enforcement with enforcement of, various laws, including those covering copyright, indecent content, child protection, consumer protection, telecommunications services, taxation and similar matters. There may be instances where improper or illegal content has been shared on our platform without our knowledge. As a service provider, we do not monitor our platform to evaluate the legality of content shared on it. While to date we have not been subject to material legal or administrative actions as a result of this content, the laws in this area are currently in a state of flux and vary widely between jurisdictions. Accordingly, it may be possible that in the future we and our competitors may be subject to legal actions, along with the users who shared such content. In addition, regardless of any legal liability we may face, our reputation could be harmed should there be an incident generating extensive negative publicity about the content shared on our platform. Such publicity would harm our business.

We are also subject to consumer protection laws that may impact our sales and marketing efforts, including laws related to subscriptions, billing and auto-renewal. These laws, as well as any changes in these laws, could adversely affect our ability in the future to retain and upgrade customers and attract new customers for our planned future ThinkHub Cloud™ products. Additionally, we may from time to time in the future become the subject of inquiries and other actions by regulatory authorities as a result of our business practices, including our subscription, billing and renewal policies. Consumer protection laws may be interpreted or applied by regulatory authorities in a manner that could require us to make changes to our operations or incur fines, penalties or settlement expenses, which may result in harm to our business.

Our platform depends on the ability of our customers and users to access the internet. If we fail to anticipate developments in the law, or fail for any reason to comply with relevant law, our platform could be blocked or restricted, and we could be exposed to significant liability that could harm our business. We are also subject to various U.S. and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering or providing improper payments or benefits to officials and other recipients for improper purposes. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as we continue to expand our international presence, and any failure to comply with such laws could harm our business.

Risks Related to this Offering and the Ownership of Our Securities

An active trading market for our securities may never develop or be sustained.

We have applied to list our Class A Common Stock on the Nasdaq Capital Market under the symbol “THNK”. However, we cannot assure you that an active trading market for our Class A Common Stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our Class A Common Stock will develop or be maintained, your ability to sell your shares of our Class A Common Stock when desired or the prices that you may obtain for your shares of Class A Common Stock.

The trading price of our securities may be volatile, and you could lose all or part of your investment.

Prior to this Offering, there has been no public market for shares of our Class A Common Stock. The initial public offering price of the Class A Common Stock was determined through negotiation between us and the underwriters. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our Class A Common Stock following this Offering. In addition, the trading price of our Class A Common Stock following this Offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A Common Stock as you might be unable to sell your shares of Class A Common Stock at or above the price you paid in this Offering for the shares. Factors that could cause fluctuations in the trading price of our Class A Common Stock include the following:

•        price and volume fluctuations in the overall stock market from time to time;

•        volatility in the trading prices and trading volumes of technology stocks;

•        changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•        sales of shares of our Class A Common Stock by us or our stockholders;

•        failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

•        the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•        announcements by us or our competitors of new products, features, or services;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        rumors and market speculation involving us or other companies in our industry;

•        actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•        actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•        litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•        developments or disputes concerning our intellectual property or other proprietary rights;

•        announced or completed acquisitions of businesses, products, services or technologies by us or our competitors;

•        new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        changes in accounting standards, policies, guidelines, interpretations or principles;

•        any significant change in our management; and

•        general economic conditions and slow or negative growth of our markets.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may significantly affect the market price of our Class A Common Stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Class A Common Stock shortly following this Offering. If the market price of shares of our Class A Common Stock after this Offering does not ever exceed the initial public offering price of the shares, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Common Stock.

In addition to the risks addressed above in “— The trading price of our securities may be volatile, and you could lose all or part of your investment.,” our Class A Common Stock may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few stockholders have on the price of our Class A Common Stock, which may cause the price of our Class A Common Stock to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Class A Common Stock experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Class A Common Stock. In addition, investors of in shares of our Class A Common Stock may experience losses, which may be material, if the price of our Class A Common Stock declines after this Offering or if such investors purchase shares of our Class A Common Stock prior to any price decline.

The dual class structure of our common stock as created in our amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our stock prior to this Offering, including our executive officers, employees and directors and their affiliates, limiting your ability to influence corporate matters.

Our Class B Common Stock has 10 votes per share, and our Class A Common Stock, which is the stock we are offering in this Offering, has one vote per share. Stockholders who hold shares of Class B Common Stock, including our executive officers, employees and directors and their affiliates, will together hold approximately 67% of the voting power of our outstanding capital stock following the completion of this Offering. Our directors, executive officers, employees and 5% stockholders and their respective affiliates will together hold approximately 71% of the voting power of our outstanding voting capital stock following the completion of this Offering. Following the completion of this Offering, our founder, President and Chief Executive Officer, Michael Feldman, will hold approximately 14.3% of our outstanding capital stock, but will control approximately 32% of the voting power of our outstanding voting capital. Therefore, these holders will have significant influence over our management and affairs and over all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of T1V or our assets, for the foreseeable future. Each share of Class B Common Stock will be automatically converted into one share of Class A Common Stock upon the earlier of (i) the date that is six months after the date that the Co-Founders both no longer serve as an officer, director or are employed by T1V; (ii) the date that is six months after the death of the last to die of the Co-Founders; and (iii) the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class.

In addition, the holders of Class B Common Stock collectively will continue to be able to control all matters submitted to our stockholders for approval even if their stock holdings represent less than a majority of the outstanding shares of our common stock. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, and, as a result, the market price of our Class A Common Stock could be adversely affected. Future transfers by holders of Class B Common Stock will generally result in those shares converting to Class A Common Stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B Common Stock who retain their shares in the long term. If, for example, Mr. Feldman retains a significant portion of his holdings of Class B Common Stock for an extended period of time, he could, in the future, control a majority of the combined voting power of our Class A Common Stock and Class B Common Stock. As a board member, Mr. Feldman owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Feldman is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

The dual class structure of our common stock as created in our amended and restated certificate of incorporation may limit our Class A Common Stock from being included in certain market indices and may also raise questions with Nasdaq, in connection with our application for the trading of our Class A Common Stock on the Nasdaq Capital Market.

In July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our stock. Nasdaq has also informed companies considering listing on any of the Nasdaq markets that they will closely review the terms of applicants having or contemplating dual or multi-class capital structures and we will need to assure that the terms of our Class A Common Stock and Class B Common Stock are acceptable to Nasdaq. It is possible that having a dual class structure may depress valuations of our Class A Common Stock or depress our trading volume compared to those of other similar companies that do not have dual class structures.

If you purchase the Class A Common Stock in this Offering, you will incur immediate and substantial dilution in the book value of your investment.

The effective price of our Class A Common Stock being offered in this Offering is substantially higher than the pro forma net tangible book value per share of our Class A Common Stock and Class B Common Stock outstanding immediately following the completion of this Offering. Therefore, if you purchase Class A Common Stock in this Offering at the assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover of this prospectus, you will experience immediate dilution of $4.62 per share of Class A Common Stock, the difference between the effective price per share you pay for our Class A Common Stock in this Offering and the pro forma net tangible book value per share of the Class A Common Stock, after giving effect to the issuance of shares of our Class A Common Stock in this Offering. This dilution is due in large part to the fact that our earlier investors paid substantially less than the effective price of the Class A Common Stock paid by investors in this Offering, when they purchased their shares of common stock. In addition, we have issued options to purchase up to 733,875 shares of Class A Common Stock with an average weighted exercise price of $0.96 per share and warrants to purchase up to 49,596 shares of Class A Common Stock with a weighted exercise price of $5.00 per share (which number of shares and exercise price assume an initial public offering price of $5.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus), to acquire our Class A Common Stock, all of which are at prices significantly below the effective price of the Class A Common Stock being offered in this Offering. To the extent outstanding options and/or warrants are ultimately exercised, there will be further dilution to investors purchasing Class A Common Stock in this Offering. In addition, if we issue additional equity securities, you will experience additional dilution.

Conversion of our convertible debt securities will dilute the ownership interest of our existing and prospective stockholders if such conversion will be at a price lower than the price of our shares sold in this Offering, or may otherwise depress the price of our Class A Common Stock.

We currently intend to convert approximately $9.7 million in principal amount of convertible debt securities (including accrued interest) into shares of our Class A Common Stock and Class B Common Stock upon completion of this Offering. To the extent such conversion will be at a price lower than the price of our Class A Common Stock sold in this Offering, The conversion of such convertible debt securities will dilute the ownership interests of existing stockholders and investors in this Offering. Any future sales in the public market of our Class A Common Stock issuable upon such conversion of the convertible debt securities could adversely affect prevailing market prices of our Class A Common Stock.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Even if our securities are listed on Nasdaq, we cannot assure you that our securities will continue to be listed on Nasdaq.

In addition, following this Offering, in order to maintain our listing on Nasdaq, we will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, our securities could be subject to delisting.

If Nasdaq does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

We may issue additional securities following the completion of this Offering. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell Class A Common Stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our Class A Common Stock.

We will have broad discretion in the use of net proceeds from this Offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

Except as otherwise specifically provided in this prospectus, we cannot specify with any certainty the particular uses of the net proceeds that we will receive from this Offering. Our management will have broad discretion over the use of net proceeds from this Offering, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Investors may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. Our failure to apply the net proceeds of this Offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.

Substantial future sales of shares of our Class A Common Stock and Class B Common Stock could cause the market price of our Class A Common Stock to decline.

Sales of a substantial number of shares of our Class A Common Stock and Class B Common Stock (after converting to Class A Common Stock) in the public market following the completion of this Offering, or the perception that these sales might occur, could depress the market price of our Class A Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock.

Upon the completion of this Offering, we will have outstanding a total of 8,283,274 shares of Class A Common Stock and 2,461,537 shares of Class B Common Stock, assuming (i) the conversion, immediately prior to the completion of this Offering, of all outstanding shares of the Company’s Series A Preferred Stock into 1,612,250 shares of Class B Common Stock; (ii) the conversion, immediately prior to the completion of this Offering, of all outstanding shares of the Company’s Series B Preferred Stock into 1,617,650 shares of Class A Common Stock; (iii) the payment of the Series B Dividend, pursuant to the issuance of an aggregate of 336,545 shares of Class A Common Stock, which is equal to an aggregate dividend amount of $1,682,727, as of February 28, 2023, and, in addition, the issuance of additional shares of Class A Common Stock, based on an additional dividend accrual of $536.00 per day through the closing of this Offering, divided by $5.00 (the value of each share of Class A Common Stock assuming an initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus) (iv) the conversion, upon the completion of this Offering, of an aggregate of $3,357,730 in principal amount of certain convertible notes, plus $517,408 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 1,024,340 shares of Class A Common Stock, plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $833.00 per day; (v) the conversion, upon the completion of this Offering, of an aggregate of $600,000 in principal amount of certain convertible notes held by T1 Investment, plus $662,597 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 193,115 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 429,836 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted) plus such additional shares of Class A Common Stock and Class B Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $197.00 per day (31% of which will be converted into Class A Common Stock and 69% of which will be converted into Class B Common Stock); (vi) the conversion, upon the completion of this Offering, of an aggregate of $800,000 in original principal amount of certain convertible notes held by WH&W, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) into 188,449 shares of Class A Common Stock (31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted); (vii) the conversion, upon the completion of this Offering, of an aggregate of $1,700,000 in original principal amount and accrued interest under the Decathlon Note, which was not previously convertible, into 340,000 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (viii) the conversion, upon the completion of this Offering, of an aggregate of $564,000 in original principal amount and accrued interest under the Side Letter, which was not previously convertible, into 112,800 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (ix) the conversion, upon the completion of this Offering, of an aggregate of $499,118 in original principal amount of notes payable to Michael Feldman, the Company’s Chief Executive Officer, plus $374,848 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 174,793 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (x) the conversion, upon the completion of this Offering, of an aggregate of $200,000 in original principal amount of certain promissory notes held by Ross Annable, an affiliate of the Company, which promissory notes were not previously convertible, plus $15,781 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 43,156 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price is lower than $5.00 per share; (xi) the conversion, upon the completion of this Offering, of an aggregate of $57,638 in original principal amount of certain promissory notes held by Elizabeth Goode, certain other noteholders, and James Morris (a “Co-Founder”), which promissory notes were not previously convertible, plus $55,340 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 22,596 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xii) the exercise, upon the completion of this Offering, of warrants for an aggregate of 137,400 shares of Class A Common Stock, at an exercise price of $0.004 per share, by Christopher McKee, WH&W and Decathlon; (xiii) the conversion, upon the completion of this Offering, of an aggregate of $1,041,666.67 in original principal amount of a certain convertible promissory note held by KARL STORZ and $1,998 in accrued interest and unpaid thereof (accrued interest through February 28, 2023) into 208,733 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $285.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xiv) the conversion, upon the completion of this Offering, of $80,236 of accrued and unpaid interest (accrued interest through February 28, 2023) relating to a certain promissory note in the original principal amount of $75,000, issued to IMAF, which promissory note was not previously convertible, into 16,047 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock, based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $25 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xv) 2,475 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.0004 per share, which are automatically exercisable upon the closing of this Offering; and (xvi) the occurrence of the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part; and excluding (A) 2,461,537 shares of Class A Common Stock into which shares of Class B Common Stock are convertible, at any time, at a conversion rate of one share of Class A Common Stock for each share of Class B Common Stock converted; (B) 49,596 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $5.00 per share (assuming an initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus) and giving effect to the termination of warrants which would have been exercisable for 456,567 shares of Class A Common Stock, with a weighted average exercise price of $5.00, if such warrants had not been cancelled prior to the consummation of this Offering; (C) 733,875 shares of our Class A Common Stock issuable upon the exercise of options to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.96 per share; (D) 800,000 shares of our Class A Common Stock reserved for future issuance under our 2023 Plan, which will become effective in connection with this Offering; and (E) 120,800 shares of our Class A Common Stock issuable upon the exercise of the Representative’s Warrants to be issued upon consummation of this Offering which are exercisable for up to 4% of the aggregate number of shares of Class A Common Stock sold in this Offering, excluding any Representative’s Warrants sold pursuant to the exercise of the Over-Allotment Option. Of these shares, only the shares of Class A Common Stock sold in this Offering will be freely tradable, without restriction, in the public market immediately after this Offering. All of our executive officers and directors and the holders of substantially all the shares of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us or have entered or will enter into lock-up agreements with the underwriters that restrict their ability to transfer shares of our capital stock during the period ending on, and including, the 180th day after the completion of this Offering, subject to specified exceptions. We refer to such period as the lock-up period. We and the underwriters may permit certain stockholders who are subject to these market standoff agreements or lock-up agreements to sell shares prior to the expiration of the lock-up period. After the end of the lock-up period, all shares of Class A Common Stock outstanding as of [•], 2023, will become eligible for sale, of which shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and various vesting agreements.

In addition, we intend to register all 733,875 shares of Class A Common Stock that are issuable upon the exercise of the outstanding options, mentioned above, as well as any other shares of Class A Common Stock issuable upon exercise or settlement of any options or other equity incentives we may grant in the future for public resale under the Securities Act, pursuant to a Registration Statement on Form S-8 or as otherwise determined by our board of directors. Accordingly, these shares will become eligible for sale in the public market to the extent such options are exercised, subject to the lock-up agreements described above and compliance with applicable securities laws.

Further, we intend to register all of the shares of Class A Common Stock issuable upon the exercise of (i) the 2,475 shares of Class A Common Stock exercisable pursuant to outstanding warrants, with a weighted exercise price of $0.0004, mentioned above and (ii) 49,596 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $5.00 per share, also mentioned above, for public resale under the Securities Act, pursuant to a Registration Statement on Form S-1 or as otherwise determined by our board of directors. Accordingly, these shares will become eligible for sale in the public market to the extent such warrants are exercised, subject to the lock-up agreements described above and compliance with applicable securities laws.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act) and the rules and regulations of the applicable listing standards of the Nasdaq Capital Market. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. For example, we will need to implement new revenue recognition modules into our existing enterprise resource planning system to facilitate the preparation of our financial statements under ASC 606. We will also be required to adopt ASU 2016-02, Leases (Topic 842), which requires, among other things, lessees to recognize most leases on-balance sheet via a right of use asset and lease liability, beginning February 1, 2019. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq Capital Market. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until our first annual report filed with the SEC where we are an accelerated filer or a large accelerated filer. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our Class A Common Stock.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us, and the market price of our Class A Common Stock may be lower as a result.

There are provisions in our second amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect following this Offering, that may make it difficult for a third party to acquire, or attempt to acquire, control of T1V, even if a change in control was considered favorable by our stockholders.

Our charter documents, upon the completion of this Offering, will also contain other provisions that could have an anti-takeover effect, such as:

•        permitting the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•        prohibiting cumulative voting for directors;

•        authorizing the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•        eliminating the ability of stockholders to call special meetings of stockholders;

•        our dual class common stock structure as described above.

Any provision in our second amended and restated certificate of incorporation or our amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A Common Stock and could also negatively affect the price that some investors are willing to pay for our Class A Common Stock.

The market price and trading volume of our Class A Common Stock could decline if securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business.

The trading market for our Class A Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If one or more of the analysts who cover us downgrade our Class A Common Stock or publish inaccurate or unfavorable research about our business, the price of our securities would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the price and trading volume of our Class A Common Stock to decline.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies in the United States, which may harm our business.

As a public company listed in the United States, we will incur significant additional legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and Nasdaq, may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations and standards, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events would also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

We are an “emerging growth company,” and we intend to comply only with reduced disclosure requirements applicable to emerging growth companies. As a result, our Class A Common Stock could be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this Offering, (b) in which we have total annual gross revenue of over $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this Offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this Offering if either (1) the market value of our stock held by non-affiliates is less than $250 million or (2) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

We cannot predict if investors will find our Class A Common Stock less attractive if we choose to rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Class A Common Stock, and our stock price may be more volatile.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We do not intend to pay cash dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any cash dividends in the foreseeable future. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial condition. In addition, terms of any future debt or preferred securities may further restrict our ability to pay dividends on our common stock. As a result, stockholders must rely on sales of their Class A Common Stock after price appreciation as the only way to realize any future gains on their investment. The market price for our Class A Common Stock may never exceed, and may fall below, the price that you pay for the shares of Class A Common Stock in this Offering.

Our second amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our second amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this Offering, will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, or the second amended and restated certificate of incorporation or the amended and restated bylaws (as each may be amended from time to time); (iv) any action to interpret, apply, enforce or determine the validity of our second amended and restated certificate of incorporation or amended and restated bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); or (v) any claim or cause of action against us or any of our current or former directors, officers or employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over indispensable parties named as defendants.

Our second amended and restated certificate of incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

If a court were to find this exclusive-forum provision in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

The foregoing provisions of our second amended and restated certificate of incorporation will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our second amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

Delaware law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Delaware law also authorizes Delaware corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by Delaware law.

We also have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Company.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the laws of the State of Delaware, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

General Risks

Our business may be significantly impacted by a change in the economy, including any resulting effect on consumer or business spending.

Our business may be affected by changes in the economy generally, including any resulting effect on spending by our customers. While some of our customers may consider our platform to be a cost-saving purchase, decreasing the need for business travel, others may view a subscription to our platform as a discretionary purchase, and our customers may reduce their discretionary spending on our platform during an economic downturn. If an economic downturn were to occur, we may experience such a reduction in demand and loss of customers, especially in the event of a prolonged recessionary period.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including earthquake, fire, flood, tsunami or other weather event, power loss, telecommunications failure, software or hardware malfunctions, cyber-attack, war or terrorist attack, could result in lengthy interruptions in our service. In addition, acts of terrorism could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, our service could be interrupted. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver products to our users would be impaired, or we could lose critical data. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business would be harmed.

We are exposed to the credit and other counterparty risk of our customers in the ordinary course of our business.

Our customers have varying degrees of creditworthiness, and we may not always be able to fully anticipate or detect deterioration in their creditworthiness and overall financial condition, which could expose us to an increased risk of nonpayment under our contracts with them. In the event that a material customer or customers default on their payment obligations to us, discontinue buying services from us or use their buying power with us to reduce its revenue, this could materially adversely affect our financial condition, results of operations or cash flows.

We will incur significant accounting and administrative costs as a publicly traded corporation that impact our financial condition.

As a publicly traded corporation, we will incur certain costs to comply with regulatory requirements. If regulatory requirements were to become more stringent or if controls thought to be effective later fail, we may be forced to make additional expenditures, the amounts of which could be material. Some of our competitors are privately owned so their comparatively lower accounting and administrative costs can be a competitive disadvantage for us. Should our sales continue to decline or if we are unsuccessful at increasing prices to cover higher expenditures for internal controls and audits, our costs associated with regulatory compliance will rise as a percentage of sales.

Our success is highly dependent on the evolution of our overall market and on general economic conditions.

The market for collaboration technology and services is evolving rapidly. Although certain industry analysts project significant growth for this market, their projections may not be realized. Our future growth depends on broad acceptance and adoption of collaboration technologies and services. There can be no assurance that this market will grow, that our offerings will be adopted or that businesses will purchase our collaboration technologies and services. If we are unable to react quickly to changes in the market, if the market fails to develop or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to achieve profitability. Additionally, adverse economic conditions may cause a decline in business and consumer spending which could adversely affect our business and financial performance.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, without limitation, statements about:

•        customer acceptance and demand for our collaboration services and products;

•        our ability to compete effectively in the visual collaboration market;

•        the quality and reliability of our services;

•        the prices for our products and services;

•        the increased compensation costs to hire and retain qualified employees;

•        customer renewal rates;

•        risks related to the degree to which our sales, now or in the future, depend on certain large channel partner relationships;

•        customer acquisition costs;

•        actions by our competitors, including price reductions for their competitive services;

•        our ability to innovate technologically, and, in particular, our ability to develop next generation visual collaboration technology;

•        our ability to satisfy the standards for continued listing of our common stock on the Nasdaq Capital Market;

•        changes in our capital structure and/or stockholder mix;

•        the costs, disruption, and diversion of management’s attention associated with campaigns commenced by activist investors; and

•        our management’s ability to execute its plans, strategies and objectives for future operations.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed in the section entitled “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we assume no obligation to update or revise any forward-looking statements except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to rely unduly upon these statements.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our Class A Common Stock in this Offering will be approximately $13,170,337, assuming an initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this Offering by approximately $2,748,200, assuming the number of shares of Class A Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of Class A Common Stock we are offering. Each increase or decrease of 1.0 million shares in the number of shares of Class A Common Stock we are offering would increase or decrease, as applicable, the net proceeds to us from this Offering by approximately $4,550,000, assuming the assumed initial public offering price to the public remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the initial price to the public or the number of shares by these amounts would have a material effect on the uses of the proceeds from this Offering, although it may accelerate the time at which we will need to seek additional capital.

The principal purposes of this Offering are to increase our capitalization and financial flexibility and create a public market for our Class A Common Stock.

We currently intend to use the net proceeds from this Offering as follows:

•        approximately $2 million for sales and marketing of ThinkHub Cloud™ product offerings;

•        approximately $2 million for research and development;

•        approximately $2 million to repay outstanding indebtedness to certain existing creditors, as provided below, including payment of accrued and unpaid interest thereon as well as fees related to conversion of indebtedness into shares of Class A Common Stock upon the completion of this Offering; and

•        the remainder, if any, for working capital and other general corporate purposes.

We intend repay up to an aggregate of approximately $2 million in outstanding indebtedness from the net proceeds of this Offering, allocated as follows:

•        Approximately $1.5 million in outstanding indebtedness, including accrued and unpaid interest thereon to Decathlon in repayment of a revenue loan, as well as fees paid in connection with an agreement to convert certain outstanding indebtedness into shares of Class A Common Stock at the closing of this Offering;

•        Approximately $100,000 in outstanding convertible note interest on a convertible promissory note in the original principal amount of $800,000 payable to WH&W, which principal amount is being converted into shares of Class A Common Stock and Class B Common Stock upon the completion of this Offering.

•        Approximately $145,000 in outstanding indebtedness in repayment of a revenue loan to WH&W, an affiliated stockholder of which John Stein, one of our directors, who is resigning as a director of the Company, upon the closing of this Offering, and who is also a Co-Founder of Fidelis Capital, LLC, the investment sub-advisor of WH&W, which includes an IPO deferral fee of $22,500;

•        Approximately $145,000 in outstanding indebtedness in repayment of a revenue loan to Christopher McKee, one of our directors, who is resigning as director of the Company, upon the closing of this Offering, and who is also the Manager of T1 Investment, which includes an IPO deferral fee of $22,500; and

•        Approximately $114,000 in indebtedness relating to outstanding loans from Ross Annable, a 5% shareholder of the Company.

In addition, we currently have approximately $408,000 in Covid-related Payroll Tax Liability, related to the Employer Social Security Tax Covid Relief Act, and Employee Retention Credits taken before such credits were terminated retroactively by Legislation in November 2021. We have been making regular payments while applying for an installment payment agreement with the IRS. In the event that an installment agreement is not granted, we would repay the approximately $408,000 from the convertible debt financing received from KARL STORZ in February 2023, but, if there are not sufficient funds to cover the full amount of such liability, we may be required to use a portion of the proceeds from this Offering to make such payment.

We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. The expected use of net proceeds from this Offering represents our intentions based upon our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this Offering. Due to uncertainties inherent in our business, it is difficult to estimate the exact amounts of the net proceeds that will be used for any particular purpose. We may use our existing cash and the future payments, if any, to fund our operations, which may alter the amount of net proceeds used for a particular purpose. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors, including our ability to attract and hire qualified candidates, rate of adoption of our products and, specifically, ThinkHub Cloud™, any infringement of our patents and specific larger customer opportunities that could require investment. Accordingly, we will have broad discretion in using these proceeds.

Based on our current plans, we believe that our existing cash, together with the net proceeds from this Offering and will be sufficient to fund our operating expenses and capital expenditure requirements until at least [•], 2024 (12 months after the completion of this Offering), but may be less depending on the aggregate amount of net proceeds we receive in this Offering, including as a result of the fact that we will not receive net proceeds from the sale of any of the over-allotment shares by the underwriters, pursuant their Over-Allotment Option.

Pending the uses described above, we plan to invest the net proceeds of this Offering in short- and immediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. In addition, we may enter into agreements in the future that could contain restrictions on payments of cash dividends. Investors should not purchase shares of Class A Common Stock with the expectation of receiving cash dividends.

Our board of directors has authorized and approved and our stockholders approved on February 28, 2023, an amendment to our certificate of incorporation to provide for the declaration and payment of the Series B Dividend in shares of our Class A Common Stock upon the conversion of our shares of Series B Preferred Stock in connection with this Offering.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and our capitalization as of December 31, 2022, as follows:

•        on an actual basis;

•        on a pro forma basis;

(i)     the reclassification of all outstanding shares of our common stock into an equivalent number of shares of our Class A Common Stock, which occurred on February 28, 2023, as if such reclassification had occurred on December 31, 2022;

(ii)    the conversion of all outstanding shares of the Company’s Series A Preferred Stock into 1,612,250 shares of Class B Common Stock, immediately prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022;

(iii)   the conversion of all outstanding shares of the Company’s Series B Preferred Stock into 1,617,650 shares of Class A Common Stock, immediately prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022;

(iv)   the payment of the Series B Dividend, pursuant to the issuance of 336,545 shares of Class A Common Stock to the holders of Series B Preferred Stock, upon the conversion of the outstanding shares of Series B Preferred Stock, prior to the completion of this Offering, into shares of Class A Common Stock, as if such dividend had been paid on December 31, 2022;

(v)    the conversion of an aggregate of $3,415,369 in principal amount of certain convertible notes, plus $572,548 of accrued and unpaid interest thereon, into 1,046,936 shares of Class A Common Stock, prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022;

(vi)   the conversion of an aggregate of $600,000 in principal amount of certain convertible notes held by T1 Investment, plus $662,597 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 193,115 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 429,836 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted), prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022;

(vii)  the conversion of an aggregate of $800,000 in original principal amount of certain convertible notes held by WH&W, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) into 188,449 shares of Class A Common Stock (31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted), prior the completion of this Offering, as if such conversion had occurred on December 31, 2022;

(viii) the conversion of $499,118 in principal amount of notes payable to the Company’s Chief Executive Officer, plus $374,848 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 152,595 shares of Class A Common Stock, prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022;

(ix)   the occurrence of the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part;

(x)    the conversion of $1,700,000 of accrued and unpaid interest thereon of revenue loans held by Decathlon into 340,000 shares of Class A Common Stock, $282,000 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) of revenue loans held by WH&W into 56,119 shares of Class A Common Stock, $282,000 of accrued and unpaid interest thereon of revenue loans held by Christopher McKee into 56,119 shares of Class A Common Stock, as if such conversion had occurred on December 31, 2022;

(xi)   the exercise of warrants for 137,400 shares of Class A Common Stock, with a weighted average exercise price of $0.004, prior to the completion of this Offering, as if such exercise had occurred on December 31, 2022;

(xii)  the termination of warrants which would have been exercisable for 689,850 shares of Class A Common Stock, with a weighted average exercise price of $5.00, prior to the completion of this Offering, as if such warrants had been cancelled on December 31, 2022;

(xiii) the issuance of warrants to Decathlon exercisable for 34,000 shares of Class A Common Stock, to WH&W exercisable for 5,640 shares of Class A Common Stock, to Christopher McKee for the purchase of 5,640 shares of Class A Common Stock, and to Ross Annable exercisable for 4,316 shares of Class A Common Stock, all at an exercise price of $5.00 per share, as if the issuance occurred on December 31, 2022;

(xiv) the conversion of $200,000 in principal amount of notes payable to the Ross Annable, an affiliate of the Company, which promissory notes were not previously convertible, plus $15,781 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 43,156 shares of Class A Common Stock, prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022;

(xv)  the exercise of warrants for 2,475 shares of Class A Common Stock with a weighted exercise price of $0.0004 as if such exercise had occurred on December 31, 2022;

(xvi) the conversion, of $80,236 of accrued and unpaid interest (accrued interest through February 28, 2023) of a certain promissory note of $75,000 in original principal amount held by IMAF, into 16,047 shares of Class A Common Stock; and

(xvii)the conversion, of $1,041,667 in original principal amount and $1,998 in accrued and unpaid interest (accrued interest through February 28, 2023) of a promissory note held by KARL STORZ, into 208,733 shares of Class A Common Stock, as if such conversion had occurred on December 31, 2022.

•        on a pro forma as adjusted basis

(i)     our issuance and sale of shares of Class A Common Stock in this Offering at an assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;

(ii)    the repayment of approximately $1.705 million in principal amount of outstanding indebtedness, including accrued and unpaid interest thereon, owed to certain of the Company’s creditors, including certain affiliates of the Company, from the net proceeds of this Offering.

(iii)   the payment of $250,000 in fees in addition to the obligation to Decathlon, $22,500 in fees in addition to the obligation to WH&W, and $22,500 in fees in addition to the obligation to Christopher McKee related to the Company’s amendment of its revenue loans in April 2022, which extended the maturity date to June 30, 2023 and which shall be due and payable upon the maturity date;

The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this Offering will be adjusted based on the actual initial public offering price and other terms of this Offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes included in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in this prospectus.

	As of December 31, 2022
Capitalization in U.S. Dollars	Actual	Pro Forma	Pro Forma As Adjusted(1)(2)
Cash	$73,301	$1,173,083	$12,346,133
Debt
Line of credit
Advances under factoring arrangements	143,343	143,343	143,343
Convertible notes payable, current portion	742,423	84,786	84,786
Convertible notes payable at fair value, current portion	7,203,653	—	—
Current portion of long-term debt, net of discount on debt	1,591,297	1,591,297	41,297
Related party notes payable	748,492	100,000	—
Long-term debt
Long-term debt, less current portion and discount on debt	2,233,303	2,233,303	2,233,303
Warrant liability	1,703,189
Total Debt	14,365,700	4,152,730	2,502,730
Mezzanine Equity
Series A-1 preferred stock, $0.001 par value, 940, 0, and 0 shares designated, 940, 0, and 0 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	72,563	—	—
Series A-2 preferred stock, $0.001 par value, 17,036, 0, and 0 shares designated, 17,036, 0, and 0 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	1,095,928	—	—
Series A-3 preferred stock, $0.001 par value, 20,442, 0, and 0 shares designated, 20,442, 0, and 0 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	1,376,078	—	—
Series A-4 preferred stock, $0.001 par value, 18,893, 0, and 0 shares designated, 18,893, 0, and 0 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	1,783,736	—	—
Series A-5 preferred stock, $0.001 par value, 7,179, 0, and 0 shares designated, 7,179, 0, and 0 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	774,070	—	—
Series B preferred stock, $0.001 par value, 78,222, 0, and 0 shares designated, 38,645, 0, and 0 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	5,251,821	—	—
Preferred stock, $0.001 par value, 0, 10,000,000 and 10,000,000 shares designated, 0, 0, and 0 shares issued and outstanding on an actual, pro forma, and pro forma as adjusted basis, respectively	—	—	—
Total Mezzanine Equity	10,354,196	—	—
Stockholders’ deficit
Common stock, $0.001 par value, 300,000, 0, and 0 shares authorized, 33,807, 0, and 0 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	—	—	—

	As of December 31, 2022
Capitalization in U.S. Dollars	Actual	Pro Forma	Pro Forma As Adjusted(1)(2)
Class A common stock, $0.001 par value, 0, 150,000,000, and 150,000,000 shares authorized, 0, 5,263,274, and 8,283,274 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	—	5,263	8,283
Class B common stock, $0.001 par value, 0, 10,000,000, and 10,000,000 shares authorized, 0, 2,461,537, and 2,461,537 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively	—	2,462	2,462
Additional paid-in capital	—	25,141,093	40,238,073
Accumulated deficit	(32,395,801)	(32,533,807)	(34,755,757)
Total Stockholders’ equity (deficit)	(32,395,801)	(7,385,281)	5,493,061
Total capitalization	$(7,675,905)	$(3,232,551)	$7,995,791

____________

(1)      Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, marketable securities, total stockholders’ deficit and total liabilities, convertible preferred stock and stockholders’ deficit by approximately $2,748,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, marketable securities, total stockholders’ deficit and total liabilities, convertible preferred stock and stockholders’ deficit by approximately $4,550,000, assuming the initial public offering price of $5.00 per share remains the same, and after deducting estimated underwriting discounts and commissions.

(2)      The pro forma as adjusted column in the table above gives effect to (i) the issuance of shares of Class A Common Stock upon the automatic conversion of $0 in principal amount of outstanding convertible promissory notes convertible at the assumed initial public offering price of $5.00 per share, upon the completion of this Offering and (ii) the repayment of certain convertible indebtedness in an aggregate principal amount of $2.0 million, from the net proceeds of this Offering.

The number of shares of Class A Common Stock and Class B Common Stock issued and outstanding pro forma and pro forma as adjusted in the table above is based on (i) the reclassification of all outstanding shares of our common stock into an equivalent number of shares of our Class A Common Stock, which occurred on February 28, 2023, as if such reclassification had occurred on December 31, 2022; (ii) the conversion of all outstanding shares of the Company’s Series A Preferred Stock into 1,612,250 shares of Class B Common Stock, immediately prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022; (iii) the conversion of all outstanding shares of the Company’s Series B Preferred Stock into 1,617,650 shares of Class A Common Stock, immediately prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022; (iv) the payment of the Series B Dividend, pursuant to the issuance of an aggregate of 336,545 shares of Class A Common Stock, which is equal to an aggregate dividend amount of $1,682,727, as of February 28, 2023, and, in addition, the issuance of additional shares of Class A Common Stock, based on an additional dividend accrual of $536.00 per day through the closing of this Offering, divided by $5.00 (the value of each share of Class A Common Stock assuming an initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), as if such dividend had been paid on December 31, 2022; (v) the conversion, upon the completion of this Offering, of an aggregate of $3,357,730 in principal amount of certain convertible notes, plus $517,408 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 1,024,340 shares of Class A Common Stock, plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $833.00 per day, as if such conversion had occurred on December 31, 2022; (vi) the conversion, upon the completion of this Offering, of an aggregate of $600,000 in principal amount of certain convertible notes held by T1 Investment, plus $662,597 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 193,115 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 429,836 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted) plus such additional shares of Class A Common Stock and Class B Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $197.00 per day (31% of which will be converted into Class A Common Stock and 69% of which will be converted into Class B Common Stock), as if such conversion had occurred on December 31, 2022; (vii) the conversion, upon the completion of this Offering, of an aggregate of $800,000 in original principal amount of certain convertible notes held by WH&W, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) into 188,449 shares of Class A Common Stock

(31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted), as if such conversion had occurred on December 31, 2022; (viii) the conversion, upon the completion of this Offering, of an aggregate of $1,700,000 in original principal amount and accrued interest under the Decathlon Note, which was not previously convertible into 340,000 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (ix) the conversion, upon the completion of this Offering, of an aggregate of $564,000 in original principal amount and accrued interest under the Side Letter, which was not previously convertible, into 112,800 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (x) the conversion, upon the completion of this Offering, of an aggregate of $499,118 in original principal amount of notes payable to Michael Feldman, the Company’s Chief Executive Officer, plus $374,848 of accrued and unpaid interest thereon (through February 28, 2023), into 174,793 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock, based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xi) the conversion, upon the completion of this Offering, of an aggregate of $200,000 in original principal amount of certain promissory notes held by Ross Annable, an affiliate of the Company, which promissory notes were not previously convertible, plus $15,781 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 43,156 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xii) the conversion, upon the completion of this Offering, of an aggregate of $57,638 in original principal amount of certain promissory notes held by Elizabeth Goode, certain other noteholders, and the Co-Founder, which promissory notes were not previously convertible, plus $55,340 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 22,596 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xiii) the exercise, upon the completion of this Offering, of warrants for an aggregate of 137,400 shares of Class A Common Stock, at an exercise price of $0.004 per share by Christopher McKee, WH&W and Decathlon, as if such exercise had occurred on December 31, 2022; (xiv) the conversion, upon the completion of this Offering, of an aggregate of $1,041,666.67 in original principal amount and $1,998 in accrued interest on a promissory note held by KARL STORZ, into 208,733 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xv) the conversion, upon the completion of this Offering, of $80,236 of accrued and unpaid interest (accrued interest through February 28, 2023) relating to a certain promissory note in the original principal amount of $75,000, issued to IMAF, which promissory note was not previously convertible, into 16,047 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock, based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xvi) the exercise of 2,475 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.0004 per share, which are automatically exercisable upon the closing of this Offering, as if such conversion had occurred on December 31, 2022; and (xvii) the occurrence of the Split at a ratio of 25-for-1, which was authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part, as if such Split had occurred on December 31, 2022; and excludes:

•        2,461,537 shares of Class A Common Stock into which shares of Class B Common Stock are convertible, at any time, at a conversion rate of one share of Class A Common Stock for each share of Class B Common Stock converted; Class B Common Stock are convertible, at any time, at a conversion rate of one share of Class A Common Stock for each share of Class B Common Stock converted;

•        49,596 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $5.00 per share (assuming an initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus) and giving effect to the termination of warrants which would have been exercisable for 458,850 shares of Class A Common Stock, with a weighted average exercise price of $5.00, if such warrants had not been cancelled prior to the consummation of this Offering;

•        733,875 shares of our Class A Common Stock issuable upon the exercise of options to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.96 per share;

•        800,000 shares of our Class A Common Stock reserved for future issuance under our 2023 Plan, which will become effective in connection with this Offering; and

•        120,800 shares of our Class A Common Stock issuable upon the exercise of the Representative’s Warrants to be issued upon consummation of this Offering which are exercisable for up to 4% of the aggregate number of shares of Class A Common Stock sold in this Offering, excluding any Representative’s Warrants sold pursuant to the exercise of the Over-Allotment Option.

DILUTION

If you invest in our Class A Common Stock in this Offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our Class A Common Stock after this Offering.

As of December 31, 2022, we have a pro forma net tangible book value (deficit) of $(8,750,409), or $(1.13) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our Class A Common Stock and Class B Common Stock outstanding as of December 31, 2022, after giving effect to all of the pro forma adjustments described in “Capitalization,” including: (i) the reclassification of all outstanding shares of our common stock into an equivalent number of shares of our Class A Common Stock, which occurred on February 28, 2023, as if such reclassification had occurred on December 31, 2022; (ii) the conversion of all outstanding shares of the Company’s Series A Preferred Stock into 1,612,250 shares of Class B Common Stock, immediately prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022; (iii) the conversion of all outstanding shares of the Company’s Series B Preferred Stock into 1,617,650 shares of Class A Common Stock, immediately prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022; (iv) the payment of the Series B Dividend, pursuant to the issuance of an aggregate of 336,545 shares of Class A Common Stock, which is equal to an aggregate dividend amount of $1,682,727, as of February 28, 2023, and, in addition, the issuance of additional shares of Class A Common Stock, based on an additional dividend accrual of $536.00 per day through the closing of this Offering, divided by $5.00 (the value of each share of Class A Common Stock assuming an initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), as if such dividend had been paid on December 31, 2022; (v) the conversion, upon the completion of this Offering, of an aggregate of $3,357,730 in principal amount of certain convertible notes, plus $517,408 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 1,024,340 shares of Class A Common Stock, plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $833.00 per day, as if such conversion had occurred on December 31, 2022; (vi) the conversion, upon the completion of this Offering, of an aggregate of $600,000 in principal amount of certain convertible notes held by T1 Investment, plus $662,597 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 193,115 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 429,836 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted) plus such additional shares of Class A Common Stock and Class B Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $197.00 per day (31% of which will be converted into Class A Common Stock and 69% of which will be converted into Class B Common Stock), as if such conversion had occurred on December 31, 2022; (vii) the conversion, upon the completion of this Offering, of an aggregate of $800,000 in original principal amount of certain convertible notes held by WH&W, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) into 188,449 shares of Class A Common Stock (31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted), as if such conversion had occurred on December 31, 2022; (viii) the conversion, upon the completion of this Offering, of an aggregate of $1,700,000 in original principal amount and accrued interest under the Decathlon Note, which was not previously convertible into 340,000 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (ix) the conversion, upon the completion of this Offering, of an aggregate of $564,000 in original principal amount and accrued interest under the Side Letter, which was not previously convertible, into 112,800 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (x) the conversion, upon the completion of this Offering, of an aggregate of $499,118 in original principal amount of notes payable to Michael Feldman, the Company’s Chief Executive Officer, plus $374,848 of accrued and unpaid interest thereon (through February 28, 2023), into 174,793 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xi) the conversion, upon the completion of this Offering, of an aggregate of $200,000 in original principal amount of certain promissory notes held by Ross Annable, an affiliate of the Company, which promissory notes were not previously convertible, plus $15,781 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 43,156 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xii) the conversion, upon the completion of this Offering, of an aggregate of $57,638 in original principal amount of certain promissory notes held by Elizabeth Goode, certain other noteholders, and the Co-Founder, which promissory notes were not previously convertible, plus $55,340 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 22,596 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xiii) the exercise, upon the completion of this Offering, of warrants for an aggregate of 137,400 shares of Class A Common Stock, at an exercise price of $0.004 per share, by Christopher McKee, WH&W and Decathlon, as if such exercise had occurred on December 31, 2022; (xiv) the conversion, upon the completion of this Offering, of an aggregate of $1,041,666.67 in original principal amount and $1,998 in accrued interest on a promissory note held by KARL STORZ, into 208,733 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xv) the conversion, upon the completion of this Offering, of $80,236 of accrued and unpaid interest (accrued interest through February 28, 2023) relating to a certain promissory note in the original principal amount of $75,000, issued to IMAF, which promissory note was not previously convertible, into 16,047 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock, based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xvi) the exercise of 2,475 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.0004 per share, which are automatically exercisable upon the closing of this Offering, as if such conversion had occurred on December 31, 2022; and (xvii) the occurrence of the Split at a ratio of 25-for-1, which was authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part, as if such Split had occurred on December 31, 2022.

After giving further effect to the sale of shares of Class A Common Stock that we are offering at an assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2022, would have been approximately $4,072,641, or approximately $0.38 per share. This amount represents an immediate increase in pro forma net tangible book value of $4.77 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $4.62 per share to new investors purchasing shares in this Offering.

Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this Offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution:

Assumed initial public offering price per share		$5.00
Historical net tangible book value	$(33,895,873)
Pro forma net tangible book value per share as of December 31, 2022	$(1.13)
Increase in pro forma net tangible book value per share attributable to this Offering	1.51
Pro forma as adjusted net tangible book value per share after this Offering		.38
Dilution per share to new investors in this Offering		$4.62

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this Offering by approximately $0.26, and dilution in pro forma net tangible book value per share to new investors by approximately $0.26, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Each increase (decrease) of 1.0 million shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share after this Offering by approximately $0.39 per share and decrease (increase) the dilution to investors participating in this Offering by approximately $0.39 per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions.

The following table summarizes on the pro forma as adjusted basis described above, as of December 31, 2022, the differences between the number of shares of Class A Common Stock and Class B Common Stock purchased from us by our existing stockholders and Class A Common Stock by new investors purchasing shares in this Offering, the total consideration paid to us in cash and the average price per share paid by existing stockholders for shares of Class A Common Stock and Class B Common Stock issued prior to this Offering and the effective price to be paid by new investors for shares of Class A Common Stock in this Offering. The calculation below is based on the assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of the prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	7,724,810	71.9%	$15,191,022	50.2%	$1.97
New investors	3,020,000	28.1%	15,100,000	49.8%	$5.00
Total	10,744,810	100%	$30,291,022	100%

The outstanding share information in the table above is based on 845,175 shares of our common stock outstanding on December 31, 2022, and assumes: (i) the reclassification of all outstanding shares of our common stock into an equivalent number of shares of our Class A Common Stock, which occurred on February 28, 2023, as if such reclassification had occurred on December 31, 2022; (ii) the conversion of all outstanding shares of the Company’s Series A Preferred Stock into 1,612,250 shares of Class B Common Stock, immediately prior to the completion of this Offering, as if such conversion had occurred on December 31, 2022; (iii) the conversion of all outstanding shares of the Company’s Series B Preferred Stock into 1,617,650 shares of Class A Common Stock, upon the completion of this Offering, as if such conversion had occurred on December 31, 2022; (iv) the payment of the Series B Dividend, pursuant to the issuance of an aggregate of 336,545 shares of Class A Common Stock, which is equal to an aggregate dividend amount of $1,682,727, as of February 28, 2023, and, in addition, the issuance of additional shares of Class A Common Stock, based on an additional dividend accrual of $536.00 per day through the closing of this Offering, divided by $5.00 (the value of each share of Class A Common Stock assuming an initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), as if such dividend had been paid on December 31, 2022; (v) the conversion, upon the completion of this Offering, of an aggregate of $3,357,730 in principal amount of certain convertible notes, plus $517,408 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 1,024,340 shares of Class A Common Stock, plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at

$833.00 per day, as if such conversion had occurred on December 31, 2022; (vi) the conversion, upon the completion of this Offering, of an aggregate of $600,000 in principal amount of certain convertible notes held by T1 Investment, plus $662,597 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 193,115 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 429,836 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted) plus such additional shares of Class A Common Stock and Class B Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $197.00 per day (31% of which will be converted into Class A Common Stock and 69% of which will be converted into Class B Common Stock), as if such conversion had occurred on December 31, 2022; (vii) the conversion, upon the completion of this Offering, of an aggregate of $800,000 in original principal amount of certain convertible notes held by WH&W, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) into 188,449 shares of Class A Common Stock (31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted), as if such conversion had occurred on December 31, 2022; (viii) the conversion, upon the completion of this Offering, of an aggregate of $1,700,000 in original principal amount and accrued interest under the Decathlon Note, which was not previously convertible into 340,000 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (ix) the conversion, upon the completion of this Offering, of an aggregate of $564,000 in original principal amount and accrued interest under the Side Letter, which was not previously convertible, into 112,800 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (x) the conversion, upon the completion of this Offering, of an aggregate of $499,118 in original principal amount of notes payable to Michael Feldman, the Company’s Chief Executive Officer, plus $374,848 of accrued and unpaid interest thereon of accrued and unpaid interest thereon (through February 28, 2023), into 174,793 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; the conversion upon the completion of this Offering, of an aggregate of $200,000 in original principal amount of certain promissory notes held by Ross Annable, an affiliate of the Company, which promissory notes were not previously convertible, plus $15,781 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 43,156 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xii) the conversion, upon the completion of this Offering, of an aggregate of $57,638 in original principal amount of certain promissory notes held by Elizabeth Goode, certain other noteholders, and the Co-Founder, which promissory notes were not previously convertible, plus $55,340 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 22,596 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xiii) the exercise, upon the completion of this Offering, of warrants for an aggregate of 137,400 shares of Class A Common Stock, at an exercise price of $0.004 per share, by Christopher McKee, WH&W and Decathlon, as if such exercise had occurred on December 31, 2022; (xiv) the conversion, upon the completion of this Offering, of an aggregate of $1,041,666.67 in original principal amount and $1,998 in accrued interest on a promissory note held by KARL STORZ, into 208,733 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xv) the conversion, upon the completion of this Offering, of $80,236 of accrued and unpaid interest (accrued interest through February 28, 2023) relating to a certain promissory note in the original principal amount of $75,000, issued to IMAF, which promissory note was not previously convertible, into 16,047 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock, based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share, as if such conversion had occurred on December 31, 2022; (xvi) the exercise of 2,475 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.0004 per share, which are automatically exercisable upon the closing of this Offering, as if such conversion had occurred on December 31, 2022; and (xvii) the occurrence of the Split at a ratio of 25-for-1, which was authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part, as if such Split had occurred on December 31, 2022; and excludes:

•        the 2,461,537 shares of Class A Common Stock into which shares of Class B Common Stock are convertible, at any time, at a conversion rate of one share of Class A Common Stock for each share of Class B Common Stock converted;

•        49,596 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $5.00 per share (assuming an initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus) and giving effect to the termination of warrants which would have been exercisable for 458,850 shares of Class A Common Stock, with a weighted average exercise price of $5.00, if such warrants had not been cancelled prior to the consummation of this Offering;

•        733,875 shares of our Class A Common Stock issuable upon the exercise of options to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.96 per share;

•        800,000 shares of our Class A Common Stock reserved for future issuance under our 2023 Plan, which will become effective in connection with this Offering; and

•        120,800 shares of our Class A Common Stock issuable upon the exercise of the Representative’s Warrants to be issued upon consummation of this Offering which are exercisable for up to 4% of the aggregate number of shares of Class A Common Stock sold in this Offering, excluding any Representative’s Warrants sold pursuant to the exercise of the Over-Allotment Option.

To the extent any outstanding options are exercised, there will be further dilution to new investors. If all of such outstanding options had been exercised as of December 31, 2022, the pro forma as adjusted net tangible book value per share after this Offering would be $0.36, and total dilution per share to new investors would be $4.64.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read together with our financial statements and accompanying notes included elsewhere within this prospectus. This discussion includes both historical information and forward-looking information that involves risk, uncertainties and assumptions. Our actual results may differ materially from management’s expectations as a result of various factors, including, but not limited to, those discussed in the section titled “Risk Factors.”

Overview

T1V (“T1V” or “we” or “us” or the “Company”) was formed as a North Carolina limited liability company in December 2007 and was converted to a Delaware corporation in May 2013, and the Company’s mission is to empower teams to collaborate anytime, anywhere. T1V creates and installs interactive touchscreen experiences through its custom software solutions throughout the United States and internationally. The markets the Company serves include enterprise, higher education, and medical markets. The Company’s hybrid collaboration platform includes ThinkHub® collaboration software for global teams and the T1V app — all working cohesively to bring teams together for seamless, intuitive working sessions. T1V’s suite of collaboration software transforms the way people meet — making meetings a place where teams can collaborate anytime, from anywhere.

T1V stands for a “Team with 1 Vision.” This describes both our company culture and our products that are designed to allow our customers to bring teams together to achieve their shared vision. We believe that removing barriers for collaboration is what allows teams to function together toward a common goal. T1V’s solutions allow our customers to share information, visualize and synthesize large amounts of content and data, overcome the challenges of supporting teams and offices across distributed locations and the desire to do so while minimizing travel and accelerate the process to better decision making.

The Company derives revenue primarily from the sale of its T1V products, professional services, and subscription services. T1V offers a suite of hardware and software products based on customer specifications and delivers the product to the customer. The Company’s professional services include installation, training, and commissioning. All T1V products are sold with a License Agreement, which provides the license to the software, software updates, and technical support.

T1V sells through Channel Partners. This is a network of professional audio visual (“Pro AV”) dealers, who resell T1V collaboration solutions to their customers (the “end user” or “brand”). T1V’s customers are primarily sourced through either a channel partner, T1V’s digital channels (website and social), or live events and tradeshows. T1V works with end users and Channel Partners to develop the desired collaboration experience that includes T1V’s products as a portion of a larger audio-visual project. The portion sold by T1V includes configured hardware and software that meets the customer requirements. Depending on additional services needed by the customer, T1V may also install the product at the customer’s location or will visit the customer’s location once installed to confirm the product is working properly. These products are also packaged with a software license agreement which gives the customer access to the T1V-developed software, as well as future software updates and remote support.

Key Factors Affecting our Performance

As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods, and our results of operations may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting our results of operations.

Known Trends and Uncertainties

Inflation

The U.S. economy is currently experiencing a higher than normal level of inflation. The long term impacts of inflation on the economy and our business are unclear. Our revenue could be positively impacted by inflation, if we are able to increase our prices in the future. Conversely, the impact of inflationary pressures on the macro economy could slow the spending of our customers. Inflation could also negatively impact our operating costs in terms of higher costs from our vendors and increased personnel costs. To date, inflation has not had a material effect on our results of operations during the year ended December 31, 2022. We may experience some effect in the near future (especially if inflation rates continue to rise) due to supply chain constraints, employee availability, and wage increases.

Supply Chain

Our sole manufacturer and supplier of computer equipment for our ThinkHub Room™ products obtains products and raw materials from manufacturers and distributors located around the world, and may have entered into long-term contracts or exclusive agreements that would ensure its ability to acquire the types and quantities of products or raw materials it desires at acceptable prices and in a timely manner. Any potential disruption in and other risks relating to our sole manufacturer and supplier’s supply chain as a result of the COVID-19 Pandemic or Russia’s invasion of Ukraine, could limit the availability or increase the costs of its computer equipment and consequently our ThinkHub Room™ products, potentially causing consumers to seek readily available or inexpensive alternative products from competing businesses, which may ultimately affect the total number of users using our platform and harm our business, financial condition and results of operations.

Geopolitical Conditions

Our operations could be disrupted by geopolitical conditions, trade disputes, international boycotts and sanctions, political and social instability, acts of war, terrorist activity or other similar events. From time to time, we could have a large revenue stream associated with a particular customer or a large number of customers located in a particular geographic region. Decreased demand from a discrete event impacting a specific customer, industry, or region in which we have a concentrated exposure could negatively impact our results of operations.

Russia initiated significant military action against Ukraine. In response, the U.S. and certain other countries imposed significant sanctions and export controls against Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations, and the U.S. and certain other countries could impose further sanctions, trade restrictions, and other retaliatory actions should the conflict continue or worsen. It is not possible to predict the broader consequences of the conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof as well as any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports, is likely to cause regional instability, geopolitical shifts, and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. The situation remains uncertain, and while it is difficult to predict the impact of any of the foregoing, the conflict and actions taken in response to the conflict could increase our costs, reduce our sales and earnings, impair our ability to raise additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition, and results of operations.

Impact of the COVID-19 Pandemic

The World Health Organization declared COVID-19 a global pandemic in March 2020. Government-mandated lockdowns and private sector precautionary measures resulted in increased demand for collaboration platforms. Despite widespread vaccination efforts across the globe, COVID-19 continues to have an adverse impact on businesses, schools, colleges, and universities. The impact of existing variants and subvariants and any future variants and subvariants cannot be predicted at this time, and could depend on numerous factors, including vaccination rates among the population, the effectiveness of COVID-19 vaccines against these variants and subvariants, the risk appetite of the private sector, and the response by governmental bodies and regulators.

The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our employees (such as social distancing and working from home).

During fiscal year 2020 and the first half of fiscal year 2021, COVID-19 had a significant impact on our business, since most of our product sales have been for in-room based meetings. During this time, as a result of regulations and decisions by employers, many businesses had their employees work remotely, most universities were entirely remote, and elective surgeries at many hospitals were halted. During this period, the demand for visual collaboration solutions was focused on all-remote solutions. Starting in mid-2021, as employees started returning to offices and students returned to college campuses, the focus for demand for visual collaboration solutions shifted to hybrid solutions, which are solutions that provide both in-room and remote visual collaboration. As a result our sales have increased. There is uncertainty that the increased usage of hybrid collaboration platforms will be sustained or that our sales will continue to increase at the rate that we have achieved in 2022.

Key Business Metrics

We have historically reviewed the following key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions.

Quarterly Bookings

Quarterly bookings include all orders received during the prior quarter, including all signed contracts and purchase orders. Quarterly bookings give us an indication of future revenues and the growth of our business. Quarterly bookings (in millions) for the years ended 2021 and 2022 and are listed in the table below:

	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Quarterly Bookings	$2.17	$2.39	$2.33	$3.13	$3.21	$5.04	$4.63	$4.02

Bookings in 2022 in total were 69% higher than in 2021 with over 100% in quarterly year-over-year growth in Q2 and Q3.

Sales of Products to Customers by Industry

The following table illustrates the percentages of customer revenue related to enterprise, education, and medical markets for the years ended December 31, 2022 and 2021.

	Years Ended December 31,
	2022	2021
Enterprise	42.3%	55.5%
Higher Education	17.7	17.9
Medical Markets	31.7	24.3
Other Customers	8.3	2.3
Total	100.00	100.00

Active Customers Sites

We define an active customer site (“ACS”) as all customer sites containing at least one T1V device for which the T1V software was active during the prior quarter and in communication with one of T1V’s cloud servers. We assess the health of our business by measuring ACS because the number of sites containing active T1V devices gives an indication of current retention and market penetration.

Our ACS for the years ended December 31, 2022 and 2021 was 368 and 325, respectively. In 2022, engagement as measured by ACS has grown steadily as users have returned to our platform for the utility that it offers them, resulting in a 13% increase in active customer sites over the course of the year.

Annual Recurring Revenue (ARR)

ARR is used to monitor customer retention and growth. We also use ARR as one of our operating measures to assess the health and trajectory of our business. ARR represents the total annualized contract value of active customer recurring License Agreements for the subsequent month from the measurement date. ARR should be viewed independently of GAAP revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items. Since we only initiate new active customer recurring License Agreements at the start of each month, ARR is equal to the monthly recurring revenue that is attributable to recurring License Agreements of the subsequent month to the period presented in the audited and condensed (unaudited) financial statements multiplied by 12 (annualized). For example, ARR reported for the month of September is the monthly revenue for October that is attributable to recurring License Agreements multiplied by 12 (annualized). Generally, when over a given period of time our non-recurring revenue (or Project Revenue) declines, as happened during 2020, we will see flat or declining ARR for the next few quarters. Similarly, after a period of increasing non-recurring revenue, we will see an increase in ARR over the next few quarters. In 2022, our non-recurring revenue increase by 105% over 2021. However, since most of this increase in non-recurring revenue occurred in the second half of 2022, we expect to see a larger increase in ARR over the first few quarters of 2023. The Company currently does not have any material monthly subscriptions, as a majority of contracts are for a minimum period of one year or longer.

	December 31, 2022	December 31, 2021
Monthly Recurring Revenue of Subsequent Month	$255,952	$217,281
Annual Recurring Revenue	$3,071,424	$2,607,372

Subscription Dollar Retention Rate

We believe that our ability to retain and expand a customer relationship is an indicator of the stability of our revenue base and the long-term value of our customers. We assess our performance in this area using a metric we refer to as our Subscription Dollar Retention Rate. We compare the aggregate Contractual Monthly Subscription Revenue of our customer base as of the beginning of each month, which we refer to as Retention Base Revenue, to the aggregate Contractual Monthly Subscription Revenue of the same group of customers at the end of that month, which we refer to as retained Subscription Revenue. We define Contractual Monthly Subscription Revenue as the total amount of recurring revenue fees (or subscription fees) contractually committed to be paid for a full month under all of our customer agreements. Our Subscription Dollar Retention Rate for a given period is calculated by first dividing Retained Subscription Revenue by Retention Base Revenue for each month in the period, calculating the weighted average of these rates using the Retention Base Revenue for each month in the period, and then annualizing the resulting rates.

The following table illustrates Subscription Dollar Retention Rate for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Subscription Dollar Retention Rate	80%	75%

Although our Subscription Dollar Retention Rate was 88% in 2020, it dropped during the pandemic due to the disruption of the business of many of our customers. In 2022, we saw the beginning of a normalization back to pre-pandemic levels as reflected in the increase in our Subscription Dollar Retention Rate. We expect this trend to continue in 2023. And, as we continue to innovate our products, including focusing our sales and marketing activities towards enterprise, higher education and medical markets, we expect that customer retention will further increase over the long term. Our ability to successfully expand and the impact of cancellations may vary from period to period.

Components of Results of Operations

Revenue

A sale typically starts with either T1V contacting an end user or an audio/visual dealer (“AV Dealer”) presenting T1V’s hybrid collaboration software with our preferred hardware. When contacting an AV Dealer, the AV Dealer will typically identify end users in need of such solutions. T1V and the AV Dealer will then typically work to develop a solution involving hardware and T1V’s software. Ultimately T1V then ships custom configured hardware and loads and tests the software to the AV Dealer, which then ships it to the end user, often along with additional hardware added by the AV Dealer. This process typically takes about three months to complete. Depending on the needs of the customer, T1V may also install the product at the customer’s location or it may visit the customer’s location once installed to confirm the product is working as intended and or to provide training. These contracts are also packaged with a subscription which gives the customer access to the software through a license, as well as any future updates or support needed. We define the Initial Phase of each contract as the time from when T1V receives the order until the customer begins using the product.

Hardware and software development for a standard or custom contract is performed over a period of two to six months and typically billed in stages of completion, during the period from T1V’s receipt of an order until a customer continues using the product. T1V has an enforceable right to payment for work performed to date, and a practical limitation exists which prevents the asset from having an alternative use to the entity, therefore the Company recognizes the revenue over time using the input measure of total costs incurred divided by total costs expected to be incurred.

All software sales orders include a subscription service, which includes access to the software, updates and support. Because the nature of the Company’s promise is a stand-ready obligation, the customer consumes and receives benefits from having access to the various software offerings throughout the overall obligation period. Therefore, the Company’s promise to perform each service period is performed over time and is recognized ratably over the subscription period, which ranges from one to seven years beginning when the customer begins using the product (the “Subscription Period”). This is because the pattern of benefit to the customer, as well as the Company’s efforts to fulfill the contract, are generally even throughout the Subscription Period.

Any training or installation services utilized is recognized over time as services are rendered. These services are not a requirement of the contracts as the customers can purchase hardware and software without these services. These services are not included as part of T1V’s subscription services and are not included as part of our recurring revenue.

Cost of Revenue (Excluding Depreciation and Amortization)

Cost of revenue primarily consists of costs related to creating and installing our software platforms and providing operations support to our customers. These costs are related to materials for hardware, software fees, personnel-related expenses, shipping and freight expenses, and direct labor. As the cost of providing our services increases, we expect our cost of revenue to increase as well. However, the cost of revenue as a percentage of revenue may decrease over time as we continue to optimize efficiencies of products, services and related maintenance that are offered to our customers.

Operating Expenses

Sales and Marketing

Our sales and marketing expenses include advertising and promotional events. As we continue to grow our product offerings, we plan to increase our marketing investments that align with our corporate strategy. As enterprise, higher education, and medical markets reopen after the COVID-19 Pandemic, we expect sales and marketing expenses to increase during the upcoming fiscal year.

General and Administrative

General and administrative expenses primarily consist of salaries and wages, personnel related expenses associated with facilities administration; professional fees for external legal, accounting and other consulting services; insurance. As our Company continues to grow, we expect to increase the size of our general and administrative function to support the growth of our business. Therefore, we expect general and administrative expenses to remain relatively unchanged as a percentage of revenue.

Other (Income) Expense, Net

Other (income) expense, net consists primarily of gains and losses on extinguishment of debt, Paycheck Protection Program (“PPP”) loan forgiveness, employee retention credits earned, and changes in fair value of convertible notes and warrant liability.

Results of Operations for the Years Ended December 31, 2022 and 2021

The following table set forth selected statements of operations data for each of the fiscal years indicated:

	Year Ended December 31,
	2022	2021	$ Change	% Change
Revenue
Project revenue	$12,609,030	$6,567,600	$6,041,430	92.0%
License agreements	2,806,457	2,592,215	214,242	8.3
Total Revenue	15,415,487	9,159,815	6,255,672	68.3
Cost of revenue (exclusive of depreciation and amortization)
Project revenue	6,994,529	3,950,629	3,043,900	77.0
License agreements	436,674	322,707	113,967	35.3
Total cost of revenue (exclusive of depreciation and amortization)	7,431,203	4,273,536	3,157,867	73.9
Operating expenses:
Sales and marketing	230,423	106,046	124,377	117.3
General and administrative	9,857,227	7,472,505	2,384,722	31.9
Depreciation and amortization	419,982	279,565	140,327	50.2
Total operating expenses	10,507,542	7,858,116	2,649,426	33.7
Operating loss	(2,523,258)	(2,971,637)	448,379	(15.1)
Interest expense	1,544,967	2,271,937	(726,970)	(32.0)
Other (income) expense, net	356,757	(1,536,741)	1,893,498	(123.2)
Net loss	(4,424,982)	(3,706,833)	(718,149)	19.4

Comparison of Fiscal Years Ended December 31, 2022 and 2021

Revenue

Revenue for the fiscal year ended December 31, 2022 increased $6,255,672 (or 68%) compared to the same period in 2021. This increase in revenue was primarily attributable to an increase of $6,041,430 (or 92%) in non-recurring project revenue generated from sales of our bundled hardware and software to customers due to an increase in demand after the workplace restrictions relating to the COVID-19 Pandemic eased in the later part of 2021, and during 2022. We expect these trends to continue as we believe there is, and will continue to be, a need for hybrid working solutions. We believe that the largest growth in the visual collaboration market over the next few years will be for products that support such hybrid work environments and we have positioned the company to take advantage of this growth.

Most of the remaining increase in revenue, between these two periods, was attributable to an increase in recurring revenue of $214,242 (or 8.3%) generated from License Agreements. Revenue from License Agreements includes revenue from subscription services, as described in Note 1 of the audited financials included in this prospectus.

Cost of Revenues (Exclusive of Depreciation and Amortization)

Cost of revenues increased by $3,157,867 (or 73.9%), during the fiscal year ended December 31, 2022, compared to the same period in 2021. The increase in the costs of revenues, between these two periods, was attributable to an increase in hardware costs of $2,908,920, and in direct labor costs of $144,559, and increased shipping costs of $93,591, due to the 92% increase in project revenue, which is recognized under the percentage of completion method.

Operating Expenses

Sales and Marketing

Sales and marketing expense increased $124,377 (or 17%), during the fiscal year ended December 31, 2022, compared to the same period in 2021. This was due to an increase in spending of 278% on sales demo equipment, and 107% increase in spending or participation in partner events. The remaining increase was due to advertising, promotions and marketing to increase product awareness.

Depreciation and Amortization

Depreciation and amortization increased by $140,328 (or 80%) during the fiscal year ended December 31, 2022, compared to the same period in 2021, mostly due to increased amortization expense for capitalized labor related to the development of internal software. Amortization for the capitalized labor related to the development of internal software increased by $127,956 for the year ended December 31, 2022, compared to the same period in 2021.

General and Administrative

General and administrative expense increased $2,384,722 (or 31.9%), during the fiscal year ended December 31, 2022, compared to the same period in 2021. The increase in general and administrative expenses is due to an increase of $1,704,392 in salaries, wages, commissions, and personnel costs related to an increase in sales orders booked during 2022, and an increase in the number of employees from 64 employees on December 31, 2021 to 76 employees on December 31, 2022. These costs were in addition to an increase of $371,315 in travel and entertainment expenses due to increased sales volume, and an increase of $90,277 in stock compensation during the fiscal year ended December 31, 2022, compared to the same period in 2021. We also had an increase of $88,040 in professional fees for accounting, consulting, and legal services relating to this Offering.

Interest Expense

Interest expense decreased by $726,970 (or 32%), during the fiscal year ended December 31, 2022, compared to the same period in 2021. The decrease in interest expense was due to the $385,000 lower interest expense from the initial fair value of warrants, $101,000 decrease in revenue loan interest, $131,00 in reduced discount on financial instruments, and $85,000 decrease from the line of credit.

Other (Income) Expense, Net

Other income, net, decreased $1,893,498 (123%) from other income in 2021 to other expense in 2022, which was primarily attributable to a $973,900 gain on extinguishment of debt related to PPP Loan forgiveness, and a gain of $294,548 related to receipt of a grant from the state of North Carolina for Covid Relief which occurred in 2021 and not in 2022, and a decrease of $1,622,982 related to an increase in the Fair Value of Convertible Notes and Warrants.

Liquidity and Capital Resources

Our operations have been funded primarily through net proceeds from the sales of our equity and convertible debt securities, as well as term loans.

The Company incurred a net loss of $4,424,982 and $3,706,833 during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, the Company had a working capital deficit of $18,610,471 and $12,986,425, respectively. The Company has received funding in the form of periodic capital raises and also plans to raise additional funding in the future through additional convertible debt and pursuant to this Offering to support its capital needs.

The Company’s ability to continue as a going concern is highly contingent on the ability to either extend the maturity of its existing debt, refinance its existing debt, convert the debt to equity, or raise additional capital.

As described in Note 3 of the audited financial statements included in this prospectus, since December 2021, the Company has had an agreement with Liquid Capital Exchange, Inc. to factor certain accounts receivable with recourse, up to $1,000,000. In addition, in February 2023, the Company raised $1,000,000, pursuant to convertible debt financing provided by its customer, KARL STORZ.

The Company’s capital requirements in the future will continue to depend on numerous factors, including the timing and amount of revenue earned by the Company, the timing of collection of outstanding accounts receivable, the expense to deliver services, and the debt service obligations under the Company’s note payable agreements. There can be no assurance that, in the event that the Company requires additional financing, such financing will be available at terms acceptable to the Company, if at all. If unable to secure required additional funding, significant delays to the Company’s continuing development that is critical to the future operations of the Company could occur. The Company’s financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.

We anticipate approximately $6 million to $10 million of cash requirements over the next 12 months, which includes amounts related to working capital and general working capital purposes, investments in product development, and payments of principal and interest on our revenue loans (Decathlon Note (defined below) and Side Letter (defined below)) and notes payable. Based on our current plans, we believe that our existing cash, together with the net proceeds from this Offering will be sufficient to fund our operating expenses and capital expenditure requirements until at least 12 months after the completion of this Offering. We currently intend to use the net proceeds of this Offering as follows: for sales and marketing of ThinkHub Cloud™ product offerings; for research and development; for the repayment of outstanding indebtedness to certain existing creditors, including accrued and unpaid interest thereon, and any remaining amount for working capital and general working capital purposes. See “Use of Proceeds” on page 49.

Accounts Receivable Agreement

In December 2021, the Company entered into an agreement with Liquid Capital Exchange, Inc. (“Liquid Capital” or “the Factor”) to factor certain accounts receivable with recourse, up to $1,000,000.

The Factor may require the Company to repurchase the account by either making a payment to the Factor of the amount owed, by providing another account with a face value equal to or exceeding the face value of the unpaid account, or by charging the Company’s reserve.

As of December 31, 2022 the aggregate gross amount factored under this arrangement was $166,678, which resulted in net proceeds of $143,343. The cost of factoring is reflected in the accompanying condensed statements of operations as general and administrative expenses was $111,803 for the twelve months ended December 31, 2022.

First Citizens Bank

On April 15, 2020, the Company entered into a Line of Credit agreement with First Citizens Bank (“First Citizens LOC”). The First Citizens LOC provides for borrowings up to $50,000. Unsecured borrowings bear interest at a rate of 4.65% per annum and do not contain any debt covenants. The First Citizens LOC automatically renews each year unless First Citizens Bank calls the line of credit or the Company cancels the line of credit. As of December 31, 2021, the balance on the line of credit was $49,984. On April 7, 2022, the Company converted this Line of Credit to a closed end loan, payable in 35 monthly installments of $1,499 at an interest rate of 4.85%. The Company did not have any accrued interest on this line of credit as of December 31, 2022.

Convertible Notes

Prior to 2020, the Company executed convertible promissory notes (“Convertible Notes”) with a lender with an aggregate principal amount of $1,232,099 (the “Convertible Note Balance”), which consists of an initial convertible note in the principal amount of $800,000 and $432,099 of accrued interest which was rolled into the outstanding principal balance as a result of an amendment on February 5, 2020. On February 5, 2020, the Company amended the Convertible Notes which had a face value on the amendment date of $1,255,595. Under the terms of the amendment, the outstanding principal under the Convertible Notes accrue interest at a rate of 6% (“nonconvertible interest”). Upon the occurrence of a deemed liquidation event or a stock sale, the Company is required to pay to the lender an amount equal to (i) the convertible balance, which is the outstanding principal and accrued interest on the Convertible Notes as of October 11, 2018, plus (ii) the as-converted balance, which is the convertible balance divided by $84.40 multiplied by 1.6657 multiplied by the amount per share received by holders of common stock in connection with a deemed liquidation event or stock sale, plus (iii) the unpaid and accrued nonconvertible interest. In the event the Company effects a redemption, the Company shall pay to the lender the redemption amount, which shall mean an amount equal to the product of (a) the price per share of the Series B Preferred Stock as part of such redemption multiplied by (b) the quotient of the redemption amount divided by $84.40. The Company shall also pay to the lender an amount equal to the total unpaid and accrued nonconvertible interest multiplied by a fraction, the numerator of which is the redemption amount and the denominator of which is the convertible balance. The Convertible Notes do not have a stated maturity date. Upon the completion of this Offering, the aggregate outstanding balance of the Convertible Notes will convert into 188,449 shares of Class A Common Stock (31% of the Convertible Balance) and 419,451 shares of Class B Common Stock (69% of the Convertible Balance).

2020 Convertible Notes

Between February 5, 2020 and May 4, 2020, the Company executed a Note Purchase Agreement with several investors, in connection with a private placement offering (the “2020 Private Placement”), and issued convertible promissory notes with an aggregate principal amount of $1,063,480 (“2020 Convertible Notes”). Outstanding principal under the 2020 Convertible Notes accrues interest at a rate of 7% per annum. The principal and unpaid accrued interest of the 2020 Convertible Notes will be automatically converted into shares of Class A Common Stock upon the closing of this Offering. The number of shares of Class A Common Stock that will be issued will be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest payable on a 2020 Convertible Note by the Conversion Price, which is 80% of the public offering price of the shares of Class A Common Stock in this Offering. The initial maturity date of the notes was February 5, 2022, which date was extended to December 31, 2022. In December 2022, the Company amended the 2020 Convertible Notes to extend the maturity date of such notes to June 30, 2023.

2021 Convertible Notes and Convertible Notes Warrants

In connection with a private placement offering to raise up to $2,000,000 in financing (the “2021 Private Placement”), in November 2021, the Company executed convertible promissory notes with several accredited investors equaling an aggregate principal amount of $1,650,250 (“2021 Convertible Notes”). Outstanding principal under the 2021 Convertible Notes accrues interest at a rate of 10% per annum. The investors have the right to convert all of the outstanding principal and accrued but unpaid interest due under the 2021 Convertible Notes into shares of our Class A Common Stock. The Conversion Price applicable to any such conversion is equal to the sum of (i) for 25% of the principal and accrued but unpaid interest: $74.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock (or any class of common stock into which the Common Stock has been reclassified prior to such conversion)), and (ii) for the remaining 75% of the amount of the principal and accrued but unpaid interest: 80% of the offering price of the Company’s Class A Common Stock in the Company’s initial public offering (collectively, the 2021 Convertible Notes Conversion Price”). Additionally, upon the Closing of this Offering, and upon the determination of the Company’s board of directors, all of the outstanding principal and accrued but unpaid interest due under the 2021 Convertible Notes will automatically convert into shares of Class A Common Stock at the 2021 Convertible Notes Conversion Price. The Company’s board of directors may also cause such automatic conversion immediately prior to the occurrence of (i) a merger in which the shareholders of the Company prior to the merger hold less than 50% of the voting power of the capital stock of the surviving corporation after such merger, or (ii) a sale of all of the assets of the Company or a transaction or series of transactions in which 50% or more of the voting power of the capital stock of the Company is transferred. The original maturity date of the 2021 Convertible Notes was November 5, 2022, but has been extended to July 31, 2023.

In connection with the 2021 Convertible Notes, the Company issued warrants that are exercisable for Class A Common Stock at any time on or before November 5, 2026 (the “2021 Note Warrants”). The number of shares of Class A Common Stock initially purchasable under the 2021 Note Warrants would be equal to a variable number of shares, and the warrant exercise price would be subject to adjustment from time to time. See Note 12 of the Company’s audited financial statements and condensed (unaudited) financial statements included in this prospectus for additional information. In February 2023, the Company and the holder of the 2021 Note Warrants agreed to the termination of the 2021 Note Warrants, effective as of immediately prior to the completion of this Offering, for no consideration.

2022 Convertible Notes and Convertible Notes Warrants

In January 2022, February 2022 and July 2022, the Company executed three convertible promissory notes with investors with an aggregate principal amount of $644,000 (“2022 Convertible Notes”). These convertible notes were issued with an $84,000 original issue discount (“OID”), which was expensed immediately in the Company’s condensed statements of operations. Outstanding principal under the 2022 Convertible Notes accrues interest at a rate of 10% per annum. The investors may elect to convert all of the outstanding principal and accrued but unpaid interest due under the 2022 Convertible Notes into shares of Class A Common Stock two months from the date of issuance. The conversion price applicable to any such conversion is equal to the sum of (i) for 25% of the amount of principal and interest: $74.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock (or any class of common stock into which the Class A Common Stock has been reclassified prior to such conversion) and (ii) for the remaining 75% of the amount of principal and interest: 80% of the offering price of the Company’s Class A Common Stock in the Company’s initial public offering (collectively, the 2022 Convertible Notes Conversion Price”). At any time after two months from the date of issuance, or at the sole discretion of the Company’s board of directors, all of the outstanding principal and accrued but unpaid interest due under the 2022 Convertible Notes will automatically convert into Class A Common Stock at the 2022 Convertible Notes Conversion Price immediately prior to the occurrence of any of the following (i) a merger in which the shareholders of the Company prior to the merger hold less than 50% of the voting power of the capital stock of the surviving corporation after such merger, a sale of all of the assets of the Company or a transaction or series of transactions in which 50% or more of the voting power of the capital stock of the Company is transferred; or (ii) the closing of an initial public offering of the Company’s equity securities, including this Offering. The maturity dates of the 2022 Convertible Notes are July 31, 2023.

In connection with the 2022 Convertible Notes, the Company issued warrants that are exercisable for Class A Common Stock at any time until dates between January 1, 2026 and July 2026 (the “2022 Note Warrants”). The number of shares of Class A Common Stock initially purchasable under the 2022 Note Warrants would be equal to a variable number of shares, and the warrant exercise price would be subject to adjustment from time to time. See Note 12 of the Company’s audited financial statements and condensed (unaudited) financial statements included in this prospectus for additional information. In February 2023, the Company and the holder of the 2022 Note Warrants agreed to the termination of the 2022 Note Warrants, effective as of immediately prior to the completion of this Offering, for no consideration.

Pre-2020 Convertible Notes

During the calendar years 2013 through 2015, the Company executed convertible note payable agreements with various investors (“Pre-2020 Convertible Notes”). The Company measures the pre-2020 Convertible Notes at amortized cost. Outstanding principal on the Pre-2020 Convertible Notes accrues interest at a rate of 12% per annum. The principal and interest of the Pre-2020 Convertible Notes were convertible at the option of the note holders into shares of the Company’s Series B Preferred Stock upon the achievement of certain milestones, but such optional conversion rights expired on June 30, 2017. The Pre-2020 Convertible Notes do not have a stated maturity date and are payable over a period of 24 months, upon demand of the holder.

Decathlon Loan and Side Letter Agreements

In July 2015, the Company entered into a note payable agreement (the “Decathlon Agreement”) with Decathlon Alpha II, L.P. (“Decathlon”) for total proceeds of $1,250,000 to the Company. Monthly principal payments are calculated by taking the applicable revenue percentage and multiplying it by the revenue from the previous month. The applicable revenue percentage as defined in the Decathlon Agreement is 1%. Interest on the outstanding balance accrues monthly at a rate based on an internal rate of return of 23.75%. The Company recorded accrued interest in the amounts of $1,695,000 and $1,789,400 as of December 31, 2022 and 2021, respectively. The indebtedness under the Decathlon Agreement is secured by substantially all assets of the Company.

Pursuant to the Decathlon Agreement, the Company issued detachable warrants with an exercise price of $0.004 per share for the right to purchase, for a nominal amount, a 1.43% interest in the Company. On each of December 31, 2021 and December 31, 2020, there were warrants exercisable for 69,150 shares of Class A Common Stock outstanding based on the buyout percentage. The Company recorded a debt discount of $12,973 which was fully amortized as of December 31, 2022 and 2021 to interest expense using the effective interest method. During the year ended December 31, 2022 and 2021, the Company amortized $0 and $2,490 of the debt discount respectively. See Note 12 of the Company’s audited financial statements and condensed (unaudited) financial statements included in this prospectus for additional information.

Concurrently with the execution of the Decathlon Agreement, the Company entered into a side letter agreement (“Side Letter”) with two affiliated stockholders of the Company, which are also Selling Stockholders. Under the terms of the Side Letter, such Selling Stockholders agreed to provide the Company with an advance of $300,000 under the same terms and conditions contained in the Decathlon Agreement. The total principal balance of the Side Letter was $300,000 as of December 31, 2022 and 2021. The Company recorded accrued interest in the amounts of $498,400 and $410,480 as of December 31, 2022 and 2021, respectively.

Economic Injury Disaster Loan (EIDL)

In June 2020, the Company entered into a note agreement with the Small Business Administration. The note agreement is a secured disaster loan of $500,000 which require monthly payments consisting of principal and interest at 3.75% through June 2050, when all remaining principal and interest is due and payable. Monthly payments were deferred until June 2021. The balance on this loan was $500,000 as of December 31, 2020.

In 2021, the note was amended. The amendment increased the secured disaster loan to $2,000,000. Monthly payments were deferred until December 2022, and, beginning at such time, we became required to make monthly payments of $9,967 consisting of principal and interest at 3.75% through December 2050, when all remaining principal and interest is due and payable. The balance on this loan was $2,000,000 as of December 31, 2022 and December 31, 2021, respectively. The Small Business Administration loan is collateralized by substantially all Company assets. The Company recorded accrued interest in the amount of $124,408 and $57,031 as of December 31, 2022 and December 31, 2021, respectively.

Mountain BizWorks Loan

In October 2020, the Company entered into a note agreement with Mountain BizWorks (the “Mountain BizWorks Note”), in connection with a loan of $250,000 which requires monthly payments of $3,098 consisting of principal and interest at .25% per annum through June 2022 at which time the rate increased to 5.5% per annum and will be fixed through November 2030 when all remaining principal and interest is due and payable. Monthly payments were deferred until June 2022. The balance on this loan was $234,998 as of December 31, 2022 and $248,804 as of December 31, 2021. This loan is collateralized by substantially all Company assets. The Company recorded accrued interest in the amounts of $531 and $727 as of December 31, 2022 and 2021, respectively.

Paycheck Protection Program

In 2020, the Company received $973,900 in aggregate loan proceeds (the “PPP Loan”) from Aquesta Bank (the “Lender”) pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The Company’s PPP Loan application for forgiveness was approved and official notice received in 2021 and a gain on forgiveness of debt was recognized in the amount of $973,900.

The Small Business Administration (“SBA”) reserves the right to audit the PPP loans after forgiveness is granted in accordance with the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Borrowers are required to maintain the PPP loan documentation for six years after the PPP loan was forgiven and to provide that documentation to the SBA upon request. While the Company believes that it is a qualified business and that it has met the eligibility requirements of the PPP loans, and believes that it has used the loan proceeds only for expenses which may be paid using proceeds from the PPP loans, no assurance can be provided that any potential SBA audit will verify the amounts forgiven, in whole or in part, and the Company could be required to repay all or part of the forgiven amount.

In January 2021, the Company entered into a second note agreement with a financial institution for $973,900 which was issued in accordance with the PPP established by the CARES Act and implemented and administered by the Small Business Administration. The principal balance on this PPP Loan was $0 and $973,900 as of June 30, 2022 and December 31, 2021, respectively. The Company recorded accrued interest in the amounts of $0 and $1,596 as of June 30, 2022 and December 31, 2021, respectively, on this PPP loan. The Company’s PPP Loan application for forgiveness was approved and official notice received in 2022 and a gain on forgiveness of debt was recognized in the amount of $973,900.

Cash Flows

For the Years Ended December 31, 2022 and 2021

The following table summarizes cash flows for the periods presented:

	Twelve Months Ended December 31,
	2022	2021
Net cash used in operating activities	$(731,606)	$(2,425,010)
Net cash used in investing activities	(835,702)	(566,019)
Net cash provided by financing activities	927,147	3,167,291

Operating Activities

Our largest source of operating cash is cash collections from our customers for custom configured hardware, software and services. Our primary uses of cash from operating activities are for employee-related expenditures, capitalizable costs related to delivering custom configured hardware, and marketing expenses. Net cash provided by operating activities is impacted by our net income adjusted for certain non-cash items, such as interest accrued on convertible notes and notes payable, changes in fair value measurement of convertible notes, depreciation and amortization expenses, as well as the effect of changes in operating assets and liabilities.

Net cash used in operating activities was $731,606 for the fiscal year ended December 31, 2022, compared to $2,425,010 for the fiscal year ended December 31, 2021. The increase in operating cash flow was due to an increase in our revenues and decrease in our net loss when non-cash expenses (primarily deferred revenue and change in fair value) are excluded.

Investing Activities

Net cash used in investing activities of $835,702 for the fiscal year ended December 31, 2022, was primarily due to payments made for internally developed software of $613,692.

Financing Activities

Net cash provided by financing activities of $927,147 for the fiscal year ended December 31, 2022, was primarily due to proceeds on factoring arrangements of $143,343 and convertible notes of $560,000.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC under the Securities Act.

Critical Accounting Estimates

Critical accounting estimates are those accounting estimates that require the most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Critical accounting estimates are accounting estimates where the nature of the estimates are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and the impact of the estimates on financial condition or operating performance is material.

We believe that of our significant accounting policies, which are described in Note 1, “Summary of Business and Significant Accounting Policies” to our financial statements, the following critical estimates involve a greater degree of judgment and complexity.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606. The Company recognizes revenue using the five-step model as in accordance with ASC 606 Revenue from contracts with customers.

1.      Identification of the contract, or contracts, with a customer;

2.      Identification of the distinct performance obligations in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of revenue when or as the Company satisfies a performance obligation.

The Company’s sales are initiated by either an audio/visual dealer representing T1V’s products, or directly to the customer End User by T1V. When contacting an AV Dealer, the AV Dealer will typically identify End Users in need of such solutions. T1V and the AV Dealer then typically work to develop a solution involving hardware and T1V’s software. Ultimately T1V then ships custom configured hardware and loads and tests the software to the AV Dealer, who then ships it to the End User, often along with additional hardware added by the AV Dealer. Depending on the needs of the customer, T1V or a channel partner installs the product at the customer’s location. T1V may visit the customer’s location once installed to confirm the product is working as intended and or to provide training. These contracts are also packaged with a fixed-term subscription to license the Company’s software and post contract support that are bundled goods and services provided to the customer as software as a service.

Hardware and software development for a standard or custom contract is performed over a period of two to six months and typically billed based on completion of mutually agreed phases. T1V has an enforceable right to payment for work performed to date, and a practical limitation exists which prevents the asset from having an alternative use to the entity, therefore the Company recognizes the revenue using the input measure of total costs incurred divided by total costs expected to be incurred.

All software sales orders include a subscription service, which includes access to the software, updates and support. Because the nature of the Company’s promise is a stand-ready obligation, the customer consumes and receives benefit from having access to the various software offerings throughout the overall obligation period. Therefore, the Company’s promise to perform each service period is performed over time and is recognized ratably over the subscription period, which ranges from one to seven years. This is because the pattern of benefit to the customer, as well as the Company’s efforts to fulfill the contract, are generally even throughout the subscription period.

Any training or installation services utilized is recognized over time as services are rendered. These services are not a requirement of the contracts as the customers can purchase hardware and software without the services.

Contract Types

Contracts fall under various contract types including 1) standard contracts, 2) custom contracts and 3) recurring license agreements (“RLA”) for subscription service renewals. Standard contracts typically include the Company being contracted by a channel partner to provide hybrid collaboration hardware and software. Custom contracts are contracts in which a customer has requested a specialized or unique offering that differs from the Company’s standard offerings. In both cases, subscription services are included within the contract. RLA contracts entered into with customers represent recurring subscription revenue from providing customers with software as a service after the initial license period has ended.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customers and is the unit of account under ASC 606. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue, when, or as, the performance obligation is satisfied. The Company has identified hardware and software development, subscription services, installation, and training as distinct performance obligations.

Standard and custom contracts have various performance obligations such as hardware and software development, subscription services, and training and installation, which are all recognized at different points in time. Hardware and software development under standard contracts are recognized over time using the input method based on total costs incurred divided by total costs expected to be incurred. For custom contracts, development may also include additional customization services which do not significantly modify or customize the underlying software and have the same patten of transfer. The stand-ready obligations under the software subscription as a service are recognized ratably over the subscription period. Finally, the training and installation services are recognized over time as services are rendered.

RLA contracts include the stand-ready obligation for the recurring subscription to software as a service, which is recognized ratably over the subscription period.

Revenue Service Types

The following is a description of the Company’s revenue services types which include hardware and software development, subscription license agreements and professional services:

•        Hardware and software development includes the sale of the Company’s suite of developed hardware and software products that are combined and configured based on customer specifications and delivered to the customer.

•        Subscription to license agreements are required to accompany the purchase of the Company’s products and are sold as a subscription which includes the license to the software, unspecified updates and technical support for the products purchased.

•        Professional services include installation, training, and post installation check-ins, which are also referred to as commissioning.

Payments received and billings in excess of revenue recognized are deferred and recognized on the Company’s balance sheet as billings in excess of costs and estimated earnings on uncompleted contracts for development and professional services, and deferred revenue for license subscriptions. Each balance is amortized over the performance obligations as notated above.

Fair Value of Financial Instruments

The Company considers its cash, accounts receivable, accounts payable, and debt obligations to meet the definition of financial instruments. The carrying amount of cash, accounts receivable, and accounts payable approximated their fair value due to the short maturities of these instruments. The carrying amounts of our debt obligations approximate their fair values, which are based on borrowing rates that are available to the Company for loans with similar terms, collateral, and maturity.

The Company measures fair value as required by ASC Topic 820 “Fair Value Measurements and Disclosures.” ASC Topic 820 defines fair value, establishes a framework, and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. The Company’s significant fair value measurements primarily relate to convertible notes and warrant liabilities. The Company uses valuation techniques based on inputs such as observable data, independent market data and/or unobservable data. Additionally, T1V makes assumptions in valuing its assets and liabilities, including assumptions about risk and the risks inherent in the inputs to the valuation techniques.

The Company classifies fair value measurements within one of three levels in the fair value hierarchy. The level assigned to a fair value measurement is based on the lowest level input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input requires judgment. The three levels of the fair value hierarchy are as follows:

•        Level 1 — quoted prices for identical instruments in active markets.

•        Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•        Level 3 — fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statements. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The Company’s policy is to recognize significant transfers between levels at the end of the reporting period.

Recent Accounting Pronouncements

See “Business Description and Significant Accounting Policies” in Note 1 to our financial statements included as part of this prospectus.

BUSINESS

Overview

Our History

We were founded in December 2007 as a North Carolina limited liability company. Our original concept was to create software allowing group collaborations using large format touch screens in public venues where people could share data on personal computing devices and view and interact with data, images and files. In May 2013, we were converted from a North Carolina limited liability company to a Delaware corporation. From 2008 to 2013, we operated a restaurant to test our software by providing use to our restaurant customers, and also to demo our products to potential customers. By 2012, we had developed earlier versions of our ThinkHub® product and had limited sales of our then-existing products at tradeshows, restaurants and retail locations. In 2016 and 2017, we started greatly expanding sales of our collaboration products, focusing on our current three vertical markets of enterprise, education and hospitals so that by the end of 2018, we were primarily selling products similar to our current product line.

Our Mission of Visual Collaboration

T1V is a visual collaboration company specializing in hybrid collaboration software for enterprise, education, commercial and healthcare markets. Visual collaboration means a system including a computer, a touch screen, and software that enables the user to access a virtual canvas that is not limited by the size of the touch screen. It allows for multiple pieces of content to be placed on the canvas and viewed at the same time by multiple users. It enables multiple users to be able to simultaneously add content to and edit the canvas from multiple locations. The canvas can then be saved and resumed at a future time.

Our mission at T1V is to empower teams to collaborate anytime, anywhere. This includes collaboration for people within a large meeting room — or across distributed rooms — when some participants are remote and some are in-room.

T1V stands for a “Team with 1 Vision.” This describes both our company culture and our products that are designed to allow our customers to bring teams together to achieve their shared vision. We believe that removing barriers for collaboration is what allows teams to function together toward a common goal.

Examples of barriers to collaboration are the inability to share information, visualize and synthesize large amounts of content and data, the challenges of supporting teams and offices across distributed locations and the desire to do so while minimizing travel. We believe that T1V solutions overcome these collaborative barriers and accelerate the process to better decision making.

The Market for Visual Collaboration Products and Services

An article titled “Visual Collaboration Platform Market with 17.79% CAGR: Share 2022 Key Growth Drivers, Industry Revenue and Sales Channel, Growing Opportunity and Challenges Forecast by 2027” in the Digital Journal published by TheExpressWire on September 30, 2022, provides that the global visual collaboration market was estimated to be greater than $500 million in 2021 and is expected to grow to more than $1.3 billion by 2027. T1V is listed in this report as one of the 17 prominent visual collaboration companies. During the period from 2021 through 2027, the article projects the visual collaboration market will grow at a combined annual growth rate of 17.79%.

The COVID-19 pandemic (the “COVID 19 Pandemic”) caused changes in behaviors in how people work, learn and collaborate. We believe one of these changes was an acceleration in the shift toward hybrid working environments. For example, in a March 15, 2022 article published by Gallup Workplace titled “The Future of Hybrid Work: 5 Key Questions Answered With Data”, in a survey of remote-capable employees, 53% of such employees anticipated that they will work in a hybrid work environment, in the future. Remote capable employees describes those employees whose current jobs can be done remotely at least part of the time and represents about ½ of the US full time workforce. Hybrid work describes a work environment where more than 10% and less than 100% of an employee’s working time is provided remotely. In a June 23, 2022 article published by McKinsey & Company titled “Americans are embracing flexible work — and they want more of it”, 58% of all US respondents reported that they have the option to work from home. McKinsey’s article refers to a number of other studies indicating that flexible work has grown by anywhere from a third to 10-fold since before the pandemic, such as “How the coronavirus outbreak has — and hasn’t — changed the way Americans work,” Pew Research Center, December 9, 2020; as well as “Telework during the COVID-19 pandemic: Estimates using the 2021 Business Response Survey,” US Bureau of Labor Statistics, Monthly Labor Review, March 2022.

T1V’s ecosystem is designed to accommodate hybrid work environments which can support fully in-person meetings, fully remote meetings and hybrid meetings in which some persons attend in person and other remotely. During the period from January 1, 2020 through December 31, 2022, 89% of our sales were derived from orders for our ThinkHub Room products, of which over 54% were for configurations used in hybrid work environments. The remaining ThinkHub Room products ordered were for configurations used primarily for in-person meetings.

During the year ended December 31, 2022, our revenues have increased more than 68% compared to our revenues during the same period in 2021. This increase was driven primarily by ThinkHub Room sales for use in hybrid work environments.

Nevertheless, our sales to date represent only a small fraction of the total available market for visual collaboration for hybrid use. Of the greater than $500 million market for visual collaboration referenced above, based on the research and articles referenced above, we believe that a large percentage of this market is for hybrid environments. Therefore, we have only penetrated a small percentage of the total available market for visual collaboration product for hybrid usage.

Going forward, we anticipate that our new ThinkHub Cloud product offering (allowing uses to access ThinkHub Canvases without purchasing a ThinkHub Room device) will further drive demand for our ThinkHub Platform in hybrid working environments. During the year ended December 31, 2022, we invested $427,000 in research and development for our ThinkHub Cloud product. Furthermore, we are planning to use $2 million of the funds raised in this Offering to invest in Research and Development for ThinkHub Cloud. Further, we plan to use and an additional $2 million of the funds raised in this Offering to invest in Sales and Marketing for ThinkHub Cloud.

In 2023 and beyond, based on the research and articles referenced above, we believe that there is and will continue to be a need for hybrid working solutions. We believe that the largest growth in the visual collaboration market over the next few years will be for products that support such hybrid work environments and we have positioned the company to take advantage of this growth through with our ThinkHub platform including our ThinkHub Room and ThinkHub Cloud products.

Our Products and Services

T1V has patented, proprietary software for visual collaboration. The ability of our products to deliver room-based visual collaboration allows for multiple rooms to be linked together as well as hybrid meetings allowing participants that are both in the room and remote to interact in the same canvas.

ThinkHub® is our visual collaboration solution for global teams. The software is available as a room-based product (ThinkHub Room) or cloud-based product (ThinkHub Cloud).

ThinkHub Room is T1V’s room-based collaboration software product typically used in a dedicated system by our customers including a computer, software and a large touch screen mounted to a wall. The T1V app is the companion application that users download to their device (laptops, desktop computers, and mobile devices), and is used to connect and share content with a ThinkHub Canvas™. ThinkHub Cloud™ takes the collaborative experience of ThinkHub Room™ and brings it to the user on an individual laptop device. Users can access ThinkHub Cloud™ through the T1V app, where they can create canvases and invite collaborators to join them.

For our target customers, conventional video conferencing and in-room face-to-face meetings are inadequate. For these customers, a higher level of collaboration is needed — visual collaboration. Our products allow for this higher level of engagement and collaboration. While other competitive products allow for in-room visual collaboration, our goal at T1V is to make T1V hybrid and remote meetings close to the level of in-person visual collaboration meetings.

Our collaboration platform includes ThinkHub® collaboration software for global teams and the T1V app — all working cohesively to bring teams together for seamless, intuitive working sessions.

Distribution of Our Products and Services

T1V solutions are sold through Channel Partners. This is a network for professional audio visual dealers and distributors. Professional AV dealers are companies that generally purchase products from manufacturers or distributors and provide complete audio-video solutions to their customers, including hardware, design services, installation and support. The channel then resells T1V solutions to the “brand” or “end user.” T1V refers to the “brand” or “end user” as the T1V customer. The Professional AV dealer is considered the T1V partner or channel partner. Distributors are used in T1V’s international markets, where T1V sells to the distributor, who then resells to the Professional AV dealer.

Recent Developments

From November 2021 to July 2022, we raised an aggregate of $1,995,000 in a convertible debt bridge financing investment round pursuant to which we issued secured convertible notes. $1,435,000 was raised in 2021 for an aggregate principal amount of $1,650,250 (the “2021 Convertible Notes”) and $560,000 was raised in 2022 for an aggregate principal amount of $644,000 (the “2022 Convertible Notes”). These Convertible Notes were to 14 accredited investors and accrue interest at a rate of 10% per year and which are convertible into up to an aggregate number of shares of our common stock which is not determinable until the pricing of this Offering. In addition, we issued five-year common stock purchase warrants to these investors to purchase shares of our common stock at an exercise price to be determined. In the third quarter of 2022 we amended the terms of the 2021 Convertible Notes and the 2022 Convertible Notes and the associated warrants as follows:

The investors may elect to convert all of the outstanding principal and accrued but unpaid interest due under the 2022 Convertible Notes into shares of common stock two months from the date of issuance. The Conversion Price per share for the shares of common stock shall equal (i) for 25% of the amount of principal and interest: $74.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock (or any class of common stock into which the Class A Common Stock has been reclassified prior to such conversion)) and (ii) for the remaining 75% of the amount of principal and interest: a 20% discount to the Company’s initial public offering price. At any time after two months from the date of issuance, or at the sole discretion of the Company’s Board of Directors, all of the outstanding principal and accrued but unpaid interest due under this 2022 Convertible Notes shall automatically convert to common stock at the Conversion Price immediately prior to the occurrence of any of the following (i) a merger in which the shareholders of the Company prior to the merger hold less than 50% of the voting power of the capital stock of the surviving corporation after such merger, a sale of all of the assets of the Company or a transaction or series of transactions in which 50% or more of the voting power of the capital stock of the Company is transferred; or (ii) the closing of an initial public offering of the Company’s equity securities. The maturity date of the 2022 Convertible Notes is the earlier of (i) July 31, 2023; (ii) a subsequent capital raise of at least $5 million; or (iii) the first day our securities are traded on a national exchange including Nasdaq, NYSE, OTCQB or OTCQX.

In connection with the 2021 Convertible Notes and the 2022 Convertible Notes, we issued the 2021 Note Warrants and the 2022 Note Warrants that are exercisable for common stock at any time on or before five years after the issuance date of the notes. The number of shares of common stock initially purchasable under the warrants (subject to adjustment) shall be equal to (a) the principal amount of the promissory note issued to the holder in connection with the warrant, divided by (b) the warrant exercise price. The exercise price shall initially be equal to $320.00, subject to the provisions of the note agreements. Notwithstanding the foregoing, immediately prior to the closing of an IPO, including this Offering, the warrant exercise price shall be adjusted to be equal to the offering price of our common stock (or any class of common stock into which the common stock has been reclassified prior to such conversion) in the IPO, including the effective price of the Class A Common Stock in this Offering. In February 2023, the Company terminated the 2021 Note Warrants, effective as of immediately prior to the completion of this Offering, for no consideration.

We intend to enter into agreements with certain noteholders, pursuant to which, upon the completion of this Offering, (i) an aggregate of $1,700,000 in original principal amount and accrued interest under the Decathlon Note, which was not previously convertible, will be converted into 318,467 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (ii) an aggregate of $564,000 in original principal amount and accrued interest under the Side Letter, which was not previously convertible, will be converted into 112,800 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (iii) an aggregate of $499,118 in original principal amount of notes payable to Michael Feldman, our Chief Executive Officer, plus $374,848 of accrued and unpaid interest thereon (through February 28, 2023), will be converted into 174,793 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (iv) an aggregate of $200,000 in original principal amount of certain promissory notes held by Ross Annable, one of our affiliates, which promissory notes were not previously convertible, plus $15,781 of accrued and unpaid interest (accrued interest through February 28, 2023), will be converted into 43,156 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; and (v) the conversion, upon the completion of this Offering, of an aggregate of $57,638 in original principal amount of certain promissory notes held by Elizabeth Goode, certain other noteholders, and the Co-Founder, which promissory notes were not previously convertible, plus $55,340 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 22,596 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

We intend to amend certain convertible notes held by T1 Investments, in an aggregate of $600,000 in principal amount, plus $662,597 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), to be convertible upon the completion of this Offering into 193,115 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 429,836 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted) plus such additional shares of Class A Common Stock and Class B Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $197.00 per day (31% of which will be converted into Class A Common Stock and 69% of which will be converted into Class B Common Stock).

We intend to amend certain convertible notes held by WH&W, in an aggregate of $800,000 in original principal amount, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) to be convertible upon the completion of this Offering, into 188,449 shares of Class A Common Stock (31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted).

On February 21, 2023, in consideration for a loan in the amount of $1,000,000 from KARL STORZ Endoscopy, Inc., one of our major customers (“KARL STORZ”), we issued a convertible promissory note to KARL STORZ in the original principal amount of $1,041,666.67, including an original issuance discount of $41,666.67 (the “KARL STORZ Note”). The KARL STORZ Note accrues interest at a rate of 10% per annum and (unless earlier converted as described below) the principal and accrued interest is due and payable by us on demand at any time after the earlier of November 21, 2023 or the occurrence of an event of default. Principal and accrued interest under the KARL STORZ Note will automatically convert into our equity securities, in the event we offer and sell our equity securities raising aggregate proceeds of $5,000,000 or more, including an automatic conversion into shares of our Class A Common Stock in this Offering, at a conversion price equal to the initial public offering price of the shares in this Offering. The KARL STORZ Note is also convertible, at the option of KARL STORZ, on the same terms as above, upon our sale of equity securities to investors, even where the aggregate proceeds are less than $5,000,000. The KARL STORZ Note is further convertible, at the option of KARL STORZ, upon a change in control (as defined in the KARL STORZ Note).

In connection with the issuance of the KARL STORZ Note, we also issued a warrant to KARL STORZ (the “KARL STORZ Warrant”), which, upon the completion of this Offering, will provide KARL STORZ with the right to purchase shares of the Company’s Class A Common Stock equal to 10% of the number of shares of Class A Common Stock into which the KARL STORZ Note is converted, at an initial exercise price equal to the initial public offering price of the shares in this Offering, subject to certain adjustments. In addition, following the six-month anniversary of the date of the KARL STORZ Warrant, if, at the time of exercise, there is no effective registration statement registering the shares of Class A Common Stock underlying the KARL STORZ Warrant, then the KARL STORZ Warrant may be exercised on a cashless basis.

Our Products

T1V creates visual collaboration solutions for enterprise, education, commercial and healthcare markets. Visual collaboration is the ability to work with multiple pieces of content, live device and web-based content feeds, in a shared digital workspace, which is often referred to as a canvas. ThinkHub® is our multitouch, multiuser software that also supports video conferencing (Zoom, Webex, Microsoft Teams) and web-based productivity tools like Google Workspace and Office 365 to support today’s hybrid workforce.

T1V sells four key products: ThinkHub Room™, ThinkHub Huddle™, ThinkHub Cloud™, and T1V Story™.

T1V also has developed a cloud version of its ThinkHub® software, which it markets under the brand ThinkHub Cloud™. In the fourth quarter of 2021, we released a beta version of ThinkHub Cloud™, which has been tested by some of our key customers.

In the first quarter of 2022, T1V renamed and began branding its ThinkHub® software solutions as ThinkHub Room™. This is a precursor to our e-commerce site, which will allow users to purchase ThinkHub Cloud™ licenses. ThinkHub Cloud™ licenses will be sold as user licenses on a monthly or annual per user basis. ThinkHub Room™ software licenses will also be sold as device licenses and allow users to connect to the ThinkHub Room™. Each ThinkHub Room™ device license will be bundled and sold with a dedicated room computer.

With the release of ThinkHub Cloud™, users will be able to use the T1V app to access ThinkHub Canvases™ through their own personal devices, whether the canvases are hosted on a room device (through ThinkHub Room™) or in the cloud (through ThinkHub Cloud™). This will allow users to create, edit and collaborate in meetings with all remote teams, all in-room teams and hybrid meetings including both in-room and remote participants.

ThinkHub®

ThinkHub® is our visual collaboration solution for global teams. The software is available as a room-based product or cloud-based product, or both.

ThinkHub® is a digital workspace, often referred to as a canvas that allows users to create and manipulate content like notes and sketches, or share their own content to the canvas-like images, videos, or PDFs. All content shared to the canvas, including the canvas itself, can be annotated, resized, and maneuvered with touch.

ThinkHub® also includes a built-in web browser, and supports web-based content like Google Workspace, Office 365, YouTube, JIRA, and other enterprise productivity tools. Because ThinkHub® powers hybrid teams and spaces, it also supports integrated video conferencing software like Zoom, Webex, and Microsoft Teams.

ThinkHub Room™

ThinkHub Room™ is our primary in-room solution. ThinkHub Room™ is sold as a ThinkHub® software license on a dedicated in-room computer (a ThinkHub computer device). ThinkHub Room™ solutions are offered to customers through a combination of a one-time cost and a recurring license subscription.

One-time Cost:    ThinkHub® license for year 1 (required), ThinkHub® computer device (required), display hardware (optional — this may be purchased separately through the Pro AV channel partner), configuration, set-up and license initiation (required), and installation (optional).

Recurring License Agreement:    This provides customers with a renewable ThinkHub® license, which can be purchased annually or, if preferred by a customer, can be purchased as a multi-year license. The recurring license agreement ensures that the customer receives ongoing support and software updates as T1V develops new features for the solution. As of December 31, 2022 and December 31, 2021, 90.7% and 91.8% of all active

ThinkHub Room™ licenses were annual licenses, respectively. The remaining percentages of active licenses are all multi-year licenses. Multiyear licenses are typically offered with a 5% – 10% discount on the license, depending on the length of term and size of the order.

ThinkHub Huddle™

ThinkHub Huddle™ is an all-in-one, ThinkHub bundle that includes a ThinkHub® computer device, touch display and stylus accessory, web camera, video conferencing (choose from Zoom, Webex, or Microsoft Teams), single hardline input, and compatibility with ThinkHub Cloud™ canvases. This is a low-cost solution developed in the first quarter of 2022 to address demand in the marketplace for in-room collaboration boards that support video conferencing and hybrid teams in the return to work. The bundle is sold as a complete kit to the Pro AV Channel Partners, and also includes all mounting hardware to make installation extremely easy. The ThinkHub Huddle™ follows the same cost model as ThinkHub Room™, with a one-time cost for year 1 and recurring license agreement.

ThinkHub Cloud™

ThinkHub Cloud™ takes the collaborative experience of ThinkHub Room™ and brings it to the user on an individual laptop device. Users can access ThinkHub Cloud™ through the T1V app, where they can create canvases and invite collaborators to join them.

ThinkHub Cloud™ licenses are sold on a per user basis. There are three subscription levels of ThinkHub Cloud™: Free, Pro, and Enterprise. Free and Pro licenses will be available on T1V’s ecommerce site for individual or small group purchase, while Enterprise licenses will be bundled with ThinkHub Room™, and sold via Channel Partners. The plans vary in feature set, with the primary driver being the number of ThinkHub Cloud™ canvases available to the user.

T1V Story™

T1V Story™ enables organizations to visually tell their story. This is a software solution that takes a brand’s assets (logos, color palette, content like images, videos, and PDFs) and reconfigures them into an interactive, touch-based experience. Popular applications within T1V Story™ include an interactive map, timeline, image, and product lines. Each of these applications provides a means for the brand to visually represent their identity and educate their audience on their organization’s history, geographic reach, or lineup of products.

T1V Story™ is primarily used in customer experience centers, briefing centers, alumni and visitor centers, executive lobbies, virtual selling rooms, visualization labs and innovation centers.

Customers

While all of our customers are seeking collaboration solutions, how each uses and benefits from these collaboration solutions varies across industry and team function. The following describes the types of customers that use our collaboration solutions:

T1V’s primary end user markets are:

1.      Enterprise

1.1.   Large Enterprise Businesses

Large enterprise businesses are large regional, national, or global private organizations. Many enterprise businesses have collaboration needs that are special to such businesses within a multivendor environment. We offer service and support packages and sell these products primarily through Professional AV dealers and distributors and often in partnership with third-party technology vendors. T1V’s enterprise business is comprised primarily of Fortune 500 companies and includes manufacturing firms; construction and engineering businesses; architecture and design firms; energy companies; defense contractors and technology companies.

1.2.    Small-to-Medium Sized Businesses

Our small-to-medium sized business (“SMB”) customers represent a market that is small, but is a growing subset of the enterprise market. These represent organizations with less than 1,000 employees and typically have regional offices. We have developed our ThinkHub Cloud™ and ThinkHub Huddle™ for sales to the SMB market.

2.      Higher Education

We target higher education institutions who are looking to outfit their active learning and hybrid classroom environments. Higher education is undergoing enormous changes as it tries to support teaching faculty and staff, and improve the student experience which has been negatively impacted by the COVID-19 Pandemic. The ThinkHub® classroom supports in-room and remote instructors to co-teach curriculum, while also supporting both in-room and remote student participation. We are also able to connect campuses in larger university systems, to ultimately increase access to courses and improve efficiencies across teaching staff. In the classroom, our collaboration solutions enable teachers and students to have more collaborative class sessions. It enables active learning and group-based collaboration amongst students, and is a flexible tool for teachers to use no matter their teaching style. Teachers can prepare canvases and content before class and then share and distribute during and after class.

3.      Healthcare

The healthcare market consists primarily of operating rooms and meeting rooms in large hospitals. For this market, we sell products primarily through a partnership we have with a major medical equipment manufacturer (OEM). We sell customized versions of our products to the OEM that are white-labeled for sale to the hospitals.

Customer Concentration

We have two methods of selling our products: (1) sales by our Channel Partners, who buy our products and resell them to our customers (or End Users), and (2) sales directly to End Users, which are customers that purchase our products directly for their own use. In consideration for their marketing and selling our products, we provide Channel Partners with discounts on our products. During the years ended December 31, 2022, 2021 and 2020, no customer represented more than 10% or more of our total revenues. Sales made by our more than 80 Channel Partners accounted for approximately 96%, 92% and 77% of our sales, for the years ended December 31, 2022, 2021 and 2020, respectively. Two of our Channel Partners accounted for an aggregate of approximately 31% and 9% of revenue for the year ended December 31, 2022 and 17% and 9.2% for the year ended December 31, 2021.

Manufacturer Partners

Planar:    T1V partners with Planar displays in order to provide turnkey solutions coupled with T1V’s products to the market. This is beneficial for both T1V, Planar, and end users. Turnkey solutions allow for a seamless installation of room systems with all components known. This helps our support team to completely understand all components within a system when interacting with a customer.

Planar is T1V’s preferred partner for large multi panel video wall and LED wall systems. T1V software is featured in more than 10 Planar showrooms across the US and internationally. Planar and T1V hold joint events for customers that have produced numerous sales leads as their customer base is similar to that of T1V. T1V also works with Planar’s technology team to ensure T1V’s software works seamlessly with Planar’s products.

Avocor:    T1V partners with Avocor on single panel displays coupled with T1V systems. Similar to its partnership with Planar, the market prefers the turnkey abilities of T1V coupled with Avocor. Avocor has best in class touch technology with value pricing. T1V also works with Avocor’s technology team to ensure the T1V needs are being met by Avocor’s products.

Advertising and Marketing

T1V’s advertising and marketing is handled exclusively in-house. Our marketing group uses an inbound strategy to drive lead generation for the T1V sales team. This is accomplished through the creation of original content and materials, ranging from product materials like product one sheets and brochures, product and training videos, webinars, customer and use case videos, and thought leadership pieces like eBooks and Whitepapers.

The T1V brand and branding guidelines were designed in house and are maintained by the marketing team. The marketing team uses T1V’s digital channels (website and social) as its primary method in publishing its content. The team uses HubSpot to create automated and drip email campaigns to target, grow and nurture its contact database of 40k+ contacts.

In addition to content and digital channels, T1V marketing uses regional events to target specific verticals and markets for its sales team. The marketing team works with the regional sales directors to create an events calendar, and supports the promotion, materials, and gear that is demoed on site.

2023 Initiatives

In the first half of 2023 the marketing team intends to expand its programming to include paid outreach, and is actively seeking an external agency partner to manage Search Engine Optimization and Search Engine Marketing campaigns, as well as an outbound Sales Development Representative team to increase lead generation for its sales team. We believe that this will be critical to the successful launch of ThinkHub Cloud™.

Sales and Distribution

We sell our products through Channel Partners. The T1V sales team works directly with these regional Channel Partners to identify prospects in order to set up demonstrations. The sales process typically includes a virtual or in-person demonstration from our showroom, called the “T1V Experience Center” and the customer gains a complete understanding of the value and functionality our solutions provide.

T1V works with a variety of partners to bring its collaboration solutions to market. The following describes T1V’s sales and distribution:

Sales

The sales and marketing team consists of 21 persons located in the US (19) and Europe (2) (United Kingdom and Netherlands). T1V’s US sales team covers three regions: Central + West regions (five persons), East region (four persons). These sales teams sell to all customers except for healthcare customers. Our sales team in Europe works closely with distributors of T1V products in order to cover a large territory.

T1V sells through Channel Partners. This is a network of professional audio-visual dealers, who resell T1V collaboration solutions to their customers. The T1V territory managers are responsible for establishing relationships with the Channel Partners in their respective regions.

With the launch of ThinkHub Cloud™, customers may purchase ThinkHub Cloud licenses directly from T1V through the T1Vapp, or through the ecommerce website, upon its expected launch in 2023. The enterprise version of ThinkHub Cloud™ is sold through existing Channel Partners bundled with ThinkHub Room™.

In the healthcare/medical market, T1V supports the sales team of a specific distributor — the large healthcare OEM described below. The primary responsibility for sales is handled by this Healthcare OEM, which has pre-existing relationships with many hospitals.

Distribution

In the North American market for enterprise and education, T1V does not have any distributors in the U.S., but does have one distributor (Data Visual) in Canada. In the medical market, T1V has an exclusive distribution agreement with a large healthcare OEM (the “Healthcare OEM”) for the U.S. and Canada. The Healthcare OEM distributes a white-label version of ThinkHub® for use in hospital operating rooms by providing our ThinkHub Room™ solution and the Healthcare OEM resells the solution under its own brand name and through its own sales organization.

In the international market, T1V’s Channel Partners also include distributors, who then resell to the Professional AV dealers, who then sell to the end user. We distribute our products outside North America, using the following distributors:

Mindstec Distribution: Asia, Middle East, Africa

Polar: UK, Ireland

MediaPlus: Japan

International Sales

International sales are overseen by our Vice President of International Sales (“VP of International Sales”), who relocated to the Netherlands to be closer geographically to our international operations. Our VP of International Sales directly manages a territory covering the Middle East and Africa. The international sales team includes a territory sales manager residing in the UK (covering Europe), an application engineer also residing in the UK and a VP of Strategic Partnerships, located in the US, all reporting to our VP of International Sales. Our international sales team works with key distribution and Professional AV dealer partners in their respective territories to provide solutions to end user brands. In Asia, the Middle East and Africa, T1V works with Mindstec as our exclusive distribution partner for the resale of products to Professional AV dealers. Our sales in South America are managed by employees located in the U.S.

In the European medical market, T1V works with the European division of the same Healthcare OEM that distributes for us in the U.S. The European division distributes the same white-label version of ThinkHub® distributed by the Healthcare OEM in the U.S. for use in hospital operating rooms.

International sales (i.e., all sales of our products outside of North America) accounted for 11% of our revenues for the year ending December 31, 2022 and 9% of our revenues for the year ending December 31, 2021. Most of our international customers are global enterprise companies with revenues greater than $1 billion and globally distributed teams.

Our Revenue Model

Our revenue model includes two revenue streams: non-recurring and recurring revenue. Each sale at T1V includes a combination of non-recurring and recurring revenue.

Non-recurring revenue includes hardware and services (including installation, commission, customization and configuration) and the upfront portion of software licenses.

Recurring revenue consists of revenue from our sales of licensing and support agreements. Our licensing and support agreements include software licenses, customer support and ongoing customer success services. Within our recurring revenue, we have two license types: room-based and user-based licenses. Room based licenses are tied to the physical T1V devices (ThinkHub Room™, ThinkHub Huddle™ or T1V Story™). They allow unlimited users to connect and collaborate with the room device. User-based licenses apply to our software applications T1V app and ThinkHub Cloud™. Our T1V app is free to all users; ThinkHub Cloud™ offers three subscription tiers: Free, Pro, and Enterprise.

During the past three years, nearly all of our revenue has been generated from sales of room-based products. Typically initial sales orders of our room-based products are sold as bundles with the first year including a room-based license and support along with the non-recurring items (i.e., upfront hardware and services). The non-recurring revenue items are recognized on a percentage completion basis within the first few months after receipt of the initial sales order, until the product is delivered and ready for use, at which point the full non-recurring revenue is recognized. We also make sales of our room-based products where customers pay for multiple years license fees and support at the time of the initial sales order.

The initial room-based license and support revenue is recognized as recurring revenue over the term of the license and support agreement that is bundled with the initial order, starting after the end-user’s first use of the product.

T1V’s products are sold through Channel Partners, including distributors and Professional AV dealers. After the initial term, the end-user will pay the license renewal fee in order to renew the license for the next term. This fee is sometimes paid directly by the end-user to the Company and sometimes it is paid through a Channel Partner. If it is paid through a Channel Partner, then the Channel Partner retains a portion of the license renewal fee, typically 10%.

ThinkHub Cloud™ licenses are user-based. Sales of ThinkHub Cloud™ licenses began in 2022, and have been minimal to date, as the product has not yet been fully released, as a stand-alone product. Currently ThinkHub Cloud serves as a companion product to ThinkHub Room. Users of ThinkHub Room can access a free version of ThinkHub Cloud through the T1V App. Users have the ability to upgrade their license through in-app purchases. An e-commerce website is planned for release in the second half of 2023, which will offer Free and Pro plans.

Pricing

T1V products are priced according to bill of materials, competitive products, and value delivered to the customer. The gross margin varies across our product line depending on the amount of hardware and software delivered. Hardware bundled with our products typically has a very low gross margin as we do not manufacture any hardware. Software and services yield the bulk of our gross margin. Blended gross margin across all of our products is typically 45% – 50%, when excluding recurring revenue. Our blended recurring revenue gross margin is typically greater than 80%. Our plan going forward is to increase the percentage of recurring revenue, which will lead to higher overall gross margins.

We expect margins on ThinkHub Cloud™ to be substantially higher than margins on our other products as we plan to sell it as a license only and not bundled with hardware. All prices are subject to change as new costs per bill of materials are modified, but such changes have not been significant over the past few years.

The T1V price list is managed by the Executive Vice President, Sales and Marketing in conjunction with our Vice President of Operations and Chief Technology Officer.

Competition

The market for communication and collaboration technology services is intensely competitive and subject to significant technological change and changes in practice. Many of these competitors are substantially larger and have considerably greater brand recognition, financial, technical and marketing resources than are generally available to us. While we believe that our innovative collaboration solutions, including our line of ThinkHub® products, provide us with competitive advantages, we face competition from many different sources with respect to our current products and those that we may seek to develop and commercialize in the future. Our products compete in the communications and collaboration technologies markets with products offered by Cisco Webex, Zoom, LogMeIn, GoToMeeting, as well as bundled productivity solutions providers who offer limited content sharing capabilities such as Microsoft Teams, and Google Workspace. In the rapidly evolving “ideation” market, certain elements of our application compete with Microsoft, Google, Oblong, Multitaction, Bluescape, Mersive, Barco, Nureva and Prysm. Portions of our ThinkHub Cloud™ also compete with products offered by Miro, Mural, Figma and Lucid Software.

Our competitive landscape can be segmented into four market categories:

Category 1:    Large Conference Rooms and Classrooms, Auditoriums, Corporate Lobbies, Training Centers, Innovation Labs and Customer Experience Centers, that generally utilize large multipanel video walls and allow interactions of more than ten people at a time.

Category 2:    Medium Sized Conference Rooms, classrooms and operating rooms, that generally realize a large single panel touch display typically designed for five to ten users at a time.

Category 3:    Small Conference rooms or Huddle Spaces that typically utilize a small single panel touch display, designed for fewer than five users at a time.

Category 4:    Remote only users: no rooms involved (cloud-based collaboration).

In Category 1, our product offerings include a high-end version of ThinkHub Room™ and T1V Story™. Our competitors here are Oblong, Multitaction, Bluescape and Prysm.

In Category 2, our primary product offering is our base ThinkHub Room™ product. Competition for this product includes Microsoft Surface Hub, Google Jam Board and Cisco Webex Board.

In Category 3, our primary product offering is ThinkHub Huddle™. Competition for this product includes Zoom Room, Crestron Flex, Mersive Solstice and Barco Clickshare.

In Category 4, our primary product offering is ThinkHub Cloud™. Competition for this product includes Miro, Mural, Figma, and Lucid Software.

We believe our ability to offer solutions in all product categories distinguishes us from most of our competitors. This allows customers that adopt our platform to purchase products from the same company for all four product categories, ensuring compatibility and the use of the same T1V app for each product. For Pro AV Channel Partners, this streamlines their sales process, ease of deployment, and the ability to train their customers and drive adoption across the organization.

T1V Competitive Strengths

T1V Ecosystem

All of T1V’s products can or will be able to be used to provide a collaboration ecosystem for our customers, that allows users to create and collaborate in a room or in the cloud and use these solutions for visual collaboration meetings which are all remote, all in-person or hybrid meetings with some participants in the room and some participating remotely. The user experience is fueled by the T1V app — the companion application that enables all T1V users to connect, collaborate, and co-create with their team members using their preferred T1V solution. This is the same app they will use to connect to all of T1V’s products, providing a seamless, intuitive user experience. The T1V app is available for free download at t1v.com/app.

Visual Collaboration

T1V offers a full service visual collaboration solution. There are only a small number of companies offering such solutions that enable a virtual canvas with multiple items to be accessed and viewed simultaneously from multiple participants at multiple locations.

Hybrid Meetings

High quality hybrid meetings with visual collaboration first require an exceptional in-room experience. This requires the ability for multiple participants in a meeting room to be able to share, view and interact with content on a large touch screen or video wall. We are one of only a few companies with software that provides this high-quality hybrid meeting experience, using our ThinkHub Room™ software that accesses a cloud canvas. The hybrid meeting experience also includes remote participants. Our T1V app allows remote participants to access the same cloud canvas and interact with it in a manner very similar to those in the room. We believe that the quality and features of this interaction sets our hybrid meeting solutions apart from most of our visual collaboration competitors.

Multiple Streams of Dynamic, Synchronous Content

Dynamic content refers to media located outside of our products that can be updated in real time during a meeting. Examples of dynamic content include screen sharing, Google Docs, Office 365 documents and web browsers. T1V is one of the only visual collaboration platforms that allows multiple dynamic content documents to be simultaneously viewed and accessed on a canvas. This allows our customers to use many of the tools that they have used previously and incorporate them into our visual collaboration platform when needed.

Distributed Office Connectivity

Having a solution for in-room and remote, allows our customers, for example, to have all in-room meetings one week, all remote meetings a second week and hybrid meetings for the third week. The same canvas can be used for each of these types of meetings. Work can be done across these meetings on the canvas as the canvas is stored in the cloud.

Customer Support

T1V’s customer support team consists of a support manager and four support technicians. This team consistently earns high marks for their product knowledge and ability to resolve issues quickly and efficiently. This team covers 20 hours per day five days a week and eight hours per day on the weekends.

Support generally performs the majority of their work on the phone, via email, text or using WhatsApp to assist our international customers. Instant messaging is also available. Along with the support team, we have an escalation path team that consists of two personnel who specialize in issues that go above and beyond the normal support path.

Platform Supporting Remote and Multiple In-room Needs

We believe that T1V is one of the only companies that provides visual collaboration solutions for a variety of room types from large corporate experience centers to small huddle spaces along with a cloud solution for remote users. This allows our customers to purchase an entire solution from us ensuring compatibility with their canvases as they move between room types as well as from the office to the home.

Market Opportunities

The way that people work has drastically shifted over the past two years, as a result of the COVID-19 Pandemic, and, we believe, will continue to create tremendous opportunity in workplace technology for years to come. One of the biggest shifts in the workplace, which we have seen is the growth of hybrid teams, and the need to support hybrid workplaces and meetings. This, along with the growing availability of multimedia content, data, and enterprise productivity tools in the workplace, has created an increased demand for visual collaboration.

An article titled “Visual Collaboration Platform Market with 17.79% CAGR: Share 2022 Key Growth Drivers, Industry Revenue and Sales Channel, Growing Opportunity and Challenges Forecast by 2027” in the Digital Journal published by TheExpressWire on September 30, 2022, provides that the global visual collaboration market was estimated to be greater than $500 million in 2021 and is expected to grow to more than $1.3 billion by 2027. T1V is listed in this report as one of the 17 prominent visual collaboration companies. During the period from 2021 through 2027, the article projects the visual collaboration market will grow at a combined annual growth rate of 17.79%.

Factors Diving the Increased Demand for Collaboration Solutions Products

The COVID-19 Pandemic caused changes in behaviors in how people work, learn and collaborate. We believe that the COVID-19 Pandemic was a catalyst that accelerated these changes, but that these changes began prior to the COVID-19 Pandemic and, we believe, will continue for the foreseeable future.

These changes include:

•        A large fraction of the workforce having the ability to work remotely;

•        The desire to have meetings between multiple locations without requiring traveling;

•        Increase in the number of hybrid meetings in which some participants are in the office or classroom, while others are remote;

•        Methods to increase collaboration and maintain company culture when many people are frequently remote;

•        Giving workers flexibility to work where they want and when they want;

•        Companies and universities desire to encourage employees/students to attend in person meetings/classes using collaborative tools that help give them an experience that they cannot have at home;

•        The explosion in video conferencing has led to the realization of the limitations of this technology;

•        The desire to travel less due to a range of factors including the pandemic, climate change impact, cost and time savings; and

•        Increasing labor costs and difficulty in finding employees driving the need for increased productivity and efficiency.

From 2017 – 2019, T1V’s revenues increased an average of 35% per year. By 2019, T1V was one of only a few market leaders in the visual collaboration space, which at that time was largely focused on room-based collaboration.

In 2023 and beyond, based on the research and articles referenced above, we believe that there is and will continue to be a need for hybrid working solutions. T1V’s ecosystem is designed to accommodate hybrid work environments in supporting meetings for all in-room participants, all remote participants and meetings with both in-room and remote participants. We believe that the largest growth in the visual collaboration market over the next few years will be for products that support such hybrid work environments.

Our Strategy

We intend to become a leading collaboration solutions company and to continue to develop new products that provide better experiences for our customers for in-person, remote and hybrid work environments. Beginning in the second half of 2023, we plan to implement direct marketing to end users for ThinkHub Cloud™. Within ThinkHub Cloud™ we intend to incorporate in-app promotions to help drive further sales. We anticipate that ThinkHub Cloud™ will not only help drive further sales of our cloud licenses, but will also drive sales of our ThinkHub Room™ products. Similarly, we believe that sales of our ThinkHub Room™ products will also help drive usage, adoption and sales of our ThinkHub Cloud™ products.

We also believe that the same strategies that we used, prior to the COVID-19 Pandemic, for in-room sales will allow us to grow our in-room sales at the same rate or higher (35% – 40% per year) for the next several years, due to the increased demand, the market drivers listed above, and our introduction of ThinkHub Cloud™.

Intellectual Property

General

Intellectual property is an important aspect of our business, and we seek protection for our intellectual property as appropriate. To establish and protect our proprietary rights, we rely upon a combination of patent, copyright, trade secret and trademark laws and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements. We maintain a policy requiring our employees, contractors, consultants and other third parties to enter into confidentiality and proprietary rights agreements to control access to our proprietary information. These laws, procedures and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Furthermore, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to protect our proprietary technology in certain jurisdictions. Moreover, our platform incorporates software components licensed to the general public under open-source software licenses. We obtain many components from software developed and released by contributors to independent open-source components of our platform. Open-source licenses grant licensees broad permissions to use, copy, modify and redistribute our platform. As a result, open-source development and licensing practices can limit the value of our software copyright assets.

We continually review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. To protect our brand, we file trademark registrations in some jurisdictions.

Our Intellectual Property

T1V’s core intellectual property is its visual collaboration software platform that allows for multiple users and multiple devices. T1V began developing this software in 2008. T1V was one of the first companies to develop many of the features used in this platform and has obtained several patents and has several patents pending relating to these features.

In addition to the core visual collaboration software platform, T1V also has developed a separate platform that is used for the T1V app. This program allows users to connect to T1V room devices and to ThinkHub Cloud™. It also allows users to view content on a canvas and to share their screen or other documents to a canvas.

T1V is one of only a small number of companies that initially developed visual collaboration in the early 2010’s. Furthermore, T1V was one of the first companies to develop an app to allow remote participants to present and view content — both static and live — on a canvas displayed on an in-room device. We were also one of the first companies to incorporate multi-streaming into a visual collaboration platform.

T1V currently holds 16 patents issued in the US, with 15 additional applications pending. These patents cover various aspects of the features of T1V’s products including ThinkHub Room™, ThinkHub Cloud™, T1V Story™, and the T1V app. These patents also cover specialized versions of ThinkHub® that are used by universities in classrooms.

Some of our patents and patent applications also cover methods that are essential in order for our systems to function with high levels of performance and helpful at reducing network bandwidth requirements.

The following is a list of our registered and pending patents.

US PATENT NUMBER	TITLE	COUNTRY	FILING DATE	STATUS	GRANT DATE
8,583,491	Multimedia display, multimedia system including the display and associated methods	U.S.	August 13, 2008	Issued	November 12, 2013
8,522,153	Multimedia, multiuser system and associated methods	US	February 11, 2013	Issued	August 27, 2013
8,600,816	Multimedia, multiuser system and associated methods	US	December 31, 2009	Issued	December 3, 2013
9,596,319	Simultaneous input system for web browsers and other applications	US	November 13, 2014	Issued	March 14, 2017
9,953,392	Multimedia system and associated methods	US	February 27, 2015	Issued	April 24, 2018
9,965,067	Multimedia, multiuser system and associated methods	US	October 9, 2013	Issued	May 8, 2018
10,447,744	Simultaneous input system for web browsers and other applications	US	March 10, 2017	Issued	October 15, 2019
10,616,633	System for connecting a mobile device and a common display	US	February 29, 2016	Issued	April 7, 2020
10,768,729	Multimedia, multiuser system and associated methods	US	May 7, 2018	Issued	September 8, 2020
10,809,854	Display capable of object recognition	US	July 12, 2016	Issued	October 20, 2020
10,931,996	System for connecting a mobile device and a common display	US	March 4, 2020	Issued	February 23, 2021
10,976,984	Multi-group collaboration system and associated methods	US	December 13, 2018	Issued	March 13, 2021
11,095,694	Cross network sharing system	US	June 5, 2017	Issued	August 17, 2021
1111,240,468	Video conferencing during real time collaboration on a virtual canvas	US	Dec 4, 2020	Issued	February 1, 2022
11,347,367	Real Time Collaboration Over Multiple Locations	US	June 4, 2019	Issued	May 31, 2022
11,416,104	Display Capable of Interacting with an Object	US	October 19, 2020	Issued	August 16, 2022
11,553,016	Cross network sharing system	US	August 2, 2021	Issued	January 10, 2023
11,570,222	Simultaneous input system for web browsers and other applications	US	January 8, 2021	Issued	January 31, 2023

Application Number	Title	COUNTRY	FILING DATE	STATUS
17/744,738 US20220276825	Real Time Collaboration Over Multiple Locations	US	May 16, 2022	Pending
17/706,606 US20220222029	Remote gesture control, input monitor, systems including the same and associated methods	US	March 29, 2022	Pending
17/581,980 US20210120208	Video Conferencing during real time collaboration on a virtual canvas	US	January 24, 2022	Pending
17/073,814 US20210034193	Display capable of interacting with an object	US	January 9, 2015	Pending
16/986,292 US20200363903	Engagement analytic system and display system responsive to interaction and/or position of users	US	August 6, 2020	Pending
17/391,141 US20210360043A1	Cross Network Sharing System	US	August 2, 2021	Pending
EP17879181 EP3549016A2	Real Time Collaboration Over Multiple Locations	EU	December 4, 2017	Pending
17/225,145 US20210224021	MULTI-GROUP COLLABORATION SYSTEM AND ASSOCIATED METHODS	US	April 8, 2014	Pending
EP18813407.6	Multi- Group Collaboration System and Associated Methods	EU	June 8, 2019	Pending
16/589,648 US20200104040	Simultaneous gesture and touch control on a display	US	October 1, 2019	Pending
17/384,951 US20210373840	Real time collaboration over multiple locations	US	July 26, 2021	Pending
PCT/US2021/043920 WO2022026842	Virtual distributed camera, associated applications and system	PCT/WO	July 30, 2021 N	Pending
17/534,476 US20220083308	Real-Time Collaboration over multiple locations	US	November 24, 2021	Pending
18/102,769	Virtual distributed camera, associated applications and system	US	July 30, 2021	Pending

“T1V®” and “ThinkHub®” are trademarks registered by us with the United States Patent and Trademark Office (“USPTO”). We currently intend to register certain of our other trademarks with the USPTO, such as ThinkHub Room™, ThinkHub Cloud™, and T1V Story™, after the completion of this Offering. We may also register additional trademarks with the USPTO, in the future, as we create new products and services.

Employees

As of February 28, 2023, we had a total of 76 full-time employees and three full-time international contractors. Of these full-time employees, 28 were involved in customer support and operations, 19 in sales and marketing, seven in corporate functions, and 22 in Engineering and Technology. Our human resources objectives include, as compliance, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants.

Our compensation program is designed to attract, retain, and motivate highly qualified employees and executives and is comprised of a mix of competitive base salary, bonus and equity compensation awards, as well as other employee benefits. We are committed to diversity and inclusion as well as equitable pay within our workforce. In addition, the health and safety of our employees, customers and communities are of primary concern to us. During the COVID-19 Pandemic, we have taken significant steps to protect our workforce, including but not limited to, working remotely, and implementing social distancing protocols consistent with guidelines issued by federal, state, and local laws.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information for our executive officers and directors as of the completion of this Offering:

Name	Age	Position
Executive Officers and Directors
Michael Feldman	59	President, Chief Executive Officer and Director
Diane Thompson	59	Chief Financial Officer
James Morris	54	Chief Technology Officer and Director
Adam Loritsch	41	Executive Vice President of Sales and Marketing

Non-Employee Directors
Dieter Woelfle	62	Director
David Almagor	65	Director Nominee
Tracy S. Clifford	53	Director Nominee

Executive Officers and Directors

Michael Feldman

Michael Feldman is a co-founder of T1V and has served as its President, Chief Executive Officer and a director since its inception in 2008. Prior to that, in 1993, while a professor of Electrical Engineering at UNC Charlotte, Mr. Feldman co-founded Digital Optics Corporation (“Digital Optics”), where he served as Chief Executive Officer from 1993 to 1998 and Chief Technology Officer from 1998 to 2006, when it was acquired by Tessera Technologies.

Mr. Feldman holds a MS and PhD in Electrical Engineering from the University of California at San Diego and a BSE from Duke University. He received the Distinguished Young Alumni Award from Duke University’s Engineering School in 2000 and is an inventor on more than 80 patents. He is well qualified to serve as a director due to his extensive operational and technical experience.

Diane Thompson

Diane Thompson was hired as T1V’s Director of Finance in April 2021 and has been T1V’s Chief Financial Officer since December 2021. Prior to joining T1V, Ms. Thompson was the Chief Financial Officer of General Microcircuits, Inc., a contract manufacturer of electronic circuit boards, from January 2014 to December 2019. While there, she was a controller from January 2013 to January 2014. General Microcircuits was sold in 2019, and between January 2020 and March 2021, Ms. Thompson worked as a consultant for the former owners, assisting them with various financial matters in the winding down of their business. Prior to her work at General Microcircuits, from 2011 to 2012, Ms. Thompson was controller of Bealer Wholesale, Inc., which was the exclusive distributor of Anheuser Busch and Monster Energy Beverages. While there, she directed and managed all financial and information technology functions of the principal distributer throughout three counties. From 1999 to 2011, Ms. Thompson was employed by Consolidated Fibers, Inc. She was the Chief Financial Officer from 2007 to 2011, and she was a controller from 1999 to 2007. While there, she directed and managed their financial and information technology functions, as well. Prior to that, from 1997 to 1999, Ms. Thompson was Vice President of Accounting/Administration at Diversified Telecom, Inc., a messaging, dispatch, and order entry services business. She performed various financial responsibilities, such as supervising the cash, audit, and other financial functions of the company.

Ms. Thompson holds a BA in accounting from North Carolina State University.

James Morris

James Morris is a co-founder of T1V and has served as its Chief Technology Officer since 2008. Mr. Morris is responsible for identifying and developing new products for the Company. From 1995 until 2008, when Digital Optics was acquired by Tessera Technologies, Mr. Morris was the Senior Engineer of Digital Optics, where he worked with

Mr. Feldman. Mr. Morris has extensive experience in the areas of optics, electronics, computer programming, and networking, and was responsible for all IT programs at Digital Optics in the early stages of the company. While at Digital Optics, Mr. Morris identified several products and led early-stage development.

Mr. Morris holds a BS, MS, and PhD in Electrical Engineering from UNC Charlotte and in an inventor on more than 40 patents. He is well qualified to serve as a director due to his extensive operational and technical experience.

Adam Loritsch

Adam Loritsch has served as the Executive Vice President of Sales and Marketing of T1V since May 2017. As the Company’s Executive Vice President of Sales and Marketing Mr. Loritsch is responsible for all sales, marketing, and customer development activity for T1V. Mr. Loritsch joined T1V in January 2011 as its West Coast Sales Manager, where he established key accounts and grew the Company’s regional footprint. From January 2014 to January 2017, Mr. Loritsch held increasingly more responsible marketing and business development positions at T1V, where he was responsible for all sales, marketing, product development, and strategic partnership initiatives for its inTouch product line, focusing on the live event market. Prior to T1V, from March 2004 to January 2011, Mr. Loritsch worked as a technical solutions consultant for Frontier Precision Inc., providing land surveying solutions to engineering firms.

Mr. Loritsch received a BA in Communications from Southern New Hampshire University.

Non-Employee Directors

Dieter Woelfle

Dieter Woelfle has served as a member of T1V’s board of directors since February 2020. Previously, he was a member of T1V’s advisory board from July 2017 through January 2020. Mr. Woelfle has an extensive background in international business and all aspects of business development, from start-up through sale. He is adept in creating and managing global teams, optimizing workflow, and the negotiation of global contracts. Mr. Woelfle also has experience in developing several patents for label applications and solutions.

Since 2017, Mr. Woelfle has been a member of the Advisory Board for Riparo GmbH of Holzgerlingen, Germany, a German auto service provider that operates within the motor vehicle insurance industry and the motor vehicle repair trade. From April 2019 to December 2021, Mr. Woelfle was also a member of the board of directors of ECOCELL Technology AG, a Swiss joint stock company. From January 2016 through January 2022, Mr. Woelfle was a Managing Director of the European Industrial & Automotive Label Business division of CCL Design, a manufacturer of printed, functional, and decorative products for the electronics, automotive, and industrial industries. Since May 2016, Mr. Woelfle has been the owner and a Managing Director of the Kuveno AG Management Consulting Company of Appenzell, Switzerland.

Mr. Woelfle founded the Rolf & Dieter Woelfle Foundation in 2003 and has also worked with Meals on Wheels in retirement homes and mental health services.

Mr. Woelfle received a Master of Business & Engineering in the Printing Industry from Stuttgart Media University in Stuttgart, Germany, in 1987. In 1980, he received a State Certified Business Administrator degree from the Business School of Berufskolleg II in Esslingen, Germany, where he majored in Business Administration. Mr. Woelfle is a native German speaker and is fluent in English. He is well qualified to serve as a director due to his extensive international business background and operational and advisory experience.

David Almagor (Director Nominee)

Dr. David Almagor has agreed to become a member of T1V’s board of directors upon the completion of this Offering. He is a veteran high-tech executive and serial entrepreneur with over 30 years of experience in managing complex research and development, and in growing businesses from startups to later-stage companies. Since November 2021, Dr. Almagor has been the Executive Board Chairman of Metomotion, Ltd., a private, Israeli-based manufacturer of an autonomous tomato-picking robot. Since November 2020, he also been the Executive Board Chairman of Cybord Ltd., a private, Israeli-based cloud software company enabling AI-based visual inspection and qualification of electronic components in the production process. Prior to that, from December 2015 to October 2019, Dr. Almagor was the co-founder and Executive Chairman of Presenso Ltd., an Israeli-based industrial AI-based predictive maintenance company business that was acquired by SKF in 2019. From 2009 to November 2015, Dr. Almagor was the co-founder and Executive Chairman and Chief Executive Officer of Panoramic Power Ltd., a provider of asset-level, cloud-hosted energy management solutions which was acquired by Centrica in 2015. Prior to that, in 2005 Dr. Almagor founded Mysticom Semiconductor, a private company that developed network devices, where he served as its Chief Executive Officer and Chairman from 1997, and which was acquired by Transwitch in 2005.

Dr. Almagor holds the following university degrees: PhD EE and M.S. EE from the University of California San Diego and B.S. EE from the Technion, Israel Institute of Technology. He has also authored more than 70 publications and is a co-author of five United States Patents and one UK Patent. He is well qualified to serve as a director due to his extensive private company board and operational experience.

Tracy S. Clifford (Director Nominee)

Tracy S. Clifford has agreed to become a member of T1V’s board of directors upon the completion of this Offering. She has served as the Chief Financial Officer of Acorn Energy, Inc. (OTCMKTS: ACFN), an energy infrastructure and equipment provider, since June 1, 2018 and as the Chief Operating Officer of its subsidiary OmniMetrix LLC, a remote monitoring solutions provider, since December 1, 2019. She serves in such positions pursuant to a Consulting Agreement between Acorn Energy, Inc. and Tracy Clifford Consulting, LLC. In addition, she serves as Chief Financial Officer of IM Holdings, Inc., a private company in the pharmaceutical industry since August 2015. Ms. Clifford is President and Owner of Tracy Clifford Consulting, LLC, through which she has been providing contract CFO/COO services and other advisory services and project engagements since June 2015. Between October 1999 and May 2015, she served as Chief Financial Officer, Principal Accounting Officer, Corporate Controller and Secretary for a publicly traded pharmaceutical company and a publicly traded REIT. Her prior experience includes accounting leadership positions at United Healthcare (Atlanta) and the North Broward Hospital District (Fort Lauderdale) and work on the audit team of Deloitte & Touche (Miami). Ms. Clifford obtained a Bachelor of Science Degree in Accounting from the College of Charleston and a master’s degree in Business Administration with a concentration in Finance from Georgia State University. Ms. Clifford is a licensed CPA in the state of South Carolina and holds a Certification in the Fundamentals of Forensic Accounting from the AICPA. She is well qualified to serve as a director due to her extensive public and private company accounting and financial background and experience.

Key Employees

Ron Gilson

Vice President of Technology

Ron Gilson joined T1V in 2011 and leads our software team in developing T1V’s patented multitouch, multiuser software technology, including Web Browser 2.0, CMS, and ThinkHub. Prior to T1V, he was a software developer and systems engineer at Digital Optics and then worked at Tessera Technologies following its acquisition of Digital Optics in 2006.

Mr. Gilson holds a BS in Computer Science and a MS in Information Technology from the University of North Carolina at Charlotte, and serves as a member of the ITIL Foundation.

Keith Main

Vice President of Operations

Keith Main has been with T1V since February 2013, beginning his tenure as Senior Project Manager, then Director of Operations, and now serving as Vice President of Operations. As Vice President of Operations, Mr. Main leads T1V’s project management, creative, customer support, and integration teams. Prior to T1V, Mr. Main held various roles in project and engineering management with Digital Optics and then worked at Tessera Technologies following its acquisition of Digital Optics in 2006. Prior to this, from 2000 to 2005, he served as a nuclear engineer and program manager for the United States Navy, working at the Naval Reactors Headquarters in Washington, D.C. He has extensive experience in engineering, project management, and operational management.

Mr. Main holds a BS and MS in Electrical Engineering from the University of Virginia.

Marco Ventura

Vice President, International Sales

Mr. Ventura has been with T1V since its inception in 2008, helping to shape the early strategic vision of the Company, and helping lead T1V into multiple vertical markets. Today, Mr. Ventura’s focus is on T1V’s growing list of national and international accounts that are transforming their workspaces with T1V collaboration solutions, establishing key partnerships in enterprise, higher education, and professional audio-visual sectors. Prior to T1V, he served in increasingly responsible sales, marketing and business development positions for Macchine Elettroniche Piegatrici S.p.A., Fresh Concepts, LLC and Comefri Group in both Italy and the United States.

Mr. Ventura holds a BS in International Business and Marketing from McGill University. He has served as director and officer to numerous companies and helped establish several U.S. subsidiaries for mid-sized European corporations.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers.

CORPORATE GOVERNANCE

Effective upon consummation of this Offering, our board of directors will adopt the charters for our audit committee (“Audit Committee”), compensation committee (“Compensation Committee”) and nominating and corporate governance committee (“Nominating and Corporate Governance Committee”), and certain other corporate governance documents and policies, including our code of business conduct and ethics. Once adopted, such charters and policies will be posted on our corporate website, www.t1v.com, in the Investor Relations — Corporate Governance section. Any changes to these documents and any waivers granted with respect to our Code of Ethics will be posted at www.t1v.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to the Corporate Secretary, T1V, Inc., 5025 West W.T. Harris Blvd, Suite A, Charlotte, NC 28269. The information at www.t1v.com is not, and shall not be deemed to be, a part of this prospectus.

Board Composition

Upon the consummation of this Offering, our board of directors will consist of five (5) members. The Company’s amended and restated bylaws will require the number of directors of the Company to be not less than three (3) nor more than the number as fixed from time to time by resolution of the board of directors; provided that no decrease in the number of directors shall shorten the term of any incumbent directors. Our current directors John Stein and Christopher McKee have agreed to resign as directors upon the consummation of this Offering. David Almagor and Tracy S. Clifford, who are named as director nominees in this prospectus, are expected to replace Messrs. Stein and McKee, as directors, upon the consummation of this Offering.

Director Independence

Our board of directors has determined that Dieter Woelfle is an independent director in accordance with the listing requirements of the Nasdaq Capital Market. We expect that Dr. Almagor and Tracy S. Clifford, who will become directors of the Company upon the consummation of this Offering, also will be independent directors in accordance with the listing requirements of the Nasdaq Capital Market when they become members of the board of directors. The Nasdaq independence definition in Rule 5605(a)(2) of the Nasdaq Listing Rules includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by the Nasdaq Listing Rules, our board of directors have made, with respect to Mr. Woelfle, and will make, prior to their becoming directors, with respect to Dr. Almagor and Tracy S. Clifford, a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors will have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. The directors whom the board have determined are not independent is our President and Chief Executive Officer, Michael Feldman and our Chief Technology Officer, James Morris.

Role of Board in Risk Oversight Process

Our board of directors has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board of directors to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

Upon being established, the Audit Committee will review information regarding liquidity and operations, and oversee our management of financial risks. Periodically, the Audit Committee will review our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the Audit Committee will include direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. Upon being established, the Compensation Committee will be responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors will be regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Board Committees and Independence

Upon the consummation of this Offering, we will establish three standing committees — audit, compensation and nominating and corporate governance — each of which will operate under a charter that will be approved by our board of directors. Prior to the consummation of this Offering, copies of each committee’s charter will be posted on the Investor Relations — Corporate Governance section of our website, which is located at www.t1v.com. Each committee has the composition and responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

Upon consummation of this Offering, we will establish the Audit Committee of the board of directors. Messrs. Woelfle, Almagor, and Ms. Clifford will serve as members of our Audit Committee. Under the Nasdaq Listing Rules and applicable SEC rules, we are required to have three members of the Audit Committee all of whom must be independent. Our board of directors has determined that Messrs. Woelfle, Almagor, and Ms. Clifford will also be independent.

Each member of the Audit Committee is financially literate and our board of directors has determined that Ms. Clifford qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Ms. Clifford will serve as chair of the Audit Committee.

The Audit Committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. We will adopt an Audit Committee Charter, which will detail the principal functions of the Audit Committee, including, among other things:

•        Selecting and retaining (subject to approval by the Company’s stockholders) our independent registered public accounting firm;

•        Setting the compensation of our independent registered public accounting firm;

•        Overseeing the work of our independent registered public accounting firm and pre-approving all audit services they provide;

•        Approving all permitted non-audit services performed by our independent registered public accounting firm;

•        Establishing policies and procedures for engagement of our independent registered public accounting firm for permitted audit and non-audit services;

•        Evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•        Reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•        Discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•        Reviewing the scope and plan of our independent registered public accounting firm and their effective use of audit resources;

•        Reviewing with management and independent auditors their significant audit findings, and assess the steps that management has taken or proposes to take to minimize significant risks or exposures facing the Company, and periodically review compliance with such steps;

•        Establishing procedures for the Company’s confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters;

•        Obtaining the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee, and receive appropriate funding from the Company, as determined by the Audit Committee, for the payment of compensation to any such advisors;

•        Reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; and

•        Reviewing and evaluating, at least annually, the performance of the Audit Committee and its members including compliance of the Audit Committee with its charter.

Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

Compensation Committee

Upon consummation of this Offering, we will establish a compensation committee of the board of directors (the “Compensation Committee”). The members of our Compensation Committee will be Messrs. Woelfle, Almagor, and Ms. Clifford. Mr. Almagor will serve as chair of the Compensation Committee. We will adopt a Compensation Committee charter, which will detail the principal functions of the Compensation Committee, including, among other things:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•        reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our other executive officers;

•        reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•        reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•        reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

•        preparing the report that the SEC requires in our annual proxy statement.

Nominating and Corporate Governance Committee

Upon consummation of this Offering, we will establish the Nominating and Corporate Governance Committee of the board of directors, which will consist of Messrs. Woelfle, Almagor and Ms. Clifford, each of whom is or will be an independent director under the Nasdaq Listing Rules. The Nominating and Corporate Governance Committee will be responsible for overseeing the selection of persons to be nominated to serve on our board of directors. We will adopt a Nominating and Corporate Governance Committee charter, which will detail the principal functions of the Nominating and Corporate Governance Committee. Mr. Woefle will serve as chair of the Nominating and Corporate Governance Committee.

Board Diversity

The board of directors values the benefits that diversity can bring and seeks to maintain a board of directors comprised of talented and dedicated directors with a diverse mix of experience, skills and backgrounds collectively reflecting the strategic needs of the business and the nature of the environment in which the Company operates. In identifying qualified candidates for nomination to the board of directors, the Nominating and Corporate Governance Committee will consider prospective candidates based on merit, having regard to those competencies, expertise, skills, background and other qualities identified from time to time by the board of directors as being important in fostering a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias and discrimination.

While we do not currently have a formal diversity policy, it is our expectation that the Nominating and Corporate Governance Committee will adopt a formal policy and plans to comply with the new rule provided by Nasdaq for board diversity (the “Nasdaq Diversity Rule”), on or before to the date required under the Nasdaq Diversity Rule. The Nasdaq Diversity Rule requires, assuming our shares of Class A Common Stock are listed on the Nasdaq Capital Market and that we are a smaller reporting company, that we will have at least two directors serving on our board of directors, one of which identifies as female and the second of which identifies as female, underrepresented minority or LGBTQ+, by August 2, 2026, unless our board of directors is comprised of five or less directors. It is intended that the Nominating and Corporate Governance Committee will give due consideration to characteristics, such as gender, age, ethnicity, disability, sexual orientation and geographic representation, which contribute to board diversity. The nominating and corporate governance committee may, in addition to conducting its own search, engage qualified independent advisors to assist in identifying prospective diverse director candidates that meet the selection criteria established by the board of directors and that support its diversity objectives. In implementing its responsibilities, the Nominating and Corporate Governance Committee will take into account the board of director’s diversity objectives and the diverse nature of the business environment in which the Company operates, as well as the need to maintain flexibility to effectively address succession planning and to ensure that the Company continues to attract and retain highly qualified individuals to serve on the board of directors.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which, will be specified in the Nominating and Corporate Governance Committee’s charter, will generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

Code of Business Conduct and Ethics

Effective upon consummation of this Offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the consummation of this Offering, our code of business conduct and ethics will be available under the Investor Relations — Corporate Governance section of our website at www.t1v.com. In addition, we intend to post on our website all disclosures that are required by law Nasdaq Listing Rules concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our named executive officers for the fiscal years ended December 31, 2022 and 2021, consisting of our principal executive officer (“PEO”) and the next two most highly compensated executive officers other than the PEO who were serving as executive officers at December 31, 2022 and whose total compensation for the fiscal year ended December 31, 2022, was in excess of $100,000. The named executive officers serving during the fiscal year ending December 31, 2022, were:

•        Michael Feldman, our President and Chief Executive Officer;

•        James Morris, our Chief Technology Officer; and

•        Adam Loritsch, our Executive Vice President of Sales and Marketing.

In addition, we currently intend to enter into employment agreements with our named executive officers and certain other employees either prior to or upon consummation of this Offering. The terms and conditions of such agreements have not been negotiated as of the date hereof.

Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended December 31, 2022 and 2021.

Name and Principal Positions	Year	Salary	Stock Awards	Option Awards	All Other Compensation	Total
Michael Feldman,	2022	$162,240			$5,000	$167,240
President & CEO	2021	$156,000	$—	—	—	$156,000
(Principal Executive Officer)

James Morris,	2022	$158,995			$5,000	$163,995
CTO	2021	$152,880	$—	$—	$3,000	$155,880

Adam Loritsch,	2022	$170,000			$16,080	$186,080
Executive VP of Sales	2021	$162,225	—	$450	$7,000	$162,675

Outstanding Equity Awards at the End of 2022

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022.

Name	Number of Securities Underlying Unexercised Options (# exercisable)	Number of Securities Underlying Unexercised Options (# unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Adam Loritsch	2,375	—	—	$0.32	7/1/2024
	3,750	—	—	$0.32	9/1/2025
	6,250	—	—	$0.32	12/1/2026
	17,500	—	—	$0.24	12/31/2027
	12,938	4,312	—	$0.24	11/1/2029
	—	11,250	—	$0.24	2/25/2031
	—	20,000	—	$3.07	4/26/2032

Non-Executive Director Compensation

Our non-executive members of our board of directors have not received any compensation prior to this Offering and no arrangements have been entered into relating to compensation after this Offering. Following this Offering, the board of directors will establish a compensation package for the non-executive members of the board of directors.

Equity Incentive Plans

2014 Stock Incentive Plan

Our board of directors and stockholders adopted our 2014 Stock Incentive Plan on January 25, 2014 (the “2014 Plan”). Our 2014 Plan allows for the grant of a variety of equity awards to provide flexibility in implementing equity awards, including incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock (“Restricted Stock”), restricted stock units (“RSUs”) and other stock-based awards, including stock appreciation awards (“SARs”).

Purpose

The Board believes that the Company’s ability to award incentive compensation based on equity in the Company is critical to its ability to attract, motivate and retain key personnel. The creativity and entrepreneurial drive of such employees and other personnel who provide services to the Company will be critical to our success. By giving our employees, consultants, advisors and directors an opportunity to share in the growth of our equity, we will align their interests with those of our stockholders. Our employees, consultants, advisors and directors will understand that their stake in the Company will have value only if, working together, we create value for our stockholders. Awards under the 2014 Plan will generally vest over a period of time giving the recipient an additional incentive to provide services over a number of years and build on past performance.

Number of Shares

As of December 31, 2022, 366,750 shares of our Class A Common Stock (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors, and approved by our stockholders on February 28, 2023, and which will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part) were reserved for grant or issuance under the 2014 Plan. Any shares of Class A Common Stock that are represented by awards under the 2014 Plan that are forfeited, expire, or are cancelled or settled in cash without delivery of shares, or that are forfeited back to us or reacquired by us after delivery for any reason, or that are tendered to us or withheld to pay the exercise price or related tax withholding obligations in connection with any award under the 2014 Plan, will again be available for awards under the 2014 Plan. Only shares of Class A Common Stock actually issued under the 2014 Plan will reduce the share reserve.

The 2014 Plan imposes the following additional maximum limitations, which limitations will be adjusted to take into account stock splits, reverse stock splits and other similar occurrences: the maximum value of shares that may be issued in connection with incentive stock options granted to any one person in any calendar year intended to qualify under Code Section 422 is $100,000.

Administration

The 2014 Plan is administered by the board of directors (the “Board”). To the extent permitted by applicable law, the Board may delegate any or all powers under the 2014 Plan to any committee or subcommittee of the Board (the “Committee”). The decisions of the Board or the Committee, as applicable, are final and binding upon all participants.

Eligibility

The selection of the participants in the 2014 Plan are generally determined by the Board. Employees and those about to become employees, including those who are officers or directors of the Company or its subsidiaries and affiliates, are eligible to be selected to receive awards under the 2014 Plan. In addition, non-employee service providers, including non-employee directors, and employees of unaffiliated entities that provide bona fide services to the Company not in connection with the offer and sale of securities in a capital-raising transaction are eligible to be selected to receive awards under the 2014 Plan.

Types of Awards

The 2014 Plan allows for the grant of ISOs, NSOs, Restricted Stock awards, RSUs and other stock-based awards, including SARs and other awards entitling participants to receive shares of our Class A Common Stock to be delivered in the future. Subject to the terms of the 2014 Plan, the Board or the Committee, as applicable, determines the terms and conditions of awards, including the times when awards vest or become payable and the effect of certain events such as termination of employment.

Stock Options.    ISOs qualified with respect to Code Section 422 or NSOs not qualified under any section of the Code may be granted under the 2014 Plan. All stock options granted under the 2014 Plan must have an exercise price that is at least equal to the fair market value of our underlying Class A Common Stock on the grant date (110% of such fair market value in the case of an ISO granted to a participant who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company (a “10% Stockholder”). No stock option granted under the 2014 Plan may have a term longer than ten years (five years in the case of the grant of an incentive stock option to a 10% Stockholder”). The exercise price of stock options may be paid (i) in cash; (ii) by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by a participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding; (iii) as long as the Class A Common Stock is registered under the Exchange Act and to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Class A Common Stock owned by the participant valued at their fair market value, provided that, among other things, such Class A Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; (iv) if provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (A) delivery of a promissory note to the Company on terms determined by the Board, or (B) payment of such other lawful consideration as the Board may determine; and (v) any combination of the foregoing.

Restricted Stock Awards; Restricted Stock Units.    The Board or the Committee, as applicable, may grant awards entitling recipients to acquire shares of Class A Common Stock (i.e. Restricted Stock), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from a participant in the event that conditions specified by the Board or the Committee, as applicable, in the applicable award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Board or the Committee, as applicable for such award. The Board or the Committee, as applicable, also may grant awards entitling a participant to RSUs entitling the participant to be issued shares of Class A Common Stock at the time the RSUs vest. Participants holding shares of Restricted Stock shall be entitled to the payment of dividends with respect to such shares of Restricted Stock.

Other Stock-Based Awards.    The Board or the Committee, as applicable, may grant other awards of shares of Class A Common Stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class A Common Stock or other property, may be granted hereunder to Participants, including, without limitation, SARs and awards entitling recipients to receive shares of Class A Common Stock to be delivered in the future. Such other stock-based awards shall also be available as a form of payment in the settlement of other awards granted under the 2014 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of Class A Common Stock or cash, as the Board or the Committee, as applicable, shall determine.

Nontransferability of Awards

Except as otherwise permitted by the Board, awards granted under the 2014 Plan are not transferable, other than by will or the laws of descent and distribution or, other than in the case of an ISO, pursuant to a qualified domestic relations order, and, during the life of a participant, shall be exercisable only by immediate family members of a participant.

Corporate Transactions resulting in a Change of Control

Awards other than Restricted Stock Awards.    In the event of certain corporate transactions that result in a change in control of the Company, the Board may provide that (i) any outstanding awards under the 2014 Plan other than Restricted Stock awards may be assumed or replaced by the successor corporation; (ii) upon written notice to a participant, unexercised stock options or other unexercised awards will terminate immediately prior to the change in control transaction, unless exercised by a participant prior thereto; (iii) outstanding awards become exercisable, realizable or deliverable, or restrictions shall lapse, in whole or in part, prior to upon such change in control; (iv) where holders of Class A Common Stock receive cash upon such change in control, participants will receive a cash payment equal to the excess of (A) the price payable for the Class A Common Stock multiplied by the number of shares of Class A Common Stock subject to the award less (B) the aggregate price payable by the participant to exercise such awards, if applicable, in exchange for the termination of such awards; (v) in connection with a liquidation or dissolution a participant will receive liquidation proceeds less any amounts payable to exercise the awards.

Restricted Stock Awards.    Upon a change in control other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Class A Common Stock was converted into or exchanged for pursuant to such change in control in the same manner and to the same extent as they applied to the Class A Common Stock subject to such Restricted Stock award. Upon the occurrence of a change in control involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock awards then outstanding shall automatically be deemed terminated or satisfied.

Amendments

The Board may alter, amend, suspend or discontinue the 2014 Plan at any time, so long as such alteration, amendment, suspension or termination does not adversely affect in any material way prior awards; provided, however, that if approval of the stockholders is required as to any modification or amendment pursuant Section 422 of the Code, with respect to incentive stock options, stockholder approval shall be required.

Term of Plan

The 2014 Plan was effective on January 25, 2014, and will remain in effect until January 25, 2024, unless it is terminated earlier by the Board.

2019 Stock Incentive Plan

Our board of directors and stockholders adopted our 2019 Stock Incentive Plan on August 27, 2019 (the “2019 Plan”). Our 2019 Plan allows for the grant of a variety of equity awards to provide flexibility in implementing equity awards, including incentive stock options, nonstatutory stock options, restricted stock, restricted stock units and other stock-based awards, including stock appreciation awards.

Purpose

The Board believes that the Company’s ability to award incentive compensation based on equity in the Company is critical to its ability to attract, motivate and retain key personnel. The creativity and entrepreneurial drive of such employees and other personnel who provide services to the Company will be critical to our success. By giving our employees, consultants, advisors and directors an opportunity to share in the growth of our equity, we will align their interests with those of our stockholders. Our employees, consultants, advisors and directors will understand that their stake in the Company will have value only if, working together, we create value for our stockholders. Awards under the 2019 Plan will generally vest over a period of time giving the recipient an additional incentive to provide services over a number of years and build on past performance.

Number of Shares

As of December 31, 2022, 402,875 shares of our Class A Common Stock (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part) were reserved for grant or issuance under the 2019 Plan. The board of directors has adopted an amendment to the 2019 Plan, which is subject to the approval of our stockholders, to increase the number of shares of Class A Common Stock from 402,875 to 408,000 shares of Class A Common Stock (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part). Any shares of Class A Common Stock that are represented by awards under the 2019 Plan that are forfeited, expire, or are cancelled or settled in cash without delivery of shares, or that are forfeited back to us or reacquired by us after delivery for any reason, or that are tendered to us or withheld to pay the exercise price or related tax withholding obligations in connection with any award under the 2019 Plan, will again be available for awards under the 2019 Plan. Only shares of Class A Common Stock actually issued under the 2019 Plan will reduce the share reserve.

The 2019 Plan imposes the following additional maximum limitations, which limitations will be adjusted to take into account stock splits, reverse stock splits and other similar occurrences: the maximum value of shares that may be issued in connection with incentive stock options granted to any one person in any calendar year intended to qualify under Code Section 422 is $100,000.

Administration

The 2019 Plan is administered by the board of directors. To the extent permitted by applicable law, the Board may delegate any or all powers under the 2019 Plan to any committee or subcommittee of the Board. The decisions of the Board or the Committee, as applicable, are final and binding upon all participants.

Eligibility

The selection of the participants in the 2019 Plan are generally determined by the Board. Employees and those about to become employees, including those who are officers or directors of the Company or its subsidiaries and affiliates, are eligible to be selected to receive awards under the 2019 Plan. In addition, non-employee service providers, including non-employee directors, and employees of unaffiliated entities that provide bona fide services to the Company not in connection with the offer and sale of securities in a capital-raising transaction are eligible to be selected to receive awards under the 2019 Plan.

Types of Awards

The 2019 Plan allows for the grant of ISOs, NSOs, Restricted Stock awards, RSUs and other stock-based awards, including SARs and other awards entitling participants to receive shares of our Class A Common Stock to be delivered in the future. Subject to the terms of the 2019 Plan, the Board or the Committee, as applicable, determines the terms and conditions of awards, including the times when awards vest or become payable and the effect of certain events such as termination of employment.

Stock Options.    ISOs qualified with respect to Code Section 422 or NSOs not qualified under any section of the Code may be granted under the 2019 Plan. All stock options granted under the 2019 Plan must have an exercise price that is at least equal to the fair market value of our underlying Class A Common Stock on the grant date (110% of such fair market value in the case of an ISO granted to a participant who owns more than 10% of the total combined voting power of all classed of outstanding stock of the Company. No stock option granted under the 2019 Plan may have a term longer than ten years (five years in the case of the grant of an incentive stock option to a 10% Stockholder). The exercise price of stock options may be paid (i) in cash; (ii) by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by a participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding; (iii) as long as the Class A Common Stock is registered under the Exchange Act and to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Class A Common Stock owned by the participant valued at their fair market value, provided that, among other things, such Class A Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; (iv) if provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (A) delivery of a promissory note to the Company on terms determined by the Board, or (B) payment of such other lawful consideration as the Board may determine; and (v) any combination of the foregoing.

Restricted Stock Awards; Restricted Stock Units.    The Board or the Committee, as applicable, may grant awards entitling recipients to acquire shares of Class A Common Stock (i.e. Restricted Stock), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from a participant in the event that conditions specified by the Board or the Committee, as applicable, in the applicable award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Board or the Committee, as applicable for such award. The Board or the Committee, as applicable, also may grant awards entitling a participant to RSUs entitling the participant to be issued shares of Class A Common Stock at the time the RSUs vest. Participants holding shares of Restricted Stock shall be entitled to the payment of dividends with respect to such shares of Restricted Stock.

Other Stock-Based Awards.    The Board or the Committee, as applicable, may grant other awards of shares of Class A Common Stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class A Common Stock or other property, may be granted hereunder to participants, including, without limitation, SARs and awards entitling recipients to receive shares of Class A Common Stock to be delivered in the future. Such other stock-based awards shall also be available as a form of payment in the settlement of other awards granted under the 2019 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of Class A Common Stock or cash, as the Board or the Committee, as applicable, shall determine.

Nontransferability of Awards

Except as otherwise permitted by the Board, awards granted under the 2019 Plan are not transferable, other than by will or the laws of descent and distribution or, other than in the case of an ISO, pursuant to a qualified domestic relations order, and, during the life of a participant, shall be exercisable only by immediate family members of a participant.

Corporate Transactions resulting in a Change of Control

Awards other than Restricted Stock Awards.    In the event of certain corporate transactions that result in a change in control of the Company, the Board may provide that (i) any outstanding awards under the 2019 Plan other than Restricted Stock awards may be assumed or replaced by the successor corporation; (ii) upon written notice to a participant, unexercised stock options or other unexercised awards will terminate immediately prior to the change in control transaction, unless exercised by a participant prior thereto; (iii) outstanding awards become exercisable, realizable or deliverable, or restrictions shall lapse, in whole or in part, prior to upon such change in control; (iv) where holders of Class A Common Stock receive cash upon such change in control, participants will receive a cash payment equal to the excess of (A) the price payable for the Class A Common Stock multiplied by the number of shares of Class A Common Stock subject to the award less (B) the aggregate price payable by the participant to exercise such awards, if applicable, in exchange for the termination of such awards; or (v) in connection with a liquidation or dissolution a participant will receive liquidation proceeds less any amounts payable to exercise the awards.

Restricted Stock Awards.    Upon a change in control other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Class A Common Stock was converted into or exchanged for pursuant to such change in control in the same manner and to the same extent as they applied to the Class A Common Stock subject to such Restricted Stock award. Upon the occurrence of a change in control involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock awards then outstanding shall automatically be deemed terminated or satisfied.

Amendments

The Board may alter, amend, suspend or discontinue the 2019 Plan at any time, so long as such alteration, amendment, suspension or termination does not adversely affect in any material way prior awards; provided, however, that if approval of the stockholders is required as to any modification or amendment pursuant Section 422 of the Code, with respect to incentive stock options, stockholder approval shall be required.

Term of Plan

The 2019 Plan was effective on August 27, 2019, and will remain in effect until August 27, 2029, unless it is terminated earlier by the Board.

2023 Equity Incentive Plan

For future equity awards, our Board plans to adopt the 2023 Equity Incentive Plan (“2023 Plan”) to provide an additional means through which to the grant of awards to attract, motivate, retain and reward selected key employees and other eligible persons, including our NEOs. In addition to being adopted by the Board, we will also obtain approval for the 2023 Plan from our stockholders. A summary of our proposed 2023 Plan is set out below.

Number of Shares

800,000 shares of our Class A Common Stock (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our Board and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part) are reserved for grant or issuance under the 2023 Plan. Shares issuable under the 2023 Plan may be authorized, but unissued, or reacquired shares. Up to 800,000 shares of our Class A Common Stock may be issued upon the exercise of incentive stock options.

Any shares of Class A Common Stock that are represented by awards under the 2023 Plan that are forfeited, expire, or are cancelled or settled in cash without delivery of shares, or that are forfeited back to us or reacquired by us after delivery for any reason, or that are tendered to us or withheld to pay the exercise price or related tax withholding obligations in connection with any award under the 2023 Plan, will again be available for awards under the 2023 Plan. Only shares of Class A Common Stock actually issued under the 2023 Plan will reduce the share reserve.

Annual Limitation on Awards to Non-Employee Directors

The 2023 Plan contains a limitation whereby the value of all awards under the 2023 Plan and all other cash compensation paid by the Company to any non-employee director may not exceed $750,000 for the first calendar year a non-employee director is initially appointed to the Board, and $500,000 in any other calendar year.

Administration

The 2023 Plan will be administered by our Compensation Committee or such other similar committee pursuant to the terms of the 2023 Plan. The plan administrator, which initially will be our Compensation Committee, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2023 Plan. The plan administrator may delegate to one or more of our officers the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Eligibility

Persons eligible to participate in the 2023 Plan will be officers, employees, non-employee directors, and consultants of the Company and its subsidiaries as selected from time to time by the plan administrator in its discretion.

Types of Awards

The 2023 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other-stock based awards, or collectively, awards.

Stock Options.    The 2023 Plan permits the granting of both options to purchase shares of our Class A Common Stock intended to qualify as incentive stock options under Section 422 of the Code (“ISOs”) and options that do not so qualify (nonstatutory stock option or “NSOs”). Options granted under the 2023 Plan will be NSOs if they fail to qualify as ISOs or exceed the annual limit on ISOs. ISOs may only be granted to employees of the Company and its subsidiaries. NSOs may be granted to any persons eligible to receive awards under the 2023 Plan.

The option exercise price of each option will be determined by the plan administrator. The exercise price for an ISO may not be less than 100% of the fair market value of the Company’s common stock on the date of grant or, in the case of an ISO granted to a 10% stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten (10) years from the date of grant (or five years for an ISO granted to a 10% stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, check, or, with approval of the plan administrator, by delivery (or attestation to the ownership) of shares of Company common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law and approval of the plan administrator, the exercise price may also be made by means of a broker-assisted cashless exercise. In addition, the plan administrator may permit NSOs to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights.    The plan administrator may award stock appreciation rights (“SARs”) subject to such conditions and restrictions as it may determine. SARs entitle the recipient to shares of Class A Common Stock, or cash, equal to the value of the appreciation in the Company’s stock price over the exercise price, as set by the plan administrator. The term of each SAR will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each SAR may be exercised, including the ability to accelerate the vesting of such SARs.

Restricted Stock.    A restricted stock award is an award of Class A Common Stock that vests in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine the persons to whom grants of restricted stock awards are made, the number of restricted shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted stock awards. Unless otherwise provided in the applicable award agreement, a participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable.

Restricted Stock Units.    Restricted stock units (“RSUs”) are the right to receive shares of Class A Common Stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the plan administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company or its subsidiaries, the passage of time or other restrictions or conditions. The plan administrator determines the persons to whom grants of RSUs are made, the number of RSUs to be awarded, the time or times within which awards of RSUs may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the RSUs. The value of the RSUs may be paid in shares of Class A Common Stock, cash, other securities, other property, or a combination of the foregoing, as determined by the plan administrator.

The holders of RSUs will have no voting rights. Prior to settlement or forfeiture, RSUs awarded under the 2023 Plan may, at the plan administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one share of Class A Common Stock while each RSU is outstanding. Dividend equivalents may be converted into additional RSUs. Settlement of dividend equivalents may be made in the form of cash, Class A Common Stock, other securities, other property, or a combination of the foregoing. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the RSUs to which they are payable.

Other Stock-Based Awards.    Other stock-based awards may be granted either alone, in addition to, or in tandem with, other awards granted under the 2023 Plan and/or cash awards made outside of the 2023 Plan. The plan administrator shall have authority to determine the persons to whom and the time or times at which other stock-based awards will be made, the amount of such other stock-based awards, and all other conditions, including any dividend and/or voting rights.

Tax Withholding

Participants in the 2023 Plan are responsible for the payment of any federal, state, or local taxes that the Company or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Company or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of Class A Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Company or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company or its subsidiaries in an amount that would satisfy the withholding amount due.

Transferability of Awards

Unless determined otherwise by the plan administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, except to a participant’s estate or legal representative, and may be exercised, during the lifetime of the participant, only by the participant. If the plan administrator makes an award transferable, such award will contain such additional terms and conditions as the plan administrator deems appropriate.

Equitable Adjustments

In the event of a merger, consolidation, recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, combination, repurchase or other change in corporate structure affecting the Company’s Class A Common Stock, the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2023 Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind, and exercise price of shares covered by outstanding awards made under the 2023 Plan.

Change in Control

In the event of any proposed change in control (as defined in the 2023 Plan), the plan administrator will take any action as it deems appropriate, which action may include, without limitation, the following: (i) the continuation of any award, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards; (iv) accelerated vesting of the award, with all performance objectives and other vesting criteria deemed achieved at targeted levels, and a limited period during which to exercise the award prior to closing of the change in control, or (v) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise price).

Amendment and Termination

The Board may amend or terminate the 2023 Plan at any time. Any such termination will not affect outstanding awards. No amendment, alteration, suspension, or termination of the 2023 Plan will materially impair the rights of any participant, unless mutually agreed otherwise between the participant and the Company. Approval of the stockholders shall be required for any amendment, where required by applicable law, as well as (i) to increase the number of shares available for issuance under the 2023 Plan and (ii) to change the persons or class of persons eligible to receive awards under the 2023 Plan.

Term of Plan

The 2023 Plan will terminate 10 years after the effective date of the 2023 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following describes transactions since the last two completed fiscal years, and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amounts involved exceeds $120,000; and

•        any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

All indebtedness owed to the related parties set forth below reflect outstanding amounts owed by us to the respective parties; all such amounts aside from certain amounts of accrued interest payable to WH&W, in cash, upon the closing of this Offering, will convert into shares of our Class A Common Stock upon the closing of this Offering.

Michael Feldman, the Executive Officer and a director of the Company, was owed outstanding principal, with respect to indebtedness of the Company to him, in an aggregate amount of $567,729 and $802,152, at December 31, 2021 and December 31, 2022, respectively. Mr. Feldman was paid $104,000 of principal as of December 31, 2021, but was not paid any principal during the year ended December 31, 2022. Accrued and unpaid interest on the aggregate outstanding principal amount at December 31, 2022 was $415,769. The Company’s indebtedness to Mr. Feldman is evidenced by notes payable and convertible notes.

Andrea Feldman, Michael Feldman’s sister, was owed outstanding principal, with respect to indebtedness of the Company to her, in an aggregate amount of $261,602, at December 31, 2021 and December 31, 2022, respectively. No principal was paid to Ms. Feldman, during any of these periods. Accrued and unpaid interest on the aggregate outstanding principal amount at December 31, 2022 was $32,499. The Company’s indebtedness to Ms. Feldman is evidenced by convertible notes.

Ellen Feldman and Ronald Brockman, Michael Feldman’s sister and her husband, were owed outstanding principal, with respect to indebtedness to the Company to them, in an aggregate amount of $394,602 and $440,602, at December 31, 2021 and December 31, 2022, respectively. No principal was paid to Ms. Feldman and Mr. Brockman, during any of these periods. Accrued and unpaid interest on the aggregate outstanding principal amount at December 31, 2022 was $58,492. The Company’s indebtedness to Ms. Feldman and Mr. Brockman is evidenced by convertible notes.

Dr. Bobby Wooten, Michael Feldman’s father-in-law, was owed outstanding principal, with respect to indebtedness of the Company to him, in an aggregate amount of $137,453 and $171,953, at December 31, 2021 and December 31, 2022, respectively. No principal was paid to Dr. Wooten, during any of these periods. Accrued and unpaid interest on the aggregate outstanding principal amount at December 31, 2022 was $20,709. The Company’s indebtedness to Dr. Wooten is evidenced by convertible notes.

Juanna Wooten, Michael Feldman’s mother-in-law, was owed outstanding principal, with respect to indebtedness of the Company to her, in an aggregate amount of $137,453 and $171,953, at December 31, 2021 and December 31, 2022, respectively. No principal was paid to Ms. Wooten, during any of these periods. Accrued and unpaid interest on the aggregate outstanding principal amount at December 31, 2022 was $20,709. The Company’s indebtedness to Ms. Wooten is evidenced by convertible notes.

Robert Wooten, Michael Feldman’s brother-in-law, was owed outstanding principal, with respect to indebtedness of the Company to him, in an aggregate amount of $250,046 and $284,546 at December 31, 2021 and December 31, 2022, respectively. No principal was paid to Mr. Wooten, during any of these periods. Accrued and unpaid interest on the aggregate outstanding principal amount at December 31, 2022 was $38,541. The Company’s indebtedness to Mr. Wooten is evidenced by convertible notes.

Kristen Wooten, Michael Feldman’s sister-in-law, was owed outstanding principal, with respect to indebtedness of the Company to her, in an aggregate amount of $158,125 and $250,125 at December 31, 2021 and December 31, 2022, respectively. No principal was paid to Ms. Wooten, during any of these periods. Accrued and unpaid interest on the aggregate outstanding principal amount at December 31, 2022 was $24,675. The Company’s indebtedness to Ms. Wooten is evidenced by convertible notes.

T1 Investment was owed outstanding principal, with respect to indebtedness of the Company to it, in an aggregate amount of $750,000, at December 31, 2021, and December 31, 2022. No principal was paid to T1 Investment during any of these periods. T1 Investment was paid accrued interest of $37,245 in 2022. T1 Investment was also paid accrued interest of $25,585 in 2021. Accrued and unpaid interest on the aggregate outstanding principal amount at December 31, 2022 was $905,459. The Company’s indebtedness to T1 Investment is evidenced by convertible notes and revenue loans. T1 Investment is also a Selling Stockholder in this Offering with respect to a portion of any over-allotment shares purchased by the underwriters in connection with their Over-Allotment Option. Additionally, Christopher McKee, a current director of the Company, who will resign as a director of the Company, upon the closing of this Offering, is the managing member of T1 Investment. Upon completion of the Offering, $282,000 in original principal amount and accrued interest owed to T1 Investment under the Side Letter, which was not previously convertible, will be converted into 56,400 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share. In connection with such conversion, T1 Investment will be paid a fee of $24,882 in the event that the volume weighted average price for the Class A Common Stock for the six month period immediately following the completion of this Offering is less than the initial public offering price per share of the Class A Common Stock.

Taximus AG (“Taximus”) was owed outstanding principal, with respect to indebtedness of the Company to it, in an aggregate amount of $552,500 and $690,500, at December 31, 2021 and December 31, 2022, respectively. No principal was paid to Taximus, during any of these periods. Accrued and unpaid interest on the aggregate outstanding principal amount at December 31, 2022 was $83,384. The Company’s indebtedness to Taximus is evidenced by convertible notes. Dieter Woefle, a director of the Company, is the President of Taximus.

WH&W was owed outstanding principal, with respect to indebtedness of the Company to it, in an aggregate amount of $1,382,099, at December 31, 2021 and December 31, 2022. No principal was paid to WH&W during any of these periods.

As of December 31, 2022, WH&W was paid accrued interest of $37,245. WH&W was also paid accrued interest of $25,585 in 2021. Accrued and unpaid interest on the aggregate outstanding principal amount at December 31, 2022 was $566,812. The Company’s indebtedness to WH&W is evidenced by convertible notes and revenue loans. WH&W is also a Selling Stockholder in this Offering with respect to a portion of any over-allotment shares purchased by the underwriters in connection with their Over-Allotment Option. Additionally, John Stein, a current director of the Company, who will resign as a director of the Company, upon the closing of this Offering, is a co-founder of Fidelis Capital, LLC, the investment sub-advisor to WH&W. Upon completion of the Offering, $282,000 in original principal amount and accrued interest owed to WH&W under the Side Letter, which was not previously convertible, will be converted into 56,400 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share. In connection with such conversion, WH&W will be paid a fee of $24,882 in the event that the volume weighted average price for the Class A Common Stock for the six month period immediately following the completion of this Offering is less than the initial public offering price per share of the Class A Common Stock.

Ross Annable, a 5% shareholder of the Company, was owed outstanding principal of $559,310 at December 31, 2021 and December 31, 2022. No principal was paid to Mr. Annable during any of these periods. Accrued and unpaid interest on the aggregate outstanding principal amounts at December 31, 2022, was $67,347. The Company’s indebtedness to Mr. Annable is evidenced by notes payable and convertible notes. Upon completion of the Offering, all principal and accrued interest of a promissory note with $200,000 in original principal amount owed to Mr. Annable, which was not previously convertible, will be converted into 42,926 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus and based on interest accrued through February 28, 2023), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share. In connection with such conversion, Mr. Annable will be paid a fee of $17,647 in the event that the volume weighted average price for the Class A Common Stock for the six month period immediately following the completion of this Offering is less than the initial public offering price per share of the Class A Common Stock.

The conversion of the convertible debt securities described above into shares of our Class A Common Stock upon the closing of this Offering will dilute the ownership interests of existing stockholders and investors in this Offering to the extent such conversion will be at a price lower than the price of our Class A Common Stock sold in this Offering. Additionally, any future sales in the public market of Class A Common Stock issuable upon such conversion could adversely affect prevailing market prices of our Class A Common Stock. The personal and financial interests of our directors, officers and their affiliates who own such shares of Class A Common Stock will influence the terms, conditions and timing of any decision to sell these shares, which may result in a conflict of interest between our directors, officers and their affiliates and investors in this Offering, to the extent described above.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our capital stock as of February 28, 2023, and as adjusted to reflect the sale of our Class A Common Stock, for:

•        each of our named executive officers;

•        each of our directors;

•        all of our executive officers and directors as a group; and

•        each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A Common Stock or Class B Common Stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership before this Offering is based on (i) 845,175 shares of our common stock outstanding on February 28, 2023, which will be reclassified as Class A Common Stock. Applicable percentage ownership after this Offering is based on 8,283,258 shares of Class A Common Stock and 2,461,537 shares of Class B Common Stock outstanding immediately after the completion of this Offering. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options or warrants held by the person that are currently exercisable, or exercisable within 60 days of February 28, 2023, or the completion of this Offering, as applicable. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person. We have assumed no sales by the Selling Stockholders of their shares of Class A Common Stock in connection with the exercise of the over-allotment option by the Underwriters, as described elsewhere in this prospectus.

	Shares Beneficially Owned Prior to Offering(1)			Shares Beneficially Owned After Offering(1)
Name of Beneficial Owner	Class A Common Stock	Class B Common Stock	% of Total Voting Power	Class A Common Stock and Class B Common Stock		% of Total Voting Power(2)
	Shares	Shares		Shares	%
Directors and Named Executive Officers(2)
Michael Feldman(4)	1,249,600	—	65.8%	1,541,217	14.3%	31.8%
James Morris(5)	240,950	—	26.1%	254,627	2.4%	2.8%
Adam Loritsch(6)	53,438	—	5.9%	53,438	*	*
Diane Thompson(7)	2,500	—	*	11,338	*	*
Dieter Woelfle(8)	49,325	—	5.5%	267,047	2.5%	*
John Stein(9)	505,700	—	37.4%	1,292,985	12.0%	15.5%
Christopher McKee(10)	1,165,598	—	58.0%	1,353,865	12.6%	15.9%
David Almagor (Director Nominee)	—	—	—	—	—	—
Tracy S. Clifford (Director Nominee)	—	—	—	—	—	—
All directors and executive officers as a group (9 persons)(11)	3,267,110	—	87.0%	4,774,479	44.4%	66.8%

Other 5% Stockholders
Ross Annable(12)	232,900	—	21.8%	393,716	3.7%	1.2%
IMAF Charlotte, LLC(13)	100,325	—	10.6%	120,505	1.1%	2.6%
WH&W Private Market Investment Fund I, LLC(14)	505,700	—	37.4%	1,292,985	12.0%	15.4%
T1 Investment, LLC(15)	1,066,973	—	55.78%	1,067,000	9.9%	15.0%

____________

*        Represents beneficial ownership of less than 1%.

(1)      This reflects the reclassification of our shares of common stock into shares of Class A Common Stock and Class B Common Stock, as of February 28, 2023.

(2)      Unless otherwise indicated, the address of each of the officers and directors is c/o T1V, Inc., 5025 West W.T. Harris Blvd, Suite A Charlotte, NC 28269.

(3)      Voting percentage after the Offering reflects the fact that shares of Class A Common Stock will have one vote per share and shares of Class B Common Stock will have 10 votes per share.

(4)      The number of shares of Class A Common Stock beneficially owned by Mr. Feldman, prior to the Offering, includes, as of February 28, 2023, 168,375 shares of common stock owned by Mr. Feldman and 28,325 shares of common stock owned by his wife, Anne Denise Feldman, all of which are to be reclassified as shares of Class A Common Stock. The shares of Class A Common Stock beneficially owned by Mr. Feldman, prior to the Offering, also includes the following, which are convertible within 60 days after January 20, 2023 (i) up to 612,600 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Mr. Feldman in the event he voluntarily converts his shares of Series A Preferred Stock; (ii) up to 3,975 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Mr. Feldman in the event he voluntarily converts his shares of Series B Preferred Stock; (iii) up to 224,725 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Ms. Feldman in the event she voluntarily converts her shares of Series A Preferred Stock; (iv) up to 153,525 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Feldman Family Investments, LLC, a limited liability company in which Mr. Feldman is the Manager (“Feldman Investments”), in the event it voluntarily converts its shares of Series A Preferred Stock; and (v) up to 58,075 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Feldman Investments, in the event it voluntarily converts its shares of Series B Preferred Stock. The number of shares of Class A Common Stock beneficially owned by Mr. Feldman, prior to the Offering, does not include up to 152,595 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Mr. Feldman, upon the conversion of certain convertible notes, none of which are convertible within 60 days after February 28, 2023.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by Mr. Feldman, after the Offering, includes (i) 168,375 shares of Class A Common Stock owned by Mr. Feldman and 28,325 shares of Class A Common Stock owned his wife; (ii) 612,600 shares of Class B Common Stock which will be issued to Mr. Feldman, upon the automatic conversion of his shares of Series A Preferred Stock, on or around the closing of the Offering; (iii) 3,975 shares of Class A Common Stock which will be issued to Mr. Feldman, upon the automatic conversion of his shares of Series B Preferred Stock, on or around the closing of the Offering; (iv) 224,725 shares of Class B Common Stock which will be issued to Ms. Feldman, upon the automatic conversion of her shares of Series A Preferred Stock, on or around the closing of the Offering; (v) 153,525 shares of Class B Common Stock which will be issued to Feldman Investments, upon the automatic conversion of its shares of Series A Preferred Stock, on or around the closing of the Offering; (vi) 58,075 shares of Class A Common Stock which will be issued to Feldman Investments, upon the automatic conversion of its shares of Series B Preferred Stock, on or around the closing of the Offering; (vii) 103,896 shares of Class A Common Stock which will be issued to Mr. Feldman, upon the conversion of certain convertible note(s), on or around the closing of the Offering; (viii) 174,793 shares of Class A Common Stock which will be issued to Mr. Feldman, upon the conversion of certain note(s), which are not currently convertible, but will be converted on or around the closing of the Offering; and (ix) 12,928 shares of Class A Common Stock which will be issued to Mr. Feldman and Feldman Investments, in the aggregate, as a dividend on their shares of Series B Preferred Stock, on around the closing of the Offering.

(5)      The number of shares of Class A Common Stock beneficially owned by Mr. Morris, prior to the Offering, consists of, as of February 28, 2023, 161,625 shares of common stock owned by Mr. Mr. Morris, which are to be reclassified as shares of Class A Common Stock. The shares of Class A Common Stock beneficially owned by Mr. Morris, prior to the Offering, also includes the following, which are convertible within 60 days after February 28, 2023, (i) up to 71,925 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Mr. Morris, in the event he voluntarily converts his shares of Series A Preferred Stock and (ii) up to 7,400 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Mr. Morris, in the event he voluntarily converts his shares of Series B Preferred Stock.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by Mr. Morris, after the Offering, includes (i) 161,625 shares of Class A Common Stock; (ii) 71,925 shares of Class B Common Stock which will be issued to Mr. Morris, upon the automatic conversion of his shares of Series A Preferred Stock, on or around the closing of the Offering; (iii) 7,400 shares of Class A Common Stock which will be issued to Mr. Morris, upon the automatic conversion, of his shares of Series B Preferred Stock, on or around the closing of the Offering; (iv) 1,773 shares of Class A Common Stock which will be issued to Mr. Morris as a dividend on his shares of Series B Preferred Stock, on around the closing of the Offering; and (v) 11,905 shares of Class A Common Stock which will be issued to Mr. Morris, upon the conversion of certain note(s), which are not currently convertible, but will be converted on or around the closing of the Offering.

(6)      The number of shares of Class A Common Stock beneficially owned by Mr. Loritsch, prior to and after the Offering, consists of options to purchase 48,437 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Mr. Loritsch, upon exercise, all of which options are exercisable within 60 days after February 28, 2023.

(7)      The number of shares of Class A Common Stock beneficially owned by Ms. Thompson, prior to the Offering, consists of options to purchase up to 1,250 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Ms. Thompson, upon exercise, all of which are exercisable within 60 days after February 28, 2023. The number of shares of Class A Common Stock beneficially owned by Ms. Thompson, prior to the Offering, does not include up to 8,838 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Ms. Thompson, upon the conversion of certain convertible note(s), which are not convertible within 60 days after February 28, 2023.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by Ms. Thompson, after the Offering, includes (i) 8,838 shares of Class A Common Stock which will be issued to Ms. Thompson, upon the conversion of certain convertible note(s), on or around the closing of the Offering and (ii) up to 2,500 shares of Class A Common Stock issuable to Ms. Thompson, upon the exercise of options.

(8)      The number of shares of Class A Common Stock beneficially owned by owned by Mr. Woelfle consists of up to 49,325 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Taximus Holding, AG, an entity in which Mr. Woelfle is the President (“Taximus”), in the event it voluntarily converts its shares of Series B Preferred Stock, which is convertible within 60 days of February 28, 2023. The number of shares of Class A Common Stock beneficially owned by Mr. Woefle, prior to the Offering, does not include up to 208,263 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Taximus, upon the conversion of certain convertible note(s), which are not convertible within 60 days after February 28, 2023.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by Mr. Woefle, after the Offering, includes (i) 49,325 shares of Class A Common Stock which will be issued to Taximus, upon the automatic conversion of its shares of Series B Preferred Stock, on or around the closing of the Offering; (ii) 210,903 shares of Class A Common Stock which will be issued to Taximus, upon the conversion of certain convertible notes, on or around the closing of the Offering; and (iii) 6,820 shares of Class A Common Stock which will be issued to Taximus, as a dividend on its Series B Preferred Stock, on around the closing of the Offering.

(9)      All of the shares of Class A Common Stock and Class B Common Stock beneficially owned by Mr. Stein, before and after the Offering, are, or will be, owned by WH&W, one of the Selling Stockholders. Mr. Stein is a co-founder of Fidelis Capital, LLC, which is the sub-advisor to WH&W, and, as a result, has control over these shares. Mr. Stein, a current director of the Company, will resign as a director of the Company, upon the closing of the Offering. See footnote (14) below for a detailed description of beneficial ownership by WH&W.

(10)    A substantial portion of the shares of Class A Common Stock beneficially owned by Mr. McKee, before and after the Offering, are, or will be, owned by T1 Investment, one of the Selling Stockholders. Mr. McKee is the Manager of T1 Investment. Mr. McKee also beneficially owns, or will beneficially own, shares of Class A Common Stock either directly, or as a result of, his being the principal of McKee Group Capital, one of the Selling Stockholders. Information with respect to such beneficial ownership is as follows:

          In addition to the number of shares of Class A Common Stock beneficially owned by Mr. McKee, prior to the Offering, as a result of his beneficial ownership of the shares owned by T1 Investment, the number of shares of Class A Common Stock beneficially owned by Mr. McKee, prior to the Offering, consists of 98,625 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to McKee Group Capital in the event it voluntarily converts its shares of Series B Preferred Stock.

In addition to the number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) beneficially owned by Mr. McKee, after the Offering, as a result of his beneficial ownership of the shares owned by T1 Investment, the number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) beneficially owned by Mr. McKee, after the Offering, includes (i) 98,625 shares of Class A Common Stock which will be issued to McKee Group Capital, upon the automatic conversion of its shares of Series B Preferred Stock, on or around the closing of the Offering; (ii) 15,290 shares of Class A Common Stock which will be issued to McKee Group Capital, as a dividend on its Series B Preferred Stock, on around the closing of the Offering; (iii) a warrant to purchase up to 10,350 shares of Class A Common Stock; and (iv) 56,400 shares of Class A Common Stock which will be issued to Mr. McKee, upon the conversion of certain note(s), which are not currently convertible, but will be converted, on or around the closing of the Offering.

          See footnote (15) below for a detailed description of beneficial ownership by T1 Investment.

(11)    The number of shares of Class A Common Stock beneficially owned by all officers and directors, before the Offering, and the number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) beneficially owned by all officers and directors, after the offering, includes all shares described in footnotes (4) through (10) above.

(12)    The number of shares of Class A Common Stock beneficially owned by Mr. Annable, prior to the Offering, includes, as of February 28, 2023, the following, which are convertible within 60 days after February 28, 2023 (i) up to 230,425 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Mr. Annable, in the event he voluntarily converts his shares of Series A Preferred Stock and (ii) a warrant to purchase up to 2,475 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to Mr. Annable, upon exercise. The number of shares of Class A Common Stock beneficially owned by Mr. Annable, prior to the Offering, does not include up to 78,740 shares of common stock (which are to be reclassified as Class A Common Stock) issuable to Mr. Annable, upon the conversion of certain convertible notes, none of which are convertible within 60 days after February 28, 2023.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by Mr. Annable, after the Offering, includes (i) 230,425 shares of Class A Common Stock, which will be issued to Mr. Annable, upon the automatic conversion of his shares of Series B Preferred Stock, on or around the closing of the Offering; (ii) 77,740 shares of Class A Common Stock which will be issued to Mr. Annable, upon the conversion of certain convertible note(s), on or around the closing of the Offering; (iii) 43,156 shares of Class A Common Stock which will be issued to Annable, upon the conversion of certain note(s), which are not currently convertible, but will be converted on or around the closing of the Offering (iv) 38,921 shares of Class A Common Stock which will be issued to Mr. Annable, as a dividend on his Series B Preferred Stock, on around the closing of the Offering; and (v) a warrant to purchase up to 2,475 shares of Class A Common Stock issuable to Mr. Annable, upon exercise.

(13)    The shares of Class A Common Stock beneficially owned by IMAF Charlotte, LLC (“IMAF”), prior to the Offering, includes the following, which are convertible within 60 days after February 28, 2023 (i) up to 83,050 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to IMAF, in the event it voluntarily converts its shares of Series A Preferred Stock and (ii) up to 17,275 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to IMAF, in the event it voluntarily converts its shares of Series B Preferred Stock.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by IMAF, after the Offering, includes (i) 83,050 shares of Class B Common Stock which will be issued to IMAF, upon the automatic conversion of its shares of Series A Preferred Stock, on or around the closing of the Offering; (ii) 17,275 shares of Class A Common Stock, which will be issued to IMAF, upon the automatic conversion of its shares of Series B Preferred Stock on or around the closing of the Offering; (iii) 4,133 shares of Class A Common Stock which will be issued to IMAF, as a dividend on its shares of Series B Preferred Stock, on around the closing of the Offering; and 16,047 shares of Class A Common Stock which will be issued to IMAF, upon the conversion of certain note(s), which are not currently convertible, but will be converted on or around the closing of the Offering.

(14)    The number of shares of Class A Common Stock beneficially owned by WH&W, prior to the Offering, consists of up to 505,700 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to WH&W in the event it voluntarily converts its shares of Series B Preferred Stock, which are convertible within 60 days after February 28, 2023. The number of shares of Class A Common Stock beneficially owned by WH&W, prior to the Offering, does not include up to 607,900 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to WH&W, upon the conversion of certain convertible note(s), none of which are convertible within 60 days after February 28, 2023.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by WH&W, after the Offering, includes (i) 505,700 shares of Class A Common Stock which will be issued to WH&W, upon the automatic conversion of its shares of Series B Preferred Stock, on or around the closing of the Offering; (ii) 188,449 shares of Class A Common Stock which will be issued to WH&W, upon the conversion of certain convertible note(s), on or around the closing of the Offering; (iii) 419,451 shares of Class B Common Stock which will be issued to WH&W, upon the conversion of certain convertible note(s), on or around the closing of the Offering; (iv) 56,400 shares of Class A Common Stock which will be issued to WH&W, upon the conversion of certain note(s), which are not currently convertible, but will be converted on or around the closing of the Offering; (v) 112,635 shares of Class A Common Stock which will be issued to WH&W, as a dividend on its shares of Series B Preferred Stock, on around the closing of the Offering; and (vi) a warrant to purchase up to 10,350 shares of Class A Common Stock. The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by WH&W, after the Offering, does not give effect to any shares of Class A Common Stock sold by WH&W, pursuant to the Over-Allotment Option.

(15)    The number of shares of Class A Common Stock beneficially owned by T1 Investment, prior to the Offering, includes the following, which are convertible within 60 days after February 28, 2023, (i) up to 444,050 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to T1 Investment in the event it voluntarily converts its shares of Series B Preferred Stock; and (ii) up to 622,950 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to T1 Investment, upon the conversion of certain convertible note(s), all of which are convertible within 60 days after February 28, 2023.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by T1 Investment, after the Offering, includes (i) 444,050 shares of Class A Common Stock which will be issued to T1 Investment, upon the automatic conversion of its shares of Series B Preferred Stock, on or around the closing of the Offering; (ii) 193,115 shares of Class A Common Stock which will be issued to T1 Investment, upon the conversion of certain convertible note(s), on or around the closing of the Offering; (iii) 429,836 shares of Class B Common Stock which will be issued to T1 Investment, upon the conversion of certain convertible note(s), on or around the closing of the Offering and (iv) 106,200 shares of Class A Common which will be issued to T1 Investment, as a dividend on its shares of Series B Preferred Stock, on around the closing of the Offering. The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by T1 Investment, after the Offering, does not give effect to any shares of Class A Common Stock sold by T1 Investment, pursuant to the Over-Allotment Option.

SELLING STOCKHOLDERS

Pursuant to the terms of the Underwriting Agreement, the Company and the Selling Stockholders have granted the underwriters an option to purchase up to an additional 453,000 shares of Class A Common Stock (equal to 15% of the number of shares Class A Common Stock offered hereby) at the same initial offering price to the public, less the same underwriting discount as set forth in the table below. The underwriters may exercise this option any time during the 45-day period after the closing date of this Offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the Over-Allotment Option, all of the shares purchased upon the exercise of the Over-Allotment Option will be purchased from the Selling Stockholders as discussed elsewhere in this prospectus. The underwriters will become obligated, subject to certain conditions, to purchase the shares of Class A Common Stock for which they exercise the Over-Allotment Option. The Company will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders to the underwriters pursuant to the Over-Allotment Option.

The following table and accompanying footnotes set forth the names of each of the Selling Stockholders, their respective relationships to the Company and the aggregate number of shares of Class A Common Stock that the Selling Stockholders may offer and sell to the underwriters in connection with their exercise of the Over-Allotment Option, as well as other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of the Class A Common Stock of the Company held by each of the Selling Stockholders.

The Selling Stockholders may sell some, all or none of the shares of Class A Common Stock, which will wholly depend on the number of over-allotment shares, if any, purchased by the underwriters in connection with their exercise of the Over-Allotment Option. Percentage voting power after this Offering is based on shares of Class A Common Stock and Class B Common Stock outstanding immediately after the completion of this Offering.

SELLING STOCKHOLDER	NUMBER OF SHARES OF CLASS A COMMON STOCK BENEFICIALLY OWNED PRIOR TO OFFERING	MAXIMUM NUMBER OF SHARES OF CLASS A COMMON STOCK TO BE SOLD PURSUANT TO THIS PROSPECTUS	SHARES BENEFICIALLY OWNED AFTER THE OFFERING
			NUMBER OF SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK	PERCENTAGE OF TOTAL VOTING POWER(1)
WH&W Private Market Investment Fund I, LLC(2)	505,700	226,500	1,066.485	9.5%
T1 Investment, LLC(3)	1,067.000	163,080	903,920	8.1%
McKee Group Capital, LLC(4)	113,915	63,420	50,495	*

____________

(1)      Voting percentage after the Offering reflects the fact that shares of Class A Common Stock will have one vote per share and shares of Class B Common Stock will have 10 votes per share.

(2)      The number of shares of Class A Common Stock beneficially owned by WH&W, prior to the Offering, consists of up to 505,700 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to WH&W in the event it voluntarily converts its shares of Series B Preferred Stock, which are convertible within 60 days after January 20, 2023. The number of shares of Class A Common Stock beneficially owned by WH&W, prior to the Offering, does not include up to 607,900 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to WH&W, upon the conversion of certain convertible note(s), none of which are convertible within 60 days after February 28, 2023.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by WH&W, after the Offering, includes (i) 505,700 shares of Class A Common Stock which will be issued to WH&W, upon the automatic conversion of its shares of Series B Preferred Stock, on or around the closing of the Offering; (ii) 188,449 shares of Class A Common Stock which will be issued to WH&W, upon the conversion of certain convertible note(s), on or around the closing of the Offering; (iii) 419,451 shares of Class B Common Stock which will be issued to WH&W, upon the conversion of certain convertible note(s), on or around the closing of the Offering (iv) 56,400 shares of Class A Common Stock which will be issued to WH&W, upon the conversion of certain note(s), which are not currently convertible, but will be converted on or around the closing of the Offering; (v) 112,635 shares of Class A Common Stock which will be issued to WH&W, as a dividend on its shares of Series B Preferred Stock, on around the closing of the Offering; and (vi) a warrant to purchase up to 10,350 shares of Class A Common Stock. The number of shares of Class A Common Stock to be beneficially owned by WH&W, after the Offering, give effects to the sale of all shares of Class A Common Stock sold by WH&W, pursuant to the Over-Allotment Option.

(3)      The number of shares of Class A Common Stock beneficially owned by T1 Investment, prior to the Offering, includes the following, which are convertible within 60 days after February 28, 2023, (i) up to 444,050 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to T1 Investment in the event it voluntarily converts its shares of Series B Preferred Stock; and (ii) up to 619,133 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to T1 Investment, upon the conversion of certain convertible note(s), all of which are convertible within 60 days after January 20, 2023.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by T1 Investment, after the Offering, includes (i) 444,050 shares of Class A Common Stock which will be issued to T1 Investment, upon the automatic conversion of its shares of Series B Preferred Stock, on or around the closing of the Offering; (ii) 193,115 shares of Class A Common Stock which will be issued to T1 Investment, upon the conversion of certain convertible note(s), on or around the closing of the Offering; (iii) 429,836 shares of Class B Common Stock which will be issued to T1 Investment, upon the conversion of certain convertible note(s), on or around the closing of the Offering and (iv) 106,200 shares of Class A Common which will be issued to T1 Investment, as a dividend on its shares of Series B Preferred Stock, on around the closing of the Offering. The number of shares of Class A Common Stock to be beneficially owned by T1 Investment after the Offering, gives effect to the sale of all shares of Class A Common Stock sold by T1 Investment, pursuant to the Over-Allotment Option.

(4)      The number of shares of Class A Common Stock beneficially owned by McKee Group Capital, prior to the Offering, includes the following, which are convertible within 60 days after February 28, 2023: up to 98,625 shares of common stock (which are to be reclassified as shares of Class A Common Stock) issuable to T1 Investment in the event it voluntarily converts its shares of Series B Preferred Stock.

          The number of shares of common stock (Class A Common Stock and Class B Common Stock, in the aggregate) to be beneficially owned by McKee Group Capital after the Offering, includes: (i) 98,625 shares of Class A Common Stock which will be issued to T1 Investment, upon the automatic conversion of its shares of Series B Preferred Stock, on or around the closing of the Offering and (ii) 15,290 shares of Class A Common which will be issued to T1 Investment, as a dividend on its shares of Series B Preferred Stock, on around the closing of the Offering. The number of shares of Class A Common Stock to be beneficially owned by McKee Group Capital, after the Offering, gives effect to the sale of all shares of Class A Common Stock sold by McKee Group Capital, pursuant to the Over-Allotment Option.

DESCRIPTION OF SECURITIES

General

The following is a summary of the rights of our common stock and preferred stock and some of the provisions of our second amended and restated certificate of incorporation and amended and restated bylaws, which will each become effective immediately prior to the completion of this Offering, and relevant provisions of Delaware General Corporation Law. The descriptions herein are qualified in their entirety by our second amended and restated certificate of incorporation, amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of Delaware General Corporation Law.

On February 28, 2023, we filed our amended and restated certificate of incorporation reclassifying the common stock into Class A Common Stock and Class B Common Stock, adding the right to the payment of the Series B Dividend and lowering the minimum amount required to be raised in this Offering to $10 million in order to trigger the mandatory conversion of the shares of Series A Preferred Stock to shares of Class B Common Stock and the automatic conversion of the shares of Series B Preferred Stock to shares of Class A Common Stock. Additionally, prior to the completion of this Offering, we will (i) file an amendment to our amended and restated certificate of incorporation with respect to the Split and a change in the number of shares of Class A Common Stock and Class B Common Stock that we are authorized to issue to 150,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock, prior to the issuance of any of the shares of Class B Common Stock, as discussed elsewhere in this prospectus and (ii) file our second amended and restated certificate of incorporation, immediately prior to closing of this Offering, providing for the mandatory conversion of (a) all outstanding shares of our Series A Preferred Stock into shares of Class B Common Stock; (b) all outstanding shares of our Series B Preferred Stock into shares of Class A Common Stock, and also removing the designations of our Series A Preferred Stock and Series B Preferred Stock and replacing with the authorization of 10,000,000 shares of blank check preferred stock, as discussed elsewhere in this prospectus, and such other terms as shall be applicable after the completion of this Offering.

Our second amended and restated certificate of incorporation provides for two classes of common stock: Class A Common Stock and Class B Common Stock. Upon completion of this Offering, our second amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Upon the completion of this Offering, our authorized capital stock will consist of the following shares, all with a par value of $0.001 per share, of which:

•        150,000,000 shares are designated as Class A Common Stock;

•        10,000,000 shares are designated as Class B Common Stock; and

•        10,000,000 shares are designated as preferred stock.

As of February 28, 2023, we had 845,175 shares of common stock (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part) and 103,345 shares of preferred stock outstanding, comprised of 64,490 shares of Series A Preferred Stock and 38,855 shares of Series B Preferred Stock. Upon the completion of this Offering, including all of the events described in the immediately following paragraph and taking into account all of the assumptions described in this prospectus, there will be 8,283,274 shares of Class A Common Stock and 2,461,537 shares of Class B Common Stock outstanding.

Shares of Class A Common Stock and Class B Common Stock outstanding after the Offering, assume: (i) the conversion, immediately prior to the completion of this Offering, of all outstanding shares of the Company’s Series A Preferred Stock into 1,612,250 shares of Class B Common Stock; (ii) the conversion, immediately prior to the completion of this Offering, of all outstanding shares of the Company’s Series B Preferred Stock into 1,617,650 shares of Class A Common Stock; (iii) the payment of the Series B Dividend, pursuant to the issuance to the holders of Series B Preferred Stock of an aggregate of 336,545 shares of Class A Common Stock, which is equal to an aggregate dividend amount of $1,682,727, as of February 28, 2023, and, in addition, the issuance of additional shares of Class A Common Stock, based on an additional dividend accrual of $536.00 per day through the closing of this Offering, divided by $5.00 (the value of each share of Class A Common Stock assuming an initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus); (iv) the conversion, upon the completion of this Offering, of an aggregate of $3,357,730 in principal amount of certain convertible notes, plus $517,408 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 1,024,340 shares of Class A Common Stock, plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $833.00 per day; (v) the conversion, upon the completion of this Offering, of an aggregate of $600,000 in principal amount of certain convertible notes held by T1 Investment, plus $662,597 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 193,115 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 429,836 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted) plus such additional shares of Class A Common Stock and Class B Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $197.00 per day (31% of which will be converted into Class A Common Stock and 69% of which will be converted into Class B Common Stock); (vi) the conversion, upon the completion of this Offering, of an aggregate of $800,000 in original principal amount of certain convertible notes held by WH&W, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) into 188,449 shares of Class A Common Stock (31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted); (vii) the conversion, upon the completion of this Offering, of an aggregate of $1,700,000 in original principal amount and accrued interest under the Decathlon Note, which was not previously convertible into 340,000 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (viii) the conversion, upon the completion of this Offering, of an aggregate of $564,000 in original principal amount and accrued interest under the Side Letter, which was not previously convertible, into 112,800 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (ix) the conversion, upon the completion of this Offering, of an aggregate of $499,118 in original principal amount of notes payable to Michael Feldman, the Company’s Chief Executive Officer, plus $374,848 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 174,793 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (x) the conversion, upon the completion of this Offering, of an aggregate of $200,000 in original principal amount of certain promissory notes held by Ross Annable, an affiliate of the Company, which promissory notes were not previously convertible, plus $15,781 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 43,156 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price is lower than $5.00 per share; (xi) the conversion, upon the completion of this Offering, of an aggregate of $57,638 in original principal amount of certain promissory notes held by Elizabeth Goode, certain other noteholders, and James Morris (a “Co-Founder”), which promissory notes were not previously convertible, plus $55,340 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 22,596 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xii) the exercise, upon the completion of this Offering, of warrants for an aggregate of 137,400 shares of Class A Common Stock, at an exercise price of $0.004 per share, by Christopher McKee, WH&W and Decathlon; (xiii) the conversion, upon the completion of this Offering, of an aggregate of $1,041,666.67 in original principal amount of a certain convertible promissory note held by KARL STORZ and $1,998 in accrued interest and unpaid thereof (accrued interest through February 28, 2023) into 208,733 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $285.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xiv) the conversion, upon the completion of this Offering, of $80,236 of accrued and unpaid interest (accrued interest through February 28, 2023) relating to a certain promissory note in the original principal amount of $75,000, issued to IMAF, which promissory note was not previously convertible, into 16,047 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock, based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $25 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xv) 2,475 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.0004 per share, which are automatically exercisable upon the closing of this Offering; and (xvi) the occurrence of the Split at a ratio of 25-for-1, as authorized and approved by our board of directors, which is subject to the approval of our stockholders, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part; and excludes:

•        2,461,537 shares of Class A Common Stock into which shares of Class B Common Stock are convertible, at any time, at a conversion rate of one share of Class A Common Stock for each share of Class B Common Stock converted;

•        49,596 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $5.00 per share (assuming an initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus) and giving effect to the termination of warrants which would have been exercisable for 458,850 shares of Class A Common Stock, with a weighted average exercise price of $5.00, if such warrants had not been cancelled prior to the consummation of this Offering;

•        733,875 shares of our Class A Common Stock issuable upon the exercise of options to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.96 per share;

•        800,000 shares of our Class A Common Stock reserved for future issuance under our 2023 Plan, which will become effective in connection with this Offering; and

•        120,800 shares of our Class A Common Stock issuable upon the exercise of the Representative’s Warrants to be issued upon consummation of this Offering which are exercisable for up to 4% of the aggregate number of shares of Class A Common Stock sold in this Offering, excluding any Representative’s Warrants sold pursuant to the exercise of the Over-Allotment Option.

The number of authorized shares of Preferred Stock, Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of our capital stock entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, Class A Common Stock or Class B Common Stock, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Class A and Class B Common Stock

All issued and outstanding shares of our Class A Common Stock and Class B Common Stock will be duly authorized, validly issued, fully paid and non-assessable. All authorized but unissued shares of our Class A Common Stock and Class B Common Stock will be available for issuance by our board of directors without any further stockholder action, except as required by the Nasdaq Listing Rules or otherwise required under the Delaware General Corporation Law. Our second amended and restated certificate of incorporation will provide that, except with respect to voting rights and conversion rights, the Class A Common Stock and Class B Common Stock are treated equally and identically.

Voting Rights

Holders of Class A Common Stock will be entitled to one vote per share on all matters to be voted upon by the stockholders, and holders of Class B Common Stock will be entitled to 10 votes per share on all matters to be voted upon by the stockholders. The holders of our Class A Common Stock and Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our second amended and restated certificate of incorporation.

Our second amended and restated certificate of incorporation that will be in effect immediately prior to the completion of this Offering will not provide for cumulative voting for the election of directors.

Dividend Rights

Holders of Class A Common Stock and Class B Common Stock will be entitled to ratably receive dividends if, as and when declared from time to time by our board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our Class A Common Stock and Class B Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion

Each share of our Class B Common Stock is convertible at any time at the option of the holder into one share of our Class A Common Stock. In addition, each share of our Class B Common Stock will convert automatically into one share of our Class A Common Stock upon any transfer, whether or not for value, except certain transfers to entities, to the extent the transferor retains sole dispositive power and exclusive voting control with respect to the shares of Class B Common Stock, and certain other transfers described in our second amended and restated certificate of incorporation. All outstanding shares of our Class B Common Stock will convert into shares of our Class A Common Stock upon the earlier of (i) the date that is six months after the date that the co-founders of T1V, Michael Feldman, our CEO and James Morris, our Chief Technology Officer (collectively, the “Co-Founders”), both no longer serve as an officer, director or are employed by T1V; (ii) the date that is six months after the death of the last to die of the Co-Founders; and (iii) the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class.

Other Matters

The Class A Common Stock and Class B Common Stock will have no preemptive rights pursuant to the terms of our second amended and restated certificate of incorporation and our amended and restated bylaws. There will be no redemption or sinking fund provisions applicable to the Class A Common Stock and Class B Common Stock. All outstanding shares of our Class A Common Stock will be fully paid and non-assessable.

Preferred Stock

As of February 28, 2023, there were 103,345 shares of preferred stock outstanding, 64,490 of which are designated as Series A Preferred Stock (in five separate series — A-1, A-2, A-3, A-4 and A-5) and 38,855 of which are designated as Series B Preferred Stock. Upon the completion of this Offering, all of the outstanding shares of Series A Preferred Stock will convert into 1,162,250 shares of Class B Common Stock, all of the outstanding shares of Series B Preferred Stock will convert into 1,617,650 shares of Class A Common Stock and there will no longer be any shares of preferred stock outstanding. The shares of Series A Preferred Stock only convert to Class B Common Stock, upon the closing of an initial public offering, such as the Offering. Such shares of Class A Common Stock is converted voluntarily by holders convert into Class A Common Stock, instead.

Our board of directors has authorized and the approved, subject to the approval of our stockholders, an amendment to our certificate of incorporation by filing an amended and restated certificate of incorporation, as further described elsewhere in this prospectus. Among other amendments provided for therein, the holders of our Series B Preferred Stock (who include, among others, each member of our current board of directors) will be entitled to receive the Series B Dividend. The Series B Dividend will be payable to the holders of the Series B Preferred Stock by issuing to them an aggregate of 336,545 shares of Class A Common Stock, which is equal to an aggregate dividend amount of $1,682,727, as of February 28, 2023, and, in addition, the issuance of additional shares of Class A Common Stock, based on an additional dividend accrual of $536.00 per day through the closing of this Offering, divided by $5.00 (the value of each share of Class A Common Stock assuming an initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus). The Series B Dividend will be paid to the holders of our Series B Preferred Stock at the time of their conversion to shares of Class A Common Stock. All of the members of our board of directors will be entitled to receive a portion of the Series B Dividend, since they all own shares of our Series B Preferred Stock.

Upon the completion of this Offering, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Upon the completion of this Offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Representative’s Warrants

Upon the closing of this Offering, there will be up to 120,800 shares of Class A Common Stock issuable upon exercise of the Representative’s Warrants, assuming an initial public offering price of $5.00 per share (which is the midpoint of the range of the initial public offering price set forth on the cover page of this prospectus). See “Underwriting — Representative’s Warrants” below for a description of the Representative’s Warrants.

Options

As of February 28, 2023, we had outstanding options under our equity compensation plans to purchase an aggregate of 733,875 shares of our Class A Common Stock with a weighted-average exercise price of $0.96 per share and giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part.

Registration Rights

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The following describes registration rights granted prior to this Offering, with respect to our shares of Class A Common Stock.

Demand Registration Rights

The holders of an aggregate of 1,954,195 shares of our Class A Common Stock (giving effect to the conversion of the Series B Preferred Stock to Class A Common Stock and giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part) will be entitled to certain demand registration rights. At any time beginning one year after the completion of this Offering, the holders of at least 30% of these shares may request that we register all or a portion of their shares. At any time when the Company is eligible to use a Registration Statement on Form S-3, the holders of at least 20% of these shares may request that we register all or a portion of their shares. We are obligated to effect only two such registrations in any twelve-month period. Such request for registration must cover shares with an anticipated aggregate offering price of at least $2 million.

Piggyback Registration Rights

In connection with this Offering, the holders of an aggregate of 1,954,195 shares of our Class A Common Stock (giving effect to the conversion of the Series B Preferred Stock to Class A Common Stock and giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part) were entitled to, and the necessary percentage of holders waived, their rights to notice of this Offering and to include their shares of registrable securities in this Offering. After this Offering, in the event that we propose to register any of our securities under the Securities Act for sale to the public, the holders of these shares will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) registration statements on Form S-8 relating solely to employee benefit plans or (ii) registration statements on Form S-4 relating to a corporate reorganization or other Rule 145 transactions, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in this Offering.

Certain Older Notes

In 2013, 2014 and 2015, we entered into a total of 14 notes payable with nine related and unrelated third parties at an interest rate of 12% per annum. The aggregate principal amount of such notes was $142,423, and accrued interest on such notes as of December 31, 2022 was $142,628. For the year ended December 31, 2021, principal of $20,907.94, and interest in the amount of $26,403.50 was paid on these notes. For the year ended December 31, 2022, no principal or interest was paid on these notes.

We currently intend to amend and restate certain of these notes payable prior to the consummation of this Offering in order to make them convertible into shares of our Class A Common Stock upon consummation of this Offering, at the public offering price of the Class A Common Stock in this Offering.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our second amended and restated certificate of incorporation and our amended and restated bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Dual Class Stock

As described above in “— Class A and Class B Common Stock — Voting Rights,” our second amended and restated certificate of incorporation provides for a dual class common stock structure, which provides our founders, current investors, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or our assets.

Stockholder Meetings

Our amended and restated bylaws will provide that a special meeting of stockholders may be called only by our Chairman of the Board, Chief Executive Officer or President, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Stockholders Not Entitled to Cumulative Voting

Our second amended and restated certificate of incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a plurality of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.

Choice of Forum

Our second amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will be the sole and exclusive forum will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our second amended and restated certificate of incorporation or amended and restated bylaws (as each may be amended from time to time); (iv) any action to interpret, apply, enforce or determine the validity of our second amended and restated certificate of incorporation or amended and restated bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); or (v) any claim or cause of action against us or any of our current or former directors, officers or employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. Our second amended and restated certificate of incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that this choice of forum provision to be contained in our second amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

The foregoing provisions of our second amended and restated certificate of incorporation will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our second amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The provisions of Delaware law, our second amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers, and as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock and Class B Common Stock will be Vstock Transfer LLC.

Exchange Listing

Our Class A Common Stock is not currently listed on any securities exchange. We have applied to list our Class A Common Stock on the Nasdaq Capital Market under the symbol “THNK”. There is no assurance that our Class A Common Stock will be accepted for listing on the Nasdaq Capital Market and in the event that our Class A Common Stock is not accepted by Nasdaq for listing on the Nasdaq Capital Market, this Offering will not be consummated.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no public market for our Class A Common Stock. Future sales of substantial amounts of Class A Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Class A Common Stock. Although we intend to apply to have our Class A Common Stock listed on the Nasdaq Capital Market, we cannot assure you that there will be an active public market for our Class A Common Stock.

Following the completion of this Offering and considering the assumptions set forth below, we will have outstanding an aggregate of 8,283,274 shares of Class A Common Stock and 2,461,537 shares of Class B Common Stock.

The number of shares of our Class A Common Stock and Class B Common Stock that will be outstanding after this Offering is based on 845,175 shares of our Class A Common Stock outstanding on February 28, 2023, and assumes (i) the conversion, immediately prior to the completion of this Offering, of all outstanding shares of the Company’s Series A Preferred Stock into 1,612,250 shares of Class B Common Stock; (ii) the conversion, immediately prior to the completion of this Offering, of all outstanding shares of the Company’s Series B Preferred Stock into 1,617,650 shares of Class A Common Stock; (iii) the payment of the Series B Dividend, pursuant to the issuance to the holders of Series B Preferred Stock of an aggregate of 336,545 shares of Class A Common Stock, which is equal to an aggregate dividend amount of $1,682,727, as of February 28, 2023, and, in addition, the issuance of additional shares of Class A Common Stock, based on an additional dividend accrual of $536.00 per day through the closing of this Offering, divided by $5.00 (the value of each share of Class A Common Stock assuming an initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus); (iv) the conversion, upon the completion of this Offering, of an aggregate of $3,357,730 in principal amount of certain convertible notes, plus $517,408 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 1,024,340 shares of Class A Common Stock, plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $833.00 per day; (v) the conversion, upon the completion of this Offering, of an aggregate of $600,000 in principal amount of certain convertible notes held by T1 Investment, plus $662,597 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 193,115 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 429,836 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted) plus such additional shares of Class A Common Stock and Class B Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $197.00 per day (31% of which will be converted into Class A Common Stock and 69% of which will be converted into Class B Common Stock); (vi) the conversion, upon the completion of this Offering, of an aggregate of $800,000 in original principal amount of certain convertible notes held by WH&W, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) into 188,449 shares of Class A Common Stock (31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted); (vii) the conversion, upon the completion of this Offering, of an aggregate of $1,700,000 in original principal amount and accrued interest under the Decathlon Note, which was not previously convertible into 340,000 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (viii) the conversion, upon the completion of this Offering, of an aggregate of $564,000 in original principal amount and accrued interest under the Side Letter, which was not previously convertible, into 112,800 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (ix) the conversion, upon the completion of this Offering, of an aggregate of $499,118 in original principal amount of notes payable to Michael Feldman, the Company’s Chief Executive Officer, plus $374,848 of accrued and unpaid interest thereon (accrued interest through February 28, 2023), into 174,793 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (x) the conversion, upon the completion of this Offering, of an aggregate of $200,000 in original principal amount of certain promissory notes held by Ross Annable, an affiliate of the Company, which promissory notes were not previously convertible, plus $15,781 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into

43,156 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price is lower than $5.00 per share; (xi) the conversion, upon the completion of this Offering, of an aggregate of $57,638 in original principal amount of certain promissory notes held by Elizabeth Goode, certain other noteholders, and James Morris (a “Co-Founder”), which promissory notes were not previously convertible, plus $55,340 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 22,596 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xii) the exercise, upon the completion of this Offering, of warrants for an aggregate of 137,400 shares of Class A Common Stock, at an exercise price of $0.004 per share, by Christopher McKee, WH&W and Decathlon; (xiii) the conversion, upon the completion of this Offering, of an aggregate of $1,041,666.67 in original principal amount of a certain convertible promissory note held by KARL STORZ Endoscopy, Inc and $1,998 in accrued interest and unpaid thereof (accrued interest through February 28, 2023) into 208,733 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $285.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xiv) the conversion, upon the completion of this Offering, of $80,236 of accrued and unpaid interest (accrued interest through February 28, 2023) relating to a certain promissory note in the original principal amount of $75,000, issued to IMAF, which promissory note was not previously convertible, into 16,047 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock, based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $25.00 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share; (xv) 2,475 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.0004 per share, which are automatically exercisable upon the closing of this Offering; and (xvi) the occurrence of the Split at a ratio of 25-for-1, as authorized and approved by our board of directors, which is subject to the approval of our stockholders, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part; and excludes:

•        2,461,537 shares of Class A Common Stock into which shares of Class B Common Stock are convertible, at any time, at a conversion rate of one share of Class A Common Stock for each share of Class B Common Stock converted;

•        49,596 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of our Class A Common Stock, with a weighted average exercise price of $5.00 per share (assuming an initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus) and giving effect to the termination of warrants which would have been exercisable for 458,850 shares of Class A Common Stock, with a weighted average exercise price of $5.00, if such warrants had not been cancelled prior to the consummation of this Offering;

•        733,875 shares of our Class A Common Stock issuable upon the exercise of options to purchase shares of our Class A Common Stock, with a weighted average exercise price of $0.96 per share;

•        800,000 shares of our Class A Common Stock reserved for future issuance under our 2023 Plan, which will become effective in connection with this Offering; and

•        120,800 shares of our Class A Common Stock issuable upon the exercise of the Representative’s Warrants to be issued upon consummation of this Offering which are exercisable for up to 4% of the aggregate number of shares of Class A Common Stock sold in this Offering, excluding any Representative’s Warrants sold pursuant to the exercise of the Over-Allotment Option.

Of these shares, all shares of Class A Common Stock sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A Common Stock purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The shares of Class B Common Stock outstanding after this Offering will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, each of which is summarized below. All of these shares will be subject to a 180-day lock-up period under the lock-up agreements and market standoff agreements described below.

In addition, of the 733,875 shares of our Class A Common Stock (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part) that were subject to stock options outstanding as of February 28, 2023, of which options to purchase 740,350 shares of Class A Common Stock (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part) were vested as of such date, upon exercise, these shares will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act.

Lock-Up Agreements and Market Standoff Provisions

We, along with our directors, executive officers and stockholders beneficially owning 5% or more of our Class A Common Stock (excluding the shares of Class A Common Stock that may be sold by the Selling Stockholders to the underwriters pursuant to the underwriters’ exercise of their over-allotment option for shares of Class A Common Stock), have agreed with the underwriters that for a period of 180 days after the closing date of this Offering, subject to specified exceptions as detailed further in “Underwriting” below, we or they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Class A Common Stock and Class B Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock and Class B Common Stock, request or demand that we file a registration statement related to our common stock or enter into any swap or other agreement that transfers to another, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock. All of our stockholders are subject to a market stand-off agreement with us that imposes similar restrictions.

Upon expiration of the lock-up period, certain of our stockholders will have the right to require us to register their shares under the Securities Act. See “— Registration Rights” below and “Description of Securities — Registration Rights.”

Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed below.

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, and who has beneficially owned shares of our capital stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•        1% of the number of shares of our Class A Common Stock then outstanding, which will equal approximately 82,832 shares immediately after this Offering; or

•        the average weekly trading volume in our Class A Common Stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission and concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our capital stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement. However, substantially all Rule 701 shares are subject to lock-up agreements as described above and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Class A Common Stock issued or issuable under the 2014 Plan, 2019 Plan and the 2023 Plan. We expect to file the registration statement covering shares offered pursuant to these stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

See “Description of Securities — Registration Rights” beginning on page 122 of this prospectus for more information about outstanding registration rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Class A Common Stock issued pursuant to this Offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our Class A Common Stock pursuant to this Offering and who hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•        certain former citizens or long-term residents of the United States;

•        partnerships or other pass-through entities (and investors therein);

•        “controlled foreign corporations”;

•        “passive foreign investment companies”;

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•        tax-exempt organizations and governmental organizations;

•        tax-qualified retirement plans;

•        persons subject to special tax accounting rules under Section 451(b) of the Code;

•        persons who hold or receive our Class A Common Stock or pursuant to the exercise of any employee stock option or otherwise as compensation;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        persons that own, or have owned, actually or constructively, more than 5% of our Class A Common Stock;

•        persons who have elected to mark securities to market; and

•        persons holding our Class A Common Stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Class A Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Class A Common Stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our Class A Common Stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Class A Common Stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Class A Common Stock

As described under the section titled “Dividend Policy,” we have not paid and do not anticipate paying any cash dividends in the foreseeable future. However, if we make cash or other property distributions on our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our Class A Common Stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of our Class A Common Stock and will be treated as described under the section titled “— Gain On Disposition of Our Class A Common Stock” below.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our Class A Common Stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or the applicable withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or the withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or the withholding agent, either directly or through other intermediaries.

If a non-U.S. holder holds our Class A Common Stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Class A Common Stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our Class A Common Stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Class A Common Stock unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our Class A Common Stock constitute a “United States real property interest” by reason of our status as a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A Common Stock, and our Class A Common Stock are not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our Class A Common Stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Class A Common Stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI (or applicable successor form), or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Distributions on Our Class A Common Stock” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Class A Common Stock.

UNDERWRITING

We and the Selling Stockholders have entered into an underwriting agreement (the “Underwriting Agreement”) with EF Hutton, division of Benchmark Investments, LLC, who is acting as the representative of the underwriters of this Offering. The Underwriting Agreement provides that the obligations of the underwriters are subject to representations, warranties and conditions contained therein. The underwriters agree to purchase, subject to the terms of the Underwriting Agreement, from the Company the number of shares of Class A Common Stock listed opposite their names below. Pursuant to the Underwriting Agreement, the underwriters will be committed to purchase and pay for all of the shares of Class A Common Stock, other than Class A Common Stock covered by the over-allotment option described below.

Underwriters	Number of Shares
EF Hutton, division of Benchmark Investments, LLC
Total

The underwriters have advised us that they propose to offer the shares of Class A Common Stock to the public at a price of $[•] per share. The underwriters propose to offer the shares of Class A Common Stock to certain dealers at the same price less a concession of not more than $[•] per share.

A copy of the form of underwriting agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

The shares of Class A Common Stock sold in this Offering are expected to be ready for delivery on or about [•], 2023, against payment in immediately available funds. The underwriters may reject all or part of any order.

Over-Allotment Option

Pursuant to the Underwriting Agreement, the Company and the Selling Stockholders have granted the underwriters an option to purchase up to an additional 453,000 shares of Class A Common Stock, representing 15% of the shares of Class A Common Stock sold in the Offering assuming an initial public offering price of $5.00 per share (which is the midpoint of the range of the initial public offering price set forth on the cover page of this prospectus), in any combination thereof. The underwriters may exercise this option any time during the 45-day period after the closing date of this Offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the Over-Allotment Option, all of the shares purchased upon the exercise of the Over-Allotment Option will be purchased from the Selling Stockholders as follows: (i) from WH&W with respect to 50% of such shares, (ii) from McKee Group Capital with respect to 14% of such shares and (iii) from T1 Investment with respect to 36% of such shares. The underwriters will become obligated, subject to certain conditions, to purchase the shares of Class A Common Stock for which they exercise the Over-Allotment Option. The Company will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders to the underwriters pursuant to the Over-Allotment Option.

	Per share	Total(1)
Initial public offering price	$	$
Underwriting discount to be paid by us (8%)	$	$
Non-accountable expense allowance (1%)	$	$
Proceeds, before expenses to us	$	$

____________

(1)      To the extent the underwriters exercise the Over-Allotment Option, all of the shares will be sold by the Selling Stockholders to the underwriters, less underwriting discounts and commissions.

Underwriting Discount

We have agreed to pay the underwriters a cash fee equal to eight percent (8%) of the aggregate gross proceeds received by the Company from the securities sold in this Offering.

Pursuant to an engagement agreement, dated July 26, 2021 (the “Engagement Agreement”), between the Company and the Representative, we will be also responsible for and will pay all expenses relating to this Offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the securities with the Commission;

(b) all fees and expenses relating to the listing of the Company’s Class A Common Stock on a national exchange; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the underwriters’ counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the underwriters; (g) the fees and expenses of the Company’s accountants; and (h) a maximum of $175,000 for fees and expenses, including “road show,” diligence and reasonable legal fees and disbursements for the Representative’s counsel. The Company shall be responsible to pay the underwriters’ external legal costs irrespective if this Offering is consummated or not, which amount shall not exceed $30,000, including of the $15,000 advance (the “Advance”) previously paid by the Company pursuant to the Engagement Agreement. The Advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the Advance shall be returned to the Company to the extent not actually incurred. The Representative may deduct from the net proceeds of this Offering payable to the Company on the closing date, or the closing date of the Over-Allotment Option, if any, the expenses set forth herein to be paid by the Company to the Representative. Notwithstanding the foregoing, any Advance received by the Representative will be reimbursed to the Company to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have also agreed to pay the underwriters a non-accountable expense allowance of $151,000 (equal to 1% of the gross proceeds of this Offering, assuming an initial public offering price of $5.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus). We estimate that expenses payable by us in connection with this Offering, including reimbursement of the underwriters’ out-of-pocket expenses and the non-accountable expense allowance, but excluding the underwriting discount referred to above, will be approximately $410,663.

Representative’s Warrants

As additional compensation for the Representative’s services, we have agreed to issue warrants to the Representative or its designees, upon the closing of this Offering, which entitles it to purchase 5% of the total number of shares of Class A Common Stock sold in this Offering, excluding the Over-Allotment Option. The exercise price of the Representative’s Warrants is equal to 110% of the public offering price per share of the shares of Class A Common Stock offered hereby. The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six months after the commencement of sales of the Shares in this Offering. The Representative’s Warrants and the shares of Class A Common Stock underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, Inc. (FINRA) and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. In accordance with FINRA Rule 5110(e)(1), neither the Representative’s Warrants nor any shares of our Class A Common Stock issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days beginning on the date of commencement of sales of the Shares in this Offering, except the transfer of any security:

•        by operation of law or by reason of reorganization of the Company;

•        to any FINRA member firm participating in this Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•        if the aggregate amount of securities of the Company held by either an underwriter or a related person does not exceed 1% of the securities being offered;

•        that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•        the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The Representative’s Warrants may be exercised as to all or a lesser number of shares of Class A Common Stock, and will provide for cashless exercise and customary anti-dilution provisions (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) when the public stockholders have been proportionally affected and otherwise in compliance with FINRA Rule 5110(g)(8)(E). Further, the Representative’s Warrants will provide for a one-time demand registration right and unlimited “piggyback” rights at our expense in the event the registration statement of which this prospectus forms a part is no longer effective. The one-time demand registration of the sale of the underlying shares of Class A Common Stock will not be greater than five (5) years after the closing of this Offering in compliance with FINRA Rule 5110(g)(8)(C) and the unlimited “piggyback” registration rights will not be greater than seven (7) years after the closing of this Offering in compliance with FINRA Rule 5110(g)(8)(D).

Other than the underwriting agreement, the underwriters have had no material relationship with us or any of our affiliates and have not owned any of our securities prior to this Offering.

Indemnification

Pursuant to the Underwriting Agreement, we also intend to agree to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Offering Information

No action has been taken by us or the underwriters that would permit a public offering of shares of Class A Common Stock offered by this prospectus in any jurisdiction where action for that purpose is required. None of the Class A Common Stock included in this Offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the shares of Class A Common Stock being offered hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this Offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the Class A Common Stock in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The underwriters may allocate no more than $[•] of the securities issued in this Offering to members of management and their affiliates.

Tail Rights

In the event that the Representative does not consummate this Offering, the Representative shall be entitled to a cash fee equal to eight percent (8.0%) of the gross proceeds received by the Company from the sale of any securities or debt instruments to any investor actually introduced by the Representative to the Company during the engagement period (the “Tail Financing”), and such Tail Financing is consummated at any time during the engagement period or within the twelve (12) month period following the expiration of the engagement period, provided that such financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation and not a party that the Company can demonstrate was already known to the Company.

Lock-Up — No Sales of Securities

The Company, on behalf of itself and any successor entity, will agree in the Underwriting Agreement that, without the prior written consent of the Representative, it will not, for a period of 365 days after the date of the Underwriting Agreement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to this Offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

In addition, each of our directors, officers and stockholders beneficially owning 5% or more of our Class A Common Stock (excluding the shares of Class A Common Stock that may be sold by the Selling Stockholders to the underwriters pursuant to the underwriters’ exercise of their over-allotment option for shares of Class A Common Stock), has agreed that for a period of 180 days after the closing date of this offering, without the prior written consent of the Representative, and subject to certain exceptions, they will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock of the Company or any securities convertible into or exercisable or exchangeable for the common stock of the Company, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; (iii) make any demand for or exercise any right with respect to the registration of any such securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any such securities.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this Offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities during and after this Offering. Specifically, the underwriters may over-allot or otherwise create a short position in our securities for their own account by selling more securities than we have sold to the underwriters. The underwriters may close out any short position by either exercising its option to purchase additional securities or purchasing securities in the open market.

In addition, the underwriters may stabilize or maintain the price of our securities by bidding for or purchasing securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this Offering are reclaimed if securities previously distributed in this Offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our securities to the extent that it discourages resales of our securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this Offering, the underwriters and selling group members, if any, may also engage in passive market making transactions in our securities on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

Each underwriter and its respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.

We have not engaged the underwriters to perform any services for us in the previous 180 days, nor do we have any agreement to engage the underwriters to perform any services for us in the future, subject to the right to act as an advisor as described above.

In the ordinary course of its various business activities, each underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Each underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this Offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

We are not under any contractual obligation to engage the underwriters to provide any services for us after this Offering and have no present intent to do so. However, pursuant to the Engagement Agreement, the Representative has agreed to provide general financial advisory services to the Company such as introducing the Company to investors and assisting the Company in financings or other transactions (the “Advisory Services”).

If within twelve (12) months from the effective date of the termination or expiration of the Engagement Agreement either the Company or any party to whom the Company was directly introduced by the Representative, or who was contacted by the Representative on behalf of the Company in connection with its Advisory Services for the Company, proposes a financing or any a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, an “M&A Transaction”), then, if any such financing or an M&A Transaction is consummated, the Company shall pay fees to the Representative. Under the Engagement Agreement, as consideration for the Advisory Services in connection with a private placement of equity securities, the Company has agreed to pay the Representative a cash fee of eight percent (8%) of the amount of capital raised, invested or committed. For debt placements, the Company has agreed to pay the Representative a cash fee of six percent (6.0%) of the amount of capital raised, invested, or committed; provided, that, the Representative will not be entitled to the six percent (6%) cash fee for any debt placement shall be payable at the time of this Offering or within six (6) months after the closing of this Offering. The M&A Transaction fees shall be payable to the Representative at the closing or closings of the M&A Transaction to which it relates and shall be equal to five percent (5%) of the M&A Transaction consideration received.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

In relation to each member state of the European Economic Area and the United Kingdom (each, a “relevant state”), no shares have been offered or will be offered pursuant to this Offering to the public in that relevant state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant state or, where appropriate, approved in another relevant state and notified to the competent authority in that relevant state, all in accordance with the Prospectus Regulation, except that offers of our shares may be made to the public in that relevant state at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or;

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

Provided, that no such offer of shares shall require the issuer or the Representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a relevant state who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Representative that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a relevant state to qualified investors, in circumstances in which the prior consent of the Representative has been obtained to each such proposed offer or resale.

We, the Representative and each of our and the Representative’s respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation include, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with this Offering, the Representative is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to its clients nor for providing advice in relation to this Offering.

Notice to Prospective Investors in the United Kingdom

This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”)). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Israel

In the State of Israel, this prospectus shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728 — 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 — 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 — 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 — 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 — 1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 — 1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 — 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 — 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Nasdaq Listing Application

Our Class A Common Stock is not currently listed on any securities exchange. We have applied to have our Class A Common Stock listed on the Nasdaq Capital Market under the symbol “THNK”. There is no assurance that our Class A Common Stock will be accepted for listing on the Nasdaq Capital Market and in the event that our Class A Common Stock are not accepted by Nasdaq for listing on the Nasdaq Capital Market, this Offering will not be consummated.

LEGAL MATTERS

The validity of the shares of Class A Common Stock being offered by this prospectus will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. The underwriters have been represented in connection with this Offering by Carmel, Milazzo & Feil LLP, New York, New York.

EXPERTS

The balance sheets of T1V, Inc as of December 31, 2022 and 2021 and the related statements of operations, changes in mezzanine equity and stockholder’s deficit and cash flows for each of the years then ended have been audited by BF Borgers CPA PC, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been incorporated herein in reliance of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this Offering of the Class A Common Stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract, or any other document, are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the closing of this Offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

We also maintain a website at www.t1v.com, at which, following the completion of this Offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this prospectus is correct as of its date. It may not continue to be correct after this date.

T1V, INC.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of T1V, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of T1V, Inc. as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

PCAOB ID 5041

We have served as the Company’s auditor since 2022

Lakewood, CO

March 10, 2023

T1V, INC.
BALANCE SHEETS

	As of December 31,
	2022	2021
Assets
Cash	$73,301	$713,462
Accounts receivable	1,409,312	801,680
Employee retention credit receivable	—	295,769
Inventory	411,211	263,459
Unbilled accounts receivable	970,022	491,946
Prepaid expenses and other current assets	527,541	240,803
Total current assets	3,391,387	2,807,119
Property and equipment, net	381,846	355,148
Right of use assets, net	392,116	391,429
Intangible assets, net	1,500,072	1,108,574
Other assets	22,556	22,556
Total assets	$5,687,977	$4,684,826

Liabilities, mezzanine equity and stockholders’ deficit
Line of credit	$—	$49,984
Accounts payable	2,356,454	907,304
Accrued expenses and other current liabilities	1,981,351	1,426,410
Accrued interest	3,495,744	3,307,200
Current portion of deferred revenue	3,544,068	2,785,188
Advances under factoring arrangements	143,343	—
Convertible notes payable	742,423	751,020
Convertible notes payable at fair value, current portion	7,203,653	4,000,478
Current portion of long-term debt, net of discount on debt	1,591,297	1,835,728
Related party notes payable	748,492	601,984
Current portion of operating lease liabilities	143,719	128,248
Current portion of finance lease liabilities	51,314	—
Total current liabilities	22,001,858	15,793,544
Long-term debt, less current portion and net of discount on debt	2,233,303	2,936,976
Deferred revenue, less current portion	1,472,447	1,106,482
Warrant liability	1,703,189	980,432
Convertible notes payable at fair value, less current portion	—	1,211,300
Operating lease liabilities, less current portion	277,612	421,332
Finance lease liabilities, less current portion	41,172
Total liabilities	$27,729,581	$22,450,066

Commitments and contingencies (see Note 19)
Mezzanine equity
Series A-1 preferred stock, $0.001 par value; 940 shares designated; 940 shares issued and outstanding at December 31, 2022 and 2021, respectively	72,563	68,456
Series A-2 preferred stock, $0.001 par value; 17,036 shares designated; 17,036 shares issued and outstanding at December 31, 2022 and 2021, respectively	1,095,928	1,033,894
Series A-3 preferred stock, $0.001 par value; 20,442 shares designated; 20,442 shares issued and outstanding at December 31, 2022 and 2021, respectively	1,376,078	1,298,187
Series A-4 preferred stock, $0.001 par value; 18,893 shares designated; 18,893 shares issued and outstanding at December 31, 2022 and 2021, respectively	1,783,736	1,682,770
Series A-5 preferred stock, $0.001 par value; 7,179 shares designated; 7,179 shares issued and outstanding at December 31, 2022 and 2021, respectively	774,070	710,408
Series B preferred stock, $0.001 par value; 78,222 shares designated; 38,645 shares issued and outstanding at December 31, 2022 and 2021, respectively	5,251,821	4,955,305
Total mezzanine equity	10,354,196	9,749,020

Stockholders’ deficit
Common stock, $0.001 par value; 300,000 shares authorized; 33,807 shares issued and outstanding at December 31, 2022 and 2021	—	—
Additional paid-in capital	—	—
Accumulated deficit	(32,395,801)	(27,514,260)
Total stockholders’ deficit	(32,395,801)	(27,514,260)
Total liabilities, mezzanine equity and stockholders’ deficit	$5,687,976	$4,684,826

See accompanying Notes to Financial Statements

T1V, INC.
STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2022	2021
Revenue
Project revenue	$12,609,030	$6,567,600
License Agreements	2,806,457	2,592,215
Total revenue	15,415,487	9,159,815
Cost of revenues (exclusive of depreciation and amortization)
Project revenue	6,994,529	3,950,629
License Agreements	436,674	322,707
Total cost of revenue (exclusive of depreciation and amortization)	7,431,203	4,273,336
Operating expenses:
Sales and marketing	230,423	106,046
General and administrative	9,857,227	7,472,505
Depreciation and amortization	419,892	279,565
Total operating expenses	10,507,542	7,858,116
Operating loss	(2,523,258)	(2,971,637)
Other (income) expense
Interest expense	1,544,967	2,271,937
Other (income) expense, net	356,757	(1,536,741)
Total other (income) expense, net	1,901,724	735,196
Loss before income taxes	(4,424,982)	(3,706,833)
Income taxes	—	—
Net loss	$(4,424,982)	$(3,706,833)
Net loss per common share:
Basic and diluted	$(130.89)	$(109.65)
Weighted average number of common shares outstanding
Basic and diluted	33,807	33,807

See accompanying Notes to Financial Statements

T1V, INC.
STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

	Redeemable Convertible Series A Preferred Stock		Redeemable Convertible Series B Preferred Stock		Common Stock		Additional Paid-In- Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	64,157	$4,522,373	37,715	$4,589,400	33,807	$—	$—	$(23,221,275)	$(23,221,275)
Net Loss	—	—	—	—	—	—	—	(3,706,833)	(3,706,833)
Exercise of Series B Preferred Warrants			930	89,215				(75,901)	(75,901)
Accretion of Series A Preferred Stock	—	271,342	—	—	—	—	—	(271,342)	(271,342)
Accretion of Series B Preferred Stock	—	—	—	276,690	—	—	(37,781)	(238,909)	(276,690)
Stock-based compensation	—	—	—	—	—	—	37,781	—	37,781
Balance at December 31, 2021	64,157	$4,793,715	38,645	$4,955,305	33,807	$—	$—	$(27,514,260)	$(27,514,260)
Net Loss	—	—	—	—	—	—	—	(4,424,982)	(4,424,982)
Exercise of Series A Preferred warrants	333	20,566	—	—	—	—	—	—	—
Accretion of Series A Preferred Stock	—	288,094	—	—	—	—	—	(288,094)	(288,094)
Accretion of Series B Preferred Stock	—	—	—	296,516	—	—	(128,051)	(168,465)	(296,516)
Stock-based compensation	—	—	—	—	—	—	128,051	—	128,051
Balance at December 31, 2022	64,490	$5,102,375	38,645	$5,251,821	33,807	$—	$—	$(32,395,801)	$(32,395,801)

See accompanying Notes to Financial Statements

T1V, Inc.
STATEMENTS OF CASH FLOWS

	For the years ended December 31
	2022	2021
Cash flows from operating activities
Net loss	$(4,424,982)	$(3,706,833)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	419,892	279,565
Right-of-use asset	(687)	115,220
Stock-based compensation	128,051	37,781
Change in fair value of convertible note	1,347,875	689,864
Change in fair value of warrant liability	362,791	(34,273)
Issuance of Warrants	360,552	863,404
Amortization of discount on debt	—	23,141
Amortization of discount on related party notes payable	—	40,218
PPP loan forgiveness	(973,900)	(973,900)
Amortization of original issue discount	84,000	215,250
Changes in operating assets and liabilities:
Accounts receivable	(607,632)	78,423
Employee retention credit receivable	295,769	—
Inventory	(147,752)	34,150
Unbilled accounts receivable	(478,076)	(444,705)
Prepaid expenses and other current assets	(286,738)	(122,653)
Accrued expenses and other current liabilities	554,941	528,066
Accrued interest liability	188,544	74,844
Accounts payable	1,449,150	310,519
Deferred revenue	1,124,845	(287,124)
Operating lease liabilities	(128,249)	(145,967)
Total Adjustments to reconcile Net Income to Net cash used in operating activities	3,693,376	1,281,823
Net cash used in operating activities	(731,606)	(2,425,010)
Cash flows from investing activities
Purchases of property and equipment	(165,603)	(63,819)
Disposal of property and equipment	22,936	—
Purchases of patents	(79,343)	(90,209)
Internal software developed	(613,692)	(411,991)
Net cash used in investing activities	(835,702)	(566,019)
Cash flows from financing activities
Payments on line of credit, net	(49,984)	(771,421)
Payments on convertible notes payable	(10,983)	(55,703)
Proceeds on notes payable	50,016	1,500,760
Payments on notes payable	(24,220)	(11,245)
Proceeds on related party notes payable	191,618	200,000
Payments on related party notes payable	(45,110)	(104,000)
Proceeds on convertible notes payable at fair value	560,000	1,435,000
Proceeds from PPP loans	—	973,900
Finance Lease Liability	92,486	—
Advances from Factoring Arrangements	143,343	—
Preferred Stock Issuance	19,981
Net cash provided by financing activities	927,147	3,167,291
Net (decrease) increase in cash	(640,161)	176,262
Cash, beginning of period	713,462	537,200
Cash, end of period	$73,301	$713,462
Supplemental cash flow information
Cash payments for interest	$807,584	$1,049,580
Cash payments for income taxes	—	—
Supplemental disclosure of noncash financing activity
Accretion of Series A preferred stock	$288,094	271,342
Accretion of Series B preferred stock	296,516	276,690
Exercise of Series A preferred stock warrants	20,566
Exercise of Series B preferred stock warrants		75,901

See accompanying Notes to Financial Statements

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Business Description and Significant Accounting Policies

Business Description

T1V, Inc. (“T1V” or “we” or “us” or the “Company”) was formed as a Delaware corporation in 2008, and the Company’s mission is to empower teams to collaborate anytime, anywhere. T1V creates and installs interactive touchscreen experiences through its custom software for its customers throughout the United States and internationally. The markets the Company serves includes, but are not limited to, enterprise, higher education, and medical markets. The Company’s collaboration platforms include ThinkHub® collaboration for global teams, T1V Hub™ wireless screen sharing, and the T1V app — all working cohesively to bring teams together for seamless, intuitive working sessions. The Company operates in one segment and therefore segment information is not presented.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

Preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from the estimates made. We continually evaluate estimates used in the preparation of our financial statements for reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. The significant areas of estimation include determining:

•        the collectability of accounts receivable;

•        the estimated lives and recoverability of property and equipment, as well as intangible assets;

•        the fair value of equity-based awards and convertible debt.

Accounts Receivable and Allowance for Doubtful Accounts

The Company performs ongoing credit evaluations of its customers and, generally, requires no collateral on accounts receivable. The Company’s billings vary depending on the amount of customization required for the particular customer. The billing terms consist of a deposit paid in advance by the customer or payment within 30 days after shipment. The Company does not charge interest on overdue invoices. Customer account balances with invoices dated over 90 days may be considered delinquent, depending on the circumstances. The carrying amount of receivables is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected, as deemed necessary. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. No allowance was recorded as of December 31, 2022, and 2021, as management deemed there to be no significant collection risks.

Major Customers

The Company has two methods of selling its products: (1) through Channel Partners, who buy the Company’s products and resell them to the Company’s customers (or End Users), and (2) directly to End Users, customers who buy the Company’s products for their own use. In exchange for Channel Partners marketing and selling T1V’s products, Channel Partners are provided with discounts on T1V products purchased. The Company defines a major customer as one whose sales represent 10% or more of the Company’s total revenues. For the years ended December 31, 2022 and 2021, 95% and 77%, respectively, of the Company’s revenues came from Channel Partners. For the year ended December 31, 2022, one Channel Partner accounted for approximately 31% of revenues and 18% of accounts receivable at December 31, 2022. For the year ended December 31, 2021 one Channel Partner accounted for approximately 22% of revenues and 5% of accounts receivable at December 31, 2021.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Business Description and Significant Accounting Policies (cont.)

There were no End Users that would be considered major customers, for the years ended December 31, 2022 or December 31, 2021, respectively.

Inventory

Inventory consists of finished goods that are stated at lower of cost or net realizable value and measured using the first in, first out (FIFO) method. The Company periodically performs analyses to identify obsolete or slow-moving inventory. As of December 31, 2022, and 2021, the Company has not identified any obsolete or slow-moving inventory. At least annually, the Company reviews and monitors inventory amounts to determine if circumstances indicate the cost of inventories exceeds their net realizable value.

Fair Value of Financial Instruments

The Company measures fair value as required by ASC 820. ASC 820 defines fair value, establishes a framework, and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. The Company uses valuation techniques based on inputs such as observable data, independent market data and/or unobservable data. Additionally, T1V makes assumptions in valuing its assets and liabilities, including assumptions about risk and the risks inherent in the inputs to the valuation techniques.

The Company classifies fair value measurements within one of three levels in the fair value hierarchy. The level assigned to a fair value measurement is based on the lowest level input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input requires judgment. The three levels of the fair value hierarchy are as follows:

Level 1 — quoted prices for identical instruments in active markets.

Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

Level 3 — fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The Company’s policy is to recognize significant transfers between levels at the end of the reporting period.

The Company considers its cash, accounts receivable, employee retention credit receivable, unbilled accounts receivable, accounts payable, accrued expenses, accrued interest payable, lines of credit and notes payable to meet the definition of financial instruments. The carrying amount of cash, accounts receivable, employee retention credit receivable, unbilled accounts receivable, accounts payable, accrued expenses, accrued interest payable and lines of credit approximated their respective fair value due to the short maturities of these instruments. See Note 6 for further disclosures of fair value.

The Company’s warrant liabilities and convertible notes were classified within Level 3 of the fair value hierarchy because their fair values were estimated by utilizing valuation models and significant unobservable inputs. The Company accounts for these warrants as liabilities in accordance with ASC 815-40. Warrant liabilities are measured at fair value at inception and expensed as other income (expense). In addition, the warrants are valued each reporting period and adjusted to market, with the increase or decrease being adjusted through earnings. The warrants and convertible notes were valued using a scenario-based discounted cash flow analysis that modeled two probability weighted scenarios to arrive at the valuation conclusion for each convertible note and warrant liability.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Business Description and Significant Accounting Policies (cont.)

Warrants

When the Company issues warrants, it evaluates the proper balance sheet classification of the warrant to determine whether the warrant should be classified as equity or as a derivative liability on the balance sheets. In accordance with ASC 815-40, the Company classifies a warrant as equity so long as it is “indexed to the Company’s equity” and several specific conditions for equity classification are met. A warrant is not considered indexed to the Company’s equity, in general, when it contains certain types of exercise contingencies or adjustments to exercise price. If a warrant is not indexed to the Company’s equity or it has net cash settlement that results in the warrants to be accounted for under ASC 480 or ASC 815-40, it is classified as a derivative liability which is carried on the balance sheet at fair value with any changes in its fair value recognized currently in the statements of operations.

All of the Company’s warrants are classified as liabilities as of December 31, 2022 and 2021.

Fair Value Option

The Company accounts for certain convertible notes issued during the years ended December 31, 2022 and 2021 under the fair value option election (“FVO”) of ASC 825, as discussed below.

The convertible notes accounted for under the FVO election are each debt host financial instruments containing embedded features which would otherwise be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815. Notwithstanding, ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

The estimated fair value adjustment, as required by ASC 825-10-45-5, is recognized as other income (expense) in the accompanying statements of operations. With respect to the above notes, as provided for by ASC 825-10-50-30(b), the estimated fair value adjustment is presented in a respective single line item within other income (expense) in the accompanying statements of operations, since the change in fair value of the convertible notes payable was not attributable to instrument specific credit risk.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606. The Company recognizes revenue using the five-step model as in accordance with ASC 606 Revenue from contracts with customers.

1.      Identification of the contract, or contracts, with a customer;

2.      Identification of the distinct performance obligations in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of revenue when or as the Company satisfies a performance obligation.

T1V provides custom configured combined hardware and software to its customers. The Company’s sales are initiated by either Channel Partners representing T1V’s products or initiated directly to the end user. Ultimately, T1V ships custom configured hardware and loads and tests the software to the channel partner, who then ships it to the end user, often along with additional hardware added by channel partner. In exchange for Channel Partners marketing and selling T1V’s products, Channel Partners are provided with discounts on T1V products purchased. Discounts are agreed on upfront with the Channel Partner and do not represent variable consideration.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Business Description and Significant Accounting Policies (cont.)

The contracts are also packaged with a fixed-term subscription that grants the end user access to the Company’s software and post contract support, as well as optional installation or virtual and onsite training services. After the initial term, the end-user will pay a license renewal fee in order to renew the license for the next term. This fee is sometimes paid directly by the end-user to the Company and sometimes it is paid through a channel partner. If it is paid through a channel partner, then the channel partner retains a portion of the license renewal fee, typically 10%.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customers and is the unit of account under ASC 606. The contract transaction price is allocated to each distinct performance obligation in proportion to stand-alone selling price and recognized as revenue, when, or as, the performance obligation is satisfied. The Company has identified hardware and software development, subscription services, installation, and training as distinct performance obligations.

Hardware and Software Development

The Company’s interactive touchscreen experiences consist of hardware and embedded software configured to the customers’ needs and delivered to the customer as a combined offering. If a customer requests additional functionality to the software, the Company may also perform additional customization services which do not significantly modify or customize the underlying software and have the same pattern of transfer. Hardware and software development is performed over a period of two to six months and is typically billed based on completion of mutually agreed upon phases. T1V has an enforceable right to payment for work performed to date, and a practical limitation exists which prevents the asset from having an alternative use to the entity. Therefore, the Company recognizes revenue over time as the performance obligation is satisfied. The Company measures completion using an input measure of total costs incurred divided by total costs expected to be incurred.

Subscription Services

Initial contracts with a customer are also packaged with a fixed-term subscription to license the Company’s software and post contract support that are bundled services provided to the customer as software as a service (“SaaS”). After the initial subscription period has ended, the customer must enter into a recurring license agreement (“RLA”) contract to continue their use of the software subscription which includes only subscription services. The Company has determined that subscriptions for its online software products are distinct because, once the bundled hardware and software is available to the customer, the SaaS is fully functional and does not require any additional development, modification, or customization. The nature of the Company’s promise is a stand-ready obligation, as the customer consumes and receives benefit from having access to the various software offerings throughout the overall obligation period. Therefore, the Company’s promise to perform each service period is performed over time and is recognized ratably over the subscription period, which ranges from one to seven years. This is because the pattern of benefit to the customer, as well as the Company’s efforts to fulfill the contract, are generally even throughout the subscription period.

Installation/Training

Depending on the needs of the customer, T1V may install the product at the end-user customer’s location, as well as provide virtual and onsite training. These services are not a requirement of the contracts as the customers can purchase and operate the hardware and software without the services. Any training or installation services utilized is recognized over time as services are rendered.

Contract Types

Contracts fall under various contract types including 1) standard contracts, 2) custom contracts and 3) RLA contracts for subscription service renewals. Standard contracts typically include the Company being contracted by a channel partner to provide hybrid collaboration hardware and software. Custom contracts are contracts in which a customer has requested a specialized or unique offering that differs from the Company’s standard offerings. In both cases, subscriptions services are included within the contract. RLA contracts entered into with customers represent recurring subscription revenue from providing customers with software as a service after the initial license period has ended.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Business Description and Significant Accounting Policies (cont.)

For arrangements with multiple performance obligations the Company allocates the transaction price to all distinct performance obligations based on their relative stand-alone selling prices (“SSPs”). When available, the Company uses observable prices to determine SSPs. When observable prices are not available, SSPs are established utilizing a cost plus a reasonable profit margin approach to estimate the standalone selling price of each product or service.

The Company disaggregates its revenue by geographic region and major revenue stream. The Company’s two main revenue streams are referred to as project revenues and license agreements. Project revenues represent non-recurring revenues such as hardware and software development revenue, installation, and training. License agreements refer specifically to recurring subscription service revenues included in both initial contracts and RLAs. Refer to Note 13 — Revenue Recognition for more information.

Deferred Revenue

The Company’s deferred revenue reflects amounts received in advance that will be recognized as revenue over time or as services are rendered. Deferred revenue expected to be realized within one year is classified as a current liability and the remaining is recorded as a non-current liability.

Impairment of Long-Lived Assets and Intangible Assets

The Company assesses the impairment of long-lived assets used in operations (primarily property and equipment), and any purchased intangible assets subject to amortization when events and circumstances indicate that the carrying value of the assets may not be recoverable. For purposes of evaluating the recoverability of fixed assets and amortizing intangible assets, the undiscounted cash flows estimated to be generated by those assets are compared to the carrying amounts of those assets. When the carrying values of the assets exceed the undiscounted cash flows, the related assets are written down to fair value.

For the years ended December 31, 2022, and 2021, there were no impairments to property and equipment or intangible assets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company maintains its cash on deposit with a federally insured institution in North Carolina. Commercial bank balances may from time to time exceed federally insured limits.

Property and Equipment

Property and equipment are stated at cost and are depreciated over the estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of either the asset’s useful life or the related lease term. Depreciation and amortization is computed on the straight-line method for financial reporting purposes.

Intangible Assets

T1V specializes in hybrid collaboration software for enterprise, medical and education markets. The Company internally develops software and applications for their collaboration applications. The Company’s intangible assets consist of the internally developed software and issued patents, licenses, and trademarks, as well as patents and trademarks pending, on the internally developed software and intellectual property. All costs incurred to create the patents and trademarks are capitalized as patents or trademarks pending until the Company receives approval from the United States Patent Office. Once approval is received, the Company amortizes the patent or trademark over its useful life, which has been deemed to be 20 years. The Company amortizes its internally developed software over its useful life of 3 years.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Business Description and Significant Accounting Policies (cont.)

Income Taxes

We use the asset and liability method to determine our income tax expense or benefit. Deferred tax assets and liabilities are computed based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that are expected to be in effect when the differences are expected to be recovered or settled. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

The Company adopted the ASC 740 Income tax provisions of paragraph 740-10-25-13, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no adjustments to its liabilities for unrecognized income tax benefits according to the provisions of paragraph 740-10-25-13.

Stock-based Compensation

Stock-based awards have been accounted for as required by ASC 718. Under ASC 718 stock-based awards are valued at fair value on the date of grant. The Company recognizes stock-based expenses related to stock options on a straight-line basis over the requisite service period of the awards. The Company accounts for forfeitures when they occur. The fair value of option awards is measured on the grant date using a Black-Scholes model. Generally, new shares are issued to satisfy exercises of stock options. See Note 16 — Stock-Based Compensation.

Employee Retention Credit

The Employee Retention Credit (“ERC”) under the CARES Act is a refundable tax credit which encourages business to keep employees on the payroll during the COVID-19 pandemic. Eligible employers can qualify for up to $5,000 of credit for each employee based on qualified wages paid after March 12, 2020 and before January 1, 2021. The Internal Revenue Service (“IRS”) subsequently issued Notice 2021-23 and Notice 2021-49 which collectively extended the ERC eligibility to cover qualified wages paid after December 31, 2020 and before January 1, 2022. Qualified wages are the wages paid to an employee for the time that the employee is not providing services due to an economic hardship, specifically, either (1) a full or partial suspension of operations by order of a governmental authority due to COVID-19, or (2) a significant decline in gross receipts. Our policy is to recognize the ERC when it is filed with the IRS. We recognized $0 and $1,199,098 of ERC in other (income) expense on the statements of operations for the year ended December 31, 2022 and 2021, respectively.

Paycheck Protection Program

On March 27, 2020, Congress enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Paycheck Protection Program (“PPP”), established by the CARES Act, implemented by the U.S. Small Business Administration (“SBA”), provides businesses with funds to pay payroll and other costs during the COVID-19 outbreak. During the years ended December 31, 2021 and 2020, the Company applied for and received PPP funds. The Company has elected to record the PPP funds as a loan under ASC 470. See Note 11 — Long-Term Debt for further disclosures. These loans were forgiven and recognized as Other Income on the Statement of Operations in the amounts of $973,900 and $973,900 for the year ended December 31, 2022 and December 31, 2021 respectively.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Business Description and Significant Accounting Policies (cont.)

The SBA reserves the right to audit the PPP loans after forgiveness is granted in accordance with the CARES Act. Borrowers are required to maintain the PPP loan documentation for six years after the PPP loan was forgiven and to provide that documentation to the SBA upon request. While the Company believes that it is a qualified business and that it has met the eligibility requirements of the PPP loans, and believes that it has used the loan proceeds only for expenses which may be paid using proceeds from the PPP loans, no assurance can be provided that any potential SBA audit will verify the amounts forgiven, in whole or in part, and the Company could be required to repay all or part of the forgiven amount.

Leases

The Company leases its office space and various pieces of equipment under non-cancellable operating leases. Separately, the Company has a single finance lease for office furniture. The Company accounts for these leases in accordance with ASC 842. Right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the expected lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Since our lease arrangements do not provide an implicit rate, we use our estimated incremental borrowing rate for the expected remaining lease term at commencement date in determining the present value of future lease payments.

The Company’s leases have remaining terms of one to three years and some of the leases include an option to extend the lease term for less than twelve months to five years, or more, which if reasonably certain to exercise, the Company includes in the determination of lease payments. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Operating lease expense is recognized on a straight-line basis over the lease term. Variable lease payments are not included in the lease payments to measure the lease liability and are expensed as incurred.

Finance lease expense is comprised of both interest expense, which is recognized using the effective interest method, and amortization of the right-of-use- assets. These expenses are presented consistently with the presentation of other interest expense and amortization or depreciation of similar assets.

Leases with an initial term of 12 months or less are not recognized on the balance sheet and the expense for these short-term leases is recognized on a straight-line basis over the lease term. Common area maintenance fees (or CAMs) and other charges related to leases are expensed as incurred. See Note 9 — Right-of-Use Assets and Lease Liabilities for further discussion of the Company’s lease activities.

Recently Issued Accounting Pronouncements

The Company considers the impact of all Accounting Standards Updates (ASU). ASUs not discussed below were assessed and determined to be either not applicable or expected to have minimal impact on the financial statements.

Credit Losses

ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). In June 2016, the FASB issued ASU No. 2016-13. The amendments in ASU 2016-13, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The FASB has issued multiple updates to ASU 2016-13 as codified in Topic 326, including

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Business Description and Significant Accounting Policies (cont.)

ASU’s 2019-04, 2019-05, 2019-10, 2019-11, 2020-02 2020-03, and 2022-02. These ASU’s have provided for various minor technical corrections and improvements to the codification as well as other transition matters. Smaller reporting companies who file with the U.S. Securities and Exchange Commission (the “SEC”) and all other entities who do not file with the SEC are required to apply the guidance for fiscal years, and interim periods within those years, beginning after December 15, 2022. The Company is currently evaluating the potential impact of ASU 2016-13 on its financial statements and does not anticipate a material impact on its financial statements.

Reference Rate Reform

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which provides practical expedients and certain relief to help Companies transition from the London Interbank Offered Rate (LIBOR) to the Secured Overnight Financing Rate (SOFR). In January 2021, the FASB issued ASU No. 2021-01, “Reference Rate Reform (Topic 848): Scope,” which clarified that certain optional expedients and exceptions in Topic 848 apply to derivatives that are affected by the discounting transition due to reference rate reform. In December 2022, the FASB issued ASU No. 2022-06, “Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848,” which defers the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief under Topic 848. As the Company does not have any LIBOR based contracts, ASU 2020-04 and ASU 2022-06 do not have a material impact on the Company’s current financial position, results of operations, or financial statement disclosures.

Note 2 — Liquidity

The Company incurred a net loss of $4,424,982 and $3,706,833 during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, the Company had a working capital deficit of $18,610,471 and $12,986,425, respectively. The Company has received funding in the form of periodic capital raises and also plans to raise additional funding in the future through additional convertible debt and an initial public offering (IPO) to support its capital needs. The Company’s ability to continue as a going concern is highly contingent on the ability to either extend the maturity of its existing debt, refinance its existing debt, convert the debt to equity, or raise additional capital.

As described in Note 3, since December 2021 the Company has had an agreement with Liquid Capital Exchange, Inc. to factor certain accounts receivable with recourse, up to $1,000,000. In February 2023, the Company raised $1,000,000 in cash through the issuance of a convertible note with an investor.

The Company’s capital requirements in the future will continue to depend on numerous factors, including the timing and amount of revenue earned by the Company, the timing of collection of outstanding accounts receivable, the expense to deliver services, and the debt service obligations under the Company’s note payable agreements. There can be no assurance that, in the event that the Company requires additional financing, such financing will be available at terms acceptable to the Company, if at all. If unable to secure required additional funding, significant delays to the Company’s continuing development that are critical to the future operations of the Company could occur. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 — Accounts Receivable Agreements

In December 2021, the Company entered into an agreement with Liquid Capital Exchange, Inc. (“Liquid Capital” or “the Factor”) to factor certain accounts receivable with recourse, up to $1,000,000. Under this agreement, Liquid Capital and the Company agreed to an advance rate of 86% of the face amount of the receivable based on the occurrence of the following events:

•        An account purchased by the Factor is not paid in full within 90 days after the invoice date

•        The customer objects to the quality of the goods or services, or the customer refuses to accept or does not receive the goods or services

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Accounts Receivable Agreements (cont.)

•        The customer suspends business, requests an extension of time within which to pay, or files a petition in bankruptcy for liquidation or reorganization

•        The Factor determines that the account is or has become uncollectible,

There is also an initial factor fee of 1.0% of the face amount of the accounts factored. There are additional fees of .055% for purchased accounts that remain unpaid for up to 30 days and .065% for purchased accounts that remain unpaid for greater than 30 days.

The Factor may require the Company to repurchase the account by either making a payment to the Factor of the amount owed, by providing another account with a face value equal to or exceeding the face value of the unpaid account, or by charging the Company’s reserve. As of December 31, 2021, the Company had not sold any receivables to the Factor.

As of December 31, 2022 the aggregate gross amount factored under this arrangement was $166,678, which resulted in net proceeds of $143,343. The cost of factoring is reflected in the accompanying condensed statements of operations as general and administrative expenses was $111,803 for the twelve months ended December 31, 2022.

Note 4 — Property and Equipment, net

Property and equipment, net consisted of the following as of December 31, 2022 and 2021:

	2022	2021	Estimated Useful Life
Furniture and fixtures	$310,741	$310,741	5 to 7 years
Equipment	864,201	721,534	5 to 7 years
Software	5,397	5,397	5 to 7 years
Leasehold improvements	293,767	293,767	(*)
Total property and equipment	$1,474,106	$1,331,439
Accumulated depreciation	(1,092,260)	(976,291)
Total Property and Equipment, Net	$381,846	$355,148

____________

(*) — Amortized over the shorter period of the estimated useful life or the lease term.

Related depreciation expense was $118,353 and $109,971 for the years ended December 31, 2022, and December 31, 2021, respectively.

Note 5 — Intangible Assets, Net

The following table presents the components of net intangible assets:

	As of December 31, 2022			As of December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents issued	$270,745	$(32,172)	$238,573	$200,776	$(21,071)	$179,705
Internally developed software	1,638,777	(638,001)	1,000,776	1,025,085	(349,663)	675,422
Trademarks	6,651	(6,651)	—	10,217	(8,120)	2,097
Patents and trademarks pending	260,723	—	260,723	251,350	—	251,350
Total	$2,176,896	$(676,824)	$1,500,072	$1,487,428	$(378,854)	$1,108,574

During the years ended December 31, 2022, and 2021, no impairment charges were required. Intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, which is three years for internally developed software, and five years for all other intangible assets except patents and trademarks pending, in accordance with ASC Topic 350. Related amortization expense was $301,537 and $169,594 for the years

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Intangible Assets, Net (cont.)

ended December 31, 2022, and 2021, respectively. Fully amortized Trademarks and related accumulated amortization of $3,567 were retired during the year ended December 31, 2022. The Company determined the costs of patents and trademarks pending applications are not amortized until the patent is filed. The Company reviews capitalized costs related to patents and trademarks pending each reporting period to assess whether the patent will be successfully filed.

We estimate amortization expense for the next five years and beyond will be as follows:

Years Ending December 31,	Intangible Assets
2023	$299,259
2024	235,008
2025	44,226
2026	13,537
2027	13,537
Thereafter	170,887
Total amortization	$776,454

Note 6 — Fair Value Measurement

The following tables present information about our financial instruments that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value:

	As of December 31, 2022
	Fair Value	Level 1	Level 2	Level 3
Liabilities
Convertible notes	$7,203,653	—	—	$7,203,653
Warrant liability	1,703,189	—	—	1,703,189
	As of December 31, 2021
	Fair Value	Level 1	Level 2	Level 3
Liabilities
Convertible notes	$5,211,778	—	—	$5,211,778
Warrant liability	980,432	—	—	980,432

Convertible Notes Payable

The Company classifies privately held convertible notes as Level 3 due to the lack of relevant observable market data over fair value inputs, such as the probability weighting of the various scenarios that can impact settlement of the arrangement. The convertible notes are accounted for under the FVO election in ASC 825. Under the FVO election, the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The estimated fair value adjustment is presented as a single line item within other income (expense) in the accompanying statements of operations. The estimated fair value of the convertible notes as of December 30, 2022 and 2021, was computed using a Black-Scholes simulation of the present value of its cash flows using a synthetic credit rating analysis and a required rate of return, using the assumptions shown below. See Note 10 for additional information.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Fair Value Measurement (cont.)

The significant inputs in the valuation model for the years ended December 31, 2022 and 2021 are as follows:

Inputs	Convertible Notes		2020 Convertible Notes		2021 Convertible Notes
	2022	2021	2022	2021	2022	2021
Valuation method	Monte Carlo Simulation	Monte Carlo Simulation	Discounted Cash Flow	Discounted Cash Flow	—	Straight Debt plus Call Option
Face value principal payable	$1,232,099	$1,232,099	$1,063,480	$1,063,480	$2,294,250	$1,650,250
Original conversion price	$84.40	$84.40	80% of common stock price	80% of common stock price	80% of common stock price	$74.25
Value of common stock	$29.23	$32.10	$74.68	$32.10	$74.68	$32.10
Expected term (years)	2.5	3.0	0.38	—	.40	.61
Volatility	70%	69%	—	—	—	51%
Straight debt yield	—	6%	11.1%	7%	11.6%	10%
Risk free rate	4.32%	1%	—	—	—	.24%

Warrant Liability

The Company has determined that its derivative liability warrants exercisable for Series B preferred stock and common stock fall within Level 3 of the fair value hierarchy. The Company utilizes a Black-Scholes model to measure the fair value of the derivative liability warrants. The Company’s Black-Scholes model includes assumptions related to the expected stock-price volatility, expected term, dividend yield, and risk-free interest rate. See Note 12 for additional information.

The significant inputs in the valuation model for the years ended December 31, 2022 and 2021 are as follows:

Inputs	2022	2021
Common stock price	$26.52	$32.10
Series A preferred stock price	$0.00	$39.21
Series B preferred stock price	$117.84	$114.67
Weighted average exercise price	$69.58	$67.00
Volatility	92%	70%
Weighted average expected term of the warrants (years)	3.91	.99
Risk-free rate	4.11%	.39%
Dividend yield	$—	$—

The Company estimates the volatility of its common stock based on factors including, but not limited to, implied volatility of the warrants, the historical performance of comparable companies, and management’s understanding of the volatility associated with similar instruments of other entities.

The risk-free rate is based on the yield of the U.S. Treasury Constant Maturity for a term that approximates the expected remaining life, which is assumed to be the remaining contractual term, of the warrants.

The dividend rate is based on the Company’s historical rate, which the Company anticipates to remain at zero.

The Company recorded expense of $362,791 and income of $34,273 due to change in fair value of the warrant liability during the year ended December 31, 2022 and 2021, respectively, and had a balance of $1,703,189 and $980,432 as of December 31, 2022 and 2021, respectively, recorded in its balance sheets.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Line of Credit

First Citizens Bank

On April 15, 2020, the Company entered into a Line of Credit agreement with First Citizens Bank (“First Citizens LOC”). The First Citizens LOC provides for borrowings up to $50,000. Unsecured borrowings bear interest at a rate of 4.00% per annum and do not contain any debt covenants. The First Citizens LOC automatically renews each year unless First Citizens Bank calls the line of credit, or the Company cancels the line of credit. As of December 31, 2021, the balance on the line of credit was $49,984.

Note 8 — Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31 consisted of the following:

	2022	2021
Accrued compensation costs	$1,028,046	$512,407
Accrued professional fees	276,647	351,523
Sales taxes payable	18,175	1,444
Other accrued expenses and other current liabilities	658,483	561,036
Total accrued expenses and other current liabilities	$1,981,351	$1,426,410

Note 9 — Right-of-Use Assets and Lease Liabilities

The Company leases its facility and various pieces of equipment under non-cancelable leases expiring at various dates through August 2025. In September 2022, the Company entered into a finance lease to lease various pieces of equipment over 24 months.

Supplemental statements of operations information related to leases was as follows:

	Year Ended December 31,
	2022	2021
Operating lease expense	$128,879	$162,462

Supplemental cash flow information related to leases was as follows:

	Year Ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$165,327	$145,967

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Right-of-Use Assets and Lease Liabilities (cont.)

Supplemental balance sheet information related to leases was as follows:

	Year Ended December 31,
	2022	2021
Right of use asset:
Operating Lease Right-of-Use Assets, net	$306,899	$391,429
Finance Lease Right of Use Assets, net	85,217	—
Total Right of Use Assets, net	$392,116	$391,429

Lease liabilities:
Current portion of operating lease liabilities	143,719	128,248
Long term operating lease liabilities	277,612	421,332
Total operating lease liabilities	$421,331	$549,580
Current portion of finance lease liabilities	51,314	—
Long term finance lease liabilities	41,172	—
Total finance lease liabilities	$92,486	$—
	Year Ended December 31,
	2022	2021
Weighted Average Remaining Lease Term
Operating Leases	32 months	44 months
Finance Leases	22 months	—
Weighted Average Discount Rate
Operating Leases	7.75%	7.75%
Finance Leases	7.75%	—

The following table summarizes the future undiscounted cash payments reconciled to the lease liability:

As of December 31, 2022	Operating Leases	Finance Leases
2023	$170,286	$52,763
2024	175,395	52,763
2025	119,968	—
Total Lease payments	465,649	105,526
Effect of Discounting	(44,338)	(13,040)
Total Lease Liability	$421,331	$92,486

Note 10 — Convertible Notes Payable

Convertible Notes

Prior to 2020, the Company executed convertible promissory notes (“Convertible Notes”) with a lender with an aggregate principal amount of $1,232,099. On February 5, 2020, the Company amended the Convertible Notes which had a face value on the amendment date of $1,232,099. Under the terms of the amendment, the outstanding principal under the Convertible Notes will accrue interest at a rate of 6% (“nonconvertible interest”). Upon the occurrence of a deemed liquidation event or a stock sale, the Company shall pay to the lender an amount equal to (i) the convertible balance, which shall mean the outstanding principal and accrued interest on the Convertible Notes as of October 11, 2018, plus (ii) the as-converted balance, which shall mean the convertible balance divided by $84.40 multiplied by 1.6657 multiplied by the amount per share received by holders of Common Stock in connection with a deemed liquidation event or stock sale, plus (iii) the unpaid and accrued nonconvertible interest. In the event the Company

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 10 — Convertible Notes Payable (cont.)

effects a redemption, the Company shall pay to the lender the redemption amount, which shall mean an amount equal to the product of (a) the price per share of Series B Preferred Stock as part of such redemption multiplied by (b) the quotient of the redemption amount divided by $84.40. The Company shall also pay to the lender an amount equal to the total unpaid and accrued nonconvertible interest multiplied by a fraction, the numerator of which is the redemption amount and the denominator of which is the convertible balance. The Convertible Notes do not have a stated maturity date.

The Company elected the fair value option to account for the Convertible Notes. The fair value of the Convertible Notes on issuance was recorded as $2,500,000. The fair value of the note increased by $388,500 and $635,500, respectively, for the years ended December 31, 2022 and 2021, and was recognized as current period other (income) expense in the Company’s statements of operations (as no portion of such fair value adjustment resulted from instrument-specific credit risk).

2020 Convertible Notes

On February 5, 2020, the Company executed a Note Purchase Agreement with various investors and issued convertible promissory notes with an aggregate principal amount of $1,063,480 (“2020 Convertible Notes”). Outstanding principal under the 2020 Convertible Notes will accrue interest at a rate of 7% per annum. The principal and unpaid accrued interest of each note will be automatically converted into Conversion Shares upon the closing of a Qualified Financing. Qualified Financing shall mean the next sale (or series of related sales) by the Company of its Equity Securities from which the Company receives gross proceeds of not less than $5,000,000, excluding (i) the aggregate amount of debt securities converted into Equity Securities upon conversion of the notes; and (ii) the aggregate amount used to redeem Equity Securities or debt securities of the Company. The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on a note to be converted on the date of conversion, by the Conversion Price, which shall mean 80% of the price paid per share for Equity Securities by the investors in the Qualified Financing. Equity Securities include the Company’s common stock or preferred stock or any securities conferring the right to purchase the Company’s common Stock or preferred stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s common stock or preferred stock. At least five days prior to the closing of the Qualified Financing, the Company shall notify each holder of a Note in writing of the terms under which the Equity Securities of the Company will be sold in such financing. The initial maturity date of the notes was February 5, 2022.

In March 2022, the Company agreed to amend the Note Purchase Agreement entered into on February 5, 2020 in order to extend the maturity date to December 31, 2022. In December 2022, the company agreed to amend the maturity date to June 30, 2023.

Of the aggregate principal amount, $441,048 relates to pre-existing convertible note agreements that were rolled over into the Note Purchase Agreement.

The fair value of the note increased by $294,154 and decreased by $120,364, respectively, for the years ended December 31, 2022 and 2021, and was recognized as current period other (income) expense in the Company’s statements of operations (as no portion of such fair value adjustment resulted from instrument-specific credit risk).

2021 Convertible Notes and Convertible Notes Warrants

In November 2021, the Company executed convertible promissory notes with multiple investors with a total principal amount of $1,650,250 (“2021 Convertible Notes”). Outstanding principal under the 2021 Convertible Notes will accrue interest at a rate of 10% per annum. The investors may elect to convert all of the outstanding principal and accrued but unpaid interest due under the 2021 Convertible Notes into shares of common stock two months from the date of issuance. The Conversion Price per share for the shares of common stock shall equal (i) for 25% of the amount of principal and interest: $74.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock (or any class of common stock into which the common stock has been reclassified prior to such conversion)) and (ii) for the

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 10 — Convertible Notes Payable (cont.)

remaining 75% of the amount of principal and interest: a 20% discount to the Company’s initial public offering price. At any time after two months from the date of issuance, or at the sole discretion of the Company’s Board of Directors, all of the outstanding principal and accrued but unpaid interest due under this 2021 Convertible Notes shall automatically convert to common stock at the Conversion Price immediately prior to the occurrence of any of the following (i) a merger in which the shareholders of the Company prior to the merger hold less than 50% of the voting power of the capital stock of the surviving corporation after such merger, a sale of all of the assets of the Company or a transaction or series of transactions in which 50% or more of the voting power of the capital stock of the Company is transferred; or (ii) the closing of an initial public offering of the Company’s equity securities. The maturity date of the 2021 Convertible Notes is November 5, 2022. In July 2022, the company agreed to amend the maturity date of the 2021 Convertible Notes to July 31, 2023.

In connection with the 2021 Convertible Notes, the Company issued Convertible Notes Warrants that are exercisable for common stock at any time on or before November 5, 2026. The number of shares of common stock initially purchasable under the warrants shall be equal to a variable number of shares, and the warrant exercise price shall be subject to adjustment from time to time. See Note 13 for additional information.

The Company elected the fair value option to account for the 2021 Convertible Notes. The fair value of the 2021 Convertible Notes on issuance was recorded as $1,650,250. The fair value of the note increased by $457,910 and $665,221 , respectively for the year ended December 31, 2022 and December 31, 2021, and was recognized as current period other (income) expense in the Company’s statements of operations (as no portion of such fair value adjustment resulted from instrument-specific credit risk).

2022 Convertible Notes and Convertible Notes Warrants

In January 2022, February 2022 and July 2022, the Company executed three convertible promissory notes with investors with a total principal amount of $644,000 (“2022 Convertible Notes”). These convertible notes were issued with an $84,000 original issue discount (“OID”), which was expensed immediately in the Company’s condensed statements of operations. Outstanding principal under the 2022 Convertible Notes will accrue interest at a rate of 10% per annum. The investors may elect to convert all of the outstanding principal and accrued but unpaid interest due under the 2022 Convertible Notes into shares of common stock two months from the date of issuance. The Conversion Price per share for the shares of common stock shall equal (i) for 25% of the amount of principal and interest: $74.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock (or any class of common stock into which the common stock has been reclassified prior to such conversion)) and (ii) for the remaining 75% of the amount of principal and interest: a 20% discount to the Company’s initial public offering price. At any time after two months from the date of issuance, or at the sole discretion of the Company’s Board of Directors, all of the outstanding principal and accrued but unpaid interest due under this 2022 Convertible Notes shall automatically convert to common stock at the Conversion Price immediately prior to the occurrence of any of the following (i) a merger in which the shareholders of the Company prior to the merger hold less than 50% of the voting power of the capital stock of the surviving corporation after such merger, a sale of all of the assets of the Company or a transaction or series of transactions in which 50% or more of the voting power of the capital stock of the Company is transferred; or (ii) the closing of an initial public offering of the Company’s equity securities. The maturity dates of the 2022 Convertible Notes are January 1, 2023, February 28, 2023 and July 31, 2023, respectively.

In connection with the 2022 Convertible Notes, the Company issued Convertible Notes Warrants that are exercisable for common stock at any time on or before January 1, 2026, February 28, 2026 and July 31, 2027, respectively. The number of shares of common stock initially purchasable under the warrants shall be equal to a variable number of shares, and the warrant exercise price shall be subject to adjustment from time to time. See Note 12 for additional information.

The fair value of the 2022 Convertible Notes increased by $207,311 and $0, respectively, for the twelve months ended December 30, 2022 and 2021, respectively, and was recognized as current period other (income) expense in the Company’s condensed statements of operations (as no portion of such fair value adjustment resulted from instrument-specific credit risk).

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 10 — Convertible Notes Payable (cont.)

The following table is a summary of the Company’s convertible notes payable for which it elected the fair value option as of December 31, 2022 and 2021:

	Convertible Notes	2020 Convertible Notes	2021 Convertible Notes	2022 Convertible Notes	Total
Fair value at December 31, 2021	$2,175,500	$1,211,300	$1,824,978	$—	$5,211,778
Fair value on issuance date	—	—	—	644,000	644,000
Change in fair value	388,500	294,154	457,910	207,311	1,347,875
Fair value at December 31, 2022	$2,564,000	$1,505,454	$2,282,888	$851,311	$7,203,653

Pre-2020 Convertible Notes

During the calendar years 2013-2015, the Company executed convertible note payable agreements with various investors (“Pre-2020 Convertible Notes”). The Company measures the Pre-2020 Convertible Notes at amortized cost. Outstanding principal on the Pre-2020 Convertible Notes will accrue interest at a rate of 12% per annum. The principal and interest of the Pre-2020 Convertible Notes is convertible at the option of the note holders into shares of the Company’s Series B Preferred Stock six months following the achievement of (i) all milestones set forth in a certain Series B Preferred Stock Purchase Agreement with an investor and (ii) two consecutive quarters of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) (collectively, the “Note Conversion Milestones”). The number of shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on the Pre-2020 Convertible Notes on the date of conversion by $84.40. On December 31, 2016, the Company achieved the Note Conversion Milestones. Therefore, the optional conversion feature expired for all of the investors of the Pre-2020 Convertible Notes on June 30, 2017. The Pre-2020 Convertible Notes do not have a stated maturity date.

As of December 31, 2022 and 2021, the outstanding principal balance on the Pre-2020 Convertible Notes was $742,423 and $751,020, respectively. The Company recorded interest expense of $90,023 and $71,967 during the years ended December 31, 2022 and 2021, respectively. The cumulative interest accrued on these notes as of December 31, 2022 and 2021 was $793,587 and $708,392, respectively.

Note 11 — Long-Term Debt and Related Party Notes Payable

Long-term debt as of December 31 consisted of the following:

	2022	2021
Decathlon Loan and Side Loan Agreements(1)	$1,550,000	$1,550,000
EIDL Loan	2,000,000	2,000,000
Mountain BizWorks Loan	234,998	248,804
PPP Loan	—	973,900
FCB Note Payable	39,602	—
Total long-term debt	3,824,600	4,772,704
Less: current portion of long-term debt	(1,591,297)	(1,835,728)
Total long-term debt, net of current portion and discount on debt	$2,233,303	$2,936,976

____________

(1)      Net of unamortized discount on debt of $0 and $2,490, respectively.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 11 — Long-Term Debt and Related Party Notes Payable (cont.)

Future maturities of long-term debt are as follows:

Years Ending December 31,
2023	$1,591,297
2024	43,511
2025	33,689
2026	61,173
2027	71,082
Thereafter	2,023,848
Total	$3,824,600

Decathlon Loan and Side Letter Agreements

In July 2015, the Company entered into a note payable agreement with Decathlon Alpha II, L.P. (“Decathlon”) with total proceeds of $1,250,000. Monthly principal payments are calculated by taking the applicable revenue percentage and multiplying it by the revenue from the previous month. The applicable revenue percentage as defined in the agreement is 1%. Interest on the outstanding balance accrues monthly at a rate based on an internal rate of return of 23.75%. The Company recorded accrued interest in the amounts of $1,695,000 and $1,789,400 as of December 31, 2022 and 2021, respectively. The note is secured by substantially all assets of the Company.

In connection with the Decathlon Note, the Company issued detachable warrants with an exercise price of $0.10 per share for the right to purchase, for a nominal amount, a 1.43% interest in the Company. At December 31, 2022 and December 31, 2021, there were 5,496 and 2,766 warrants outstanding based on the buyout percentage, respectively. The Company recorded a debt discount of $12,973 which was fully amortized as of December 31, 2022 and 2021 to interest expense using the effective interest method. During the year ended December 31, 2022 and 2021, the Company amortized $0 and $2,490 of the debt discount respectively. Refer to Note 12 — Warrants for more information on the detachable warrants.

Concurrently with the execution of the note payable agreement with Decathlon, the Company entered into a side letter agreement (“Side Letter”) with two stockholders. Under the terms of the Side Letter, the stockholders agreed to provide the Company with an advance of $300,000 under the same terms and conditions contained in note payable agreement with Decathlon. The total balance on the Side Letter was $300,000 as of December 31, 2022 and 2021. The Company recorded accrued interest in the amounts of $498,400 and $410,480 as of December 31, 2022 and 2021, respectively.

Economic Injury Disaster Loan (EIDL)

In June 2020, the Company entered into a note agreement with the Small Business Administration. The note agreement is a secured disaster loan of $500,000 which require monthly payments consisting of principal and interest at 3.75% through June 2050 when all remaining principal and interest is due and payable. Monthly payments were deferred until June 2021. The balance on this loan was $500,000 as of December 31, 2020.

In 2021, the note was amended. The amendment increased the secured disaster loan to $2,000,000. Monthly payments were deferred until December 2022, at which point the loan will require monthly payments of $9,967 consisting of principal and interest at 3.75% through December 2050 when all remaining principal and interest is due and payable. The balance on this loan was $2,000,000 as of December 31, 2022 and December 31, 2021, respectively. The Small Business Administration loan is collateralized by substantially all Company assets. The Company recorded accrued interest in the amount of $124,408 and $57,031 as of December 31, 2022 and December 31, 2021, respectively.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 11 — Long-Term Debt and Related Party Notes Payable (cont.)

Mountain BizWorks Loan

In October 2020, the Company entered into a note agreement with Mountain BizWorks for a loan of $250,000 which requires monthly payments of $3,098 consisting of principal and interest at .25% through June 2022 at which time the rate will increase to 5.5% and will be fixed through November 2030 when all remaining principal and interest is due and payable. Monthly payments are deferred until June 2022. The balance on this loan was $234,998 and $248,804 as of December 31, 2022, and 2021, respectively. This loan is collateralized by substantially all Company assets. The Company recorded accrued interest in the amounts of $531 and $727 as of December 31, 2022 and 2021, respectively.

Paycheck Protection Program

In 2020, the Company received $973,900 in aggregate loan proceeds (the “PPP Loan”) from Aquesta Bank (the “Lender”) pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The PPP Loan is evidenced by a Promissory Note (the “Note”), by and between the Company and the Lender. Subject to the terms of the Note, the PPP Loan bears interest at a fixed rate of one percent (1.0%) per annum. Under the terms of the Note, payments of principal and interest are deferred for six months from the origination date. Following the deferral period, the Company will be required to make payments of principal plus interest accrued under the PPP Loan to the Lender in monthly installments based upon an amortization schedule to be determined by the Lender on the principal balance of the Note outstanding following the deferral period and taking into consideration any portion of the PPP Loan that is forgiven prior to that time. The PPP Loan is unsecured and guaranteed by the U.S. Small Business Administration.

The Company’s PPP Loan application for forgiveness was approved and official notice received in 2021 and a gain on forgiveness of debt was recognized in the amount of $973,900.

The Small Business Administration (“SBA”) reserves the right to audit the PPP loans after forgiveness is granted in accordance with the CARES Act. Borrowers are required to maintain the PPP loan documentation for six years after the PPP loan was forgiven and to provide that documentation to the SBA upon request. While the Company believes that it is a qualified business and that it has met the eligibility requirements of the PPP loans, and believes that it has used the loan proceeds only for expenses which may be paid using proceeds from the PPP loans, no assurance can be provided that any potential SBA audit will verify the amounts forgiven, in whole or in part, and the Company could be required to repay all or part of the forgiven amount.

In January 2021, the Company entered into a second note agreement with a financial institution for $973,900 which was issued in accordance with the PPP established by the CARES Act and implemented and administered by the Small Business Administration. Any portion not forgiven will be due in monthly installments of principal and interest at 1% per annum beginning in November 2021 and continuing through January 2026. The Company has accounted for the PPP Loan in the same manner as it has for its other loan agreements. The Company’s PPP Loan application for forgiveness was approved in 2022 and a gain on forgiveness of debt was recognized in the amount of $973,900. The principal balance on this PPP Loan is $0 and $973,900 as of December 31, 2022 and December 31, 2021, respectively The Company recorded accrued interest in the amounts of $0 and $1,596 as of December 31, 2022 and 2021, respectively, on this PPP loan.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 11 — Long-Term Debt and Related Party Notes Payable (cont.)

At December 31, 2022, and 2021, the Company had the following related party notes payable:

	2022	2021

The Company has an unsecured, non-convertible note payable with the Company’s Chief Executive Officer. The note payable does not have a stated maturity date and is payable on demand. Interest accrues on the outstanding principal amount at a rate of 6% per annum. During the years ended December 31, 2022 and 2021, the Company recorded interest expense of $35,171 and $38,035, respectively. As of December 31, 2022 and 2021, the Company recorded accrued interest of $367,218 and $332,047, respectively, which is included in accrued interest liability. The Company made cash borrowings and payments respectively on the note of $134,889 and $104,000 during the years ended December 31, 2022 and 2021.

	$399,494	$264,605
The Company has an unsecured, non-convertible note payable with a stockholder for total proceeds of $100,000. The note payable is noninterest bearing, does not have a stated maturity date, and is payable on demand. The Company issued warrants in connection with the note payable. Refer to Note 12 – Warrants for additional details.	148,997	137,379
The Company has an unsecured, non-convertible note payable with a stockholder for total proceeds of $200,000. The note payable does not have a stated maturity date and is payable on demand. Interest accrues on the outstanding principal amount at a rate of 6% per annum. During the years ended December 31, 2022 and 2021, the Company recorded interest expense of $12,000 and $1,633as of December 31, 2022 and 2021, the Company recorded accrued interest of $13,633 and $1,633, respectively.	200,000	200,000
Total related party notes payable	$748,491	$601,984

Note 12 — Warrants

A summary of warrant activity during the years ended December 31, 2022 and 2021 is as follows:

Number of Warrants
Balance at December 31, 2020	3,699
Issued	848
Exercised	(930)
Cancelled	(458)
Balance at December 31, 2021	3,159
Issued	2,910
Exercised	(543)
Cancelled	(0)
Balance at December 31, 2022	5,526

Consulting Warrants

In August 2012 and June 2016, the Company entered into a consulting agreement with Scale Finance, LLC. As part of the consulting agreement, the Company issued warrants to purchase 333 shares of Series A Preferred Stock at an exercise price of $60 per share and 1,058 shares of Series B Preferred Stock at an exercise price of $84.40 per share (collectively, the “consulting warrants”). The consulting warrants expire on August 15, 2022. As the Series A and Series B Preferred Stock is redeemable at the option of the holder and is considered temporary equity, the Company accounts for these warrants as liabilities in accordance with ASC 480, which is carried on the balance sheet at fair value with any changes in its fair value recognized in the statements of operations.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 12 — Warrants (cont.)

In May 2021, the Company and Scale Finance, LLC terminated the consulting agreements with Scale Finance. As part of the termination, Scale Finance LLC exercised 600 warrants for 600 shares of Series B Preferred Stock and the Company paid an outstanding fee for services of $2,695. The remaining 458 consulting warrants for Series B Preferred Stock were cancelled.

In August, 2022, the remaining 333 Series A warrants were exercised for 333 shares of Series A Preferred Stock. At December 31, 2022 and 2021, 0 and 333 Series A warrants remained outstanding, respectively.

Stockholder Warrants

In October 2015, the Company executed an agreement in conjunction with a note payable with one of its stockholders for warrants (“stockholder warrants”) to purchase 480 shares of Series B Preferred Stock and an additional 40 shares for each full month that the agreement is valid after October 28, 2017 until the expiration date of October 28, 2022. In October 2019, the stockholder exercised all of the outstanding warrants for 1,440 shares of Series B Preferred Stock. At that time, the agreement was amended, and the Company agreed to issue 15 additional warrants for each full month (or 180 warrant shares per year) that the loan remains outstanding after October 28, 2019 and before October 29, 2022, plus an additional 40 warrant shares for each full month the loan remains outstanding after October 29, 2022. In March of 2023, the agreement was amended retroactively so that the number of warrant shares issued after October of 2022 would be 15 shares per month until the earlier of (i) the closing of the IPO, (ii) June 30, 2023 or (iii) the underlying note is paid in full.

In September 2021, the stockholder exercised additional warrants for 330 shares of Series B Preferred Stock. The exercise price of the warrants is $0.01 per share. In October 2022, the stockholder exercised additional warrants for 210 shares of Series B Preferred Stock. While the warrants are outstanding, the holder may exercise the warrants by payment to the Company of an amount equal to the aggregate exercise price of the number of shares being purchased or through a cashless exercise. As the Series B Preferred Stock is redeemable at the option of the holder and is considered temporary equity, the Company accounts for these warrants as liabilities in accordance with ASC 480, which is carried on the balance sheet at fair value with any changes in its fair value recognized in the statements of operations. At December 31 2022 and December 31, 2021, there were 30 and 60 warrant shares outstanding, respectively.

Decathlon Warrants

In July 2015, in connection with the note payable agreement with Decathlon and stockholders, as described in Note 11, the Company executed an agreement with Decathlon and the stockholders for warrants (collectively, the “Decathlon Warrants”) to purchase shares of the Company’s common stock for an exercise price of $0.10 per share. The warrants expire at various dates ending no later than July 15, 2025.

The holder of the warrant will have the right to receive a number of common stock that will result in the holder receiving an amount equal to the buyout percentage of the gross proceeds from a change of control plus the exercise price. The Warrant Agreement gave Decathlon the right to 0.40% and each stockholder the right to 0.08% of the gross proceeds of any Company change of control transaction, as of the July 2015 execution date. In November 2015, the amendment with Decathlon increased the buyout percentage for Decathlon to 0.90%. In March 2021, the Company executed an agreement with Decathlon and the stockholders to issue additional warrants that increased the total buyout percentage equal to 1.089% in total and resulted in the issuance of an additional 668 Decathlon warrant shares. In April 2022, the Company executed an agreement with Decathlon and the stockholders that increased the buyout percentage to 1.99% for Decathlon and 0.18% for each stockholder. This resulted in the issuance of an additional 2,730 Decathlon warrant shares. As the Decathlon warrants constitute an obligation to deliver a variable number of shares, the Company accounts for these warrants as liabilities in accordance with ASC 480, which is carried on the balance sheet at fair value with any changes in its fair value recognized in the statements of operations. There were 5,496 and 2,766 warrants outstanding at December 31, 2022 and 2021 respectively.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 12 — Warrants (cont.)

Convertible Notes Warrants

As described in Note 10, during November 2021, January 2022, and February 2022, T1V executed offerings of an aggregate $1,994,991 of convertible notes and detachable warrants (“Convertible Notes Warrants”) with multiple investors. The warrants shall be exercisable for common stock at any time on or before five years from the closing date of the offering.

The number of shares of common stock initially purchasable under the warrants shall be equal to a variable number of shares, and the warrant exercise price shall be subject to adjustment from time to time. Upon each adjustment of the exercise price, the holder of the warrant shall thereafter be entitled to purchase the number of shares obtained by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares purchasable immediately prior to the adjustment and dividing the product by the exercise price resulting from the adjustment. The initial exercise price shall be equal to the price per share in the Company’s initial public offering. As the Convertible Notes Warrants constitute an obligation to deliver a variable number of shares, the Company accounts for these warrants as liabilities in accordance with ASC 480, which is carried on the condensed balance sheets at fair value with any changes in its fair value recognized in the condensed statements of operations.

The following is a reconciliation of the fair values for the warrant liability outstanding during years ended December 31, 2022 and 2021, which are measured at fair value and categorized within Level 3 of the fair value hierarchy:

Fair Value
Warrant liability as of December 31, 2020	$164,615
Liability at issuance	863,404
Exercise of warrants	(13,314)
Decrease in fair value	(34,273)
Warrant liability as of December 31, 2021	$980,432
Liability at issuance	360,552
Exercise of warrants	(586)
Increase in fair value	362,791
Warrant liability as of December 31, 2022	$1,703,189

Note 13 — Revenue Recognition

Disaggregated information for the Company’s revenue is presented below by revenue stream:

	December 31,
	2022	2021
Project Revenue	$12,609,030	$6,567,600
License Agreements	2,806,457	2,592,215
Total Revenue	$15,415,487	$9,159,815

Revenue by Geographic Region

Revenues by geographic region are as follows for the years ended:

	December 31,
	2022	2021
Domestic	$13,710,870	$8,057,880
Foreign	1,704,617	1,101,935
Total Revenue	$15,415,487	$9,159,815

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 13 — Revenue Recognition (cont.)

Deferred Revenue

Deferred revenue represents amounts billed to clients in excess of revenue recognized to date. These liabilities are held within deferred revenue on the balance sheet. Deferred revenue is as follows for the years ended:

	December 31,
	2022	2021	2020
Beginning balance of deferred revenue	$3,891,670	$4,178,794	$3,580,656
Revenue deferred	16,503,774	8,927,234	8,775,534
Revenue recognized	(15,378,929)	(9,214,358)	(8,177,396)
Total deferred revenue	$5,016,515	$3,891,670	$4,178,794
Less: deferred revenue, current portion	3,158,992	2,316,573	2,245,817
Less: unearned revenue	385,076	468,615	621,406
Deferred revenue, net of current portion	$1,472,447	$1,106,482	$1,311,571

Unbilled Accounts Receivable

An unbilled accounts receivable represents a situation in which revenue recognized within the related performance obligation exceeds the value of billings to date. Unbilled accounts receivables are typically incurred in relation to project revenues for developed hardware and software, in which revenues are recognized using an input measure of total costs incurred divided by total costs expected to be incurred. In certain situations, revenue recognized may exceed the amount expected to be billed and collected from the customer, generating an unbilled accounts receivable for that customer. Unbilled accounts receivable are classified as current based on the remaining time between the date of the consolidated balance sheets and the anticipated due date of the underlying receivables, and were $970,022, $491,946, and $47,241, as of December 31, 2022, 2021, and 2020, respectively.

Costs Capitalized to Obtain Revenue Contracts

The Company capitalizes the incremental costs of obtaining revenue contracts. The capitalized amounts consist solely of sales commissions paid to the Company’s sales team related to new contracts. These costs are capitalized and included in prepaid expense and other current assets and are amortized on a straight-line basis over a period of 4 years, which reflects the average customer life. In arriving at this average period of benefit, the Company evaluated both qualitative and quantitative factors which included the estimated life cycles of its contracts and customer attrition. Costs to obtain revenue contracts were $194,282 and $83,192, as of December 31, 2022 and 2021 respectively. During the years ended December 31, 2022, and 2021, the Company capitalized $175,715 and $40,925, respectively, of cost to obtain revenue contracts. Amortization expense for the years ended December 31, 2022, and 2021, was $64,626 and $57,678, respectively. There were no impairments of costs to obtain revenue contracts for the years ended December 31, 2022 and 2021.

Note 14 — Other (Income) Expense

Other income consisted of the following:

	December 31,
	2022	2021
PPP loan forgiveness	$(973,900)	$(973,900)
Employee retention credit	—	(1,199,098)
Loss on extinguishment of convertible notes	—	0
Convertible note change in fair value	1,347,875	689,864
Warrant liability change in fair value	362,791	(34,273)
Other income	(380,011)	(19,334)
Total other (income) expense	$356,757	$(1,536,741)

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 15 — Capital Stock

As of December 31, 2022, the Company has been authorized to issue 442,712 shares of stock at a par value of $0.001 per share, consisting of 300,000 shares of common stock and 142,712 shares of preferred stock.

Of the 142,712 authorized shares of preferred stock, 940 shares are designated as Series A-1 Preferred Stock, 17,036 shares are designated as Series A-2 Preferred Stock, 20,442 shares are designated as Series A-3 Preferred Stock, 18,893 shares are designated as Series A-4 Preferred Stock, 7,179 shares are designated as Series A-5 Preferred Stock, and 78,222 shares are designated as Series B Preferred Stock.

Common Stock

Dividend Rights

Holders of the Company’s common stock are entitled to receive dividends, if any, as may be paid, set aside, or declared from time to time by the Company ratably with shares of the Company’s preferred stock, subject to preferences that may be applicable to any then outstanding preferred stock and limitations under Delaware law. The Company has not paid, set aside, or declared any dividends in respect of common stock for the years ended December 31, 2022 and 2021.

Voting Rights

Each holder of the Company’s common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up (“Liquidation Event”), holders of the Company’s common stock will be entitled to share ratably with shares of the Company’s preferred stock in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of the Company’s common stock have no preemptive, conversion, subscription or other rights and there are no redemption or sinking fund provisions applicable to the Company’s common stock. The rights, preferences and privileges of the holders of the Company’s common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of the Company’s preferred stock that the Company may designate in the future.

Series A and Series B Preferred Stock

All classes of preferred stock are contingently redeemable by the holders upon events that are outside the control of the Company into a per share price equal to the applicable original issuance price plus accumulated and undeclared dividends (see below for further discussion of dividends). As such, the preferred stock is classified outside of permanent equity.

The liquidation preference for the redeemable convertible preferred stock as of December 31, 2022 and 2021 is as follows:

	2022	2021
Series A-1	$72,563	$68,456
Series A-2	1,095,928	1,033,894
Series A-3	1,376,078	1,298,187
Series A-4	1,783,736	1,682,770
Series A-5	774,070	710,408
Series B	5,251,821	4,955,305
Total	$10,354,196	$9,749,020

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 15 — Capital Stock (cont.)

Dividend Rights

Holders of Series B Preferred Stock, in preference to the holders of Series A Preferred Stock and common stock, will be entitled to receive, upon the liquidation, dissolution, or winding up of the Corporation or a Deemed Liquidation Event, cumulative dividends at the rate of six percent (6%) of the Series B Original Issue Price compounded per annum on each outstanding share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock).

Holders of each sub-series of Series A Preferred Stock, in preference to the holders of common stock, will be entitled to receive, upon the liquidation, dissolution, or winding up of the Corporation or a Deemed Liquidation Event, cumulative dividends at the rate of six percent (6%) of the applicable Series A Original Issue Price compounded per annum on each outstanding share of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock).

Holders of the Company’s preferred stock are entitled to receive dividends, if any, as may be paid, set aside, or declared from time to time by the Company ratably with shares of the Company’s common stock based on the number of shares held by each such holder, treating all securities as if they had been converted to common stock. The Company has not paid, set aside, or declared any dividends in respect of preferred stock for the years ended December 31, 2022 and 2021.

Redemption

The Series A and Series B Preferred Stock are not mandatorily redeemable but may be redeemed upon a Liquidation Event or Deemed Liquidation Event. The holders of shares of Series B Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, with equal priority and on a pari passu basis, before any payment will be made to the holders of Series A Preferred Stock or the holders of common stock, an amount per share equal to the Series B Original Issue Price, plus any dividends declared but unpaid. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they are entitled, then the holders of shares of Series B Preferred Stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable with respect of the shares held by them upon such distribution if all amounts payable with respect to such shares were paid in full.

If, after the payment in full of the Series B Preferred Stock liquidation preference, any assets of the Corporation remain, then in the event of a Liquidation Event or Deemed Liquidation Event the holders of shares of each sub-series of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, with equal priority and on a pari passu basis, before any payment will be made to the holders of common stock, an amount per share equal to the applicable Series A Original Issue Price, plus any dividends declared but unpaid or such an amount per share that would have been payable has all shares of such sub-series of Series A Preferred Stock been converted into common stock immediately prior to such Liquidation Event or Deemed Liquidation Event. If upon any such Liquidation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled, then the holders of shares of Series A Preferred Stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable with respect of the shares held by them upon such distribution if all amounts payable with respect to such shares were paid in full. At December 31, 2022, the shares of Preferred Stock were not redeemable and the likelihood of an occurrence of a Deemed Liquidation Event was not deemed to be probable.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 15 — Capital Stock (cont.)

Accretion of Redeemable Convertible Preferred Stock

As all classes of the Company’s redeemable convertible preferred stock are contingently redeemable by the holders upon events that are outside the control of the Company, the carrying value of the Series A and Series B redeemable convertible preferred stock is adjusted to maximum redemption amount each period. Increases to the carrying value of redeemable convertible preferred stock is recognized each period as a charge against additional paid-in capital or, in the absence of additional paid-in capital, by charges against accumulated deficit.

For the years ended December 31, 2022 and 2021, the accretion of the Series A redeemable convertible preferred stock was $288,094 and $271,342, respectively.

For the years ended December 31, 2022 and 2021, the accretion of the Series B redeemable convertible preferred stock was $296,516 and $276,690, respectively.

Voting Rights

Holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, have the right to elect two directors of the Corporation. Holders of record of the Series B Preferred Stock, exclusively and as a separate class, have the right to elect two directors of the Corporation. Any Series A Director seat or Series B Director seat shall be considered vacant until the stockholders entitled to elect a person to fill such directorship vote exclusively and as a separate class.

On all other mattes, each holder of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible as of the record date, voting as a single class with holders of common stock.

Conversion Rights

Each share of Preferred Stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as is determined by dividing (a) in the case of the Series A Preferred Stock, the applicable Series A Original Issue Price by the applicable Series A Conversion Price in effect at the time of conversion, and (b) in the case of the Series B Preferred Stock, the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $44.15 for each share of Series A-1 Preferred Stock, $36.79 for each share of Series A-2 Preferred Stock, $38.50 for each share of Series A-3 Preferred Stock, $54.00 for each share of Series A-4 Preferred Stock, and $60.00 for each share of Series A-5 Preferred Stock. The “Series B Conversion Price” shall be initially equal to $50.67 for each share of Series B Preferred Stock.

Upon either the closing of (a) the sale of shares of common stock to the public at a price of at least four times the Series B Original Issuance Price or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the majority of Series B Preferred Stockholders (the time or such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), all outstanding shares of Preferred Stock shall automatically be converted into shares of common stock at the then effective conversion rate determined by dividing (a) in the case of the Series A Preferred Stock, the applicable Series A Original Issue Price by the applicable Series A Conversion Price in effect at the time of conversion, and (b) in the case of the Series B Preferred Stock, the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion.

Note 16 — Stock-Based Compensation

On January 25, 2014, the Company established an Incentive Stock Option Plan (“the 2014 Plan”) which provides for the issuance of up to 200,000 shares of the Company’s common stock. Under the Plan, the Company has issued restricted stock options to key employees. Stock options that were issued prior to December 31, 2017 were issued with an exercise price of $7.90 and stock options issued between December 31, 2017 and January 1, 2022 were issued with an exercise price of $6.00. All stock options vest over four years on a straight-line basis and expire no later than ten years from the date of grant.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 16 — Stock-Based Compensation (cont.)

On August 27, 2019, the Company adopted its 2019 Stock Incentive Plan (the “2019 Plan”). The 2019 Plan allows for the grant of a variety of equity awards to provide flexibility in implementing equity awards, including incentive stock options, nonstatutory stock options, restricted stock, restricted stock units and other stock-based awards, including stock appreciation awards. Under the Plan, the Company has issued restricted stock options to key employees. Stock options that were issued prior to December 31, 2017 were issued with an exercise price of $7.90 and stock options issued between December 31, 2017 and December 16, 2021 were issued with an exercise price of $6.00. Stock Options issued on April 26, 2022 and October 3, 2022 were issued with an exercise price of $76.70 and $61.83, respectively. All stock options vest over four years on a straight-line basis and expire no later than ten years from the date of grant.

Stock-based compensation expense of $128,051 and $37,781 for the years ended December 31, 2022 and 2021, respectively, is included in general and administrative expenses on the statements of operations. As of December 31, 2022, there was $385,069 of unrecognized compensation costs related to non-vested share-based compensation arrangements granted to key employees under the Plan. These costs are expected to be recognized over a weighted average period of 3.14 years.

The following table summarizes the assumptions used to estimate the fair value of stock options granted during the years ended December 31, 2022 and 2021:

Inputs	February 25, 2021	December 16, 2021	April 26, 2022	October 3, 2022
Risk-free rate	1.1%	1.4%	2.8%	3.79%
Expected term (in years)	6.25	6.25	6.25	6.25
Expected volatility	70.0%	70.0%	78.0%	78.0%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Weighted average grant date fair value	$4.07	$15.48	$53.59	$43.80

The risk-free interest rate is based on the rate for a U.S. government security with the same estimated life at the time of the option grant and the stock purchase rights. The expected term of the stock options was estimated using the simplified method. The Company estimated its future stock volatility considering the observed volatility of companies with similar operations. Management believes this is the best estimate of the expected volatility over the expected life of its stock options and stock purchase rights. The estimated dividend yield is based on the Company’s history of not paying dividends.

The following table summarizes the stock option activity for the years ended December 31, 2022 and 2021:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years
Outstanding at December 31, 2019 and 2020	19,480	7.09	6.01
Granted	5,345	6.00	9.36
Exercised	—	—
Forfeited/Cancelled	(1,085)	6.75
Outstanding at December 31, 2021	23,740	$6.87	5.82
Granted	7,450	75.80	9.35
Exercised	—	—
Forfeited/Cancelled	(1,835)	4.96
Outstanding at December 31, 2022	29,355	$23.87	7.94
Options exercisable at December 31, 2022	20,965	$10.67	6.09

The intrinsic value of all options outstanding and exercisable is immaterial for all periods presented.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 17 — Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. The weighted-average number of shares of common stock outstanding does not include any potentially dilutive securities.

Diluted loss per share is based upon the weighted-average number of common shares outstanding during the period plus additional weighted-average of potentially dilutive shares resulting from warrants, stock options, preferred stock, and convertible notes to the extent they are dilutive. For the years ended December 31, 2022, and 2021, all such common stock equivalents have been excluded from diluted net loss per share as the effect to net loss per share would be anti-dilutive.

The following table sets forth the computation of the Company’s basic and diluted net loss per share:

	Year Ended December 31,
	2022	2021
Numerator:
Net Loss	$(4,424,982)	$(3,706,833)
Net Loss Attributable to Common Stockholders	$(4,424,982)	$(3,706,833)
Denominator:
Weighted-Average Number of Shares of Common Stock	33,807	33,807
Basic and Diluted Net Loss per Share	$(130.89)	$(109.65)

The following table represents the potential shares that were excluded from the computation of weighted-average number of shares of common stock in computing the diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2022	2021
Shares of common stock issuable upon conversion of Series A Preferred Stock(1)	64,490	64,157
Shares of common stock issuable upon conversion of Series B Preferred Stock(2)	64,537	64,357
Shares of common stock issuable upon conversion of convertible debt	89,454	69,4724
Stock options	29,355	23,740
Common stock equivalent of warrants upon conversion into common shares(3)	5,545	3,273

____________

(1)      Series A shares are convertible to one share of common stock.

(2)      Series B shares are convertible into 1.67 shares of common stock.

(3)      The outstanding 333 warrants for Series A shares as of December 31, 2021 convert to 333 shares of common stock. The outstanding 105 warrants for Series B shares as of December 31, 2022 and 2021 convert to 49 and 174 shares of common stock, respectively. As of December 31, 2022 and 2021, there were 5,496 and 2,766 outstanding warrants for common stock, respectively.

Note 18 — Income Taxes

For the years ended December 31, 2022, and 2021, the Company incurred taxable losses; therefore, there is no current tax provision. The components of the deferred tax provision are as follows:

	December 31, 2022
	Total	Federal	State
Deferred Benefit	$950,892	$441,990	$508,901
Valuation Allowance	(950,892)	(441,990)	(508,901)
	$—	$—	$—

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 18 — Income Taxes (cont.)

	December 31, 2021
	Total	Federal	State
Deferred Benefit	$1,118,096	$862,776	$255,320
Valuation Allowance	(1,118,096)	(862,276)	(255,320)
	$—	$—	$—

The reconciliation of income tax expense computed at the US federal statutory rate to the income tax provision for the years ended December 31, 2022 and 2021 is as follows:

	December 31, 2022	December, 31, 2021
Income before Income taxes	$(4,424,982)	$(3,706,833)
Taxes under statutory US tax rates	(929,246)	(778,435)
Increase (decrease) in taxes resulting from:
Increase in valuation allowance	950,892	789,196
Permanent differences	158,523	(10,761)
Return to provision adjustment	328,734	—
State Taxes	(508,903)	—
Income Tax (expense) benefit	$—	$—

The Company’s deferred income tax assets consist of the following at each December 31,

	Year Ended December 31,
	2022	2021
Depreciation and amortization	$(334,116)	$(262,199)
Federal R&D and other Credit	78,207	78,207
Charitable contribution	—	610
Right of use assets	27,960
Deferred Revenue	338,295	254,214
Tax loss carry forwards	3,202,213	2,290,836
Net deferred tax asset, before valuation allowance	3,312,559	(2,361,668)
Less: valuation allowance	(3,312,559)	(2,361,668)
Net deferred tax asset, after valuation allowance	$—	$—

The valuation allowance was recorded against the net deferred tax assets of the Company as management has determined that it is more likely than not that such assets will not be utilized. The Company’s deferred tax assets are comprised of federal and state tax loss carry forwards. Management is uncertain, if or when, these carry forwards will be utilized therefore they have been fully reserved for.

Reconciliation of Unrecognized Tax Benefits

	December 31, 2022	December 31, 2021
Balance as of Beginning of Year	2,108,353	1,364,463
Interest	102,673	743,890
Return to provision adjustment	(562,972)
Balance End of Year	1,648,054	2,108,353

In accordance with ASC 740, we reduced deferred tax assets related to net operating losses for tax uncertainties. Potential interest or penalties associated with these reductions would not materially impact the Company’s financials because of significant net operating losses

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 18 — Income Taxes (cont.)

This uncertain tax benefit is related to interest on the Company’s notes payable and convertible notes payable. The Company has engaged a tax specialist to analyze the deductibility of these amounts. At the date of issuance of these financial statements, the Company does not have enough information to conclude the amounts are deductible using the thresholds provided in ASC 740.

As of December 31, 2022, we had $13.9 million of federal and $14.6 million of state net operating loss carryforwards available to reduce future taxable income, which will begin to expire in 2034 for federal and 2028 for state tax purposes. It is more likely than not that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. As a result, a full valuation allowance was recorded as of December 31, 2022 and December 31, 2021. Under federal income tax law, federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited. In addition, the federal and state net operating loss carryforwards may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended (the “Code”), and similar provisions under state law. The Tax Reform Act of 1986 contains provisions that limit the federal net operating loss carryforwards that may be used in any given year in the event of special occurrences, including significant ownership changes. If these specified events occur or have occurred, we may lose some or all of the tax benefits of these carryforwards. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If an ownership change occurs and our ability to use our net operating loss carryforwards is materially limited, it would harm our business by effectively increasing our future tax obligations.

Note 19 — Risks and Uncertainties

COVID-19

The World Health Organization (“WHO”) declared COVID-19 a global pandemic in March 2020. Government-mandated lockdowns and private sector precautionary measures resulted in increased demand for collaboration platforms, such as ours. Despite widespread vaccination efforts across the globe, COVID-19 continues to have an adverse impact on businesses, schools, colleges, and universities. As a result, organizations continue to explore increased usage of remote collaboration platforms. The impact of existing variants and any future variants cannot be predicted at this time, and could depend on numerous factors, including vaccination rates among the population, the effectiveness of COVID-19 vaccines against these variants, the risk appetite of the private sector, and the response by governmental bodies and regulators.

The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our employees (such as social distancing and working from home).

During fiscal year 2020 and the first half of fiscal year 2021, COVID-19 had a significant impact on our business, since most of our sales have been for in-room based meetings. During this time, many businesses had no employees coming to offices, most universities were entirely remote, and elective surgeries at many hospitals were halted. During this period, the demand for visual collaboration solutions was focused on all-remote solutions. Starting in mid-2021, as employees started coming back to work and students coming back to universities, the focus for demand for visual collaboration solutions shifted to hybrid solutions, which is T1V’s specialty: solutions that work for in-room and remote. Since this time our sales have increased. There is uncertainty that the increased usage of remote collaboration platforms will be sustained or that new or existing users will continue to utilize our service after the COVID-19 pandemic has tapered globally. Businesses and educational institutions may increase required in-person experiences as vaccines become more accessible, which may result in a decline of our active users.

Note 20 — Subsequent Events

Events and transactions occurring after December 31, 2022, have been evaluated to determine proper recognition and disclosure in the financial statements. Subsequent events and transactions were evaluated through March 7, 2023, which represents the date the financial statements were available to be issued.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 20 — Subsequent Events (cont.)

Warrant Cancellation Agreement

On February 28, 2023 the company completed a Warrant Cancellation Agreement with all holders of the 2021 and 2022 Convertible Notes. The warrants were cancelled and are irrevocably and unconditionally forfeited without any payment of any form and without any liability to any party (or any affiliate of such party).

Debt Conversion Agreements

In February and March of 2023, the company completed debt conversion agreements on debt that was not previously convertible as follows:

•        the conversion, upon the completion of this Offering, of an aggregate of $600,000 in principal amount of certain convertible notes held by T1 Investment, plus $651,156 of accrued and unpaid interest thereon, as of February 28, 2023, into 191,363 shares of Class A Common Stock (31% of the aggregate principal amount and accrued interest converted) and 425,937 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted) plus such additional shares of Class A Common Stock and Class B Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $197 per day (31% of which will be converted into Class A Common Stock and 69% of which will be converted into Class B Common Stock);

•        the conversion, upon the completion of this Offering, of an aggregate of $800,000 in original principal amount of certain convertible notes held by WH&W, plus $432,099 of accrued and unpaid interest thereon (accrued interest through October 11, 2018) into 188,449 shares of Class A Common Stock (31% of the aggregate original principal amount and such accrued interest converted) and 419,451 shares of Class B Common Stock (69% of the aggregate principal amount and accrued interest converted).

•        the conversion, upon the completion of this Offering, of an aggregate of $1,700,000 in original principal amount and accrued interest under by Decathlon Alpha II, L.P. (“Decathlon”) pursuant to a promissory note (the “Decathlon Note”), which was not previously convertible, into 340,000 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

•        the conversion, upon the completion of this Offering, of an aggregate of $564,000 in original principal amount and accrued interest under a side letter entered into by certain of the Selling Stockholders with the Company, at the same time as the Decathlon Note (the “Side Letter”), pursuant to which the Selling Stockholders agreed to provide the Company with an advance of $300,000 under the same terms and conditions contained in the Decathlon Note, which amount was not previously convertible, into 112,800 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

•        the conversion, upon the completion of this Offering, of an aggregate of $461,587 in original principal amount of notes payable to Michael Feldman, the Company’s Chief Executive Officer, plus $305,201 of accrued and unpaid interest thereon (through February 28, 2023), into 152,595 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

T1V, INC.
NOTES TO FINANCIAL STATEMENTS

Note 20 — Subsequent Events (cont.)

•        the conversion, upon the completion of this Offering, of an aggregate of $200,000 in original principal amount and accrued interest of certain promissory notes held by Ross Annable, an affiliate of the Company, which promissory notes were not previously convertible into 40,000 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

•        the conversion, upon the completion of this Offering, of an aggregate of $57,638 in original principal amount of certain promissory notes held by Elizabeth Goode, certain other noteholders, and James Morris (a “Co-Founder”) , which promissory notes were not previously convertible, plus $54,241 of accrued and unpaid interest thereon (accrued interest through February 28, 2023) into 22,264 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), plus such additional shares of Class A Common Stock issuable upon the conversion of additional accrued interest through the date of conversion at $19 per day, and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

•        the exercise, upon the completion of this Offering, of warrants for an aggregate of 137,400 shares of Class A Common Stock, at an exercise price of $0.004 per share, by Christopher McKee, WH&W and Decathlon.

•        the conversion, upon the completion of this Offering, of an aggregate of $1,041,667 in original principal amount, and accrued interest on a promissory note held by Karl Storz Endoscopy, Inc., into 208,333 shares of Class A Common Stock (assuming a conversion price of $5.00, which is the value per share of the Class A Common Stock based on the assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus), and which conversion price is subject to reduction in the event that the initial public offering price per share is lower than $5.00 per share.

New Investment

The company received an investment of $1,000,000 from their largest Channel Partner, Karl Storz. The investment is in the form of a Convertible Note for $1,000,000 with an Original Issue Discount of 4.16% and an interest rate on the unpaid principal amount of $1,041,667 at 10% per annum. The Maturity Date of the note is November 21, 2023.

T1V, INC.

            Shares

Class A Common Stock

Sole Book Running Manager

EF HUTTON

division of Benchmark Investments, LLC

PRELIMINARY PROSPECTUS

Through and including            , 2023, (the 25th day after the date of this prospectus), all dealers effecting transactions in the Shares whether or not participating in this Offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement (the “Offering”), other than underwriting discounts and commissions, the underwriter non-accountable expense allowance and payment for underwriter out-of-pocket costs, all of which will be paid by us. All amounts are estimated except the Securities Exchange Commission (SEC) registration fee, the Financial Industry Regulatory Authority, Inc. (FINRA) filing fee and The Nasdaq Stock Market LLC (“Nasdaq”) exchange listing fee.

Amount
SEC registration fee	$5,363
FINRA filing fee	7,800
Nasdaq listing fee	50,000
Accountants’ fees and expenses	50,000
Legal fees and expenses	250,000
Transfer Agent’s/Warrant Agent’s fees and expenses	1,000
Printing and engraving expenses	46,000
Miscellaneous	500
Total expenses	$410,663

____________

*        To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”). Our second amended and restated certificate of incorporation that will be in effect upon the completion of the Offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect upon the completion of the Offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of T1V, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of T1V, Inc. At present, there is no pending litigation or proceeding involving a director or officer of T1V, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

At three closings on February 5, 2020, February 28, 2020 and May 4, 2020, the Company raised an aggregate of $622,432.50 in a convertible debt financing investment round pursuant to which the Company issued unsecured convertible notes to 14 accredited investors in an aggregate principal amount of $622,432.50, which accrue interest at 7% per year (the “2020 Notes”). The 2020 Notes will automatically convert upon the closing of the Company’s initial public offering (“IPO”) into an aggregate of 203,884 shares of the Company’s Class A Common Stock based on a conversion price equal to 80% of the public offering price of a share of Class A Common Stock in the IPO (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part). These convertible notes mature on December 31, 2022 and contain customary default provisions. We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof and Regulation D promulgated thereunder.

At two closings on February 5, 2020 and February 28, 2020, the Company issued unsecured convertible notes in exchange for the outstanding principal amount and interest of previously issued notes to 8 accredited investors in an aggregate principal amount of $441,048.21, which accrue interest at 7% per year (the “2020 Rollover Notes”). 133,869 shares of the Company’s Class A Common Stock based on a conversion price equal to 80% of the public offering price of a share of Class A Common Stock in the IPO (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part). These convertible notes mature on December 31, 2022 and contain customary default provisions. We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof and Regulation D promulgated thereunder.

On March 31, 2021, the Company issued to three of its lenders ten-year warrants to purchase an aggregate of 69,150 shares of at an exercise price of $0.10 per share (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part). We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2).

In May 2021, the Company issued 600 shares of Series B Preferred Stock to one accredited investor in full satisfaction of previously issued warrants to purchase an aggregate of 1,058 shares of Series B Preferred Stock at an exercise price of $84.40 per share. We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2).

From November 2021 to July 2022, the Company issued convertible notes to 14 accredited investors in an aggregate principal amount of $2,294,250, at an original issue discount of 15%, in consideration for the payment of an aggregate of $1,995,000 (the “2022 Convertible Notes”). The 2022 Convertible Notes will automatically convert upon the closing of this Offering into an aggregate of 701,646 shares of the Company’s Class A Common Stock based on a conversion price equal to $3.68 (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part and prior to the completion of this Offering). We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2).

On April 24, 2022, the Company issued to three of its lenders ten-year warrants to purchase an aggregate of 17,225 shares of Class A Common Stock at an exercise price of $0.10 per share (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part). We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2).

In July 2022, the Company executed convertible promissory notes with multiple investors in an aggregate principal amount of $414,000 (the “July 2022 Notes”). The July 2022 Notes will automatically convert upon the closing of the Company’s IPO into an aggregate of 122,660 shares of the Company’s Class A Common Stock based on a conversion price equal to (i) for 25% of the amount of principal and interest: $74.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock (or any class of common stock into which the Class A Common Stock has been reclassified prior to such conversion)) and (ii) for the remaining 75% of the amount of principal and interest: 80% of the initial public offering price in this Offering (giving effect to the Split at a ratio of 25-for-1, as authorized and approved by our board of directors and approved by our stockholders on February 28, 2023, and which Split will be completed prior to the effectiveness of the registration statement of which this prospectus forms a part and prior to the completion of this Offering). These convertible notes mature in July 2023 and contain customary default provisions. We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof and Regulation D promulgated thereunder.

On February 21, 2023, in consideration for a loan in the amount of $1,000,000 from KARL STORZ Endoscopy, Inc., one of our major customers (“KARL STORZ”), we issued a convertible promissory note to KARL STORZ in the original principal amount of $1,041,666.67, including an original issuance discount of $41,666.67 (the “KARL STORZ Note”). The KARL STORZ Note accrues interest at a rate of 10% per annum and (unless earlier converted as described below) the principal and accrued interest is due and payable by us on demand at any time after the earlier of November 21, 2023 or the occurrence of an event of default. Principal and accrued interest under the KARL STORZ Note will automatically convert into our equity securities, in the event we offer and sell our equity securities raising aggregate proceeds of $5,000,000 or more, including an automatic conversion into shares of our Class A Common Stock in this Offering, at a conversion price equal to the initial public offering price of the shares in this Offering. The KARL STORZ Note is also convertible, at the option of KARL STORZ, on the same terms as above, upon our sale of equity securities to investors, even where the aggregate proceeds are less than $5,000,000. The KARL STORZ Note is further convertible, at the option of KARL STORZ, upon a change in control (as defined in the KARL STORZ Note).

In connection with the issuance of the KARL STORZ Note, we also issued a warrant to KARL STORZ (the “KARL STORZ Warrant”), which, upon the completion of this Offering, will provide KARL STORZ with the right to purchase shares of the Company’s Class A Common Stock equal to 10% of the number of shares of Class A Common Stock into which the KARL STORZ Note is converted, at an initial exercise price equal to the initial public offering price of the shares in this Offering, subject to certain adjustments. In addition, following the six-month anniversary of the date of the KARL STORZ Warrant, if, at the time of exercise, there is no effective registration statement registering the shares of Class A Common Stock underlying the KARL STORZ Warrant, then the KARL STORZ Warrant may be exercised on a cashless basis.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof and, in certain cases, Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation of the Registrant, to be effective prior to the completion of the Offering
3.2*	Form of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, to be effective prior to the completion of the Offering.
3.3*	Form of Second Amended and Restated Certificate of Incorporation of the Registrant, to be effective immediately prior to the completion of the Offering
3.4*	Form of Amended and Restated Bylaws of the Registrant, to be effective immediately prior to the completion of the Offering
4.1*	Specimen Class A Common Stock Certificate
4.2*	Form of Representative Warrant

Exhibit No.	Description
4.3*	2013 Convertible Promissory Note, dated September 28, 2013
4.4*	2014 Convertible Promissory Note, dated March 10, 2014
4.5*	First Amendment to the 2013 Convertible Promissory Note and the 2014 Convertible Promissory Note, dated August 13, 2015
4.6*	Second Amendment to the 2013 Convertible Promissory Note and the 2014 Convertible Promissory Note, dated February 5, 2020, between the Company and T1 Investment, LLC
4.7*

Second Amendment to the 2013 Convertible Promissory Note, the 2014 Convertible Promissory Note and the 2015 Convertible Promissory Note, dated February 5, 2020, between the Company and WH&W Private Market Investment Fund I, LLC

4.8*	Form of 2015 Convertible Promissory Note, dated March 2, 2015
4.9*	Form of 2015 Convertible Promissory Note, dated March 31, 2015
4.10*	Form of 2020 Rollover Convertible Promissory Note, dated February 5, 2020
4.11*	Form of 2022 Convertible Promissory Note, dated February 28, 2022
4.12*	Form of Decathlon Alpha II, L.P. Warrant
4.13*	Form of 2023 Warrant for Purchase of Shares of Class A Common Stock
4.14**	KARL STORZ Endoscopy-America, Inc. Promissory Note, dated February 21, 2023
4.15**	KARL STORZ Endoscopy-America, Inc. Warrant Agreement, dated February 21, 2023
5.1**	Opinion of Ellenoff Grossman & Schole LLP
10.1*+	Form of Employment Agreement by and between the Registrant and Michael Feldman
10.2*+	Form of Employment Agreement by and between the Registrant and James Morris
10.3*+	Form of Employment Agreement by and between the Registrant and Adam Loritsch
10.4*	Revenue Loan and Security Agreement with Decathlon Alpha II, L.P., including Amendments 1 through 8 thereto
10.5*	Form of Indemnification Agreement
10.6*+	2014 Stock Incentive Plan
10.7*+	2019 Stock Incentive Plan
10.8*+	Form of 2023 Equity Incentive Plan
10.9*	Form of Debt Conversion Agreement between the Company and Decathlon Alpha III, L.P.
10.10*	Form of Debt Conversion Agreement between the Company, Christopher McKee, and WH&W Private Market Investment Fund I, LLC
10.11*	Form of 2023 Note Conversion Agreement
10.12*	Form of 2023 Note Conversion Agreement between the Company and Ross Annable
10.13*	Form of 2023 Warrant Cancellation Agreement
14.1*	Form of Code of Business Conduct and Ethics
23.1**	Consent of BF Borgers CPA PC
23.2**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	Form of Audit Committee Charter
99.2*	Form of Compensation Committee Charter
99.3*	Form of Nominating and Corporate Governance Committee Charter
99.4*	Consent of David Almagor to be named as a Director Nominee
99.5*	Consent of Tracy Clifford to be named as a Director Nominee
107**	Filing Fee Table

____________

*        Previously filed.

**      Filed herewith.

+        Management contract or compensatory plan.

(b)    Financial Statement Schedules.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 10, 2023.

T1V, INC.
By:	/s/ Michael Feldman
Michael Feldman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael Feldman	President, Chief Executive Officer and Director	March 10, 2023
Michael Feldman	(Principal Executive Officer)
/s/ Diane Thompson*	Chief Financial Officer	March 10, 2023
Diane Thompson	(Principal Financial Officer and Principal Accounting Officer)
/s/ Dieter Woelfle*	Director	March 10, 2023
Dieter Woelfle
/s/ James Morris*	Chief Technology Officer and Director	March 10, 2023
James Morris
Director
John Stein
/s/ Christopher McKee*	Director	March 10, 2023
Christopher McKee
*
By: /s/ Michael Feldman
Attorney-In-Fact